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As filed with the Securities and Exchange Commission on September 26, 2003

Registration No. 333-107349

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORMS F-4* AND S-4*
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Norampac Inc.
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	2650 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

752 Sherbrooke Street West, Montréal, Québec, Canada H3A 1G1
(514) 282-2635
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert F. Hall
Vice President, Legal Affairs and Secretary
752 Sherbrooke Street West, Montréal,
Québec, Canada H3A 1G1
(514) 282-2635
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
Richard M. Kosnik, Esq.
Steven D. Guynn, Esq.
Jones Day
222 East 41st Street
New York, New York 10017-6702
(212) 326-3939

        Approximate date of commencement of proposed sale to public:    As soon as practicable after this Registration Statement becomes effective.

        If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
Newfoundland Containers Limited	Newfoundland	Not Applicable
Norampac Dallas-Fort Worth LP	Texas	75-2952762
Norampac Finance US Inc.	Delaware	16-1610730
Norampac Holding US Inc.	Delaware	16-1610733
Norampac Industries Inc.	New York	16-1306807
Norampac Leominster Inc.	Massachusetts	04-2281071
Norampac New York City Inc.	New York	11-1363670
Norampac Schenectady Inc.	New York	48-1307248
Norampac Texas GP Inc.	Texas	75-2952758
1426835 Ontario Inc.	Ontario, Canada	Not Applicable
3815251 Canada Inc.	Canada	Not Applicable
3815269 Canada Inc.	Canada	Not Applicable

        All of the additional registrants have their principal executive offices c/o Norampac Inc., 752 Sherbrooke Street West, Montréal, Québec, Canada H3A 1G1.

*
This registration statement comprises a filing on Form F-4 with respect to the securities of the non-U.S. registrants and a filing on Form S-4 with respect to the securities of the U.S. registrants.

PROSPECTUS

Norampac Inc.

Offer to exchange our 6 3/4% Senior Notes due 2013,
which have been registered under the Securities Act,
for our outstanding 6 3/4% Senior Notes due 2013

The Exchange Offer

  •
  Norampac Inc. will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

  •
  You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

  •
  The exchange offer expires at 5:00 p.m. New York City Time, on October 28, 2003, unless extended. We do not currently intend to extend the expiration date, but if extended, the exchange offer will remain open for a maximum of 45 business days after the date of this prospectus.

Resales of the Exchange Notes

  •
  We do not intend to list the exchange notes on any securities exchange or to seek approval through any automated quotation system, and no active public market for the exchange notes is anticipated.

        Each broker-dealer that receives exchange notes for its own account pursuant to the registered exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with these resales. See "Plan of Distribution."

        You should carefully consider the Risk Factors beginning on page 13 of this prospectus before deciding to participate in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 26, 2003

        You should rely only on the information contained in this prospectus or in documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to make the exchange offer and by a broker-dealer for resales of exchange notes acquired in the exchange offer where it is legal to do so. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of the prospectus.

        The exchange notes have not been and will not be qualified for public distribution under the securities laws of any province or territory of Canada. The exchange notes are not being offered for sale and may not be offered or sold, directly or indirectly, in Canada or to any resident thereof except in accordance with the securities laws of the provinces and territories of Canada. The notes have been issued pursuant to the exemption from the prospectus requirements of the applicable Canadian provincial and territorial securities laws and may be sold in Canada only pursuant to an exemption therefrom.

        Until January 26, 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

MARKET AND INDUSTRY DATA AND FORECASTS

        Market and industry data and other statistical information and forecasts used throughout this prospectus are based on independent industry publications, government publications and reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as independent sources. Forecasts are particularly likely to be inaccurate, especially over long periods of time.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. You should not place undue reliance on these statements. Forward-looking statements include information concerning possible or assumed future results of operations, capital expenditures, the outcome of pending legal proceedings and claims, goals and objectives for future operations, including descriptions of our business strategies and purchase commitments from customers, among other things. These statements are typically identified by words such as "believe," "anticipate," "expect," "plan," "intend," "estimate" and similar expressions. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. As you read and consider the information in this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions.

        Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements.

        There can be no assurance that the results and events contemplated by the forward-looking statements contained in, or incorporated by reference into, this prospectus will in fact transpire.

ii

SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to participate in the exchange offer. For a more complete understanding of our company and the exchange offer, we encourage you to read this entire prospectus before making any decisions.

        We use the term operating income before depreciation and amortization in this prospectus, which is a non-GAAP measure within the meaning of the recent rules and regulations issued by the Securities and Exchange Commission on the use of non-GAAP measures. For a reconciliation of operating income before depreciation and amortization to net income and net cash provided by (used in) operating activities, which we believe to be the closest Canadian GAAP performance and liquidity measures to operating income before depreciation and amortization, and for an explanation of why we present operating income before depreciation and amortization information, see footnote (d) to our summary historical and pro forma financial information, which begins on page 11.

        Unless otherwise indicated, all financial information set forth in this prospectus is presented in Canadian dollars and is derived from financial statements prepared in accordance with generally accepted accounting principles in Canada, or Canadian GAAP. References to "$" are to Canadian dollars and references to "US$" are to U.S. dollars. We have also included some convenience translations of Canadian dollars to U.S. dollars or U.S. dollars to Canadian dollars. These translations are solely for informational purposes and are based on the noon buying rate of the Bank of Canada on June 30, 2003 of $1.3553 to US$1.00.

        Unless otherwise indicated or required by the context, as used in this prospectus, the terms "we," "our," and "us" refer to Norampac Inc. and all of its subsidiaries that are consolidated under Canadian GAAP. Under Canadian GAAP, joint ventures are proportionately consolidated. However, our joint ventures, which include Metro Waste Paper Recovery Inc., will not guarantee the exchange notes and they will not be subject to the restrictions in the indenture governing the exchange notes.

Our Business

        We are among the top ten manufacturers of containerboard in North America and the largest containerboard manufacturer in Canada. We are also an industry leader in corrugated products in North America and one of the largest producers of corrugated products in Canada. We offer a complete line of customized packaging products for a wide variety of uses. With more than thirty production facilities in Canada, the United States, Mexico and France, we enjoy a strong presence in these strategic markets. Our products range from everyday boxes to promotional boxes that showcase items on sales stands and specialized boxes for merchandise requiring optimal protection, such as produce, furniture and appliances, small electronic components and large car parts. In 2002, we had sales of $1.3 billion, operating income of $138.6 million and operating income before depreciation and amortization of $211.6 million. For the six months ended June 30, 2003, we had sales of $643.5 million, operating income of $43.9 million and operating income before depreciation and amortization of $80.6 million. In 2002, approximately 66% of our sales were in Canada, 24% were in the United States and 10% were in other, primarily European, countries.

        We have eight containerboard mills, six of which are located in Ontario, Quebec and British Columbia, one in Niagara Falls, New York, and one in northern France, which have a current total annual production capacity of more than 1.6 million short tons. These mills use a mix of recycled and virgin fiber to produce both standard and high-performance grades of virgin and recycled linerboard, semichemical and recycled corrugating medium and gypsum board in a wide range of basis weights. We also produce a wide variety of specialty and value-added products, such as white-top, colored and coated linerboard and wrapper grades. In 2002, we converted approximately 58% of our North

American containerboard production into corrugated products. The remaining containerboard production was sold to other converters in North America, Europe and other export markets.

        Our network of 25 corrugated products plants, strategically located throughout Canada, the United States and Mexico, produces a broad range of products for sale to both regional and national customers in a variety of industries, including the food, beverage and consumer products industries. In 2002, our corrugated products plants shipped approximately 12.8 billion square feet of corrugated containers, including shipments of corrugated sheets to our own sheet plants. Our corrugated products plants produce a wide range of products, from corrugated boxes and containers for shipping and packaging to specialty products, such as intricate die-cut irregular size boxes, moisture resistant wax-coated and wax impregnated boxes, corrugated pallets, protective packaging products and litho-laminated point-of-purchase displays. Our corrugated products plants also provide customers with services such as graphic design and computer-aided sample making. Essentially all of the containerboard requirements of our corrugated products plants are supplied directly or indirectly by our containerboard mills.

Our Shareholders

        We are owned by Cascades Inc. and Domtar Inc., with each company owning 50% of our equity. Cascades is a diversified producer of packaging products, tissue paper and fine papers with operations in Canada, the United States, Europe and Mexico. In 2002, Cascades had net sales of $3.4 billion. Domtar is a major North American integrated manufacturer and marketer of fine papers, pulp and forest products and packaging products. In 2002, Domtar had net sales of $5.5 billion.

Industry

        Containerboard, which refers to both linerboard and corrugating medium, is used to make corrugated containers, which are the most common form of packaging utilized in the transportation of manufactured and bulk goods. Corrugated containers are manufactured by combining corrugating medium and linerboard into corrugated sheets, which are then converted into the finished packaging products. Corrugated sheets are produced by a corrugator, which flutes and laminates a sheet of corrugating medium between two sheets of linerboard, which form the inner and outer facings, or liners, of the finished corrugated sheet. The corrugated sheets are then printed, cut, folded and glued at corrugated products plants to produce corrugated containers. Containerboard can be manufactured from either virgin fiber, recycled fiber or a combination of the two. Containerboard and corrugated containers represent the largest segment of the global paperboard industry by volume and sales.

        Growth in containerboard demand is generally influenced by economic conditions and, in particular, by growth in industrial output and consumer spending. Containerboard prices tend to be highly cyclical and are influenced by, among other things, market supply and demand and containerboard inventory levels of producers (containerboard mills) and consumers (corrugated products plants). The North American containerboard sector has been adversely affected by overcapacity and the economic slowdown since the second half of 2000. However, continued industry consolidation, rationalization of inefficient containerboard mill capacity and market-related downtime have helped to better balance supply with demand and create a less volatile pricing environment. This consolidation has helped accelerate the rationalization of inefficient containerboard mill capacity. Since 1998, approximately 12% of North American containerboard mill capacity has been shut down. Furthermore, the industry has generally adopted a model of balancing supply with current demand as opposed to maximizing capacity utilization. As a result, operating rates in the industry in recent years more closely reflect the current economic environment. Overall, market consolidation and rationalization have helped to create a less volatile and more stable industry pricing environment.

Competitive Strengths

        Our many competitive strengths have contributed to our strong operating performance and ability to capitalize on growth opportunities. These strengths include:

  •
  market leadership;

  •
  diverse product portfolio and strategic locations;

  •
  high level of integration;

  •
  strong corporate culture; and

  •
  experienced management team and strong corporate sponsorship.

        While we believe that the previous strengths provide us with a competitive advantage against our competitors, we believe that there are other important characteristics of our business which should also be considered, including:

  •
  fluctuations and cyclicality associated with our industry and in the prices of our raw materials;

  •
  our inability to always be able to implement price increases for our products to reflect increased costs;

  •
  possible integration difficulties in our recent acquisitions;

  •
  our significant debt level;

  •
  operating levels at our plants, on average, of less than 100%, although we believe these levels are consistent with current industry standards; and

  •
  increased unionization or other labor issues, although we have not had significant issues related to labor in the past.

Business Strategy

        We intend to continue to capitalize on our leading market positions and core competencies to drive profitable growth by continuing to emphasize the following key strategies:

  •
  improve efficiency and reduce costs;

  •
  maintain disciplined financial management;

  •
  continue to increase converting integration;

  •
  maintain access to recycled fiber; and

  •
  selectively pursue strategic acquisitions.

The Refinancing

        During the second quarter of 2003, we completed a refinancing of substantially all of our and our subsidiaries' indebtedness. As part of the refinancing we entered into a five-year $350 million senior secured revolving credit facility and issued and sold in a private placement US$250 million aggregate principal amount of the senior notes that are the subject of this exchange offer. We used the proceeds from the offering, together with borrowings under the new revolving credit facility, to refinance our old credit facilities and to redeem all US$150.0 million aggregate principal amount of our 9 1/2% Senior Notes due 2008 and all $100.0 million aggregate principal amount of our 9 3/8% Senior Notes due 2008, which we refer to collectively in this prospectus as our 2008 notes. The redemption was completed on June 30, 2003.

        Our principal executive offices are located at 752 Sherbrooke Street West, Montreal, Quebec, Canada H3A 1G1, and our telephone number is (514) 282-2635. We also maintain a website at www.norampac.com. However, the information on our website is not a part of this prospectus and you should rely only on the information contained in this prospectus when making a decision to invest in the exchange notes.

The Exchange Offer

The Exchange Offer
We are offering to exchange up to US$250,000,000 aggregate principal amount of our registered 6 3/4% Senior Notes due 2013 for an equal principal amount of our outstanding 6 3/4% Senior Notes due 2013. The terms of the exchange notes are identical in all material respects to those of the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.
Purpose of the Exchange Offer	The exchange notes are being offered to satisfy our obligations under a registration rights agreement entered into at the time we issued and sold the outstanding notes.
Expiration Date; Withdrawal of Tender
The exchange offer will expire at 5:00 p.m., New York City time, on October 28, 2003, or on a later date and time to which we extend it but, if extended, the exchange offer will remain open for a maximum of 45 business days after the date of this prospectus. The tender of outstanding notes in the exchange offer may be withdrawn at any time prior to the expiration date. The exchange date will be the second business day following the expiration date. Any outstanding notes that are not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.
Procedures for Tendering Outstanding Notes
Each holder of outstanding notes wishing to accept the exchange offer must complete, sign and date the letter of transmittal, or its facsimile, in accordance with its instructions, and mail or otherwise deliver it, or its facsimile, together with the outstanding notes and any other required documentation to the exchange agent at the address in the letter of transmittal. Outstanding notes may be physically delivered, but physical delivery is not required if a confirmation of a book-entry transfer of the outstanding notes to the exchange agent's account at DTC is delivered in a timely fashion. See "The Exchange Offer—Procedures for Tendering Outstanding Notes."
Conditions to the Exchange Offer
The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange. The exchange offer is subject to certain customary conditions, which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer—Conditions to the Exchange Offer."
Exchange Agent	The Bank of Nova Scotia Trust Company of New York.
U.S. Federal Income Tax Considerations
Your exchange of an outstanding note for an exchange note will not constitute a taxable exchange. The exchange will not result in taxable income, gain or loss being recognized by you or by us. Immediately after the exchange, you will have the same adjusted basis and holding period in each exchange note received as you had immediately prior to the exchange in the corresponding outstanding note surrendered. See "Important U.S. and Canadian Tax Considerations."

The Exchange Notes

        The terms of the exchange notes are identical in all material respects to those of the outstanding notes, except for the transfer restrictions and registration rights relating to the outstanding notes that do not apply to the exchange notes.

Issuer	Norampac Inc.
Securities Offered	US$250,000,000 principal amount of 6 3/4% Senior Notes due 2013.
Maturity	June 1, 2013.
Interest Rate	6 3/4% per year, calculated using a 360-day year.
Interest Payment Dates	June 1 and December 1, beginning on December 1, 2003. Interest will accrue from the issue date of the notes.
Ranking
The exchange notes will be our unsecured senior obligations and will rank equally with all of our existing and future senior unsecured debt, and senior to any of our subordinated debt. The guarantees of the exchange notes by our Canadian and U.S. subsidiaries will rank equally to all of those subsidiaries' existing and future senior unsecured obligations. The exchange notes and the related guarantees will be effectively subordinated to all of our secured indebtedness and that of the guarantors to the extent of the assets securing that indebtedness, including under our new revolving credit facility, and to any indebtedness and other liabilities of our subsidiaries that are not guarantors. As of June 30, 2003, we had approximately $420.7 million of debt outstanding, excluding approximately $267.3 million of availability under our new revolving credit facility. Of the amount outstanding, $80.0 million is secured and $74.5 million ranks equally with the exchange notes. The guarantors also had $5.5 million of indebtedness outstanding that would rank equally with the guarantees, not including obligations of the guarantors in respect of our new revolving credit facility.
Guarantees
The exchange notes will be guaranteed by each of our existing and future material Canadian and U.S. restricted subsidiaries. The exchange notes will not, however, be guaranteed by our other subsidiaries or joint ventures.
If we create or acquire a new Canadian or U.S. subsidiary, it will guarantee the exchange notes unless we designate the subsidiary as an "unrestricted subsidiary" under the indenture.
Optional Redemption
We cannot redeem the exchange notes until June 1, 2008. At that time, we may redeem some or all of the exchange notes at the redemption prices listed in the "Description of the Notes" section under the heading "Optional Redemption," plus accrued interest.

Optional Redemption After Qualified Equity Offerings
At any time, which may be more than once, before June 1, 2006, we can choose to redeem up to 35% of the outstanding notes and exchange notes with money that we raise in one or more qualified equity offerings, as long as:
• we pay 106.750% of the principal amount of the outstanding notes, together with the exchange notes, plus interest;
• we redeem the outstanding notes and exchange notes within 90 days of completing the equity offering; and
• at least 65% of the aggregate principal amount of outstanding notes and exchange notes issued remains outstanding afterwards.
Additional Amounts
We generally will pay such additional amounts as may be necessary so that the amount received by noteholders after tax-related withholdings or deductions in relation to the exchange notes will not be less than the amount that noteholders would have received in the absence of the withholding or deduction.
Redemption
If we are required to pay additional amounts as a result of changes in the laws applicable to tax-related withholdings or deductions, we will have the option to redeem the exchange notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the exchange notes, plus any accrued and unpaid interest to the date of redemption and any additional amounts that may be then payable.
Change of Control Offer	Upon a change in control, we must give holders of the exchange notes the opportunity to sell us their exchange notes at 101% of their face amount, plus accrued interest.
We might not be able to pay you the required price for exchange notes you present to us at the time of a change of control, because:
• we might not have enough funds at that time; or
• the terms of our other indebtedness, including our new revolving credit facility, may prevent us from paying you these amounts.
Asset Sale Proceeds
If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from the sales in our business within a period of time or make an offer to purchase a principal amount of the exchange notes equal to the excess net cash proceeds. The purchase price of the exchange notes will be 100% of their principal amount, plus accrued and unpaid interest.

Certain Indenture Provisions	We will issue the exchange notes under the same indenture under which the outstanding notes were issued. The indenture limits our ability, and the ability of our restricted subsidiaries, to:
• incur additional debt;
• make restricted payments;
• pay dividends or distributions on our capital stock or repurchase our capital stock;
• make investments;
• create liens on our assets to secure debt;
• enter into transactions with affiliates;
• merge or consolidate with another company; and
• transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions, including specific exceptions to accommodate a merger with or an acquisition by Cascades or Domtar, and some of these covenants will cease to apply before the exchange notes mature if the exchange notes attain an investment grade rating in the future and no event of default exists under the indenture.
Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes. See "Use of Proceeds."
Risk Factors	Investing in the notes involves substantial risks. Descriptions of certain of the risks you should consider before investing in the notes is detailed under the heading "Risk Factors."

Summary Historical and Pro Forma Financial Information

        The following table presents summary historical and pro forma financial information. The summary historical financial information as of December 31, 2001 and 2002 and for each of the three fiscal years ended December 31, 2000, 2001 and 2002 has been derived from, and should be read together with, our audited consolidated financial statements and the accompanying notes, included elsewhere in this prospectus. The summary historical financial information as of December 31, 2000 has been derived from our audited consolidated financial statements, which are not included in this prospectus. The summary historical financial information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 has been derived from, and should be read together with, our unaudited consolidated financial statements and the accompanying notes, included elsewhere in this prospectus. The selected historical balance sheet data as of June 30, 2002 has been derived from our unaudited interim consolidated financial statements, which are not included in this prospectus. In the opinion of management, all adjustments considered necessary for a fair presentation of our interim results and financial position have been included in those results and financial position. Interim results and financial position are not necessarily indicative of the results and financial position that can be expected for a full fiscal year. All of the historical financial information should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The pro forma unaudited financial information gives effect to the refinancing, including the redemption of our 2008 notes, as if it had occurred on January 1, 2002, in the case of statement of earnings data and as of December 31, 2002, in the case of pro forma total debt. The summary unaudited pro forma financial information does not purport to be indicative of results that would have been reported had the refinancing actually been effected on the dates indicated, or that may be reported in the future. Although our management believes the assumptions used in preparing the summary unaudited pro forma consolidated financial information were reasonable as of the date of this prospectus, these assumptions may not prove to be correct. As a result, actual results could differ materially.

        Our historical consolidated financial statements have been prepared in accordance with Canadian GAAP. In certain respects, Canadian GAAP differs from U.S. GAAP. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Canadian GAAP to U.S. GAAP," and note 22 to our audited consolidated financial statements, included elsewhere in this prospectus, for a description of material differences between U.S. GAAP and Canadian GAAP as they relate to our historical consolidated financial statements.

Six Months Ended June 30,
Year Ended December 31,
(unaudited)
2000 (restated) (h)	2001 (restated) (h)	2002
2002	2003
(in thousands of Canadian dollars, except ratios, margins and shipment data)
Statement of Earnings Data:
Sales	$1,154,029	$1,188,981	$1,315,122	$647,596	$643,510
Cost of delivery	81,625	87,942	99,559	48,381	51,164

Net sales	1,072,404	1,101,039	1,215,563	599,215	592,346

Costs of goods sold and expenses
Cost of goods sold	707,888	753,951	854,745	423,966	438,241
Selling and administrative expenses	114,301	124,272	149,193	72,877	73,517
Depreciation and amortization	63,907	71,101	73,038	35,380	36,734

886,096	949,324	1,076,976	532,223	548,492

Operating income	186,308	151,715	138,587	66,992	43,854

Financial costs:
Interest on total debt (a)	35,410	33,986	35,756	17,652	17,969
Interest income on short-term investments	(1,354)	(2,061)	(312)	(211)	(323)
Other interest expense	546	167	603	235	610
Amortization of financing costs	1,290	1,290	1,290	645	719
Unrealized exchange loss (gain) on long-term debt	8,535	13,861	(520)	(3,695)	(10,927)
Capitalized interest to property, plant and equipment	—	(1,410)	—	—	—

44,427	45,833	36,817	14,626	8,048

141,881	105,882	101,770	52,366	35,806
Unusual items	—	—	—	—	19,854

141,881	105,882	101,770	52,366	15,952
Income tax expense	52,449	37,063	33,513	16,049	2,796

89,432	68,819	68,257	36,317	13,156
Share of income of equity-accounted investments	2,125	780	289	—	—

Net income	$91,557	$69,599	$68,546	$36,317	$13,156

Balance Sheet Data (at end of period):
Working capital	$164,055	$116,239	$114,699	$163,788	$186,572
Capital assets	794,204	913,658	925,881	915,362	893,912
Total assets	1,317,763	1,435,054	1,495,477	1,492,290	1,480,666
Total debt (a)	352,817	376,382	398,028	437,603	420,742
Shareholders' equity	656,059	691,483	731,608	696,312	710,519
Other Financial Data:
Net cash provided by (used in)
Operating activities	$228,130	$177,204	$147,045	$38,032	$9,780
Financing activities	(82,162)	(23,108)	(23,936)	37,747	30,455
Investing activities	(108,040)	(179,973)	(109,720)	(72,970)	(46,220)
Capital expenditures, net	86,740	82,619	56,800	(19,796)	(23,611)
Business acquisitions, net of cash acquired	20,425	93,328	54,382	(53,201)	(21,101)
Dividends	—	40,000	32,000	32,000	28,000
Gross margin (b)	34.0%	31.5%	29.7%	29.2%	26.0%
Ratio of earnings to fixed charges (c)	4.6	x	3.8	x	3.4	x	3.5	x	1.7	x
Pro forma ratio of earnings to fixed charges	3.9	x	2.3	x
Operating income before depreciation and amortization (d)	250,215	222,816	211,625	102,372	80,588
Operating income before depreciation and amortization margin (e)	23.3%	20.2%	17.4%	17.1%	13.6%
Pro forma interest expense (i)	32,047	13,914
Pro forma total debt (j)	417,482
Ratio of total debt to capitalization	35.2%	37.2%
Ratio of pro forma total debt to operating income before depreciation and amortization (d)(j)	2.0	x

Ratio of operating income before depreciation and amortization to pro forma interest expense (d)(i)			6.6	x		5.8x
Ratio of operating income before depreciation and amortization less capital expenditures to pro forma interest expense (d)(i)			4.8	x		4.1x
U.S. GAAP Consolidated Financial Data:
Net income	$102,644	$86,240	$75,764
Shareholders' equity	329,901	380,266	428,737
Operating Data:
Production:
Linerboard (short tons) (f)	719,025	756,573	774,450		390,153	392,993
Corrugating medium (short tons) (f)	593,935	611,727	686,647		327,360	324,630
Shipments:
Corrugated containers (thousands of square feet) (g)	9,791,775	10,482,523	12,755,048		6,332,365	6,574,416

(a)
Total debt consists of long-term debt, including the current portion.

(b)
Gross margin is calculated as net sales less the cost of goods sold expressed as a percentage of net sales.

(c)
Earnings consist of pre-tax income, excluding one-time charges relating to the write-off of deferred financing costs and premiums paid, plus fixed charges, excluding capitalized interest. Fixed charges consist of (i) interest expense, whether expended or capitalized, (ii) amortization of debt expense, including any discount or premium, whether expended or capitalized, and (iii) a portion of rental expense representing the interest factor, which is estimated to be one-third of rental expense under operating leases.

(d)
Operating income before depreciation and amortization is not a measure of performance under Canadian GAAP or U.S. GAAP. We believe that, in addition to cash flow from operations, operating income and net income, operating income before depreciation and amortization is a useful financial performance measurement for assessing operating performance as it provides investors with an additional basis to evaluate our operating performance and ability to incur and service debt and to fund capital expenditures. In addition, our chief operating decision makers use operating income before depreciation and amortization as a measure of evaluating the performance of our operating segments. In evaluating operating income before depreciation and amortization, we believe that investors should consider, among other things, the amount by which operating income before depreciation and amortization exceeds interest costs for the period, how operating income before depreciation and amortization compares to principal repayments on debt for the period and how operating income before depreciation and amortization compares to capital expenditures for the period. To evaluate operating income before depreciation and amortization, the components of operating income before depreciation and amortization, such as revenues and operating expenses and the variability of such components over time, should also be considered. Investors should be cautioned, however, that operating income before depreciation and amortization should not be construed as an alternative to operating income (as determined in accordance with Canadian GAAP or U.S. GAAP) as an indicator of our operating performance, or as an alternative to cash flows from operating, investing and financing activities (as determined in accordance with Canadian GAAP or U.S. GAAP) as a measure of liquidity or our ability to meet all our cash needs. Our method of calculating operating income before depreciation and amortization may differ from the methods used by other companies and, as a result, the operating income before depreciation and amortization measures presented in this prospectus may not be comparable to other similarly titled measures disclosed by other companies. Set forth below is a reconciliation of operating income before depreciation and amortization to net income and net cash provided by (used in) operating activities, which we believe to be the closest GAAP performance and liquidity measures to operating income before depreciation and amortization:

				(unaudited)
	Year Ended December 31,			Six Months Ended June 30,
	2000 (restated) (h)	2001 (restated) (h)	2002
				2002	2003
	(in millions of Canadian dollars)
Net income (loss)	$92	$70	$69	$36	$13
Share of income of equity-accounted investments.	(2)	(1)	—	—	—
Income tax expense	52	37	33	16	2
Unusual items	—	—	—	—	20
Financial costs
Interest on total debt	35	34	36	18	18
Interest income on short-term investments	(1)	(2)	—	—	—
Other interest expense	1	—	1	—	1
Amortization of financing costs	1	1	1	1	1
Unrealized exchange loss (gain) on long-term debt	8	14	(1)	(4)	(11)
Capitalized interest for property, plant and equipment	—	(1)	—	—	—
Operating income	186	152	139	67	44
Depreciation and amortization	64	71	73	35	37
Operating income before depreciation and amortization	$250	$223	$212	$102	$81
				(unaudited)
	Year Ended December 31,			Six Months Ended June 30,
	2000 (restated) (h)	2001 (restated) (h)	2002
				2002	2003
	(in millions of Canadian dollars)
Net cash provided by (used in) operating activities	$228	$177	$147	$38	$10
Changes in non-cash working capital components including income taxes	(20)	(14)	4	36	47
Depreciation and amortization	(64)	(71)	(73)	(35)	(37)
Current income tax expense	8	29	28	13	6
Interest expense (includes interest on long-term debt, other interest, less interest income and capitalized interest)	35	31	36	18	18
Other non-cash adjustments	(1)	1	(2)	(2)	—
Disposal of property plant and equipment	—	(1)	(1)	(1)	—

Operating income	186	152	139	67	44
Depreciation and amortization	64	71	73	35	37

Operating income before depreciation and amortization	$250	$223	$212	$102	$81

(e)
Operating income before depreciation and amortization margin, which is calculated by dividing operating income before depreciation and amortization by net sales, expressed as a percentage, is used by our chief operating decision makers to assess the operating performance of our operating segments and create a budget for the following fiscal year. We believe the closest GAAP measure to operating income before depreciation and amortization margin is net income divided by net sales. For a reconciliation of operating income before depreciation and amortization, see footnote (d) above.

(f)
Includes internal shipments of linerboard and corrugating medium to our corrugated products plants.

(g)
Includes internal shipments of corrugated sheets to our sheet plants.

(h)
In November 2001, the CICA amended section 1650 "Foreign Currency Translation" to eliminate the deferral and amortization method for unrealized gains and losses on non-current monetary assets and liability, thereby eliminating a GAAP difference between Canadian GAAP and U.S. GAAP. The new recommendations were effective for fiscal year 2002 and were applied retroactively with restatement.

(i)
Pro forma interest expense gives effect to the refinancing as if it occurred on January 1, 2002 and reflects interest on expected borrowings under our new revolving credit facility and the notes offered in this offering, as well as the amortization of deferred financing costs associated with our new revolving credit facility and the notes over the term of the applicable debt, is net of the elimination of historical interest expense on our credit facilities that were refinanced in the refinancing and the 2008 notes that were redeemed.

(j)
For the December 31, 2002 information, pro forma total debt gives effect to the refinancing as if it occurred on December 31, 2002 and includes the US$250 million aggregate principal amount of the outstanding notes, no borrowings under our new revolving credit facility, other debt of $22.1 million not refinanced and $0.5 million of our proportionate share of debt of Metro Waste, which also was not refinanced. For more information see "Capitalization."

RISK FACTORS

        An investment in the exchange notes represents a high degree of risk. There are a number of factors, including those discussed below, which may adversely affect our ability to make payments on the exchange notes. The material risk factors known to us are discussed below. However, additional risks that we do not know about or that we currently view as immaterial may also impair our business or adversely impact our ability to repay the exchange notes. You should carefully consider the risks described below, together with the other information in this prospectus, before making a decision to participate in the exchange offer.

Risks Relating to Our Business

        The markets for containerboard and corrugated products tend to be cyclical in nature and prices for our products, as well as raw material and energy costs, may fluctuate significantly, which can adversely affect our operating results, profitability and financial position.

        The markets for containerboard and corrugated products are highly cyclical. As a result, prices for our products and for recycled fiber have fluctuated significantly in the past and will likely continue to fluctuate significantly in the future, principally due to market imbalances between supply and demand. Demand is heavily influenced by the strength of the global economy and the economies of the countries or regions in which we do business, particularly in Canada and the United States, our two primary markets. Demand is also influenced by fluctuations in inventory levels held by customers and consumer preferences. Supply depends primarily on industry capacity and capacity utilization rates. In periods of economic weakness, reduced spending by consumers and businesses results in decreased demand, potentially causing downward price pressure. Industry participants may also, at times, add new capacity or increase capacity utilization rates, potentially causing supply to exceed demand and exerting downward price pressure.

        In the second half of 2000, economic growth in North America began to slow. As a result, between the second half of 2000 and the end of 2001, demand for our products slowed and selling prices declined. To adjust our production to demand, we took market-related downtime for some of our products. Market conditions in 2002 remained relatively slow due to a weaker U.S. economy. The prevailing slow economic conditions in 2002 led to a decrease in box shipments for a third consecutive year while North American containerboard operating rates were approximately 90%. The weak economic conditions continued into the second quarter of 2003. Depending on market conditions and related demand, we may have to take further market-related downtime in the future. In addition, we may not be able to maintain current prices or implement additional price increases in the future. If we are not able to do so, our revenues and profitability could be adversely affected. In addition, other participants may introduce new capacity or increase capacity utilization rates, which also could adversely affect our business, operating results and financial position.

        Prices for recycled fiber have also fluctuated considerably since 1999. The cost of this raw material presents a potential risk to our profit margins to the extent that we are unable to pass along price increases to our customers on a timely basis. The price of old corrugated containers began in 1999 at a relatively low level and increased significantly throughout the year and into the first half of 2000. During the latter half of 2000 net exports of old corrugated containers from North America declined significantly, placing downward pressure on prices, which remained relatively low until the second quarter of 2002. During the second and third quarters of 2002, a substantial increase in foreign demand for recycled fiber resulted in a sharp decline in available North American supply and a significant increase in the market price of old corrugated containers. In the fourth quarter of 2002, prices decreased to an average for the quarter of $58 from a high of $115 in July 2002, as the pressure on the export market eased again. The average list price for the second quarter of 2003 was $70. However, increased activity in the export market again began to put pressure on the price of old corrugated containers towards the middle of the first quarter. To the extent we are not able to implement increases in the selling prices for our products to compensate for increases in the price of recycled fiber, our profitability would be adversely affected.

        In addition, we use natural gas and fuel oil to generate steam, which we use in the production process and to operate machinery. Energy prices, particularly for natural gas and fuel oil, increased steadily throughout 2000, peaking in the first quarter of 2001, with a corresponding effect on our production costs. Prices for energy began to increase again in the first half of 2003, increasing approximately 19% from the fourth quarter of 2002. We continue to evaluate our energy costs and consider ways to improve our energy efficiency. However, if energy prices were to increase, our production costs, competitive position and results of operations would be adversely affected. In addition, continued instability in the Middle East could lead to an increase in the cost of energy. A substantial increase in energy costs would adversely affect our operating results and could have broader market implications that could further adversely affect our business or financial results.

        The markets for our products are highly competitive, and some of our competitors may have greater cost advantages, be able to achieve greater economies of scale or be able to better withstand periods of declining prices and adverse operating conditions, which could negatively affect our market share and profitability.

        Competition tends to be global for containerboard and regional for corrugated products and is primarily based upon quality, product performance and characteristics, customer service and price. We compete with a number of other containerboard and corrugated products producers. We also compete against producers of alternative forms of packaging such as reusable plastic containers, plastic film, boxboard and other material. Our ability to compete successfully depends upon a variety of factors, including:

  •
  our ability to maintain plant efficiencies and operating rates and lower manufacturing costs;

  •
  the availability, quality and cost of raw materials, particularly recycled and virgin fiber; and

  •
  the cost of labor and energy.

        Some of our competitors may, at times, have lower fiber, energy and labor costs and less restrictive environmental and governmental regulations to comply with than we do. For example, fully integrated manufacturers, which are those manufacturers whose requirements for pulp or other fiber are met fully from their internal sources, may have some competitive advantages over manufacturers that are not fully integrated, such as us, in periods of relatively high prices for raw materials, in that the former are able to ensure a steady source of these raw materials at costs that may be lower than prices in the prevailing market. In contrast, competitors that are less integrated than we are may have cost advantages in periods of relatively low pulp or fiber prices because they may be able to purchase pulp or fiber at prices lower than the costs we incur in the production process. Other competitors may be larger in size or scope than we are, which may allow them to achieve greater economies of scale on a global basis or allow them to better withstand periods of declining prices and adverse operating conditions.

        Because of our international operations, we face political, social and exchange rate risks which can negatively affect our business, operating results, profitability and financial condition.

        We have customers and operations located outside Canada and the United States. In 2002, sales outside Canada and the United States represented approximately $130.0 million, or 10%, of our sales. Our international operations present us with a number of risks and challenges, including:

  •
  the effective marketing of our products in other countries;

  •
  tariffs and other trade barriers; and

  •
  different regulatory schemes and political environments applicable to our operations in areas such as environmental and health and safety compliance.

        The strength of the Canadian dollar relative to the U.S. dollar may negatively impact the revenues we realize on sales of our products.

        The prices for our containerboard products, which represent approximately 42% of our sales before intersegment eliminations, and certain raw materials, including old corrugated containers, are determined mainly by reference to the delivered U.S. market price. Although we purchase certain quantities of raw materials in U.S. dollars, a majority of our operating costs are incurred in Canadian dollars. A strong Canadian dollar relative to the U.S. dollar reduces the amount of Canadian dollar revenues that we realize on sales of our products. A strong Canadian dollar relative to the currencies of Canada's major trading partners, particularly the United States, may also weaken demand in such jurisdictions for corrugated products, which could have a material adverse effect on our business, financial condition and results of operations.

        Depending on the exchange rate for U.S. dollars and Canadian dollars at the time our hedging obligations mature and the fixed exchange rate at which we purchased the hedging obligation, we may incur a loss from the difference in the two exchange rates.

        We currently use foreign exchange forward contracts to manage some of our exposure to foreign currency risk at our operating units. Based on our estimates of U.S. dollar sales, we regularly enter into foreign exchange forward contracts, which generally range from US$150,000 to US$500,000. At the time each of these contracts matures, we pay the amount of the contract in U.S. dollars to the bank from whom the contracts were purchased. In turn, the bank pays us the corresponding Canadian dollar amount at an exchange rate agreed upon at the time the contract was purchased. Depending on the exchange rate for U.S. dollars and Canadian dollars at the time each contract matures and the fixed exchange rate at which we purchased the contract, we may benefit or incur a loss from the difference in the two exchange rates.

        We currently use swap contracts to manage some of our exposure to fluctuation in production costs, including costs of raw materials, particularly old corrugated containers, and electricity. At the time each of the contracts matures, we pay to a counterparty the price as established in the swap contract. In turn, the counterparty pays us the price as published by an agreed to index. Depending on the price published by the index at the time each contract matures and the fixed price as determined in the contract, we may benefit or incur a loss from the difference in the two prices.

        In addition, we currently use swap contracts to manage some of our exposure to fluctuation in the selling price of certain containerboard products. At the time each of these contracts mature, we receive from a counterparty the price as established in the swap contract. In turn, the counterparty receives from us the price as published by an agreed to index. Depending on the price published by the index at the time each contract matures and the fixed price as determined in the contract, we may benefit or incur a loss from the difference in the two prices.

        Our operations are subject to comprehensive environmental regulation and involve expenditures which may be material in relation to our financial conditions and operations.

        Our operations are subject to extensive environmental, health and safety laws and regulations promulgated by federal, provincial, state and local governments in the various jurisdictions in which we have operations. These environmental laws and regulations impose stringent standards on us regarding, among other things:

  •
  air emissions;

  •
  water discharges;

  •
  use and handling of hazardous materials;

  •
  use, handling, treatment and disposal of waste; and

  •
  remediation of environmental contamination.

        Our failure to comply with applicable environmental laws, regulations or permit requirements may result in civil or criminal fines or penalties or enforcement actions. These may include regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installing pollution control equipment or remedial actions, any of which could entail significant expenditures. We believe our operations are in material compliance with applicable environmental requirements. However, it is difficult to predict the future development of such laws and regulations or their impact on future earnings and operations, but we anticipate that these laws and regulations will continue to require capital expenditures to ensure continuing compliance. In addition, amendments to, or more stringent implementation of, current laws and regulations governing our operations could have a material adverse effect on our business, results of operations or financial position. In addition, although we generally try to plan for capital expenditures relating to environmental and health and safety compliance on an annual basis, actual capital expenditures may exceed those estimates. In such an event, we may be forced to curtail other capital expenditures or other activities.

        In addition, enforcement of existing environmental laws and regulations has become increasingly strict. We may discover currently unknown environmental problems or conditions in relation to our past or present operations, or we may face unforeseen environmental liabilities in the future. These may require site or other remediation costs to maintain compliance or correct violations of environmental laws and regulations or result in governmental or private claims for damage to person, property or the environment, which could have a material adverse effect on our financial condition and results of operations.

        We are subject to strict liability and, under specific circumstances, joint and several liability for the investigation and remediation of the contamination of soil, surface and ground water, including contamination caused by other parties, at properties that we own or operate and at properties where we or our predecessors have arranged for the disposal of regulated materials. As a result, we are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. See "Business—Environmental Matters and Other Governmental Regulations" and "Business—Legal Proceedings." We may become involved in additional proceedings in the future, the total amount of future costs and other environmental liabilities associated with pending or any future proceedings of which could be material.

  We may be subject to losses that might not be covered in whole or in part by our insurance coverage.

        We carry comprehensive liability, fire and extended coverage insurance on most of our facilities, with policy specifications and insured limits customarily carried in our industry for similar properties. For example, in August 2002, a section of our mill at Red Rock was damaged by a structural fire. Although the damage was covered by our insurance policy, we had to pay the $1.0 million deductible and, as a security measure, we had to shut down production at that mill for three days. Also, in August 2002, our Burnaby mill was damaged by a fire in the raw material external storage area and we had to pay the $1.0 million deductible. Such events may occur in the future and could disrupt our operations or have a material adverse effect on our business.

        The cost of our insurance policies has increased recently. In addition, some types of losses, such as losses resulting from wars, acts of terrorism, or natural disasters, generally are not insured because they are either uninsurable or not economically practical. Moreover, insurers recently have become more reluctant to insure against these types of events. Should an uninsured loss or a loss in excess of insured limits occur, we could lose capital invested in that property, as well as the anticipated future revenues derived from the manufacturing activities conducted at that property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any such loss could adversely impact our business, results of operations or financial condition.

        Labor disputes could have a material adverse effect on our cost structure and ability to run our mills and plants.

        As of December 31, 2002, we had over 4,700 full-time employees, of whom approximately 4,500 are employees of our Canadian and United States operations. Approximately 2,250 of our Canadian and U.S. full-time employees are represented by unions under 22 separate collective bargaining agreements. These agreements are limited to individual facilities or groups of employees within the facilities. Approximately 60% of the unionized employees belong to the Communications, Energy and Paperworkers Union of Canada, approximately 20% belong to the Independent Paperworkers of Canada and the remaining 20% belong to a number of different unions. In addition, in Europe, some of our operations are subject to national collective bargaining agreements that are renewed on an annual basis. Our inability to negotiate acceptable contracts with these unions upon expiration of an existing contract could result in strikes or work stoppages by the affected workers and increased operating costs as a result of higher wages or benefits paid to union members. If the unionized workers were to engage in a strike or other work stoppage, or other employees were to become unionized, we could experience a significant disruption in operations or higher labor costs, which could have a material adverse effect on our business, financial condition, results of operations and cash flow.

        The collective bargaining agreements for the employees of our corrugated products plants located in Vaudreuil, Winnipeg, Richmond, Peterborough, Burnaby and New York have expired, or are due to expire in 2003. As of August 30, 2003, the agreements for our employees in Winnipeg and Peterborough have been renegotiated, and negotiations for Burnaby and New York are ongoing. However, we may not be successful in negotiating new agreements at any of these locations on satisfactory terms, if at all.

        We may make investments in entities in which we share control or that we do not control and may not receive dividends or returns from those investments in a timely fashion or at all.

        We have made investments to increase our vertical integration, enhance customer service and increase efficiencies in our marketing and distribution in the United States and other markets. Our principal investments include:

  •
  a 46.0% interest in Metro Waste Paper Recovery Inc., a Canadian operator of waste paper recovery and recycling operations;

  •
  a 42.9% interest in Montcorr Packaging Ltd., a Canadian sheet feeder plant;

  •
  a 20.0% interest in Groupe NBG Inc., an entity created to operate a Canadian sawmill; and

  •
  a 50.0% interest in Silvachem Inc., an entity created to research environmentally-friendly uses for Dombind, a process cooking liquid generated by one of our mills, which does not presently have any operations.

        We may share control or not control these entities and they will not be restricted under the indenture governing the exchange notes. The indenture governing the exchange notes will limit, but not prohibit, our ability to continue making these types of investments, and we anticipate continuing to do so.

        Our inability to control, or the sharing of control of, entities in which we invest may affect our ability to receive distributions from those entities or to fully implement our business plan. The incurrence of debt or entering into other agreements by such an entity may result in restrictions or prohibitions on that entity's ability to pay distributions to us. Even where these entities are not restricted by contract or by law from paying dividends or making distributions to us, we may not be able to influence the making or timing of these dividends or distributions. In addition, if any of the other investors in a non-controlled or jointly-controlled entity fail to observe their commitments, that entity may not be able to operate according to its business plan or we may be required to increase our level of commitment. If any of these events were to transpire, our business, results of operations, financial condition and ability to make payments on the notes could be adversely affected.

        Acquisitions have been and are expected to continue to be a substantial part of our growth strategy, which could expose us to difficulties in integrating the acquired operation, diversion of management time and resources and unforeseen liabilities, among other business risks.

        Acquisitions have been a significant part of our growth strategy. We expect to continue to selectively seek strategic acquisitions in the future. Our ability to consummate and to integrate effectively any future acquisitions on terms that are favorable to us may be limited by the number of attractive acquisition targets, internal demands on our resources and, to the extent necessary, our ability to obtain financing on satisfactory terms, if at all. Acquisitions may expose us to additional risks, including:

  •
  difficulties in integrating and managing newly acquired operations and improving their operating efficiency;

  •
  entry into markets in which we have little or no direct prior experience;

  •
  our ability to retain key employees of the acquired company;

  •
  disruptions to our ongoing business; and

  •
  diversion of management time and resources.

        In addition, future acquisitions could result in the incurrence of additional debt, costs, contingent liabilities and amortization expenses. We may also incur costs and divert management attention for potential acquisitions which are never consummated. For acquisitions we do consummate, expected synergies may not materialize. Our failure to effectively address any of these issues could adversely affect our results of operations, financial condition and ability to service debt, including the notes.

        Although we generally perform a due diligence investigation of the businesses or assets that we acquire, and anticipate continuing to do so for future acquisitions, there may be liabilities of the acquired business or assets that we fail or are unable to uncover during our due diligence investigation and for which we, as a successor owner, may be responsible. When feasible, we seek to minimize the impact of these types of potential liabilities by obtaining indemnities and warranties from the seller, which may in some instances be supported by deferring payment of a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities because of their limited scope, amount or duration, the financial resources of the indemnitor or warrantor or other reasons.

        Cascades and Domtar each own 50% of our issued and outstanding stock and a disagreement among our shareholders could result in a deadlock which could adversely affect our day-to-day operations.

        Cascades and Domtar each own 50% of our issued and outstanding common shares. Under a shareholders' agreement between Cascades and Domtar, each shareholder has the right to nominate four members to our board of directors and joint approval of certain matters is required. The shareholders' agreement also restricts the ability of Cascades and Domtar to transfer their equity interests in us. Because neither Cascades nor Domtar effectively controls us and due to the restrictions on transfer contained in the shareholders' agreement, a disagreement among the shareholders may result in a deadlock, which could affect our day-to-day operations and growth strategy. If our operations are stalled, even temporarily, it would have a material adverse effect on the business, financial condition and our results of operations. See "Principal Shareholders" and "Related Party Transaction and Other Material Contracts—Cascades and Domtar—Shareholders' Agreement."

        The shareholders' agreement also contains a "shot gun" provision, which provides that if one shareholder offers to buy all the shares owned by the other party, the party must either accept the offer or purchase all the shares owned by the offering shareholder at the same price and conditions. In addition, under the shareholders' agreement, in the event a shareholder is subject to bankruptcy proceedings or other default on any indebtedness, the non-defaulting party to the agreement is entitled to invoke the "shot gun" provision or sell its shares to a third party. For more information, see "Related Party Transactions and Other Material Contracts."

Risks Relating to Our Indebtedness

        The significant amount of debt that we have could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

        As of June 30, 2003, we had approximately $420.7 million of debt outstanding. We also had approximately $267.3 million available under our new revolving credit facility. Our ratio of earnings to fixed charges was 1.7 to 1.0 for the first six months of 2003 compared to a ratio of 3.5 to 1.0 for the same period in 2002. Our ratio of total debt to capitalization as of June 30, 2003 was 37.2%. We also have significant obligations under operating leases, the annual obligations of which are described in note 15 to our consolidated financial statements included elsewhere in this prospectus.

        Our leverage could have important consequences to you. For example, it could:

  •
  limit our ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or other corporate purposes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to debt service, reducing the availability of our cash flow to use for other purposes; and

  •
  increase our vulnerability to economic downturns, limit our ability to capitalize on significant business opportunities and restrict our flexibility to react to changes in market or industry conditions.

        Our ability to satisfy our outstanding debt obligations will depend upon our future operating performance, which will be affected by prevailing economic conditions and financials, business and other factors, many of which are beyond our control. We anticipate that our operating cash flow, together with borrowings under our new revolving credit facility will be sufficient to meet our anticipated operating expenses and to service our debt obligations as they become due. However, we may not generate sufficient cash flow for these purposes. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking equity capital. These strategies may not be instituted on satisfactory terms, if at all.

        We may incur additional debt in the future, which would intensify the risks we now face as a result of our leverage as described above.

        Even though we are fairly leveraged following the refinancing, we and our subsidiaries will be able to incur substantial additional indebtedness in the future. Although our new revolving credit facility and the indenture restrict us and our restricted subsidiaries from incurring additional debt, these restrictions are subject to important exceptions and qualifications. If we or our subsidiaries incur additional debt, the risks that we and they now face as a result of our leverage could intensify.

        Our operations are restricted by the terms of our debt, which could limit our ability to plan for or to react to market conditions or meet our capital needs, which could increase your credit risk.

        Our new revolving credit facility and the indenture include a number of significant restrictive covenants. These covenants restrict, among other things, our ability, and the ability of our restricted subsidiaries, to:

  •
  incur additional debt;

  •
  make restricted payments;

  •
  pay dividends or distributions on our capital stock or repurchase our capital stock;

  •
  make investments;

  •
  create liens on our assets to secure debt;

  •
  merge or consolidate with another company; and

  •
  enter into transactions with affiliates.

        These covenants could limit our ability to plan for or react to market conditions or to meet our capital needs.

        Our new revolving credit facility contains other and more restrictive covenants, including financial covenants that require us to achieve certain financial and operating results and maintain compliance with specified financial ratios, which are described in "Description of Other Indebtedness." Our ability to comply with these covenants and requirements may be affected by events beyond our control and we may have to curtail some of our operations and growth plans to maintain compliance.

        Our failure to comply with the covenants contained in our new revolving credit facility or the indenture, including as a result of events beyond our control, could result in an event of default which could cause payment of our debt to be accelerated.

        If we are not able to comply with the covenants and other requirements contained in the indenture, our new revolving credit facility or our other debt instruments, an event of default under the relevant debt instrument could occur. If an event of default does occur, it could trigger a default under our other debt instruments, we could be prohibited from accessing additional borrowings and the holders of the defaulted debt could declare amounts outstanding with respect to that debt to be immediately due and payable. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments. In addition, we may not be able to refinance or restructure the payments on those debt securities. Even if we are able to secure additional financing, it may not be available on favorable terms.

        The exchange notes will be effectively subordinated to our secured debt, which means that in the event of a default, the proceeds of a sale of the collateral would first be used to pay off the debt secured by that collateral and there may not be sufficient amounts remaining to make payments on the notes.

        Our obligations under the exchange notes, and the obligations of the guarantors under their respective guarantees, are unsecured. As a result, the exchange notes will be effectively subordinated to all of our, and the guarantors, existing and future secured debt to the extent of the assets securing that debt. As of June 30, 2003, we had approximately $80.0 million of secured debt outstanding, substantially all of which represents our and our subsidiaries' obligations under the new revolving credit facility, including $8.2 million of letters of credit. Our obligations under the new revolving credit facility, including the $8.2 million of letters of credit, are secured by all of our and our material Canadian and U.S. subsidiaries' current and future accounts receivable and inventory, as well as a first priority security interest in our Cabano and Mississauga containerboard mills and our Drummondville, Calgary and Vaughan corrugated products plants, and the related fiber supply agreements for the two mills, as described in "Description of Other Indebtedness." Our non-Canadian and non-U.S. subsidiaries are only required to grant a security interest in their inventory and accounts receivable to the extent possible or permitted under applicable law. In the event that we are not able to repay amounts due under this facility, the lenders could proceed against the assets securing that indebtedness. In that event, any proceeds received upon a realization of the collateral would be applied first to amounts due under our new revolving credit facility before any proceeds would be available to make payments on the exchange notes. If there is a default, the value of this collateral may not be sufficient to repay both the lenders under our new revolving credit facility and the holders of the exchange notes.

        The exchange notes will not be guaranteed by all of our subsidiaries and will be structurally subordinated to the debt of our non-guarantor subsidiaries, which means that creditors of these non-guarantor subsidiaries will be paid from the assets of those entities before holders of the exchange notes would have any claims to those assets.

        Although the exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by each of our existing and future material Canadian and U.S. restricted subsidiaries, they will not be guaranteed by our other subsidiaries or by the entities in which we hold a minority interest or share control, including Metro Waste. As a result, the exchange notes will be effectively subordinated to all debt and other liabilities, including trade debt and preferred share claims, of our non-guarantor subsidiaries. In addition, although they will not guarantee the exchange notes, these non-guarantor subsidiaries may partially guarantee our obligations under the new revolving credit facility to the extent the guarantee would not constitute a fraudulent conveyance, result in adverse tax consequences to us or violate applicable local law.

        As of June 30, 2003, our non-guarantor subsidiaries had outstanding approximately $25.9 million of debt, trade accounts payable and other accrued liabilities, including preferred share claims. Our non-guarantor subsidiaries, before intercompany eliminations, contributed 10.4% of our total net sales, none of our operating income, and 3.8% of our operating income before depreciation and amortization for the six months ended June 30, 2003, and represented 6.9% of our total assets, excluding investments in subsidiaries, as of June 30, 2003. To the extent we expand our foreign operations, a larger percentage of our consolidated assets, revenue and operating income may be derived from non-guarantor subsidiaries. Our ability to repatriate cash from our subsidiaries may be limited by jurisdictional legal rights, and amounts which we are able to repatriate may be subject to additional taxes.

  You may be unable to enforce your rights under U.S. bankruptcy law.

        We are incorporated under the laws of Canada and our principal operating assets are located outside of the United States. Under bankruptcy laws in the United States, courts typically have jurisdiction over a debtor's property, wherever located, including property situated in other countries. However, courts outside of the United States may not recognize the United States bankruptcy court's jurisdiction. Accordingly, difficulties may arise in administering a United States bankruptcy case involving a Canadian debtor with property located outside of the United States, and any orders or judgments of a bankruptcy court in the United States may not be enforceable.

        The rights of the Trustee and the holders of the exchange notes to enforce remedies are likely to be significantly impaired by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to us. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada) contain provisions enabling "an insolvent person" to obtain a stay of proceeding as against its creditors and others and to prepare and file a proposal for consideration by all or some of its creditors to be voted on by the various classes of its creditors. Such a restructuring proposal, if accepted by the requisite majorities of creditors and if approved by the court, would be binding on persons who may not otherwise be willing to accept it. Moreover, this "proposal" legislation permits, in certain circumstances, the insolvent debtor to retain possession and administration of its property, even though it may be in default under the applicable debt instrument.

        The powers of the court under the Bankruptcy and Insolvency Act and particularly under the Companies' Creditors Arrangement Act have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, it is impossible to predict if payments under the exchange notes would be made following commencement of or during such a proceeding, whether or when the Trustee and the holders could exercise their rights under the indenture or whether and to what extent holders of the exchange notes would be compensated for any delays in payments, if any, of principal and interest.

        Applicable statutes allow courts, under specific circumstances, to void the subsidiary guarantees of the exchange notes so the resources of our subsidiaries may not be available to make payment in respect of the exchange notes.

        Our creditors or the creditors of one or more guarantors could challenge the subsidiary guarantees as fraudulent transfers, conveyances or preferences or on other grounds under applicable U.S. federal or state law or applicable Canadian federal or provincial law. The entering into of the guarantees could be found to be a fraudulent transfer, conveyance or preference and declared void if a court were to determine that:

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  the guarantor delivered the guarantee with the intent to hinder, delay or defraud its existing or future creditors;

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  the guarantor did not receive fair consideration for the delivery of the guarantee; or

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  the guarantor was insolvent at the time it delivered the guarantee.

        To the extent a court voids a subsidiary guarantee as a fraudulent transfer, preference or conveyance or holds it unenforceable for any other reason, holders of notes would cease to have any direct claim against the guarantor which delivered that guarantee. If a court were to take this action, the guarantor's assets would be applied first to satisfy the guarantor's liabilities, including trade payables, and preferred stock claims, if any, before any payment in respect of the guarantee could be made. A guarantor's remaining assets may not be sufficient to satisfy the claims of the holders of notes relating to any voided portions of the guarantees.

        Because a substantial portion of our assets and all of our directors and executive officers are located outside of the U.S., you may not be able to enter judgments you obtain in U.S. courts against us and you may not be able to obtain judgments in Canadian courts predicated on the U.S. federal securities laws.

        Because a substantial portion of our assets and all of our directors and executive officers are located outside of the U.S., you may not be able to enter judgments you obtain in U.S. courts against us and you may not be able to obtain judgments in Canadian courts predicated on the U.S. federal securities laws. See "Enforceability of Civil Liabilities" for more information.

Risks Related to the Exchange Offer

        If you do not exchange your outstanding notes for exchange notes in the exchange offer, your exchange notes will continue to be subject to significant restrictions on transfer, and may be subject to a limited trading market and a significant diminution in value.

        If you do not exchange your outstanding notes for the exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your outstanding notes. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or exempt. To the extent other outstanding notes are tendered and accepted in the exchange offer, the trading market, if any, for the remaining outstanding notes would be adversely affected and there could be a significant diminution in the value of the outstanding notes as compared to the value of the exchange notes.

        An active public market may not develop for the exchange notes, which could adversely affect the market price and liquidity of the exchange notes.

        The exchange notes constitute securities for which there is no established trading market. We do not intend to list the exchange notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the exchange notes is currently anticipated. If a market for the exchange notes should develop, the exchange notes could trade at a discount from their principal amount and they may be difficult to sell. Future trading prices of the exchange notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. As a result, you may not be able to resell any exchange notes or, if you are able to resell, you may not be able to do so at a satisfactory price.

        If you participate in the exchange offer for the purpose of participating in a distribution of the exchange notes you could be deemed an underwriter under the Securities Act and be required to deliver a prospectus when you resell the exchange notes.

        If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed an underwriter under the Securities Act. If so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are deemed to be an underwriter and do not comply with these prospectus delivery requirements, you may be subject to civil penalties.

  We may not be able to repurchase the exchange notes upon a change of control as required by the indenture.

        Upon a change of control, we will be required to make an offer to purchase all outstanding and exchange notes. Pursuant to this offer, we would be required to purchase the outstanding and exchange notes at 101% of their principal amount plus accrued and unpaid interest up to, but not including, the date of repurchase. The source of funds for any such purchase would be our available cash or third-party financing. However, we may not have enough available funds at the time of any change of control to make required repurchases of tendered outstanding and exchange notes. In addition, under the new revolving credit facility, a change of control would be an event of default. Any future credit agreement or other agreements relating to senior indebtedness to which we become a party may contain similar provisions. Our failure to repurchase tendered outstanding and exchange notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. This default would, in turn, constitute an event of default under our new revolving credit facility and may constitute an event of default under future senior indebtedness any of which could cause the related debt to be accelerated after any applicable notice or grace periods. If debt were to be accelerated, we may not have sufficient funds to repurchase the notes and repay the debt.

        In addition, the definition of change of control for purposes of the indenture does not necessarily afford protection for the holders of the outstanding and exchange notes in the event of some types of highly leveraged transactions, including certain acquisitions, mergers, refinancings, restructurings or other recapitalizations, although these types of transactions could increase our indebtedness or otherwise affect our capital structure or credit ratings and the holders of the exchange notes. The definition of change of control for purposes of the indenture also includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition under applicable law. Accordingly, our obligation to make an offer to purchase the exchange notes, and the ability of a holder of exchange notes to require us to repurchase its notes pursuant to the offer as a result of a highly leveraged transaction or a sale, lease, transfer, conveyance or other disposition of less than all of our assets taken as a whole may be uncertain.

        If we attain investment grade status, we will no longer be subject to most of the covenants in the indenture governing the exchange notes and the covenants will not be reinstated in the event that we drop below investment grade.

        If, at any time, the credit rating on the exchange notes, as determined by Standard & Poor's and Moody's, equals or exceeds both BBB- and Baa3, respectively, or any equivalent replacement ratings, we will no longer be subject to most of the covenants and certain events of default contained in the indenture. Any covenants that cease to apply to us as a result of achieving such ratings will not be restored, even if the credit rating on the exchange notes later falls below these ratings by either or both of the rating agencies. As a result, you may have less credit protection than you will at the time the exchange notes are issued.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        In connection with the issuance and sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. We are making the exchange offer to satisfy our obligations under the registration rights agreement.

Terms of the Exchange

        We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, exchange notes for an equal principal amount of outstanding notes. The terms of the exchange notes are identical in all material respects to those of the outstanding notes, except for the transfer restrictions and registration rights relating to the outstanding notes which will not apply to exchange notes. The exchange notes will be entitled to the benefits of the indenture. See "Description of the Notes."

        The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered or accepted for exchange. As of the date of this prospectus, US$250 million aggregate principal amount of the outstanding notes is outstanding. Outstanding notes tendered in the exchange offer must be tendered in a minimum principal amount of US$1,000 and integral multiples of US$1,000.

        Based on certain interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, holders of outstanding notes, except any holder who is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, who exchange their outstanding notes for exchange notes pursuant to the exchange offer generally may offer the exchange notes for resale, resell the exchange notes and otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holder's business and the holder is not participating in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes as described in "Plan of Distribution." In addition, to comply with the securities laws of individual jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and complied with. We have agreed, pursuant to the registration rights agreement to register or qualify the exchange notes for offer or sale under the securities or blue sky laws of the jurisdictions you reasonably request in writing. If you do not exchange outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to restrictions on transfer.

        If any holder of the outstanding notes is an affiliate of ours, or is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes to be acquired in the exchange offer, the holder would not be able to rely on the applicable interpretations of the Securities and Exchange Commission and would be required to comply with the registration requirements of the Securities Act, except for resales made pursuant to an exemption from, or in a transaction not subject to, the registration requirement of the Securities Act and applicable state securities laws.

Expiration Date; Extensions; Termination; Amendments

        The exchange offer expires on the expiration date, which is 5:00 p.m., New York City time, on October 28, 2003 unless we in our sole discretion extend the period during which the exchange offer is open.

        We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to The Bank of Nova Scotia Trust Company of New York, the exchange agent, and by public announcement communicated by no later than 9:00 a.m. on the next business day following the previously scheduled expiration date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. However, if extended, the exchange offer will remain open for a maximum of 45 business days after the date of this prospectus. During any extension of the exchange offer, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

        The exchange date will be the second business day following the expiration date. We expressly reserve the right to:

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  terminate the exchange offer and not accept for exchange any outstanding notes for any reason, including if any of the events set forth below under "—Conditions to the Exchange Offer" shall have occurred and shall not have been waived by us; and

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  amend the terms of the exchange offer in any manner, whether before or after any tender of the outstanding notes.

        If any termination or material amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the outstanding notes promptly.

        Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the exchange notes for the tendered outstanding notes on the exchange date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after expiration or termination of the exchange offer. See "—Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes."

        This prospectus and the related letter of transmittal and other relevant materials will be mailed by us to record holders of outstanding notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of outstanding notes.

Procedures for Tendering Outstanding Notes

        The tender of outstanding notes by you pursuant to any one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        General Procedures.    You may tender the notes by:

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  properly completing and signing the letter of transmittal or a facsimile and delivering the letter of transmittal together with:

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  the certificate or certificates representing the outstanding notes being tendered and any required signature guarantees, to the exchange agent at its address set forth in the letter of transmittal on or prior to the expiration date, or

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  a timely confirmation of a book-entry transfer of the outstanding notes being tendered, if the procedure is available, into the exchange agent's account at the Depository Trust Company, or DTC, for that purpose pursuant to the procedure for book-entry transfer described below, or

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  complying with the guaranteed delivery procedures described below.

        If tendered outstanding notes are registered in the name of the signer of the letter of transmittal and the exchange notes to be issued in exchange for those outstanding notes are to be issued, or if a new note representing any untendered outstanding notes is to be issued, in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered outstanding notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. or by a member of a signature medallion program such as "STAMP." If the exchange notes and/or outstanding notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the outstanding notes, the signature on the letter of transmittal must be guaranteed by an eligible institution.

        Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender outstanding notes should contact the holder promptly and instruct the holder to tender outstanding notes on the beneficial owner's behalf. If the beneficial owner wishes to tender the outstanding notes itself, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

        A tender will be deemed to have been received as of the date when:

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  the tendering holder's properly completed and duly signed letter of transmittal accompanied by the outstanding notes is received by the exchange agent,

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  the tendering holder's properly completed and duly signed letter of transmittal accompanied by a book-entry confirmation is received by the exchange agent, or

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  a notice of guaranteed delivery or letter or facsimile transmission to similar effect from an eligible institution is received by the exchange agent.

        Issuances of exchange notes in exchange for outstanding notes tendered pursuant to a notice of guaranteed delivery or letter or facsimile transmission to similar effect by an eligible institution will be made only against deposit of the letter of transmittal, the tendered outstanding notes, or book-entry confirmation, if applicable and any other required documents.

        All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of outstanding notes will be determined by us, and will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, upon advice of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defects or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding.

        The method of delivery of outstanding notes and all other documents is at the election and risk of the tendering holders, and delivery will be deemed made only when actually received and confirmed by the exchange agent. If the delivery is by mail, it is recommended that registered mail properly insured with return receipt requested be used and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for the holders.

        Book-Entry Transfer.    The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer within two business days after the prospectus is mailed to holders, and any financial institution that is a participant in DTC may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

        Guaranteed Delivery Procedures.    If you desire to tender outstanding notes pursuant to the exchange offer, but time will not permit a letter of transmittal, the outstanding notes or other required documents to reach the exchange agent on or before the expiration date, or if the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the exchange agent has received at its office a letter or facsimile transmission from an eligible institution setting forth the name and address of the tendering holder, the names in which the outstanding notes are registered, the principal amount of the outstanding notes being tendered and, if possible, the certificate numbers of the outstanding notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the expiration date, the outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal and any other required documents, will be delivered by the eligible institution to the exchange agent in accordance with the procedures outlined above. Unless outstanding notes being tendered by the above-described method are deposited with the exchange agent, including through a book-entry confirmation, within the time period set forth above and accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may, at our option, reject the tender. Additional copies of a notice of guaranteed delivery which may be used by eligible institutions for the purposes described in this paragraph are available from the exchange agent.

Terms and Conditions of the Letter of Transmittal

        The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

        The transferring party tendering outstanding notes for exchange will be deemed to have exchanged, assigned and transferred the outstanding notes to us and to have irrevocably constituted and appointed the exchange agent as the transferor's agent and attorney-in-fact to cause the outstanding notes to be assigned, transferred and exchanged. The transferor will be required to represent and warrant that it has full power and authority to tender, exchange, assign and transfer the outstanding notes and to acquire exchange notes issuable upon the exchange of the tendered outstanding notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered outstanding notes, free and clear of any and all liens, restrictions, other than restrictions on transfer, charges and encumbrances and that the notes are not and will not be subject to any adverse claim. The transferor will be required to also agree that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered outstanding notes. The transferor will be required to agree that acceptance of any tendered outstanding notes by us and the issuance of exchange notes in exchange for tendered outstanding notes will constitute performance in full by us of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under the registration rights agreement, except in limited circumstances. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor and will be binding upon the heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy of the transferor.

        By tendering outstanding notes and executing the letter of transmittal, the transferor will be required to certify that:

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  it is not an affiliate of ours or our subsidiaries or, if the transferor is an affiliate of ours or our subsidiaries, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

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  the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not the person is the holder;

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  the transferor has not entered into an arrangement or understanding with any other person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes;

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  the transferor is not a broker-dealer who purchased the outstanding notes for resale pursuant to an exemption under the Securities Act; and

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  the transferor will be able to trade the exchange notes acquired in the exchange offer without restriction under the Securities Act.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes.

Withdrawal Rights

        Outstanding notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date.

        For a withdrawal to be effective, a written letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in the letter of transmittal not later than the close of business on the expiration date. Any notice of withdrawal must specify the person named in the letter of transmittal as having tendered outstanding notes to be withdrawn, the certificate numbers and principal amount of outstanding notes to be withdrawn, that the holder is withdrawing its election to have such outstanding notes exchanged and the name of the registered holder of the outstanding notes. The notice must be signed by the holder in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the outstanding notes being withdrawn. The exchange agent will return the properly withdrawn outstanding notes promptly following receipt of notice of withdrawal. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under "—Procedures for Tendering Outstanding Notes" above at any time on or prior to the expiration date. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and will be final and binding on all parties.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

        Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of outstanding notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered outstanding notes when, and if we have given written notice to the exchange agent.

        The exchange agent will act as agent for the tendering holders of outstanding notes for the purposes of receiving exchange notes from us and causing the outstanding notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted outstanding notes will be made by the exchange agent on the exchange date. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described above, the outstanding notes will be credited to an account maintained by the holder with DTC for the outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to issue exchange notes in exchange for any properly tendered outstanding notes not previously accepted and may terminate the exchange offer, by oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, to the Dow Jones News Service, or, at our option, modify or otherwise amend the exchange offer, if:

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  there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or of the Securities and Exchange Commission:

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  seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer,

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  assessing or seeking any damages as a result thereof, or

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  resulting in a material delay in our ability to accept for exchange or exchange some or all of the outstanding notes pursuant to the exchange offer; or

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  the exchange offer violates any applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

        We may waive any or all of these conditions at any time, in whole or in part, prior to the expiration of the exchange offer. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any right. In addition, we reserve the right, notwithstanding the satisfaction of these conditions, to terminate or amend the exchange offer.

        Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

        In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any outstanding notes, if at such time, any stop order has been issued, or is threatened with respect to the registration statement of which this prospectus is a part, or with respect to the qualification of the indenture under the Trust Indenture Act, as amended.

Exchange Agent

        The Bank of Nova Scotia Trust Company of New York has been appointed as the exchange agent for the exchange offer. Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus, the letter of transmittal or a notice of guaranteed delivery, should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail:	Facsimile Transmission Number: (For Eligible Institutions Only) (212) 225-5436	By Hand/Overnight Delivery:
The Bank of Nova Scotia Trust Company of New York One Liberty Plaza New York, New York 10006 Attn: Pat Keane	To Confirm by Telephone or for Information Call: (212) 225-5427	The Bank of Nova Scotia Trust Company of New York One Liberty Plaza New York, New York 10006 Attn: Pat Keane

        Delivery of the letter of transmittal to an address other than as set forth above, or transmission of instructions via facsimile other than as set forth above, will not constitute a valid delivery.

        The Bank of Nova Scotia Trust Company of New York also acts as trustee under the indenture.

Solicitation of Tenders; Expenses

        We have not retained any dealer-manager or similar agent in connection with the exchange offer and we will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us and are estimated at approximately $0.3 million.

        No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, the information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made in the exchange offer, will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or any earlier date as of which information is given in this prospectus. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of outstanding notes in any jurisdiction in which the making of the exchange offer or the acceptance would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the exchange offer in any jurisdiction. In any jurisdiction where its securities laws or blue sky laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Appraisal Rights

        You will not have dissenters' rights or appraisal rights in connection with the exchange offer.

Accounting Treatment

        The exchange notes will be recorded at the carrying value of the outstanding notes as reflected on our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the exchange of exchange notes for outstanding notes. Expenses incurred in connection with the issuance of the exchange notes will be amortized over the term of the exchange notes.

Transfer Taxes

        If you tender your outstanding notes, you will not be obligated to pay any transfer taxes in connection with the exchange offer unless you instruct us to register exchange notes in the name of, or request outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered holder, in which case you will be responsible for the payment of any applicable transfer tax.

Tax Considerations

        We advise you to consult your own tax advisers as to your particular circumstances and the effects of any state, local or foreign tax laws to which you may be subject.

        United States.    The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, regulations, rulings and judicial decisions, in each case as in effect on the date of this prospectus, all of which are subject to change.

        The exchange of an outstanding note for an exchange note will not constitute a taxable exchange. The exchange will not result in taxable income, gain or loss being recognized by you or by us. Immediately after the exchange, you will have the same adjusted basis and holding period in each exchange note received as you had immediately prior to the exchange in the corresponding outstanding note surrendered.

        Canada.    The following discussion is based upon the federal laws of Canada in effect on the date of this prospectus as interpreted in published statements of the current administrative practices of Canada Customs and Revenue Agency, all of which are subject to change. A non-resident of Canada who deals at arm's length with Norampac and does not use or hold, and is not deemed to use or hold, the outstanding notes in the course of carrying on business in Canada will not be liable for any Canadian federal income tax as a consequence of the exchange of outstanding notes for exchange notes pursuant to the offer.

        See "Important U.S. and Canadian Tax Considerations" for more information.

Consequences of Failure to Exchange

        As a consequence of the offer or sale of the outstanding notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of outstanding notes who do not exchange outstanding notes for exchange notes in the exchange offer will continue to be subject to the restrictions on transfer of the outstanding notes. In general, the outstanding notes may not be offered or sold unless such offers or sales are registered under the Securities Act, or exempt from, or not subject to, the Securities Act and applicable state securities laws.

        Upon completion of the exchange offer, due to the restrictions on transfer of the outstanding notes and the absence of similar restrictions applicable to the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of exchange notes.

USE OF PROCEEDS

        We will not receive any proceeds from the issuance of the exchange notes. The net proceeds from the sale of the outstanding notes, after deduction of underwriting discounts and expenses, were approximately $340.6 million, based on an exchange rate of $1.3866 to US$1.00 on May 28, 2003. We used the net proceeds, together with available cash and borrowings under our new revolving credit facility, to refinance substantially all of our and our subsidiaries' existing credit facilities and credit lines totaling approximately $375.0 million, to redeem the 2008 notes, and to pay other fees and expenses associated with the refinancing.

        The refinanced debt was scheduled to mature between 2003 and 2008 and had an annual average interest rate of 7.99%. Of the $375.0 million of debt that was refinanced, approximately $67.0 million was secured.

CAPITALIZATION

        The following table sets forth, as of June 30, 2003, our capitalization.

As of June 30, 2003
(in millions of Canadian dollars)
Cash and cash equivalents	$17.3

Total debt:
Revolving credit facility (a)	74.5
6 3/4% Senior Notes due 2013 (b)	338.8
Other debt (c)	7.4

Total debt	420.7

Shareholders' equity:
Capital stock	560.0
Contributed Surplus	0.1
Retained earnings	148.8
Cumulative translation	1.6

Total shareholders' equity	$710.5

Total capitalization	$1,131.2

(a)
As of June 30, 2003, we had $8.2 million of letters of credit outstanding, and had $267.3 million available, under our new five-year revolving credit facility.

(b)
Represents the Canadian dollar equivalent of US$250.0 million aggregate principal amount of the outstanding notes, based on an exchange rate of $1.3553 to US$1.00 on June 30, 2003.

(c)
Other debt consists of industrial revenue bonds issued by our subsidiary, Norampac Industries Inc., which are secured by all real property of Norampac Industries' Niagara Falls division, our proportionate share of the debt of Metro Waste and $1.3 million of debt at Norampac Avot-Vallée S.A.S.

EXCHANGE RATE DATA AND EXCHANGE CONTROLS

Exchange Rate Data

        The following tables sets forth information about exchange rates based upon the noon buying rate in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York. These rates are set forth as Canadian dollars per US$1.00.

	Year ended December 31,					Six months ended June 30,
	1998	1999	2000	2001	2002	2002	2003
Average for period (a)	1.4894	1.4827	1.4871	1.5519	1.5702	1.5743	1.4541
Period end	1.5375	1.4440	1.4995	1.5925	1.5800	1.5187	1.3553

(a)
Calculated by taking the average of the exchange rates on the last day of each month in the applicable period.

	2003
	March	April	May	June	July	August
High for period	1.4905	1.4843	1.4221	1.3768	1.4114	1.4100
Low for period	1.4659	1.4336	1.3446	1.3348	1.3368	1.3836

        On September 22, 2003, the noon buying rate was $1.3474 per US$1.00.

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures Regarding Market Risk" and note 16 to our audited consolidated financial statements, included elsewhere in this prospectus, for more information about our management of risks associated with foreign exchange.

Exchange Controls and Other Restrictions Applicable to the Notes

        There are no Canadian foreign exchange controls applicable to our outstanding securities or to the exchange notes.

        The Investment Canada Act requires that a non-Canadian file notice with Investment Canada and in certain circumstances obtain governmental approval prior to acquiring control of a Canadian business. Otherwise, there are no limitations, under the laws of Canada or in our charter relating to the right of a non-Canadian to hold or vote our securities.

SELECTED HISTORICAL FINANCIAL INFORMATION

        The following table presents our selected historical financial information about us. The selected historical financial information as of December 31, 2001 and 2002 and for each of the three fiscal years ended December 31, 2000, 2001 and 2002 has been derived from, and should be read together with, our audited consolidated financial statements and the accompanying notes, included elsewhere in this prospectus. The selected historical financial information as of December 31, 1998, 1999 and 2000, and for each of the two fiscal years ended December 31, 1998 and 1999 has been derived from our audited consolidated financial statements, which are not included in this prospectus. The selected historical financial information as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 has been derived from, and should be read together with, our unaudited consolidated financial statements and the accompanying notes, included elsewhere in this prospectus. The selected historical balance sheet data as of June 30, 2002 has been derived from our unaudited consolidated financial statements, which are not included in this prospectus. In the opinion of management, all adjustments considered necessary for a fair presentation of our interim results and financial position have been included in those results and financial position. Interim results and financial position are not necessarily indicative of the results and financial position that can be expected for a full fiscal year. All of the following historical financial information should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Our historical consolidated financial statements have been prepared in accordance with Canadian GAAP. In certain respects, Canadian GAAP differs from U.S. GAAP. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Canadian GAAP to U.S. GAAP," note 22 to our consolidated financial statements, included elsewhere in this prospectus, for a description of material differences between U.S. GAAP and Canadian GAAP as they relate to our historical consolidated financial statements.

						(unaudited)
	Year Ended December 31,					Six Months Ended June 30,
	1998 (restated) (h)	1999 (restated) (h)	2000 (restated) (h)	2001 (restated) (h)	2002
						2002	2003
	(in thousands of Canadian dollars, except ratios, margins and shipment data)
Statement of Earnings Data:
Sales	$969,231	$1,005,206	$1,154,029	$1,188,981	$1,315,122	$647,596	$643,510
Cost of delivery	80,050	80,167	81,625	87,942	99,559	48,381	51,164

Net sales	889,181	925,039	1,072,404	1,101,039	1,215,563	599,215	592,346

Costs of goods sold and expenses
Cost of goods sold	686,130	654,031	707,888	753,951	854,745	423,966	438,241
Selling and administrative expenses	95,784	104,828	114,301	124,272	149,193	72,877	73,517
Depreciation and amortization	63,697	64,046	63,907	71,101	73,038	35,380	36,734

	845,611	822,905	886,096	949,324	1,076,976	532,223	548,492

Operating income	43,570	102,134	186,308	151,715	138,587	66,992	43,854

Financial costs:
Interest on total debt (a)	$39,427	$39,768	$35,410	$33,986	$35,756	$17,652	$17,969
Interest income on short-term investments	—	—	(1,354)	(2,061)	(312)	(211)	(323)
Other interest expense	1,495	893	546	167	603	235	610
Write off of deferred financing expenses	1,500	—	—	—	—	—	—
Amortization of financing costs	1,207	1,290	1,290	1,290	1,290	645	719
Unrealized exchange loss (gain) on long-term debt	11,925	(13,080)	8,535	13,861	(520)	(3,695)	(10,927)
Capitalized interest for property, plant and equipment	—	—	—	(1,410)	—	—	—

55,554	28,871	44,427	45,833	36,817	14,626	8,048

(11,984)	73,263	141,881	105,882	101,770	52,366	35,806
Unusual items	—	—	—	—	—	—	19,854

(11,984)	73,263	141,881	105,882	101,770	52,366	15,952
Income tax expense	4,474	24,261	52,449	37,063	33,513	16,049	2,796

(16,458)	49,002	89,432	68,819	68,257	36,317	13,156
Share of income of equity-accounted investments	161	1,194	2,125	780	289	—	—

Net income (loss)	$(16,297)	$50,196	$91,557	$69,599	$68,546	$36,317	$13,156

Balance Sheet Data (at end of period):
Working capital	$100,649	$117,055	$164,055	$116,239	$114,699	$163,788	$186,572
Capital assets	781,936	753,639	794,204	913,658	925,881	915,362	893,912
Total assets	1,248,900	1,240,593	1,317,763	1,435,054	1,495,477	1,492,290	1,480,666
Total debt (a)	487,461	403,574	352,817	376,382	398,028	437,603	420,742
Shareholders' equity	547,571	592,741	656,059	691,483	731,608	696,312	710,519
Other Financial Data:
Net cash provided by (used in)
Operating activities	$47,967	$85,457	$228,130	$177,204	$147,045	$38,032	$9,780
Financing activities	3,920	(47,087)	(82,162)	(23,108)	(23,936)	37,747	30,455
Investing activities	(51,887)	(38,370)	(108,040)	(179,973)	(109,720)	(72,970)	(46,220)
Capital expenditures, net	40,209	38,632	86,740	82,619	56,800	(19,796)	(23,611)
Business acquisition, net of cash acquired	—	—	20,425	93,328	54,382	(53,201)	(21,101)
Dividends	—	—	—	40,000	32,000	32,000	25,000
Gross margin (b)	22.8%	29.3%	34.0%	31.5%	29.7%	29.2%	26.0%
Ratio of earnings to fixed charges (c)	—	2.6	x	4.6	x	3.8	x	3.4	x	3.5	x	1.7	x
Operating income before depreciation and amortization (d)	107,267	166,180	250,215	222,816	211,625	102,372	80,588
Operating income before depreciation and amortization margin (e)	12.1%	18.0%	23.3%	20.2%	17.4%	17.1%	13.6%
U.S. GAAP Consolidated Financial and Other Data:
Net income	$(10,225)	$60,743	$102,644	$86,240	$75,764
Shareholders' equity	171,769	227,486	329,901	380,266	428,737

Operating Data:
Production:
Linerboard (short tons) (f)	679,490	697,876	719,025	756,573	774,450	390,153	392,993
Corrugating medium (short tons) (f)	539,198	589,003	593,935	611,727	686,647	327,360	324,630
Shipments:
Corrugated containers (thousands of square feet) (g)	8,817,711	9,269,905	9,791,775	10,482,523	12,755,048	6,332,365	6,574,416

(a)
Total debt consists of long-term debt, including the current portion.

(b)
Gross margin is calculated as net sales less the cost of goods sold expressed as a percentage of net sales.

(c)
Earnings consist of pre-tax income (loss) plus fixed charges, excluding capitalized interest. Fixed charges consist of (i) interest, whether expended or capitalized, (ii) amortization of debt expense, including any discount or premium, whether expended or capitalized, and (iii) a portion of rental expense representing the interest factor, which is estimated to be one-third of rental expense under operating leases. For the year ended December 31, 1998, we had a deficiency of earnings to fixed charges of $11.8 million.

(d)
Operating income before depreciation and amortization is not a measure of performance under Canadian GAAP or U.S. GAAP. We believe that, in addition to cash flow from operations, operating income and net income, operating income before depreciation and amortization is a useful financial performance measurement for assessing operating performance as it provides investors with an additional basis to evaluate our operating performance and ability to incur and service debt and to fund capital expenditures. In addition, our chief operating decision makers use operating income before depreciation and amortization as a measure of performance of our operating segments. In evaluating operating income before depreciation and amortization, we believe that investors should consider, among other things, the amount by which operating income before depreciation and amortization exceeds interest costs for the period, how operating income before depreciation and amortization compares to principal repayments on debt for the period and how operating income before depreciation and amortization compares to capital expenditures for the period. To evaluate operating income before depreciation and amortization, the components of operating income before depreciation and amortization, such as revenues and operating expenses and the variability of such components over time, should also be considered. Investors should be cautioned, however, that operating income before depreciation and amortization should not be construed as an alternative to operating income (as determined in accordance with Canadian GAAP or U.S. GAAP) as an indicator of our operating performance, or as an alternative to cash flows from operating, investing and financing activities (as determined in accordance with Canadian GAAP or U.S. GAAP) as a measure of liquidity or our ability to meet all our cash needs. Our method of calculating operating income before depreciation and amortization may differ from the methods used by other companies and, as a result, the operating income before depreciation and amortization measures presented in this prospectus may not be comparable to other similarly titled measures disclosed by other companies. Set forth below is a reconciliation of operating income before depreciation and amortization to net income and net cash provided by (used in) operating activities, which we believe to be the closest GAAP performance and liquidity measures to operating income before depreciation and amortization:

						Six Months Ended June 30,
	Year Ended December 31,
						(unaudited)
	1998 (restated) (h)	1999 (restated) (h)	2000 (restated) (h)	2001 (restated) (h)	2002
						2002	2003
	(in millions of Canadian dollars)
Net income (loss)	$(16)	$50	$92	$70	$69	$36	$13
Share of income of equity-accounted investments.	—	(1)	(2)	(1)	—	—	—
Income tax expense	4	24	52	37	33	16	2
Unusual items	—	—	—	—	—	—	20
Financial costs
Interest on total debt	39	40	35	34	36	18	18
Interest income on short-term investments	—	—	(1)	(2)	—	—	—
Other interest expense	1	1	1	—	1	—	1
Write off of deferred financing expenses	2	—	—	—	—	—	—
Amortization of financing costs	1	1	1	1	1	1	1
Unrealized exchange loss (gain) on long-term debt	12	(13)	8	14	(1)	(4)	(11)
Capitalized interest for property, plant and equipment	—	—	—	(1)	—	—	—
Operating income	43	102	186	152	139	67	44
Depreciation and amortization	64	64	64	71	73	35	37
Operating income before depreciation and amortization	$107	$166	$250	$223	$212	$102	$81
						(unaudited)
	Year Ended December 31,
						Six Months Ended June 30,
					2002
	1998 (restated) (h)	1999 (restated) (h)	2000 (restated) (h)	2001 (restated) (h)
						2002	2003
	(in millions of Canadian dollars)
Net cash provided by (used in) operating activities	$48	$85	$228	$177	$147	$38	$10
Changes in non-cash working capital components including income taxes	15	33	(20)	(14)	4	36	47
Depreciation and amortization	(64)	(64)	(64)	(71)	(73)	(35)	(37)
Current income tax expense	2	3	8	29	28	13	6
Interest expense (includes interest on long-term debt, other interest, less interest income and capitalized interest)	41	40	35	31	36	18	18
Other non-cash adjustments	—	3	(1)	1	(2)	(2)	—
Disposal of property plant and equipment	1	2	—	(1)	(1)	(1)	—

Operating income	43	102	186	152	139	67	44
Depreciation and amortization	64	64	64	71	73	35	37

Operating income before depreciation and amortization	$107	$166	$250	$223	$212	$102	$81

(e)
Operating income before depreciation and amortization margin, which is calculated by dividing operating income before depreciation and amortization by net sales, expressed as a percentage, is used by our chief operating decision makers to assess the operating performance of our operating segments and create a budget for the following year. We believe the closest GAAP measure to operating income before depreciation and amortization margin is net income divided by net sales. For a reconciliation of operating income before depreciation and amortization, see footnote (d) above.

(f)
Includes internal shipments of linerboard and corrugating medium to our corrugated products plants.

(g)
Includes internal shipments of corrugated sheets to our sheet plants.

(h)
In November 2001, the CICA amended Section 1650 "Foreign Currency Translation" to eliminate the deferral and amortization method for unrealized gains and losses on non-current monetary assets and liability, thereby eliminating a GAAP difference between Canadian GAAP and U.S. GAAP. The new recommendations were effective for fiscal year 2002 and were applied retroactively with restatement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the financial statements and the accompanying notes included elsewhere in this prospectus. The following discussion contains forward-looking statements, which reflect the expectations, beliefs, plans and objectives of management about future financial performance and assumptions underlying our judgments concerning the matters discussed below. These statements, accordingly, involve estimates, assumptions, judgments and uncertainties. In particular, this pertains to management's comments on financial resources, capital spending and the outlook for our business. Our actual results could differ from those discussed in the forward-looking statements. Factors that could cause or contribute to any differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

Overview

        We are an industry leader in corrugated products solutions and offer a complete line of customized packaging products for a wide variety of uses. Our products range from everyday boxes, promotional boxes that showcase items on sales stands and specialized boxes for merchandise requiring optimal protection, such as produce, furniture and appliances, small electronic components or large car parts. Our close relationship with our parent companies, Cascades and Domtar, both of which are major pulp and paper producers, allows us to enhance our offerings and provide a wide range of integrated complementary services.

        Our operations are organized into two segments:

  •
  Containerboard, which constitutes approximately 42% of our sales before intersegment eliminations, and includes the manufacturing of standard and high performance grades of linerboard and corrugating medium in a wide range of basis weights from a mix of recycled and virgin fibers; and

  •
  Corrugated Products, which constitutes 55% of our sales before intersegment eliminations, and includes the conversion of containerboard into corrugated containers and other packaging related products.

        The following discussion should be read in conjunction with our audited and unaudited consolidated financial statements, including the accompanying notes, included elsewhere in this prospectus. The discussion set forth below is based upon, and such financial statements have been prepared in accordance with, Canadian GAAP, which differs from U.S. GAAP. See note 22 to our audited consolidated financial statements included elsewhere in this prospectus, for a discussion of the material differences between Canadian GAAP and U.S. GAAP as it relates to us. A summary of these differences is also included below in this section.

        As a result of changes in Canadian accounting principles, of which certain principles were required to be applied retroactively, the following discussion reflects financial information that has been restated for those changes. For more information, see note 3 to our audited consoliated finanacial statements included elsewhere in this prospectus.

Recent Market Conditions

        Although we believe that our product, market and geographic diversification helps to mitigate the effects of adverse industry conditions, the markets for containerboard and corrugated products are subject to cyclical changes in the economy and changes in industry capacity, both of which can significantly impact selling prices and our profitability. These markets are heavily influenced by changes in the North American and global economies, industry capacity and inventory levels maintained by our customers, all of which affect selling prices and our profitability. Market conditions generally improved from 1999 to the first half of 2000 over previous periods. However, economic growth in North America began to slow in 2001. To adjust our production levels to demand, we took market-related downtime equal to 5.0%, 9.0% and 6.9% of our total North American capacity in 2000, 2001 and 2002, respectively. Other major manufacturers also demonstrated production discipline and, despite the economic downturn, inventory levels and containerboard product pricing remained stable.

        Market conditions in 2002 remained relatively slow due to a weaker U.S. economy. The prevailing slow economic conditions in 2002 led to a decrease in industry box shipments for a third consecutive year while North American containerboard operating rates were approximately 89%. The weak economic conditions continued through the first half of 2003. The following table indicates the historical movements of average benchmark list prices for our key products:

Product	1999	2000	2001	2002
Linerboard—unbleached kraft, 42-lb. Eastern U.S. (US$/short ton)	$401	$468	$444	$426
Corrugated Medium (US$/short ton)	$361	$446	$404	$383

        Recycled and virgin fiber are the principal raw materials used in the manufacture of our products and represent the largest cost of production. Prices for recycled fiber have also fluctuated considerably since 1999. The cost of this raw material presents a potential risk to our profit margins to the extent that we are unable to pass along price increases to our customers on a timely basis. The following table indicates the historical movements of the listed publication price for old corrugated containers:

Product	1999	2000	2001	2002
Recycled Paper
Old corrugated containers (US$/short ton)	$63	$74	$36	$63

        After the cost of fiber, labor and energy are our most significant production costs. Although labor costs have remained relatively steady on a per ton basis, our energy costs have fluctuated significantly. Energy prices, particularly for natural gas and fuel oil, increased steadily throughout 2000, peaking in the first quarter of 2001, with a corresponding effect on our production costs. Prices for energy began to increase again in the first quarter of 2003 and remained high through the second quarter of 2003. We continue to evaluate our energy costs and consider ways to improve our energy efficiency.

        The prices for our containerboard products, which represent approximately 42% of our net sales before intersegment eliminations, are determined mainly by reference to the delivered U.S. market price. While we purchase certain quantities of raw materials in U.S. dollars, a majority of our operating costs are incurred in Canadian dollars. A strong Canadian dollar relative to the U.S. dollar reduces the amount of Canadian dollar revenues realized by us on sales of our products. A strong Canadian dollar relative to the currencies of Canada's major trading partners, particularly the United States, also weakens demand in such jurisdictions for corrugated products, which could have a material adverse effect on our business, financial condition and results of operations. For more information about the risks relating to exchange rate fluctuations and how we manage those risks, see "—Quantitative and Qualitative Disclosures Regarding Market Risk" later in this section and note 16 to our audited consolidated financial statements, included elsewhere in this prospectus.

Recent Transactions

        We have grown significantly through acquisitions, particularly in 2001, and through our startup of new facilities. However, in order to maximize efficiency and to allow us to concentrate our efforts in the containerboard and corrugated products industries, we also relocated one corrugated products plant, transferred some of our assets and closed one of our divisions. The following table shows the most important transactions affecting our business and financial results:

Transaction Description	Date	Location	Transaction Value (in millions of Canadian dollars) (a)
Acquisition of corrugated products plant in Buffalo, New York from Armor Box Corporation	October 2000	U.S.	$20.4
Startup of sheet plant in Saskatoon, Saskatchewan	February 2001	Canada	1.3
Acquisition of containerboard mill in Burnaby, British Columbia and nine paper recovery plants located in British Columbia, Alberta and Manitoba from Crown Packaging Ltd. (c)	April 2001	Canada	48.8
Startup of sheet plant in Monterrey, Mexico	April 2001	Mexico	1.9
Startup of corrugated products plant in Dallas-Fort Worth, Texas (b)	June 2001	U.S.	7.3
Purchase of assets and business of PolyFab, which specializes in the converting of polyethylene foam for protective packaging	June 2001	Canada	0.4
Acquisition of Norseman S.A. de C.V., Monterrey, Mexico which specializes in the converting of polyethylene foam for protective packaging in Mexico	August 2001	Mexico	—
Relocation of corrugated products plant from Toronto (Leaside), Ontario to a newly constructed facility in Vaughan, Ontario	August 2001	Canada	54.4
Acquisition of corrugated products plant in Maspeth, New York from Star Corrugated Packaging Co., Inc.	November 2001	U.S.	45.6
Transfer of assets of our paper recovery divisions to Metro Waste (c)	January 2002	Canada	13.5
Acquisition of corrugated products plant in Leominster, Massachusetts from Star Container Corporation	January 2002	U.S.	50.5
Closed CMC Division in Scarborough, Ontario (d)	September 2002	Canada	0.8
Acquisition of sawmill in Rivière-Bleue, Quebec from Bowater Guérette Inc. (e)	February 2003	Canada	0.5
Acquisition of corrugated products plant in Schenectady, New York from Georgia-Pacific Corp. (b)	April 2003	U.S.	30.9
Acquisition of assets of Instabox Saskatchewan Inc. in Saskatoon, Saskatchewan	May 2003	Canada	0.7

(a)
For our startups, the transaction value shown represents the amount we invested.

(b)
On April 14, 2003, we completed an asset exchange agreement with Georgia Pacific. In this transaction, we acquired a corrugated products plant located in Schenectady, New York in exchange for our Dallas-Fort Worth plant and approximately $20 million in cash.

(c)
We transferred the nine paper recovery plants located in British Columbia, Alberta and Manitoba that had been purchased from Crown Packaging Ltd. earlier in the year, together with our containerboard mill located in Burnaby, British Columbia, to Metro Waste, our joint venture with Cascades Inc. and Metauro Holdings Inc. In exchange for these assets, we increased our equity participation in Metro Waste from 27.5% to 46.0%.

(d)
Production was redistributed among our other Ontario facilities. The transaction value shown represents our estimated closing costs.

(e)
We have entered into an agreement with four other partners who will contribute both financial resources and lumber industry expertise. The new operating entity will do business under the name of Groupe NBG Inc. and the partners have assigned management of daily mill operations to Gestion BGF Inc., which is affiliated with lumber industry operator Bégin & Bégin Inc.

        For more information about our acquisitions that occured in 2000, 2001 and 2002, see note 4 to our audited consolidated financial statements, included elsewhere in this prospectus. For more information about our acquisitions that occurred during the first six months of 2003, see note 3 to our unaudited consolidated financial statements, included elsewhere in this prospectus.

Critical Accounting Policies

        Management's discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in Canada. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We evaluate our estimates on an ongoing basis, including those related to bad debts, inventories, intangible assets, pensions and other post-retirement benefits, income taxes, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. See note 2 of our audited consolidated financial statements included elsewhere in this prospectus, for a further discussion on the application of these and other accounting policies.

        Accounts Receivable Allowance for Doubtful Accounts.    We evaluate the collectibility of our accounts receivable on a case-by-case basis, and make adjustments to the bad debt reserve for expected losses accordingly. We consider such factors as ability to pay, bankruptcy, credit ratings and payment history. For all other accounts, we estimate reserves for bad debts based on historical experience and past due status of the accounts.

        Useful Life of Tangible and Definite Life Intangible Assets.    We calculate depreciation and amortization of tangible and definite life intangible assets on a straight-line basis so as to write off the cost of the assets over their expected useful lives. The economic life of an asset is determined based on expected physical wear and tear, economic and technical aging, legal or other limits on the use of assets and obsolescence. If some of these factors were to deteriorate materially, resulting in a reduction in the period over which an asset is expected to generate future cash flows, we may accelerate depreciation and amortization to reflect the remaining useful life or record an impairment loss.

        Contingent Liabilities.    We accrue contingent liabilities which include, but are not limited to, environmental matters. We recognize a liability for environmental remediation when we believe it is more likely than not that a liability has been incurred and the amount can be reasonably estimated. The liabilities are estimated based on currently available information and reflect the participation of other potentially responsible parties, depending on the parties' financial condition and probable contribution. The accruals are recorded at undiscounted amounts and are reflected as liabilities on the accompanying consolidated balance sheets.

        Valuation of Identifiable Intangible Assets and Goodwill.    We account for our business acquisitions under the purchase method of accounting. The total cost of an acquisition is allocated to the underlying net assets based on their respective estimated fair values. As part of this allocation process, we must identify and attribute values and estimated lives to the intangible assets acquired. While we may employ an expert to assist us with these matters, such determinations involve considerable judgment, and often involve the use of significant estimates and assumptions, including those with respect to future cash inflows and outflows, discount rates and asset lives.

        Prior to January 1, 2002, we determined impairment by comparing the undiscounted amount of expected future operating cash flows with the carrying amounts of such assets. Expected future cash flows are based upon our best estimate given the facts and circumstances at that time. Impairments in the carrying amount of identifiable intangible assets and goodwill are expensed.

        Effective January 1, 2002, we adopted the provisions of the Canadian Institute of Chartered Accountants (CICA) Handbook Section 3062, "Goodwill and Other Intangible Assets." Accordingly, we test identifiable intangible assets with indefinite useful lives and goodwill by comparing carrying amounts to their fair values at least annually. The determination of fair value involves significant management judgment. Impairments in the carrying amounts of identifiable intangible assets with indefinite lives and goodwill will be expensed.

        As the valuation of identifiable intangible assets and goodwill requires significant estimates and judgment about future performance and fair value, our future results could be affected if our current estimates of future performance and fair value change.

        Income taxes.    We are required to estimate our income taxes in each of the jurisdictions in which we operate. This includes estimating a value for our existing net operating losses and investment tax credit based on our assessment of our ability to utilize them against future taxable income before they expire. If our assessment of our ability to use our net operating losses and investment tax credits proves inaccurate in the future, we might be required to recognize more or less of the net operating losses as assets, which would increase or decrease our income tax expense in the relevant year and this would affect our earnings in that year.

        Pension and Post-retirement Benefit Costs.    We account for pension and other employee future benefits in accordance with CICA recommendations. As such, assumptions are made regarding the valuation of benefit obligations and performance of plan assets. Deferred recognition of differences between actual results and those assumed is a guiding principle of these recommendations. This approach allows for a gradual recognition of changes in benefit obligations and plan performance over the expected average remaining service life of the active employee group covered by the plans.

        Pension and other employee future benefits assumptions include the discount rate, the expected long-term rate of return on plan assets, the rate of compensation increase, health care cost trend rates, mortality rates, employee early retirements and terminations or disabilities. Changes in these assumptions result in actuarial gains or losses which, in accordance with CICA recommendations, we have elected to amortize over the expected average remaining service life of the active employee group covered by the plans only to the extent that the unrecognized net actuarial gains and losses are in excess of 10% of the greater of the accrued benefit obligation and the market-related value of plan assets as of the beginning of the year. The future effect on our results of operations is dependent on economic conditions, employee demographics, mortality rates and investment performance.

        The following table provides a sensitivity analysis of the key weighted average economic assumptions used in measuring the projected pension benefit obligation and related net periodic benefit cost for 2002. The sensitivity analysis should be used with caution as it is hypothetical and changes in each key assumption may not be linear. The sensitivities in each key variable have been calculated independently of each other.

		Change in Pension Benefit Obligation increase (decrease)	Change in net periodic benefit cost increase (decrease)
		(in millions of Canadian dollars)
Expected rate of return on assets
Impact of	1% increase	—	(2.3)
	1% decrease	—	2.3
Discount rate
Impact of	1% increase	(22.8)	(0.9)
	1% decrease	30.1	2.0

Results of Operations

        The following table sets forth information about our results of operations as a percentage of net sales:

	Year Ended December 31,			Six months ended June 30,
				(unaudited)
	2000 (restated)	2001 (restated)	2002
				2002	2003
Results of Operations:
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of delivery	7.6	8.0	8.2	8.1	8.6
Costs of goods sold and expenses
Cost of goods sold	66.0	68.5	70.3	70.8	74.0
Selling and administrative expenses	10.7	11.3	12.3	12.1	12.4
Depreciation and amortization	6.0	6.5	6.0	5.9	6.2
Operating income	17.3	13.7	11.4	11.2	7.4
Financial costs
Interest on total debt	3.3	3.1	2.9	2.9	3.0
Interest income on short-term investments	(0.1)	(0.2)	—	—	—
Other interest expense	—	—	—	—	0.1
Amortization of financing costs	0.1	0.1	0.1	0.1	0.1
Unrealized exchange loss (gain) on long-term debt	0.8	1.2	—	(0.6)	(1.8)
Capitalized interest to property, plant and equipment	—	(0.1)	—	—	—
Unusual items	—	—	—	—	3.4
Income tax expense	4.9	3.4	2.8	2.7	0.4
Share of income of equity-accounted investments	0.2	0.1	—	—	—

Net income	8.5%	6.3%	5.6%	6.1%	2.2%

Other Data:
Operating income before depreciation and amortization (a)	23.3%	20.2%	17.4%	17.1%	13.6%

(a)
Operating income before depreciation and amortization is not a measure of performance under Canadian GAAP or U.S. GAAP. We believe that, in addition to cash flow from operations, operating income and net income, operating income before depreciation and amortization is a useful financial performance measurement for assessing operating performance as it provides investors with an additional basis to evaluate operating performance and our ability to incur and service debt and to fund capital expenditures. In evaluating operating income before depreciation and amortization, we believe that investors should consider, among other things, the amount by which operating income before depreciation and amortization exceeds interest costs for the period, how operating income before depreciation and amortization compares to principal repayments on debt for the period and how operating income before depreciation and amortization compares to capital expenditures for the period. In addition, our chief operating decision makers use operating income before depreciation and amortization as a measure of performance of our operating segments. To evaluate operating income before depreciation and amortization, the components of operating income before depreciation and amortization, such as revenues and operating expenses and the variability of such components over time, should also be considered. Investors should be cautioned, however, that operating income before depreciation and amortization should not be construed as an alternative to operating income (as determined in accordance with Canadian GAAP or U.S. GAAP) as an indicator of our operating performance, or as an alternative to cash flows from operating, investing and financing activities (as determined in accordance with Canadian GAAP or U.S. GAAP) as a measure of liquidity or our ability to meet all its cash needs. For a reconciliation of operating income before depreciation and amortization to net income and net cash provided by (used in) operating activities, which we believe to be the closest GAAP performance and liquidity measures to operating income before depreciation and amortization, see note (d) to our summary historical and pro forma financial information beginning on page 11. See the discussion below for other measures of liquidity and operations that are covered by our audited consolidated financial statements. Our method of calculating operating income before depreciation and amortization may differ from the methods used by other companies and, as a result, the operating income before depreciation and amortization measures disclosed herein may not be comparable to other similarly titled measures disclosed by other companies.

Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002

        Net Sales.    Net sales for the six months ended June 30, 2003 were $592.3 million compared to $599.2 million for the same period in 2002. The decrease of 1.1% is mainly due to a 1.7% decrease in sales generated from our containerboard products segment, which was partially offset by an increase in sales from both the corrugated products segment and our joint venture, Metro Waste. While containerboard shipments remained flat, corrugated products shipments increased by 3.8%. However, excluding shipments generated from our Leominster and Schenectady corrugated products plants acquired in late January 2002 and April 2003, respectively, shipments increased by only 0.8% in the first six months of 2003. This increase was offset by a 3.6% decrease in the average net selling price for corrugated products.

        Cost of goods sold.    Cost of goods sold for the six months ended June 30, 2003 increased to $438.2 million from $424.0 million for the same period in 2002. This increase is mainly due to higher fiber costs, particularly for old corrugated containers, and higher energy costs.

        Selling and administrative expenses.    Selling and administrative expenses increased 0.9% to $73.5 million for the six months ended June 30, 2003 compared to the same period of 2002. Selling and administrative expenses as a percentage of net sales were 12.4% for the six months ended June 30, 2003 compared to 12.2% for 2002.

        Operating income.    We generated operating income of $43.9 million for the six months ended June 30, 2003, representing a decrease of $23.1 million over operating income of $67.0 million for the same period in 2002. The decrease is largely due to lower average net selling prices for both corrugated and containerboard products, higher fiber costs, particularly old corrugated containers, higher energy costs and higher depreciation and amortization expense, offset in part by higher shipments of corrugated products.

        Financing Costs.    Financing costs were $8.0 million for the six months ended June 30, 2003 compared to $14.6 million for the same period in 2002. Included in financing costs is an exchange gain on our U.S. denominated 2008 notes, which were redeemed in June 2003, and on the outstanding notes, which totalled $10.9 million for the six months ended June 30, 2003 compared to a gain of $3.7 million for the same period in 2002. Excluding the exchange gain on our U.S. denominated 2008 notes and the outstanding notes, financing costs would have been $19.0 million for the six months ended June 30, 2003 compared to $18.3 million in the same period in 2002. Also included in financing costs is interest on our long-term debt, which was $18.0 million for the six months ended June 30, 2003, an increase of $0.3 million compared to the same period in 2002.

        Unusual items.    For the six-month period ended June 30, 2003, we recorded unusual items of $19.9 million. The unusual items for this period consisted of:

  •
  a $14.4 million call premium paid to redeem both the 9.5% US$150 million notes and 9.375% $100 million notes;

  •
  a write-off of related financing costs for $4.7 million; and

  •
  a $0.8 million foreign exchange loss as a result of the refinancing.

        We did not record any unusual items for the six months ended June 30, 2002.

        Income tax expense.    Our income tax expense for the six months ended June 30, 2003 was $2.8 million, reflecting an effective tax rate of 17.5%, compared to income tax expense of $16.0 million, or an effective tax rate of 30.6% in the prior year period. Excluding the effects of any income which is not tax effected, such as the cumulative unrealized loss on our U.S. dollar denominated senior notes, the effective tax rate for the six months ended June 30, 2003 and 2002 would have been 32.9%.

        Net income.    As a result of the foregoing factors, we generated a net income of $13.2 million for the six months ended June 30, 2003 compared to net income of $36.3 million for the same period in 2002, representing a reduction of $23.1 million.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        Net sales.    Net sales for 2002 were $1.2 billion compared to $1.1 billion for 2001. The increase of 10.4% is mainly due to additional volume from our Leominster and New York corrugated products plants acquired in 2002 and 2001, respectively, which increased our North American integration level to approximately 58%, and from the acquisition of our Burnaby containerboard mill in April 2001. Containerboard and corrugated products shipments increased 6.6% and 21.7%, respectively. Excluding the recently acquired Leominster and New York corrugated products facilities, shipments of corrugated products increased by 4.5%. The increase in shipments was offset by a decrease in selling prices for both containerboard and corrugated products. Average net selling prices decreased by 6.5% for containerboard and 1.9% for corrugated products, excluding our recently acquired corrugated products plants.

        Cost of goods sold.    Cost of goods sold for 2002 increased to $854.7 million from $754.0 million for 2001. The increase of 13.4% was mainly due to the acquisitions of the Leominster and New York corrugated products facilities and our Burnaby containerboard mill, as well as the increase in the cost of recycled fiber, particularly old corrugated containers. Gross margin, which is calculated as net sales less cost of goods sold expressed as a percentage of net sales, was 29.7% for 2002 compared to 31.5% for 2001, mainly due to a decrease in the net selling price for containerboard segment, the increase in the cost of recycled fiber, particularly old corrugated containers offset by a reduction in profit sharing paid to employees.

        Selling and administrative expenses.    Selling and administrative expenses increased 20% to $149.2 million for 2002 from $124.3 million for 2001, mainly due to additional sales from the recently acquired Leominster and New York corrugated products facilities and our Burnaby containerboard mill. Excluding the new operating facilities, selling and administrative expenses increased by 2.7%, and as a percentage of net sales amounted to 12% for 2002, compared to 11.5% for 2001. In addition, selling and administrative costs for 2002 included a loss of $1.2 million due to the change in the fair market value of our interest rate swap agreement.

        Operating income.    We generated operating income of $138.6 million for 2002, representing a decrease of $13.1 million, or 8.6%, over operating income of $151.7 million for 2001. The decrease is largely due to lower average net selling prices, higher recycled fiber costs, particularly old corrugated containers, and higher depreciation and amortization, partially offset by additional sales volume in both of our operating segments.

        Financing costs.    Financing costs were $36.8 million for 2002 compared to $45.8 million for 2001. The reduction in financing costs is mainly attributable to an unrealized exchange loss of $13.9 million in 2001 on our U.S. dollar denominated senior notes compared to an unrealized gain of $0.5 million in 2002. The loss in 2001 is a result of a greater weakening of the Canadian dollar against the U.S. dollar in 2000. In addition, the unrealized loss was minimized due to the designation on January 1, 2002 of a portion of our U.S. dollar denominated senior notes as a hedge of the net investments of our subsidiaries in the United States. Any unrealized gain (loss) on the hedged portion after that date has been, and will continue to be, offset against cumulative translation adjustments. Included in financing costs is interest on long-term debt, which was $35.8 million for 2002, an increase of $1.8 million compared to 2001.

        Income tax expense.    Our income tax expense for 2002 was $33.5 million in 2002, reflecting an effective tax rate of 33%, compared to income tax expense of $37.1 million, or an effective tax rate of 35%, in the prior period. In 2001, a reduction in statutory enacted income tax rates and a revaluation of future income tax assets had resulted in an $8.5 million reduction in income tax expense. Excluding this reduction, and the effects of any income which is not tax effected, such as the cumulative unrealized loss on our U.S. dollar denominated senior notes, the effective tax rate for 2002 would have been 33.5% compared to 35.5% for 2001. The reduction in the effective tax rate also reflects tax planning initiatives and a different tax jurisdiction mix.

        Net income.    As a result of the foregoing factors, we generated a net income of $68.5 million for 2002 compared to net income of $69.6 million for 2001, representing a slight reduction of $1.1 million.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        Net sales.    Net sales for 2001 were $1.101 billion compared to $1.072 billion for 2000. The increase of 2.7% is mainly due to increased shipments as a result of acquisitions made during 2001 and the commencement of operations at newly constructed greenfield facilities, which contributed approximately $100.6 million to our 2001 net sales. The increase in shipments was partially offset by a decrease in selling prices for both containerboard and corrugated products. Average net selling prices for both containerboard and corrugated products decreased by approximately 7.5% and 1%, respectively, compared to 2000, while shipments for both containerboard and corrugated products increased 3.7% and 7%, respectively. Excluding our new facilities, shipments for containerboard decreased by 1.7% and corrugated products shipments increased 2.4%.

        Cost of goods sold.    Cost of goods sold for 2001 increased to $754.0 million from $707.9 million for 2000. Gross margin was 31.5% for 2001 compared to 34% for 2000. The increase of $46.1 million, or 6.5%, is mainly due to our acquisitions and the startup of three greenfield operations. Excluding our new operating facilities, cost of goods sold decreased by 5.8% compared to 2000. The decrease is mainly due to a significant decrease in the cost of recycled fiber, particularly old corrugated containers, and to a reduction in profit sharing paid to employees.

        Selling and administrative expenses.    Selling and administrative expenses increased 8.7% to $124.3 million for 2001 from $114.3 million for 2000, mainly due to acquisitions and the startup of the three greenfield operations. Excluding our new operating facilities, selling and administrative expenses remained relatively unchanged and as a percentage of net sales amounted to 11.3% for 2001 compared to 10.7% for 2000.

        Operating income.    We generated operating income of $151.7 million for 2001, representing a decrease of $34.6 million, or 18.6%, over operating income of $186.3 million for 2000. The decrease is largely due to lower average selling prices for containerboard and corrugated products, which was partially offset by a decrease in the cost of old corrugated containers. Depreciation and amortization increased by $7.2 million mainly as a result of our 2001 acquisitions and greenfield startups.

        Financing costs.    Financing costs were $45.8 million for 2001 compared to $44.4 million for 2000. Included in financing costs is interest on long-term debt, which was $34.0 million for 2001, a decrease of $1.4 million, or 4.0%, compared to 2000. Financing costs included an unrealized exchange loss on our U.S. dollar denominated 2008 senior notes, which were redeemed in June 2003, of $13.9 million in 2001 compared to $8.5 million in 2000. Excluding the unrealized exchange loss on our U.S. denominated senior notes, financing costs would have been $32.0 million compared to $35.9 million, a decrease of $3.9 million. Lower financing costs in 2001 were also attributable to capitalized interest on the Vaughan project of $1.4 million.

        Income tax expense.    We had an income tax expense of $37.1 million in 2001, a decrease of $15.3 million over the income tax expense of $52.4 million in 2000. The decrease is mainly attributable to lower operating income and to reductions in our statutorily enacted provincial income tax rates.

        Net income.    As a result of the foregoing factors, we generated a net income of $69.6 million for 2001 compared to a net income of $91.6 million for 2000, representing a decrease of $22.0 million.

Segment Information

        Containerboard Segment.    For the six-month period ended June 30, 2003, our containerboard segment generated $358.3 million in sales compared to $364.6 million for same period in 2002. The average list price from industry sources for linerboard and corrugating medium for the six months of 2003 was approximately US$427 and US$383 per short ton, respectively, compared to US$416 and US$372 per short ton, respectively, in the same period of 2002.

        Total containerboard shipments remained flat in the six-month period ended June 30, 2003 at 720,337 short tons, compared 721,198 short tons in 2002. During the six month period ended June 30, 2003, we took 64,000 short tons of market-related downtime compared with 59,000 short tons in 2002.

        For the six-month period ended June 30, 2003, our containerboard segment generated operating income before depreciation and amortization of $17.7 million, a decrease of $28.1 million over operating income before depreciation and amortization of $45.8 million generated in 2002. The decrease is largely due to lower average net selling prices and higher recycled fiber and energy costs, which were partially offset by a reduction of profit sharing paid to employees. According to industry sources, list prices for old corrugated containers averaged approximately US$62 per short ton during the first six months of 2003 compared to US$48 per short ton in 2002.

        In 2002, our containerboard segment generated $748.4 million in sales compared to $747.9 million for 2001. The average list price from industry sources for linerboard in 2002 was approximately US$426 per short ton compared to US$445 per short ton in 2001. For corrugating medium the list price was approximately US$383 per short ton compared to US$405 per short ton in 2001.

        Total containerboard shipments increased by 6.6% in 2002 to 1,447,000 short tons from 1,358,000 short tons in 2001, mainly as a result of the additional sales from our Burnaby mill acquired in April 2001 and a reduction in market-related downtime. During 2002, we took 106,400 short tons of market-related downtime compared with 132,600 short tons in 2001.

        In 2002, our containerboard segment generated operating income before depreciation and amortization of $93.8 million, a decrease of $40.2 million over operating income before depreciation and amortization of $134.0 million generated in 2001. The decrease is largely due to lower selling prices and higher virgin and recycled fiber costs, which were partially offset by a decrease in energy costs and a reduction of profit sharing paid to employees. List prices for old corrugated containers averaged approximately US$63 per short ton during 2002 compared to US$38 per short ton in 2001. Without considering any hedging of the cost of old corrugated containers, a fluctuation of US$10 per short ton in the price of the old corrugated container has an impact of approximately $15.4 million on operating income before depreciation and amortization for our containerboard segment.

        Corrugated Products Segment.    For the six-month period ended June 30, 2003, our corrugated products segment generated $484.8 million in sales, a slight increase over sales of $482.9 million in 2002. Additional sales volume contributed approximately $18.4 million. The increase is due mainly to the acquisitions of both the Schenectady corrugated products plant in April 2003 and the Leominster corrugated products plants in late January of 2002. However, this increase was partially offset by lower average selling prices, which negatively impacted sales by $16.5 million.

        Total corrugated products shipments increased by 3.8% to 6.6 billion square feet for the six-month period ended June 30, 2003 compared to 6.3 billion square feet in the same period of 2002, mainly as a result of additional volume generated from our Leominster and Schenectady corrugated facilities acquired in late January 2002 and April 2003, respectively. Excluding acquisitions, shipments increased by 0.8% in the first six months of 2003 compared to the same period in 2002.

        For the six-month period ended June 30, 2003, operating income before depreciation and amortization for our corrugated products segment was $48.9 million, a decrease of $1.6 million over operating income before depreciation and amortization of $50.5 million realized in 2002. The decrease is mainly a result of a 3.3% decrease in the average selling price of corrugated products, which was partially offset by additional volume generated from our Leominster and Schenectady corrugated products plants acquired in late January 2002 and April 2003, respectively and from lower containerboard prices. As a result, operating income before depreciation and amortization margin, expressed as a percentage of sales, decreased to 10.1% for the six months ended June 30, 2003 from 10.5% for the same period of 2002.

        In 2002, our corrugated products segment generated $976.8 million in sales, an increase of 17.4% over the sales of $831.8 million in 2001. The increase is due mainly to the acquisition of the Leominster and New York corrugated products plants and increased shipments from our existing facilities. The additional sales volume contributed approximately $180.3 million. However, this increase was partially offset by lower average selling prices, which decreased sales by $35.3 million.

        Corrugated products shipments increased by 21.7% to 12.8 billion square feet in 2002 compared to 10.5 billion square feet in 2001, mainly as a result of volume generated from our recently acquired Leominster and New York corrugated products plants. Excluding these acquisitions, shipments increased by 4.5% in 2002 over 2001.

        In 2002, operating income before depreciation and amortization for our corrugated products segment was $100.6 million, an increase of $25.4 million over operating income before depreciation and amortization of $75.2 million realized in 2001. The increase is mainly a result of increased shipments and a reduction in raw material costs, which were partially offset by lower average selling prices. As a result, operating income before depreciation and amortization margin as a percentage of net sales increased to 10.7% in 2002 from 9.4% in 2001.

Liquidity and Capital Resources

        We have historically funded cash requirements through cash flows from operations of $9.8 million for the six months ended June 30, 2003, $147.0 million in 2002, $177.2 million in 2001 and $228.1 million in 2000.

        For the six months ended June 30, 2003, changes in non-cash working capital components decreased cash flows by $46.8 million due to an increase of $30.1 million in accounts receivable and prepaid expenses, an increase in inventories of $5.9 million as well as a decrease of $5.5 million in accounts payable and accrued liabilities and a decrease in income taxes and other taxes payable of $5.3 million. As a result, operating activities generated net funds of $9.8 million for the six months ended June 30, 2003.

        In 2002, changes in non-cash working capital components decreased cash flows by $4.0 million due to a decrease of income and other taxes payable of $9.1 million, a decrease of trade accounts payable and accrued liabilities of $1.7 million and an increase of inventories of $3.6 million, partially offset by a decrease of accounts receivables and prepaid expenses of $10.4 million. As a result, operating activities generated net funds of $147.0 million in 2002.

        In 2001, changes in non-cash working capital components increased cash flows by $13.8 million due to a decrease in accounts receivable and prepaid expenses and an increase in income and other taxes payable. These cash inflows were partially offset by an increase in inventories and a decrease in accounts payable and accrued liabilities. As a result, operating activities generated net funds of $177.2 million in 2001.

        In 2000, changes in non-cash working capital components increased cash flows by $20.1 million due to a longer than usual payment period for certain expenditures that resulted in an increase in accounts payable and accrued liabilities. These cash inflows were offset by an increase in accounts receivable and inventories. As a result, operating activities generated net funds of $228.1 million in 2000.

        Financing activities provided $30.5 million for the six months ended June 30, 2003 principally from an increase in our borrowings under our revolving credit facilities of $36.5 million, additional net proceeds of $38.2 as a result of the issuance of the outstanding notes and an increase of $6.7 million in the amount by which outstanding checks exceeded bank balances. These amounts, however, were partially offset by a dividend paid to our shareholders of $28.0 million, a premium of $14.4 million paid to redeem our 2008 notes and $8.8 million of costs related to the refinancing.

        Financing activities used $23.9 million in 2002 principally as a result of a dividend paid to our shareholders of $32.0 million and a decrease of $10.0 million in the amount by which outstanding checks exceeded bank balances. These amounts, however, were partially offset by increased borrowings under our revolving credit facilities of $18.8 million.

        Financing activities used $23.1 million in 2001 principally as a result of a dividend paid to our shareholders of $40.0 million net of an increase in the amount by which outstanding checks exceeded bank balances of $19.2 million.

        Financing activities used $82.2 million in 2000 principally as a result of repayments of debt under our revolving credit facilities of $58.3 million and a decrease in the amount by which outstanding checks exceeded bank balances of $22.6 million.

        Investing activities used $46.2 million for the six months ended June 30, 2003, principally for net capital expenditures of $23.6 million, business acquisitions totaling $21.1 million and an increase in other assets of $1.5 million.

        In our containerboard and corrugated products segment, we invested $14.2 million and $9.5 million, respectively, on various projects including $3.0 million on a steam reformer project at our Trenton mill.

        Investing activities used $109.7 million in 2002, principally for capital expenditures of $56.8 million and for business acquisitions totaling $54.4 million. The $56.8 million of capital expenditures were primarily for profit improvements and environmental projects of which $36.2 million was invested in our containerboard segment and $19.5 million in our corrugated products segment.

        In our containerboard segment, we invested $16.8 million at our Trenton mill on a steam reformer, $1.7 million at our Kingsey Falls mill on a paper formation table and head box and $1.1 million for a pick-up roll on a paper machine at our Red Rock mill. In our corrugated products segment, we invested $1.4 million at our St. Marys plant on a BHS single facer, $3.7 million at our Drummondville plant on a warehouse and a slitter, $3.3 million at our Vaughan corrugated products plant for plant expansion, a ventilation system, a robotic auto load former and other new equipment to complete our Vaughan project and $2.2 million at our Etobicoke plant on a BHS single facer and corrugator upgrade.

        Investing activities used $180.0 million in 2001, principally for capital expenditures of $82.6 million and for business acquisitions totaling $93.3 million. The $82.6 million of capital expenditures were primarily for profit and quality improvements of which $28.1 million, excluding capital leases of

$13.0 million, was invested in the containerboard segment and $52.4 million in our corrugated products segment.

        In our containerboard segment, we entered into a capital lease of $13.0 million at our Avot-Vallée mill for a new energy plant to help reduce energy costs, invested $7.9 million at our Trenton mill on a steam reformer, $1.6 million at our Kingsey Falls mill on a coater to manufacture white-top linerboard and $1.4 million at our Mississauga mill to enable it to use 100% of old corrugated containers in its production, reducing this mill's fiber costs and improving the quality of finished products. In our corrugated products segment, we invested approximately $30.0 million to complete the construction of our new corrugated products plant in Vaughan and we invested $13.0 million to purchase and install new equipment at our Winnipeg, Moncton, Vaudreuil, Mexico and Dallas corrugated products plants.

        Investing activities used $108.0 million in 2000, principally for capital expenditures of $86.7 million and for the acquisition of Armor-Box Corporation for $20.4 million. The $86.7 million of capital expenditures were primarily for profit and quality improvements of which $38.5 million was invested in our containerboard segment and $47.5 million in our corrugated products segment.

        In our containerboard segment, we invested $6.4 million at our Cabano pulp melt mill to complete the installation of a pulp line, $6.8 million at our Red Rock mill, of which $4.3 million was to add four new digesters to increase production and $2.5 million was to add a fine chip hot stock screening, which help improve the quality of the products and also reduce energy costs, $3.5 million at our Trenton mill on a steam reformer and $3.1 million at our Kingsey Falls mill, of which $1.4 million was for a primary screen system to increase production efficiency and $1.7 million was for a coater to manufacture white-top linerboard. In our corrugated products segment, we invested approximately $24.4 million on the construction of our new corrugated products plant in Vaughan and we invested $6.5 million to purchase and install a new press at each of our Mississauga and Calgary plants.

        During the second quarter of 2003, we refinanced substantially all of our credit facilities and credit lines and redeemed our 2008 notes. As part of the refinancing, we entered into a new five-year $350.0 million revolving credit facility and issued the outstanding notes. The refinancing has resulted in lower interest rates and extended our debt maturities, which, we believe provides us with improved liquidity and flexibility to meet our future capital requirements. As of June 30, 2003, we had total debt of approximately $420.7 million. This debt consists of borrowings under our new revolving credit facility, the outstanding aggregate principal amount of the outstanding notes and $7.4 million of other debt not refinanced. We also had $267.3 million available under our new revolving credit facility.

        Two of our subsidiaries, Norampac Avot-Vallée S.A.S. and Norampac Holding US Inc., are eligible to borrow directly under the new revolving credit facility subject to initial sublimits of $30,000,000 and $160,000,000 for Norampac Avot-Vallée S.A.S. and Norampac Holding US Inc., respectively. The new revolving credit facility is guaranteed by our material Canadian and U.S. subsidiaries. Our non-Canadian and non-U.S. subsidiaries are only required to deliver guarantees and security in their inventory and accounts receivable to the extent possible or permitted under applicable local law. The new revolving credit facility is secured by a first priority security interest in all of the borrowers' and the guarantors' inventory and accounts receivable as well as a first priority security interest in our Cabano and Mississauga containerboard mills and our Drummondville, Calgary and Vaughan corrugated products plants, as described in "Description of Other Indebtedness—New Revolving Credit Facility."

        The indenture governing the outstanding notes, and that will govern the exchange notes, and the agreements governing our new revolving credit facility impose limitations on our ability and the ability of our restricted subsidiaries to, among other things:

  •
  incur additional indebtedness;

  •
  make restricted payments;

  •
  pay dividends or distributions on our capital stock or repurchase our capital stock;

  •
  make investments;

  •
  create liens on our assets to secure debt;

  •
  merge or consolidate with another company; and

  •
  enter into transactions with affiliates.

        In addition, our new revolving credit facility requires that we meet and maintain certain financial ratios and tests as described under "Description of Other Indebtedness—New Revolving Credit Facility." Our ability to comply with these covenants and to meet and maintain such financial ratios and tests may be affected by a variety of factors, many of which may be beyond our control, such as those described under "Risk Factors."

        We have limited amortization requirements in respect of debt of our subsidiaries that was not refinanced. Our debt service requirements consist primarily of interest expense on our outstanding debt. Our short-term cash requirements to meet contractual commitments principally consist of cash payments under various operating leases and contractual commitments, as described below under "—Contractual Obligations and Other Commitments."

        Based upon current operations and the historical results of our subsidiaries, we believe that our cash flow from operations, together with available borrowings under our new revolving credit facility, will be adequate to meet our anticipated requirements for working capital, capital expenditures, lease payments, and scheduled interest payments and to fund our future growth for at least the next twelve months. If we are unable to obtain the capital we require to implement our business strategy, or to obtain the capital we will require on acceptable terms or in a timely manner, we would attempt to take appropriate responsive actions to tailor our activities to our available financing, including revising our business strategy and future growth plans to accommodate the amount of financing then available to us.

Contractual Obligations and Other Commitments

        Prior to and following the refinancing, our principal contractual obligations and other commitments relate to outstanding debt, including following the refinancing, the outstanding notes and borrowings under our new revolving credit facility, operating leases and other commercial commitments. The following table summarizes these obligations at December 31, 2002 on an actual basis and a pro forma basis to give effect to the refinancing and its expected effect on our liquidity and cash flow in future periods:

	Actual Anticipated Payment Dates
Contractual Obligations
	Total	2003	2004	2005	2006	2007	There-after
Long-term debt (a)	384,110	39,094	893	646	591	603	342,283
Capital lease obligation (excluding interest portion) (b)	13,918	1,323	1,387	1,064	1,117	1,173	7,854
Operating leases	74,020	15,991	12,898	9,944	7,575	6,195	21,417
Other commercial commitments (c)	128,959	48,399	26,609	22,996	19,143	11,812	—

Total Contractual Cash Obligations	601,007	104,807	41,787	34,650	28,426	19,783	371,554

	Pro forma Anticipated Payment Dates
Contractual Obligations
	Total	2003	2004	2005	2006	2007	There-after
Long-term debt (a)	403,564	587	893	646	591	603	400,244
Capital lease obligation (excluding interest portion) (b)	13,918	1,323	1,387	1,064	1,117	1,173	7,854
Operating leases	74,020	15,991	12,898	9,944	7,575	6,195	21,417
Other commercial commitments (c)	128,959	48,399	26,609	22,996	19,143	11,812	—

Total Contractual Cash Obligations	620,461	66,300	41,787	34,650	28,426	19,783	429,515

(a)
Represents the Canadian dollar equivalent of U.S. dollar denominated debt based on an exchange rate of $1.5796 to US$1.00 on December 31, 2002.

(b)
During the first quarter of 2003, the original contract was modified and, as such, the new contract does not meet the conditions of a capital lease under both Canadian GAAP and U.S. GAAP. As of January 1, 2003, the related asset and capital lease obligations were removed. Going forward, payments under the new agreement will be part of our operating costs.

(c)
Represents commitments in the ordinary course of business to purchase natural gas, wood chips, sawdust and shavings, recycled fiber, electricity and fixed assets.

        The shareholders' agreement between our shareholders, Cascades and Domtar, also contains a "shot gun" provision, which provides that if one shareholder offers to buy all the shares owned by the other party to the agreement, the party must either accept the offer or purchase all the shares owned by the offering shareholder at the same price and conditions. In addition, under the shareholders' agreement, in the event a shareholder is subject to bankruptcy proceedings or other default on any indebtedness, the non-defaulting party to the agreement is entitled to invoke the "shot gun" provision or sell its shares to a third party. For more information, see "Related Party Transactions and Other Material Contracts."

Reconciliation of Canadian GAAP to U.S. GAAP

        Our consolidated financial statements have been prepared in accordance with Canadian GAAP, which differs in some respects from U.S. GAAP. The differences, as they relate to our operations, are summarized below:

        Foreign exchange forward contracts.    Under Canadian GAAP, gains and losses arising from foreign exchange forward contracts used to hedge anticipated sales are charged to earnings as an adjustment of sales when the underlying sale is recorded. Under U.S. GAAP, the foreign exchange forward contracts are not designated as hedges as defined in SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," therefore the unrealized gains and losses from these contracts are charged to earnings as they arise.

        Commodity swap contracts.    Under Canadian GAAP, gains and losses arising from commodity swap contracts designated as a hedge are charged to income only once the contracts have matured. Under U.S. GAAP, the unrealized gains and losses arising from these contracts, which do not meet requirements of hedging as defined in Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," are charged to income.

        Revaluation of assets.    Under Canadian GAAP, upon the creation of Norampac, which is a joint venture, the contributed assets and liabilities were accounted for at their fair market value at the time of the transfer. Under U.S. GAAP, only non-monetary assets were contributed to the joint venture, therefore the assets acquired and liabilities assumed were accounted for at their historical cost. The purpose of the adjustment is to adjust the assets to their depreciated historical cost.

        Employee future benefits.    Before the January 1, 2000 adoption of CICA 3461, "Employee Future Benefits," concerning employee future benefits, the discount rate used in the measurement of pension costs and obligations under U.S. GAAP differed from the one used under Canadian GAAP. In addition, as allowed by Canadian GAAP before January 1, 2000, we recognized post-employment costs and obligations using the cash basis of accounting. Under U.S. GAAP, we were required to recognize employee future benefit costs and obligations under the accrual method using actuarial assumptions. Under CICA 3461, the treatment of pension costs is not materially different from U.S. GAAP. The remaining adjustments result from the amortization of actuarial gains and losses which arose prior to January 1, 2000.

        Cost of delivery.    Under Canadian GAAP financial statements, cost of delivery billed to customers is classified as a deduction from sales in determining the amount of net sales, while under U.S. GAAP financial statements, delivery costs billed to customers are classified in revenue and cost of delivery as a component of cost of sales.

        Joint ventures.    Under Canadian GAAP, investments in joint ventures are accounted for using the proportionate consolidation method. Under U.S. GAAP, investments in joint ventures are accounted for using the equity method. The different accounting treatment affects only the display and classification of financial statement items and not net earnings or shareholders' equity. Rules prescribed by the U.S. Securities and Exchange Commission permit the use of the proportionate consolidation method in the reconciliation to U.S. GAAP by non-U.S. issuers provided the joint venture is an operating entity and the significant financial operating policies are, by contractual arrangement, jointly controlled by all parties having an equity interest in the joint venture. In addition, we disclose in note 21 to our audited consolidated financial statements, included elsewhere in this prospectus, the major components of our financial statements affected by the use of the proportionate consolidation method to account for our interests in joint ventures.

        Had we used U.S. GAAP in respect of the aforementioned items and the additional items discussed in note 22 to our audited consolidated financial statements included elsewhere in this prospectus, net earnings in 2002 would have been $76 million, or $7 million more than as reported under Canadian GAAP, net earnings in 2001 would have been $86 million, or $16 million more than as reported under Canadian GAAP and net earning in 2000 would have been $103 million, or $11 million more than as reported under Canadian GAAP. Under U.S. GAAP, our shareholders' equity as at December 31, 2002 would have been $429 million, or $303 million less than as reported under Canadian GAAP, and $380 million as at December 31, 2001, or $311 million less than as reported under Canadian GAAP.

        For more information, see note 22 to our audited consolidated financial statements, included elsewhere in this prospectus.

Inflation, Seasonality and Backlog

        During the past several years, the rate of general inflation in Canada has been relatively low and has not had a material impact on our results of operations. Although we do experience a degree of seasonality in our operating results, particularly in our corrugated products segment, in which sales are slightly higher in the summer, seasonality has not been material to our business as a whole. In addition, we have no material backlog.

New Accounting Standards Not Yet Applied

  Canadian GAAP

        Hedging Relationship.    In November 2001, the CICA issued Accounting Guideline 13 (AcG 13), "Hedging Relationships." Subsequently, the AcSB postponed the application of the AcG 13 to fiscal years beginning on or after July 1, 2003. AcG 13, addresses the identification, documentation, designation and effectiveness of hedging relationships for the purposes of applying hedge accounting. More specifically, under the new guideline, we are required to document our hedging relationships and explicitly demonstrate that the hedges are sufficiently effective in order to continue to apply hedge accounting. Otherwise, the derivative instrument will need to be marked-to-market through the current year's income statement. The impact of adopting this new guideline is not yet determined.

        Long-Lived Assets.    In 2002, the CICA issued Section 3475 "Disposal of Long-Lived Assets and Discontinued Operation," which applies to disposal activities initiated on or after May 1, 2003. This new Section establishes standards for the recognition, measurement, presentation and disclosure of the disposal of long-lived assets. It also establishes standards for the presentation and disclosure of discontinued operations. The CICA also issued Section 3063, "Impairment of Long-lived Assets" which will be effective for fiscal years beginning on or after April 1, 2003. These standards require that an impairment loss should be recognized if the carrying amount of long-lived assets are not recoverable and exceeds its fair value for assets in use. Long-lived assets classified as held for sale should be measured at the lower of their carrying amount or fair value, less cost to sell. Sections 3475 and 3063 are not materially different from SFAS 144 which was adopted by us on January 1, 2002 for purposes of reconciling U.S. GAAP only, as described in note 22 to our audited consolidated financial statements, included elsewhere in this prospectus.

        Variable Interest Entities.    In June 2003, the CICA issued Accounting Guideline 15 (AcG 15), "Consolidation of variable interest entities." The new guideline will require enterprises to identify variable interest entities in which they have an interest to determine whether they are the primary beneficiary of such entities and, if so, to consolidate them. A variable interest entity is defined as an entity in which the equity is not sufficient to permit that entity to finance its activities without external support, or the equity investors lack either voting control, an obligation to absorb future losses, or the right to receive future returns. Recently, the CICA announced the deferral of the effective date of AcG 15. Previously, AcG 15 was to be effective for interim and annual periods starting on or after January 1, 2004. It now is effective for interim and annual periods beginning on or after November 1, 2004. Early adoption is still permitted. We are studying the potential effect of the new guideline.

        Generally accepted accounting principles.    In July 2003, the CICA issued Section 1100 "Generally Accepted Accounting Principles" and Section 1400 "General Standards for Financial Statements Presentation" which are effective for fiscal years beginning on or after October 1, 2003. Section 1100 clarifies the relative authority of various accounting pronouncements and other sources of guidance within GAAP, whereas Section 1400 clarifies what constitute a fair presentation in accordance with GAAP. In addition, under Section 1100, industry practice no longer plays a role in establishing GAAP. We are studying the potential effect of these new sections.

  U.S. GAAP

        Accounting for Asset Retirement Obligations.    In June 2001, FASB issued SFAS 143, "Accounting for Asset Retirement Obligation," which will be implemented by us on January 1, 2003. This standard requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long life asset and amortized to expense over the asset's useful life. The impact of adopting this new standard is not expected to have a significant impact on our consolidated balance sheet and consolidated statement of earnings.

Changes in Accounting Policies

  Canadian GAAP

        Goodwill and Other Intangible Assets.    Effective January 2002, we adopted the requirements of CICA handbook section 3062 "Goodwill and Other Intangible Assets." Section 3062 requires the use of a non-amortization approach to account for purchased goodwill and indefinite-lived intangibles. Under the non-amortization approach, goodwill and indefinite-lived intangibles are not amortized, but instead reviewed annually for impairment and written down and charged to earnings only in the periods in which the recorded value of goodwill and indefinite-lived intangibles exceeds their fair value. The adoption of Section 3062 requires us to use the non-amortization approach for goodwill related to business combinations initiated prior to July 1, 2001. We have adopted the discounted future cash flow method as our new goodwill impairment methodology.

        Foreign Currency Translation.    In November 2001, the CICA amended section 1650 "Foreign Currency Translation" to eliminate the deferral and amortization method for unrealized gains and losses on non-current monetary assets and liabilities, thereby eliminating a GAAP difference between Canadian and U.S. GAAP. The new recommendations were effective for fiscal year 2002 and were applied retroactively with restatement.

        Designation of a Hedge.    Effective January 1, 2002, we designated a portion of the long-term debt as a hedge of the net investment of its self-sustaining operations. Consequently, since January 1, 2002, any unrealized gains or losses on the designated portion of the long-term debt is recorded in cumulative translation adjustments.

        Stock-Based Compensation.    On January 1, 2002, we adopted the new recommendations of CICA 3870, "Stock-Based Compensation and Other Stock-Based Payments," regarding stock-based compensation. Under this new standard, stock options granted after January 1, 2002 by our shareholders' to our employees are to be recorded under the fair value method, which consist of recording expenses to income until these stock options are vested. In accordance with the transitional provisions, this new recommendation applies to options granted after January 1, 2002.

        Guarantees.    In February 2003, the CICA issued guideline AcG 14, "Disclosure of Guarantees", which requires entities to disclose key information about certain types of guarantee contracts that require payments contingent on specified types of future events. Disclosures include the nature of the guarantee, how it arose, the events or circumstances that would trigger performance under the guarantee, the maximum potential future payments under the guarantee, the carrying amount of the related liability, and information about recourse or collateral. In accordance with the transitional provision of this accounting guideline, we adopted the recommendations as of January 1, 2003.

  U.S. GAAP

        Goodwill and Other Intangible Assets.    On January 1, 2002, we applied SFAS 142 "Goodwill and Other Intangible Assets." This standard is not materially different from the recently issued accounting of the CICA, which is described under "—Canadian GAAP" above and in note 3(a) to our audited consolidated financial statements, included elsewhere in this prospectus, except that the amount of annual goodwill amortization under U.S. GAAP was approximately $644, due to the GAAP differences described in note 22 of our audited consolidated financial statements, included elsewhere in this prospectus.

        Accounting for the Impairment or Disposal of Long-Lived Assets.    On January 1, 2002, we applied SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 addresses financial accounting impairment or disposal of long-lived assets and requires that one accounting model be used for long-lived assets to be disposed of by sale. The standard also broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. The adoption of this standard did not have any impact on our financial position or our results of operations.

        Costs Associated with Exit or Disposal Activities.    In June 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The statement changes the measurement and timing of recognition for exits costs, including restructuring charges, and is effective for any such activities initiated after December 31, 2002. As we have not incurred any costs associated with exit or disposal activities subsequent to December 31, 2002, the standard did not have an impact on our unaudited interim financial statements for June 30, 2003.

        Guarantees.    In November 2002, FASB issued FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others", which is effective for guarantees issued or modified after December 31, 2002. However, the disclosure requirements of this interpretation are effective for financial statements issued for the periods ending on or after December 15, 2002 (note 22(f) to our audited consolidated financial statements included elsewhere in this prospectus). FIN 45 elaborates on the disclosure requirements of a company with respect to its obligation under certain guarantees. It also clarifies that a company is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation then undertaken. The impact of adopting this new disclosure requirement is not material.

Quantitative and Qualitative Disclosures Regarding Market Risk

        We are exposed to certain market risks as part of our ongoing business operations, including risks from changes in selling prices for our main products, costs of raw materials, interest rates and foreign currency exchange rates, all of which impact our financial condition, results of operations and cash flows. We manage our exposure to these and other market risks through regular operating and financing activities and, on a limited basis, through the use of derivative financial instruments. We use these derivative financial instruments as risk management tools and not for speculative investment purposes, except for the interest rate swap inherited as part of the Star Corrugated Box Company acquisition, which is being held for speculative purposes.

        The following chart provides a quantitative illustration of the impact on our operating income before depreciation and amortization and net earnings of possible changes in the prices of our principal products, the cost of raw materials and energy and the exchange rate of the U.S. dollar based on 2002 shipments and results:

		Changes in
	Price Changes	Operating Income before Depreciation and Amortization	Net Earnings
		(in millions of Canadian dollars)
Containerboard	+ US$10/short ton	22.7	15.2
Recycled papers	+ US$10/short ton	(15.4)	(10.3)
Natural gas	+ US$0.10/mmbtu	(1.1)	(0.7)
US$	+ US$0.01 vs. $1.00	2.5	1.7

For purpose of this analysis, we have assumed an exchange rate of $1.5703 to US$1.00 and, for purposes of this table, the change in net earnings equals the after tax change in operating income before depreciation and amortization.

        For a reconciliation of operating income before depreciation and amortization to operating income and net cash provided by (used in) operating activities, which we believe to be the closest GAAP performance and liquidity measures to operating income before depreciation and amortization , see footnote (d) to our summary historical and pro forma consolidated financial information beginning on page 11.

        To reduce our vulnerability to selling price fluctuations, we have implemented risk management programs. Furthermore, we use future contracts on selling prices to cover part of the risk related to price fluctuations. We also sometimes use future contracts to protect ourselves against increases in the cost of recycled fiber, particularly old corrugated containers and the cost of electricity, primarily in the province of Ontario, in Canada.

  Foreign Currency Risk

        We are exposed to foreign exchange risk as a portion of our sales is denominated in foreign currencies other than Canadian dollars. These risks are partially offset by foreign currency denominated purchases, interest and principal payments on foreign denominated debt and the utilization of forward exchange contracts for other than trading purposes.

        In addition, a portion of our operations are located outside Canada. Accordingly, movements in exchange rates and translation effects may have an impact on the financial condition and results of operations of our foreign subsidiaries which are located in the United States, Mexico and France.

        Our investments in our Mexican and French subsidiaries, which have a functional currency other than the Canadian dollar, are not hedged. Effective January 1, 2002, we designated a portion of our U.S. senior notes as a hedge of the net investment of our self-sustaining subsidiaries in the United States. Any unrealized gain or loss on the hedged portion after that date has been, and will be, offset against cumulative translation adjustments. As at December 31, 2002, the net assets in foreign subsidiaries translated into Canadian dollars using the year-end exchange rates were approximately $145 million. Excluding the effect of any hedge, the potential loss in fair value resulting from a hypothetical 10% adverse change in foreign currency exchange rates would be approximately $14.5 million as of December 31, 2002. Any loss in fair value would be reflected as cumulative translation adjustments and would not impact our net income.

        In 2000, 2001 and 2002, the average exchange rates for the U.S. dollar, euro and the Mexican peso strengthened (weakened) against the Canadian dollar as follows:

	Year Ended December 31,
	2000	2001	2002
U.S. dollar	—	4.3%	1.4%
Euro	(13.5%)	1.2%	7.0%
Mexican peso	1.0%	5.6%	(1.8%)

        The table below summarizes additional information on our material financial instruments and transactions that are sensitive to foreign currency exchange rates:

	As of December 31, 2002 (in thousands of Canadian dollars) Expected Maturity Date
	2003	2004	2005	2006	2007	There- after	Total	Fair Value
Cdn$ Functional Currency:
Long-term debt:
Fixed Rate (US$) (9.5% Average Interest Rate)	—	—	—	—	—	236,940	236,940	248,787
Forward Exchange Agreements:
Cdn$ Functional Currency: (Receive Cdn$/Pay US$)
Contract Amount (in Cdn$):	66,621	—	—	—	—	—	66,621
Average Contractual Exchange Rate	1.5787	—	—	—	—	—

        The fair value of derivative financial instruments generally reflects our estimated amounts that we would have received or paid to settle the contracts at year-end. As of December 31, 2002 the forward exchange agreements had an unfavorable fair value of $0.3 million.

        Effective January 1, 2002, we designated a portion of the long-term debt as a hedge of the net investment of our self-sustaining operations. Any unrealized gains or losses on the hedged portion after that date have been and will be offset against cumulative translation adjustments.

  Interest Rate Risk

        We are exposed to changes in interest rates, primarily as a result of our long-term debt with both fixed and variable interest rates. A change in the interest rate of fixed rate debt will impact the fair value of the debt whereas a change in the interest rate on the variable rate debt will impact interest expense and cash flows. In 2002, we did not utilize any type of derivatives to hedge our interest rate exposure except as part of the acquisition of the New York converting facility from Star Corrugated Box Company. As part of that acquisition, we assumed the interest rate swap agreement between Star Corrugated Box Company and a financial institution. We are holding this derivative financial instrument for speculative purposes. As of December 31, 2002, the derivative is recorded in other liabilities at its fair value of $1.8 million. Details of the interest rate swap agreement are as follows:

Pay fixed interest on the notional amount of US$3.5 million, maturity 2008	2002
Average fixed rate paid	7.25%
Average floating rate received	3.30%
Pay fixed interest on the national amount of US$2.5 million
(2001 US$2.5 million), maturity 2012 (a)
Average fixed rate paid	9.47%
Average floating rate received	3.34%

  (a)
  Contract commenced on October 21, 2002.

        The table below presents principal amounts by year of anticipated maturity for our debt obligations and related weighted average interest rates at the end of the period. Variable interest rates disclosed do not attempt to project future interest rates. This information should be read together with note 9 of our audited consolidated financial statements included elsewhere in this prospectus.

Long-term Debt Outstanding as of December 31, 2002
(in thousands of Canadian dollars)

	Expected Maturity Date
						There- after		Fair Value
	2003	2004	2005	2006	2007		Total
Liabilities:
Long term debt, including current portion:
Fixed Rate (9.3% average interest rate)	470	697	452	396	408	341,680	344,103	360,282
Variable Interest (3.7% average interest rate)	38,507	—	—	—	—	—	38,507	38,507
Capital Lease obligation (5% average interest rate)	1,323	1,387	1,064	1,117	1,173	7,854	13,918	13,918
Non interest bearing	117	196	194	195	195	603	1,500	1,500

Total Debt	$40,417	$2,280	$1,710	$1,708	$1,776	$350,137	$398,028	$414,207

  Commodity Price Risk

        Electricity.    We have entered into swap contracts, other than for trading purposes with counterparties whereby we set the purchase price on notional quantities of electricity. These contracts will be settled in cash. Resulting gains or losses are recognizable when realized and are recorded in cost of goods sold. As at December 31, 2002, we had commitments under swap contracts expiring in 2003 through 2007 for 323,260 megawatts. The fair value of these financial instruments as of December 31, 2002 represented an unrealized gain of $1.5 million (2001 and 2000—nil).

        Old Corrugated Containers.    We have entered into swap contracts, other than for trading purposes, with counterparties whereby we set the price on notional quantities of old corrugated containers. These contracts are settled in cash. Resulting gains and losses are recognized when realized and are recorded in cost of goods sold. As at December 31, 2002, we had commitments under swap contracts expiring in 2003 through 2007 for 879,700 tons of old corrugated containers (2001—32,400; 2000—90,000). The fair value of these financial instruments as at December 31, 2002 represents an unrealized loss of $1.5 million (2001—unrealized loss of $1.2 million; 2000—unrealized loss of $0.6 million).

        Unbleached 42-lb. kraft linerboard.    We have entered into swap contracts, other than for trading purposes, with counterparties whereby we set the selling price on notional quantities of unbleached 42-lb. kraft linerboard. These contracts are settled in cash. Resulting gains and losses are recognized when realized and recorded in net sales. As at December 31, 2002, we had commitments under swap contracts expiring in 2003 through 2005 for 197,200 tons of unbleached 42-lb. kraft linerboard (2001 - 319,500; 2000 - 210,700). The fair value of these financial instruments as at December 31, 2002 represents an unrealized loss of $2.0 million (2001—unrealized gain of $10.1 million; 2000—unrealized loss of $4.4 million).

        The unrealized loss of $2.0 million (2001—unrealized gain of $10.1 million) includes an unrealized gain of $0.4 million (2001—unrealized gain of $5.4 million) with a counterparty which is currently in default on several swap contracts and therefore, may never be realized.

        26-lb. semichemical medium.    Also, we have entered into swap contracts with counterparties, other than for trading purposes, whereby we set the selling price on notional quantities of 26-lb. semichemical medium. These contracts are settled in cash. Resulting gains and losses are recognized when realized and recorded in net sales. As at December 31, 2002, we had commitments under swap contracts expiring in 2003 through 2005 for 29,000 tonnes of 26-lb. semichemical medium (2001 and 2000—nil). The fair value of these financial instruments as at December 31, 2002 represents an unrealized gain of $0.5 million (2001 and 2000—nil).

BUSINESS

Overview

        We are among the top ten manufacturers of containerboard in North America and the largest containerboard manufacturer in Canada. We are also an industry leader in corrugated products in North America and one of the largest producers of corrugated products in Canada. We offer a complete line of customized packaging products for a wide variety of uses. With more than thirty production facilities in Canada, the United States, Mexico and France, we enjoy a strong presence in these strategic markets. Our products range from everyday boxes to promotional boxes that showcase items on sales stands and specialized boxes for merchandise requiring optimal protection, such as produce, furniture and appliances, small electronic components and large car parts.

        We have eight containerboard mills, six of which are located in Ontario, Quebec and British Columbia, one in Niagara Falls, New York, and one in northern France, which have a current total annual production capacity of more than 1.6 million short tons. These mills use a mix of recycled and virgin fiber to produce both standard and high-performance grades of virgin and recycled linerboard, semichemical and recycled corrugating medium and gypsum board in a wide range of basis weights. We also produce a wide variety of specialty and value-added products, such as white-top, colored and coated linerboard and wrapper grades. In 2002, we converted approximately 58% of our North American containerboard production into corrugated products. The remaining containerboard production was sold to other converters in North America, Europe and other export markets.

        Our network of 25 corrugated products plants, strategically located throughout Canada, the United States and Mexico, produces a broad range of products for sale to both regional and national customers in a variety of industries, including the food, beverage and consumer products industries. In 2002, our corrugated products plants shipped approximately 12.8 billion square feet of corrugated containers, including shipments of corrugated sheets to our own sheet plants. Our corrugated products plants produce a wide range of products, from corrugated boxes and containers for shipping and packaging to specialty products, such as intricate die-cut irregular size boxes, moisture resistant wax-coated and wax impregnated boxes, corrugated pallets, protective packaging products and litho-laminated point-of-purchase displays. Our corrugated products plants also provide customers with services such as graphic design and computer-aided sample making. Essentially all of the containerboard requirements of our corrugated products plants are supplied directly or indirectly by our containerboard mills.

Our History

        We were incorporated on November 27, 1997 under the federal laws of Canada to facilitate the reorganization and combination of all of the containerboard and corrugated products operations of Cascades Inc. and Domtar Inc., as well as the recycling operations of Domtar. Prior to this merger, we had no operations and Cascades' containerboard group and Domtar's packaging sector operated independently. On December 30, 1997, the merger was completed.

        For information about the acquisitions we have completed since our formation, see the Annual Reports on Form 20-F and our 6-Ks that we have previously filed with the Securities and Exchange Commission. You may obtain copies of these reports as described in "Where You Can Find More Information." See also "Management's Discussion and Analysis of Financial Condition and Results of Operations," and note 4 to our audited consolidated financial statements, and note 3 to our unaudited consolidated financial statements, included elsewhere in this prospectus.

Our Shareholders

        We are owned by Cascades and Domtar, with each company owning 50% of our equity. Cascades is a worldwide leader in manufacturing, converting and marketing packaging products, tissue papers and fine papers. In 2002, Cascades had net sales of $3.4 billion. Domtar is a major North American integrated manufacturer and marketer of fine papers, pulp and forest products and packaging products. In 2002, Domtar had net sales of $5.5 billion.

Industry Overview

        Containerboard, which refers to both linerboard and corrugating medium, is used to make corrugated containers, which are the most common form of packaging utilized in the transportation of manufactured and bulk goods. Corrugated containers are manufactured by combining corrugating medium and linerboard into corrugated sheets, which are then converted into the finished packaging products. Corrugated sheets are produced by a corrugator, which flutes and laminates a sheet of corrugating medium between two sheets of linerboard, which form the inner and outer facings, or liners, of the finished corrugated sheet. The corrugated sheets are then printed, cut, folded and glued at corrugated products plants to produce corrugated containers. Containerboard can be manufactured from either virgin fiber, recycled fiber or a combination of the two. Containerboard and corrugated containers represent the largest segment of the global paperboard industry by volume and sales.

        Growth in containerboard demand is generally influenced by economic conditions and, in particular, by growth in industrial output and consumer spending. Containerboard prices tend to be highly cyclical and are influenced by, among other things, market supply and demand and containerboard inventory levels of producers (containerboard mills) and consumers (corrugated products plants). The North American containerboard sector has been adversely affected by overcapacity and the economic slowdown since the second half of 2000. However, continued industry consolidation, rationalization of inefficient containerboard mill capacity and market-related downtime have helped to better balance supply with demand and create a less volatile pricing environment. This consolidation has helped accelerate the rationalization of inefficient containerboard mill capacity. Since 1998, approximately 12% of North American containerboard mill capacity has been shut down. Furthermore, the industry has generally adopted a model of balancing supply with current demand as opposed to maximizing capacity utilization. As a result, operating rates in the industry in recent years more closely reflect the current economic environment. Overall, market consolidation and rationalization have helped to create a less volatile and more stable industry pricing environment.

Competitive Strengths

        Our many competitive strengths have contributed to our strong operating performance and ability to capitalize on growth opportunities. These strengths include:

        Market Leadership.    We are among the top ten manufacturers of containerboard in North America, and the largest containerboard manufacturer and one of the leading producers of corrugated products in Canada. We have a current annual production capacity of more than 1.6 million short tons of containerboard and shipped approximately 12.8 billion square feet of corrugated containers in 2002.

        Diverse Product Portfolio and Strategic Locations.    We offer a broad range of high quality products across our containerboard and corrugated products businesses, which reduces our dependence on any one single product or market. Our mills and corrugated products plants are strategically located near our major customers, transportation networks and/or fiber suppliers. We believe that we are the only producer of corrugated products with packaging operations in every region of Canada. Our geographic diversity allows us to cost-effectively serve customers on a regional and national basis.

        High Level of Integration.    In 2002, we converted approximately 58% of our North American containerboard production into finished products. After giving effect to our recent acquisitions, including the asset exchange with Georgia-Pacific Corporation in April 2003, our North American integration level has increased to over 60%. We believe that maintaining a high degree of converting integration leads to better overall and more stable operating margins.

        Strong Corporate Culture.    We manage our operations using a decentralized structure, with each operating segment, mill and plant operated as a separate profit center. This structure places significant management, operational and financial responsibilities at each level of our business, subject to a corporate level review and oversight. In addition, our employees and managers participate in profit sharing plans that link their compensation to the financial performance of their operating segment or facility. We believe that our philosophy of individual accountability, which reaches every level of our business, and the potential for internal promotion, both of which are fundamental to our corporate culture, have been instrumental in attracting qualified and dedicated personnel, improving our financial results and helping us maintain profitability through industry cycles.

        Experienced Management Team and Strong Corporate Sponsorship.    Our mill and plant managers have an average of over 15 years of experience in the containerboard and corrugated products industries. Their extensive knowledge of the industry is complemented by our senior management's strong operational background. In addition, our close affiliation with Cascades and Domtar, two of the largest North American producers of pulp and paper, allows us to enhance our offerings and provide a wide range of integrated complementary services.

Business Strategy

        We intend to continue to capitalize on our leading market positions and core competencies to drive profitable growth by continuing to emphasize the following key strategies:

        Improve Efficiency and Reduce Costs.    We continue to focus on productivity improvements, cost reduction initiatives and other programs aimed at improving operational efficiency in each of our operating segments. For example, during 2003, we will complete our $31.0 million steam reformer project at our Trenton mill, replace a boiler at our Cabano mill, which we expect to significantly reduce our energy costs at the mill, and install a pipeline to use the steam from a local steam generator at our Niagara Falls and Mississauga mills. The ability of each mill or plant to undertake capital expenditures is linked to its operating cash flows, as well as a corporate level review. In addition, our decentralized management philosophy provides our employees with profit sharing incentives, which we believe encourages a cost conscious approach that results in individual accountability and more efficient and profitable operations.

        Maintain Disciplined Financial Management.    We employ a disciplined approach to acquisitions, capital spending and debt levels. We have invested approximately $168.0 million in business acquisitions and $305.0 million in net capital expenditures since our inception in 1997. Our prudent financial management has enabled us to substantially increase sales and operating income before depreciation and amortization through acquisitions and capital expenditures without significantly increasing our leverage. Our ratio of debt to operating income before depreciation and amortization has improved from 4.5 to 1.0 as of December 31, 1998 to 1.9 to 1.0 as of December 31, 2002. For a reconciliation of operating income before depreciation and amortization to cash flows from operations and net income and for an explanation of why we present this measure, see footnote (d) to our summary historical and pro forma financial information which begins on page 11.

        Continue to Increase Converting Integration.    We plan to continue to increase our converting integration through opportunistic acquisitions of corrugated products plants, particularly in the U.S. market. We believe that increasing the degree to which our mills and corrugated products plants are integrated will enable our mills to run at higher capacity utilization during all phases of the industry cycle. However, each of our corrugated products plants seeks to maximize its own profitability. Rather than using our corrugated products plants as captive outlets for our mill production, we pursue a strategy by which our corrugated products plants generally purchase from our mills only the amount of containerboard, which they believe is necessary to support their respective customers' requirements, allowing us to maximize plant profitability. Furthermore, we believe that selling a portion of our containerboard production in the open market provides us with market price knowledge, which keeps our corrugated products plants competitive in the market.

        Maintain Access to Recycled Fiber.    Approximately 50% of the fiber that we utilize to manufacture our products is recycled fiber. We maintain sufficient access to recycled fiber through our 46% ownership in Metro Waste Paper Recovery Inc. and long-term supply contracts. Metro Waste, together with Cascades' recycling operations, supply approximately 30% of our North American recycled fiber needs. Approximately 30% of the recycled fiber we purchase on the open market in North America is subject to long-term contracts, while the remainder of our needs are purchased on the open market at prevailing market rates.

        Selectively Pursue Strategic Acquisitions.    We intend to selectively pursue acquisitions and strategic business opportunities that further strengthen our portfolio of products, markets and geographic locations, particularly in the United States. We intend to continue to develop a North American network of corrugated products plants to offer customers a full range of packaging products and services. Some of the factors that we consider when making an acquisition include:

  •
  the ability to increase our level of integration;

  •
  earnings accretion through the business cycle;

  •
  strong existing management and workforce expertise;

  •
  opportunities to reduce costs and improve profitability without significant capital investment; and

  •
  strong market recognition.

Mills, Plants and Equipment

        We operate eight containerboard mills and 25 corrugated products plants. Between April 2, 2001 and January 2, 2002, we also operated nine paper recovery centers. We transferred these paper recovery centers to Metro Waste in January 2002, when we increased our ownership interest from 27.5% to 46%.

        The following table lists our production facilities and their operations. Except as otherwise indicated in the table, we own all of these facilities.

Location	Products	Annual Production Capacity (1)
Mills (in short tons)
Ontario
Red Rock	Kraft linerboard	440,000
Trenton	Semichemical corrugating medium	199,000
Mississauga(2)	Recycled linerboard	156,000
Quebec
Cabano(2)	Semichemical corrugating medium	233,000
Kingsey Falls	Recycled linerboard	91,000
British Columbia
Burnaby	Recycled corrugating medium and gypsum paper	127,000
United States
Niagara Falls,
New York (Norampac Industries Inc.)(3)	Recycled corrugating medium	225,000
France
Blendecques (Norampac
Avot-Vallée S.A.S.)	Recycled linerboard and corrugating medium	135,000

		1,606,000

Corrugated Products Plants (in thousands of square feet)(4)
Converting Plants
Maritimes
Moncton, New Brunswick	Corrugated containers	493,000
St. John's, Newfoundland
(Newfoundland Containers Ltd.)	Corrugated containers	160,000
Quebec
Montreal	Corrugated containers	691,000
Vaudreuil	Corrugated containers	646,000
Quebec City	Corrugated containers	493,000
Drummondville(2)	Corrugated containers	721,000
Ontario
Vaughan(2)	Corrugated containers	1,523,000
Mississauga (OCD)(3)	Corrugated containers	1,113,000
St. Marys	Corrugated containers	865,000
Etobicoke	Corrugated containers	584,000
Concord	Corrugated containers	536,000
Scarborough (Lithotech)(3)	Single-face laminate	199,000
North York(3)	Corrugated containers, co-packaging and displays	39,000
West
Calgary, Alberta(2)	Corrugated containers	594,000
Richmond, British Columbia	Corrugated containers	470,000
Winnipeg, Manitoba	Corrugated containers	505,000

United States
Buffalo, New York (Norampac Industries Inc.)	Corrugated containers	412,000
Dallas—Fort Worth, Texas (Norampac Dallas-Fort Worth LP)(3)(5)	Single face laminate	78,000
Maspeth, New York (Norampac New York City Inc.)	Corrugated containers	1,087,000
Leominster, Massachusetts (Norampac Leominster Inc.)(3)	Corrugated containers	848,000(1)
Schenectady, New York (Norampac Schenectady Inc.)(5)	Corrugated containers	n/a(1)

		12,057,000

Co-packaging and Display Plant
Ontario Scarborough (CMC)(6)	Co-packaging and displays	168,000(1)

Sheet Plants
Quebec
Victoriaville	Corrugated containers	369,000
Ontario
Barrie (Jellco)	Corrugated containers	162,000
Peterborough	Corrugated containers	112,000
West
Saskatoon, Saskatchewan(3)(7)	Corrugated containers	18,000
Mexico
Guadalupe (Norampac Monterrey Division S.A. de C.V.)(3)	Corrugated containers	39,000

		700,000

(1)
Except as otherwise noted, quantities presented for containerboard mills are in short tons (rounded to the nearest thousand) and reflect production capacity at the end of 2002. Quantities presented for corrugated products plants are in thousands of square feet (rounded to the nearest thousand) and reflect actual 2002 shipments for the entire year, except for the Leominster plant which represents shipments from January 21, 2002 to December 31, 2002 and the Scarborough (CMC) plant which represents shipments from January 1, 2002 to September 30, 2002, when it was closed. We have not presented quantities for our Schenectady plant, which was acquired in April 2003.

(2)
All of the property, plant and equipment of this facility are pledged as security for our obligations under our new revolving credit facility.

(3)
These represent facilities that we currently lease.

(4)
We own a 42.9% interest in Montcorr Packaging Limited, a sheet feeder plant with the remaining 57.1% owned by four other partners. We do not manage the operation of this facility. In 2002, 42.9% of this plant's annual shipments represented 327,510 thousand square feet.

(5)
On April 14, 2003, we completed an asset exchange agreement with Georgia Pacific Corporation. In this transaction, we acquired a corrugated products plant located in Schenectady, New York in exchange for our Dallas-Fort Worth plant and cash.

(6)
In September 2002, we closed our Scarborough (CMC) plant.

(7)
The capacity does not include the assets we acquired in May 2003.

        Containerboard Mills.    Our mills produce a wide range of standard and high-performance containerboard, including kraft and recycled brown linerboard, recycled white-top linerboard, semichemical and recycled corrugating medium, as well as certain other value-added products. Our linerboard production is approximately 50% kraft and 50% recycled and our corrugating medium production is approximately 59% semichemical and 41% recycled. Linerboard and corrugating medium are produced in basis weights of 100 to 337 grams per square meter (20 to 69 pounds per thousand square feet) and 87 to 195 grams per square meter (18 to 40 pounds per thousand square feet), respectively.

        The Red Rock mill is our largest facility. This mill produces unbleached kraft linerboard made from approximately 80% virgin fiber and 20% recycled fiber. At our Red Rock mill we currently operate two machines, with one machine dedicated to lightweight linerboard and the other machine dedicated to heavyweight linerboard. In Spring 2003, we temporarily shutdown the mill and installed a pick-up roll on our machine dedicated to heavyweight linerboard, which will increase its production efficiency.

        At our Mississauga mill, we operate one machine that produces recycled linerboard. Our Mississauga mill produces primarily light to mid-weight brown and white-top linerboard, with white-top constituting approximately 22% of its current production. Strategically located near Toronto, the Mississauga mill benefits from its close proximity to customers and to readily available sources of recycled fiber. The Mississauga mill uses 100% recycled fiber in its production.

        Our Kingsey Falls mill operates one machine that produces recycled linerboard. The Kingsey Falls mill is one of only two mills in North America with the ability to produce value-added custom colored linerboard directly on the paper machine. Such colored linerboard represented 4.5% of the mill's production in 2002.

        Our Trenton mill produces semichemical corrugating medium and a wide range of standard and high-performance grades, as well as lightweight medium for fine flute applications. This mill operates one machine. We are in the process of installing a steam reformer, which we expect to be in operation later this year, that will allow us to reduce energy, chemicals and environmental costs and will also increase the quality of our products. The Trenton mill is the only integrated pulp and paper mill in North America with a closed-loop water system, virtually eliminating any effluent from the production process.

        At our Cabano mill we operate one machine that produces semichemical corrugating medium and can produce value-added grades of corrugating medium such as "wet strength," which has moisture resistant characteristics and is used primarily for packaging foods. Located near a deep-water harbor, the Cabano mill has year-round access to shipping networks. In addition, the Cabano mill has a bark boiler which provides heating and steam, thus reducing our energy costs at this facility.

        Our Niagara Falls mill operates two machines which produce recycled corrugating medium in a full range of basis weights, as well as value-added products such as superflute medium for fine flute applications. The mill is located within 200 miles of approximately 85% of its customers and, as a result, transportation and shipping costs are relatively low. In 2002, we commenced a project to install a pipeline in order to use the steam from a steam generator located near the mill. This project will help us avoid natural gas cost variation and will reduce our operating costs.

        Our only European mill is strategically located in Blendecques, France (Avot-Vallée), to serve customers in France and other Western European countries. At this mill we operate three machines, two of which produce recycled white-top linerboard, and one of which produces recycled corrugating medium. In 2002, the mill's production was 68% recycled white top linerboard and 32% recycled corrugating medium. This mill is the largest producer of recycled white-top linerboard in France and the fourth largest in Europe. This mill also operates two de-inking plants, allowing it to produce 100% of its requirements for the bleached pulp used to make the top layer of white-top linerboard and enabling it to decrease its costs by using lower grades of waste paper in the production process. The de-inking plants also produce surplus that can be sold on the open market.

        Our Burnaby mill, purchased from Crown Packaging Ltd. on April 2, 2001, is the largest manufacturer of 100% recycled containerboard in Western Canada. Improvements were made in the stock preparation system which enable the mill to be a high quality producer of recycled corrugating medium, gypsum paper and brown and white linerboard. The mill is one of only a few mills in western Canada which will be able to offer all these recycled products.

        Converting Operations.    We operate a network of 25 corrugated products plants located throughout Canada, the United States and Mexico. In 2002, our converting facilities shipped approximately 12.8 billion square feet of corrugated containers, including shipments of corrugated sheets to our own sheet plants.

        Our converting operations consist primarily of traditional corrugated products plants, which utilize corrugators to combine linerboard and corrugating medium into corrugated sheets that are then printed, cut, folded and glued at the same plant into corrugated containers, as well as one sheet feeder that produces only corrugated sheets. We operate five sheet plants which purchase corrugated sheets either from our own corrugated products plants or on the open market and then cut, fold and glue these corrugated sheets into finished packaging products.

        Our converting operations provide our customers with graphic design, computer-aided sample making and distribution services. Mostly all of our products are made to order. These plants produce a wide range of products, from corrugated boxes and containers for shipping and packaging to specialty products, such as intricate die-cut irregular size boxes, moisture resistant wax-coated and wax impregnated boxes, corrugated pallets, litho-laminated boxes and point-of-purchase products, foam and protective packaging products as well as single-face and single-face laminate. In addition, many of our customers require high quality multi-color graphics for their boxes and point-of-purchase corrugated display units. We are able to service this portion of the market through our conversion of preprinted linerboard, flexographic printing directly on containers and lithographic printing of labels.

Marketing, Sales and Distribution

        Our sales for 2000, 2001 and 2002 were as follows:

	2000	2001	2002
	(in millions of Canadian dollars)
Canada	$745.4	$777.8	$870.5
United States	262.6	280.0	314.6
France	31.3	27.9	27.0
All other markets	114.7	103.3	103.0

Total	$1,154.0	$1,189.0	$1,315.1

        No other country represented 10% or more of sales. All other markets principally includes Belgium, Chile, China, Colombia, Egypt, Germany, Haiti, Hong Kong, Israel, Jamaica, Malaysia, the Philippines, Singapore, Spain and the United Kingdom.

        In 2002, our converting operations utilized approximately 58% of our own North American containerboard production. The balance of our North American containerboard production is sold on the Canadian, U.S. and export markets. Our only European mill, located in Blendecques, France, sells its products primarily in Europe.

        We sell our corrugated products to over 20,000 customers, primarily in Canada and the United States, with no single customer accounting for more than 10% of our 2002 sales.

        In order to ensure a high level of customer service in our corrugated products sector, we maintain a decentralized sales force organized around geographic regions with sales personnel at each plant. In contrast, in our containerboard sector, which is less influenced by regional market share, we favor a centralized sales force at our headquarters in order to benefit from inter-division synergies. However, we maintain a sales administrator for each of our containerboard mills who is responsible for coordinating sales and customer needs with the mill's containerboard production.

        Our corrugated products plants are strategically located in geographic proximity to our customers due to the significant cost of transportation and the importance of prompt delivery to customers. Most of our corrugated products production is shipped by a leased truck fleet or other common carriers to customers generally within a 200-mile radius of each plant. All of our mills are strategically located in close proximity to customers or major transportation highway, rail or shipping networks.

Raw Materials

        Our principal raw materials are wood chips, sawdust and shavings, hardwood logs and recycled fiber, as well as certain chemicals, all of which are cyclical in both price and supply to varying degrees. The cyclical nature of pricing for certain of these raw materials presents a potential risk to our profit margins to the extent that we are unable to pass along price increases to its customers on a timely basis. In addition, we also use significant amounts of fossil fuels.

        We believe we have security of supply for our two principal raw materials: virgin and recycled fiber. We also have three Sustainable Forest Licenses with the Ministry of Natural Resources in Ontario. These licenses, which were previously held by Domtar, ensure the supply of virgin fiber for our Red Rock and Trenton mills. Pursuant to a Wood Fiber Supply and Management Agreement entered into with Domtar, Domtar manages the supply of virgin fiber for our Red Rock and Trenton mills. The Cabano mill secures approximately 60% of its supply of virgin fiber from four regional wood fiber suppliers. All of the remaining virgin fiber supply requirements for our mills are secured from private land and crown land managed by Domtar, sawmills affiliated with Domtar and us or pursuant to contracts with other private and public sources.

        Approximately 50% of the raw materials we utilize in our containerboard production consists of recycled fiber. Metro Waste, together with Cascades' recycling operations, supply approximately 30% of our North American recycled fiber needs. The remainder of our recycled fiber requirements is met through an existing network of generators of waste paper and old corrugated containers, such as supermarkets, and, depending on supply and pricing, brokers of recycled materials. Approximately 30% of the recycled fiber we purchase on the open market in North America is subject to long-term contracts, while the remainder of our needs are purchased on the open market at prevailing market rates.

Research and Development; Intellectual Property

        We focus our research and development efforts on improving manufacturing efficiencies and developing new and innovative products designed to improve the performance characteristics of our containerboard and corrugated products. In connection with our research and development efforts, we maintain a testing and technical division, which provides certain of our operating divisions with research and development and also operates as its own profit center. The balance of our research and development needs is obtained through the research and development facility maintained by Cascades, which is paid for by us on a project-by-project basis. Although we have several trademarks, trade names and patents, we do not consider any of them, individually or in the aggregate, to be material.

Competition

        The markets for containerboard and corrugated products are highly competitive. Competition in our markets is based principally on quality, product performance and characteristics, service and price as they relate to customers' needs.

        Competition in the containerboard sector tends to be global. Additionally, the containerboard industry remains one of the most fragmented segments of the pulp and paper industry despite the recent consolidation trend in the industry and, as a result, we compete with a large number of competitors. However, manufacturing containerboard is capital intensive with high barriers to entry as new facilities require substantial capital and generally take at least two years to design, engineer and construct.

        In contrast to the containerboard sector of the industry, the corrugated products sector has lower barriers to entry. Competition in corrugated products is primarily regional, and proximity to customers is an important factor in minimizing shipping costs and facilitating the quick order turnaround and on time delivery demanded by customers. We compete with a number of other competitors in our two principal markets, Ontario and Quebec, and with a smaller number of competitors in our other markets. Many of these competing facilities are owned by other integrated producers, although we also compete with a number of non-integrated converters operating on a regional level.

        In addition, alternative forms of packaging made from materials such as reusable plastic containers, plastic film, boxboard and other materials also compete with corrugated products and containerboard products. Our management believes that our continued focus on providing customers with high quality products, combined with our increasing focus on high-performance grades, value-added products and superior customer service, will enable us to continue to compete favorably in our markets.

Environmental Matters and Other Governmental Regulations

        As is the case with the entire pulp and paper industry, we are subject to stringent general and industry-specific environmental laws and regulations imposed by national, provincial and local authorities in Canada, the United States, Mexico and Europe. The cost of maintaining compliance with applicable environmental laws in conjunction with required upgrades of our facilities to comply with new regulations has been and is expected to continue to be significant. During 2002, we provided for approximately $44 million for environmental issues, $21 million of which was expensed and $23 million of which was capitalized, including the costs related to the installation, at our Trenton mill, of a steam reformer to convert Dombind, a process cooking liquor, into energy. See "Business—Legal Proceedings." These expenditures were attributable to an effort to comply with environmental permits, to conduct environmental investigations and perform remedial actions to address environmental compliance. During the next three years, apart from recurring expenditures of approximately $20 million annually, we anticipate capital expenditures for environmental matters to total approximately $28 million, including approximately $14 million to upgrade air pollution control equipment at Red Rock, Ontario, Canada, and approximately $4.6 million to upgrade the waste-water treatment system at our facility in Mississauga, Ontario, Canada. For 2003, we expect total expenditures for environmental issues to be approximately $26.8 million ($19.6 million expensed and $7.2 million capitalized). While we believe these estimates are reasonable, actual expenditures may exceed our estimates.

        In the ordinary course of business, we are subject to frequent inspections and monitoring by government enforcement authorities. In May 2002, we received a warning letter from an inspector from Environment Canada alleging violations of the Fisheries Act related to certain unauthorized discharges of effluent to Lake Superior from our facility at Red Rock, Ontario, Canada. While we took prompt corrective action, and no fines have been assessed, fines could be imposed in the future in connection with this warning letter.

        We have incurred, and may in the future incur, costs and liabilities to investigate and clean-up waste or contamination at current or former facilities, related in part to historical practices or waste disposed of prior to the purchase of facilities by us. For example, we are currently investigating potential groundwater contamination associated with process liquor lagoons and a rejects storage basin in connection with their anticipated decommissioning at our facility in Trenton, Ontario, Canada.

        Certain environmental laws provide for strict, and in some circumstances, joint and several liability for investigation and remediation of spills and other releases of hazardous substances and for liability for related damages to natural resources. Such laws may impose liability on certain classes of persons, including the current and former owners and operators of contaminated facilities and companies (and their corporate successors) that arranged for disposal, or for transport for treatment or disposal, of regulated materials at a facility or otherwise caused the contamination. It is possible that we could incur such liability in a manner that would have a material adverse effect on our business, financial condition or our results of operations. See "Business—Legal Proceedings" for more information.

Quality Assurance

        In 2002, we invested approximately $56.8 million in net capital expenditures in our facilities to reduce unit production costs, improve quality, increase capacity (through debottlenecking projects) and meet environmental regulations. Except for the North York, Buffalo, Saskatoon, Maspeth, Leominster and Monterrey plants, all of our corrugated products plants and seven of our eight mills are ISO certified. The Niagara Falls mill received its ISO certification in September of 2002. In addition, our Concord, St. Marys, Etobicoke and Vaughan plants, located in Ontario, and our Kingsey Falls mill, located in Quebec, have achieved ISO certification for their environmental management systems.

Properties

        We maintain manufacturing facilities in four countries. Our operations are strategically located in geographic proximity to our customers due to significant transportation costs and the importance of prompt delivery to customers. Most of our production is shipped by a leased truck fleet or other common carriers to customers generally within a 200-mile radius of each plant.

        Our principal manufacturing facilities as of December 31, 2002 are:

	Number of Facilities
				Lease Expiration Dates
	Total	Owned	Leased
North America:
Mills	7	6	1	2017
Corrugated products plants	20	15	5	2003-2018	(a)
Sheet plants	5	3	2	2003	(a)
Europe:
Mills	1	1	n/a

  (a)
  Some of our leases are subject to one or more options to renew.

        We also maintain office space for our headquarters in Montreal.

Employees and Labor Relations

        As of December 31, 2002, we had 4,766 full-time employees, including 3,867 employees in Canada, 710 employees in the United States and 189 employees in Mexico and France. Approximately 2,250 of our Canadian and U.S. employees are subject to 22 separate collective bargaining agreements. Such agreements are limited to individual plants and groups of employees within such plants. Approximately 60% of our unionized employees belong to Communications, Energy and Paperworkers Union of Canada, approximately 20% to Independent Paperworkers of Canada and the remaining approximate

20% belong to a number of different unions. As of December 31, 2002, our employees were distributed by function as follows:

Function	Total Number of Employees
Executives	9
Operations	4,047
Commercial	77
Sales and Marketing	306
Finance and Administration	300
Human Resources	27
Total	4,766

        We are committed to fostering a dynamic and creative work environment for our employees. Our profit-sharing plan for our employees links their annual bonuses to the profitability achieved by different divisions depending on the employee's level within our organization. This plan is intended to stimulate and develop team spirit and strengthen our employees' commitment by involving them in our financial growth. We emphasize employee accountability, encourage an entrepreneurial environment and seek to promote from within our organization.

Subsidiaries and Investments

        Our principal subsidiaries are as follows:

Name of Company	Primary Operations	Jurisdiction of Incorporation	Percentage of Common Shares Owned
Norampac New York City Inc.	Owns and operates our Maspeth, New York plant	New York	100%
Norampac Leominster Inc.	Owns and operates our Leominster, Massachusetts plant	Massachusetts	100%
Norampac Industries Inc.	Owns and operates our Niagara Falls, New York mill and Buffalo, New York plant	New York	100%
Norampac Dallas-Fort Worth L.P.	Owns the assets of our Schenectady, New York plant	Texas	100%
Norampac Avot-Vallée S.A.S.	Owns and operates our mill in Blendecques, France	France	99.9%
Norampac Monterrey Division S.A. de C.V.	Owns and operates our Mexican sheet plant	Mexico	100%
Norampac Schenectady Inc.	Owns land and building and operates our Schenectady, New York plant	New York	100%
1426835 Ontario Inc.	Holds the land for our Vaughan plant	Ontario	100%
Newfoundland Containers Limited	Owns and operates our St. John's plant	Newfoundland	100%

        We also have investments in several entities, including:

  •
  a 46.0% interest in Metro Waste Paper Recovery Inc., a Canadian operator of waste paper recovery and recycling operations;

  •
  a 42.9% interest in Montcorr Packaging Ltd., a Canadian sheeting plant;

  •
  a 20.0% interest in Groupe NBG Inc., an entity created to operate a Canadian sawmill; and

  •
  a 50.0% interest in Silvachem Inc., an entity created to research environmentally-friendly uses for Dombind, a process cooking liquid generated by one of our mills, which does not presently have any operations.

Legal Proceedings

        A certain process cooking liquor, known as Dombind, generated at our Trenton mill was previously distributed for use as a dust suppressant under a permit issued to us by the Ontario Ministry of the Environment, or MOE. The permit for such use expired in December 1998. An environmental group based in Toronto has campaigned against the use of Dombind as a dust suppressant on rural roads in the province of Ontario since May 1997. The group's interest in Dombind appears to have been prompted by a few individuals in a local township who objected to the introduction of it in their area. Despite dialogue, the group persisted in its opposition to the continued use of the product. Thus, rather than issue a new permit for the continued use of Dombind as we requested, the MOE issued a Control Order to us under the Environmental Protection Act on April 29, 1999, or, April Order, that required the elimination of our Dombind distribution under a scheduled phase-out, with appropriate controls, and required us to implement an alternative management plan. In November 2000, MOE issued a subsequent order that required us to order the equipment for the alternative management plan immediately, contradicting the April Order. We objected to this unilateral action. There after, MOE commenced a proceeding in Provincial Offenses Court alleging we violated the April Order. On April 15, 2003, the Court issued a judgment against us and, subsequently, a penalty of $25,000 was assessed. We are appealing this decision to the Ontario Court of Justice. We believe there are very solid defenses to the charge and that our appeal will be successful. The use of process cooking liquor as a dust suppressant ceased on October 31, 2002 in accordance with an order issued by the MOE in February 2001, and we are in the process of implementating a technology known as "Steam Reforming," which will allow the conversion of the process liquor into energy that will be utilized by the mill. For 2000 and 2001, we spent $12 million and in 2002 we spent $17 million at this mill in an attempt to resolve the Dombind issue. In 2003 we will spend approximately an additional $4 million on this matter for a total investment of $33 million. The Steam Reforming technology is expected to be fully operational by the end of 2003.

        We are the owner of a property located in Depew, New York. Recycling operations were conducted by us at this site prior to the sale of such operations in December 1998 to Metro Waste, which now leases the site from us. During 1998 and 1999, environmental assessments were conducted by us to address certain environmental concerns raised by the New York Department of Environmental Conservation, or the Department, regarding the site. The overall conclusion of these assessments was that the site had been contaminated by metals from foundry operations conducted by a former owner of the site. In 1999, the Department issued, with our consent, an Order on Consent, the objective of which was to determine the terms and conditions upon which we would develop and implement an Interim Remedial Measure, or IRM, Program and a Remedial Investigation/Feasibility Study, or RI/FS. In conformity with the Order on Consent, an IRM Program was implemented at the site in July 1999. Through the implementation of this measure, actual exposure to contamination at and from the site has become negligible. We submitted the RI/FS to the Department on April 6, 2001 for its review. We submitted the final draft of the RI/FS to the Department on November 4, 2002. It delineates the nature and extent of contamination on-site, evaluates alternatives to address on-site contamination and recommends a preferred remedy. The Department may not approve our recommended remedy. Final remediation costs cannot be estimated until the Department selects the remedy. In addition, we completed an investigation of the off-site contamination and submitted those results to the Department. Nevertheless, in March 2003, the Department advised us that it will not review the RI/FS or select a remedy for on-site contamination until N.L. Industries, Inc., or N.L., the former site owner which we believe is responsible for its contamination, executes an agreement with the Department to remediate off-site contamination. No such agreement has been reached. In April 2003, the Department referred the off-site remedy to the federal Environmental Protection Agency for funding and implementation. We have since renewed our request to the Department to review and approve the RI/FS and our recommended on-site remedy. Also, we are currently involved in negotiations with N.L. regarding allocation of costs. We intend to pursue appropriate legal remedies in the event that negotiations with N.L. do not result in a settlement that allows us to recover a large part of the costs associated with this matter. However, we could incur material costs and N.L. may not satisfy all of its obligations.

        There are currently no other material legal or administrative proceedings pending against us that we expect to have a material adverse effect on our financial condition or results of operations. See note 15 to our audited consolidated financial statements, included elsewhere in this prospectus.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information with respect to our executive officers and directors as of August 30, 2003:

Name	Age	Position
Raymond Royer	64	Chairman of the Board and Director
Alain Lemaire	56	President, Chief Executive Officer and Director
Marc-André Dépin	38	Executive Vice President
Patrick Lemaire	39	Vice President and Chief Operating Officer, Containerboard
Charles Malo	37	Vice President and Chief Operating Officer, Corrugated Products
Charles Smith	44	Vice President and Chief Financial Officer
Jules Bernier	48	Vice President, Human Resources
François Guité	34	Vice President Sales and Marketing, Containerboard
Robert F. Hall	47	Vice President, Legal Affairs and Secretary
Lucie-Claude Lalonde	44	Assistant Secretary
Paul R. Bannerman	60	Director
Christian Dubé	46	Director
George Kobrynsky	56	Director
Bernard Lemaire	67	Director
Laurent Lemaire	64	Director
Gilles Pharand	59	Director

        Bernard, Laurent and Alain Lemaire are brothers and Patrick Lemaire is the son of Bernard Lemaire and the nephew of Alain Lemaire and Laurent Lemaire.

        Officers are elected annually by the board of directors and hold office at the pleasure of the board of directors until the next annual selection of officers or until their successors are elected and qualified.

        Raymond Royer has been our Chairman of the Board and a Director since December 1997. Since September 1996, he has served as President and Chief Executive Officer of Domtar. Mr. Royer is a director of Power Financial Corporation, a Canadian holding company, Shell Canada Limited, an integrated petroleum company, and of the Conference Board of Canada, a not-for-profit Canadian research organization. From 1986 to 1996, he served as President and Chief Operating Officer of Bombardier Inc., a Canadian manufacturer of transportation and aircraft equipment.

        Alain Lemaire has been our President since our incorporation in November 1997. He has also been our Chief Executive Officer and a Director since December 1997. Since 1992, he has served as Executive Vice President of Cascades and is a director of Cascades. On July 1, 2003, Alain Lemaire assumed the position of President and Chief Executive Officer of Cascades.

        Marc-André Dépin has been our Executive Vice President since September 2001. Previously, he served as our Vice President and Chief Operating Officer, Corrugated Products and as Vice President, Sales and Marketing. Prior to joining Norampac, he served as Sales Manager of Etcan International Inc., a Canadian sales and marketing firm.

        Patrick Lemaire has been our Vice President and Chief Operating Officer, Containerboard since September 2001. From May 1998 to September 2001, he served as General Manager for several of our containerboard mills. From August 1993 to May 1998, he occupied the position of Mill Manager in several of our and Cascades' containerboard mills.

        Charles Malo has been our Vice President and Chief Operating Officer, Corrugated Products since October 2001. From March 2000 to October 2001, he served as General Manager of several of our corrugated products plants, and from December 1997 to March 2000, he served as Director of Administration, Corrugated Products. Prior to joining Norampac, he served as Controller of Etcan.

        Charles Smith has been our Vice President and Chief Financial Officer since November 2002. Before joining Norampac, between 1987 and 2002, he was employed by Bombardier, where he served as Vice President of Finance and Administration for the Sea-Doo/Ski-Doo Division, as Vice President of Finance for the Canadair Division and most recently, as Vice President, Controller, for the Aerospace Division. Before joining Bombardier, Mr. Smith worked as a chartered accountant for Ernst & Young.

        Jules Bernier has been our Vice President, Human Resources since May 2001. From 1998 to May 2001, he served as our Corporate Director, Human Resources. Prior to this, he was the Human Resources Manager of Compagnie des Bauxites de Guinée since 1995. From 1990 to 1995, he was the General Manager Human Resources of TVA Inc., a Canadian communications company.

        François Guité has been our Vice President Sales and Marketing, Containerboard since September 2001. Prior to this, he served as our General Manager, Sales of Containerboard from May 1999 to September 2001. From 1994 to 1999, he was Export Sales Manager at Group Lactel, a Canadian dairy products company.

        Robert F. Hall serves as our Vice President, Legal Affairs and Secretary pursuant to the management agreement we have with Cascades. From our incorporation, on November 27, 1997 to December 30, 1997, he served as a Director. Mr. Hall also serves as Vice President, Legal Affairs and Corporate Secretary of Cascades, a position he has held since March 1994, and as Corporate Secretary of Boralex Power Income Fund. From 1992 to 1994, Mr. Hall was a partner at Byers Casgrain, now Fraser Milner Casgrain LLP, a Canadian law firm.

        Lucie-Claude Lalonde has been our Assistant Secretary and General Counsel since July 28, 2003. Between 2002 and 2003, she served as Vice President Legal Affairs for Cirque du Soleil Group Inc., an entertainment company. From 1994 to 2001, she held the position of Vice President, Legal Affairs and Secretary of Canam Manac Group Inc., a steel component and semi-trailer manufacturer.

        Paul R. Bannerman has been a Director since December 1997. He was a director of Paperboard Industries International Inc., a subsidiary of Cascades, now known as Cascades Boxboard Group Inc., from 1992 to 2001, and has been a director of Cascades since 1982. He also served as President of Etcan, International Inc. from 1978 until 2002, and currently remains the Chairman of Etcan, International Inc.

        Christian Dubé has been a Director since December 1997. He has been Senior Vice President and Chief Financial Officer of Domtar since October 1998. His other positions at Domtar include Vice President, Corporate Development from December 1996 to October 1998, and Vice President and Treasurer from January 1996 to December 1996. From 1992 to 1996, Mr. Dubé was a principal with the firm Coopers & Lybrand, chartered accountants. Mr. Dubé is a member of the Board of Directors of NB Capital Corporation and of Microcell Telecommunications Inc.

        George Kobrynsky has been a Director since December 1997. Since June 2001, he has been the Senior Vice President, Pulp and Paper Sales, Marketing and Customer Relations Group of Domtar. He had been the Senior Vice-President, Communication Papers Division of Domtar since 1995. From 1991 to 1995, Mr. Kobrynsky served as Vice President General Manager, Windsor Mill, Communication Papers of Domtar.

        Bernard Lemaire has been a Director since December 1997. He is currently Chairman of the Board of Cascades, a position he has held since April 1992, and is also currently the Chairman of the Board of Boralex Inc., an independent producer of electric and thermal power. Prior to serving as Chairman of Cascades, he served as President and Chief Executive Officer of Cascades. Mr. Lemaire is also a director of a Canadian Schedule I chartered bank and Groupe Laperrière & Verreault Inc., a Canadian manufacturer of machinery for the pulp and paper industry.

        Laurent Lemaire has been a Director since our incorporation in November 1997. From 1992 until July 2003, he was the President and Chief Executive Officer of Cascades and now serves as its Executive Vice Chairman of the Board. Mr. Lemaire is also a director of a Canadian Schedule I chartered bank and Junex Inc., a Canadian company specializing in natural gas exploration.

        Gilles Pharand has been a Director since May 1998. He has served as Senior Vice President, Corporate Affairs and General Counsel of Domtar since 1994, and also served as Secretary of Domtar from 1994 until May 2003. Prior to 1994, he served in various management positions within Domtar.

Committees of the Board of Directors

        We are managed under the direction of our board of directors. In accordance with our charter and by-laws, our Board of Directors may consist of up to 12 directors. Our current Board of Directors consists of eight directors. Each director holds office until the next annual general shareholders meeting or until the election of a successor unless the director resigns or the directorship becomes vacant by reason of the director's death, removal or other cause.

        The shareholders' agreement currently provides that our Board of Directors consist of eight directors and requires that each of Cascades and Domtar vote their shares in order that four members of our Board of Directors be representatives nominated by Cascades and four be representatives nominated by Domtar. In addition, Domtar is entitled to propose, for approval by our Board of Directors, the candidate to act as our Chairman of the Board.

        Our Board of Directors has established two directorate committees—an executive committee and an audit committee.

        Executive Committee.    Our executive committee consists of two members, currently Raymond Royer and Alain Lemaire. The executive committee meets only in circumstances when convening a meeting of the entire Board of Directors is neither convenient nor practical. Under such circumstances, the executive committee may exercise all the powers of our Board of Directors, except those specifically reserved by law for the entire Board of Directors.

        Audit Committee.    Our audit committee consists of three members, currently Christian Dubé, who is our financial expert, Laurent Lemaire and Gilles Pharand. The audit committee reviews the professional services provided by our independent auditors and the independence of such auditors from our management. The audit committee also reviews the scope of the audit by our independent auditors, our annual financial statements, our system of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures as it finds appropriate or as are brought to its attention, and meets from time to time with members of our internal accounting staff.

        Our board of directors has not yet adopted a code of ethics, however, our Board is currently in the process of developing a code. We expect a code of ethics to be adopted within the next couple months.

Director Compensation

        Directors are not paid an annual fee for their service on our Board or their service on a committee.

Compensation of Executive Officers

        The aggregate amount of compensation paid by us to our executive officers, Alain Lemaire, Marc-André Dépin, Patrick Lemaire, Charles Malo, Charles Smith, Jules Bernier and François Guité and our former executive officers, Richard Garneau, Élise Pelletier and Brigitte Dufour, for services rendered during 2002 was approximately $2.9 million, including salaries, commissions, bonuses and amounts paid under our short-term incentive plan. The amount of compensation that we paid to Alain Lemaire represents approximately 47% of his total compensation for 2002, the remainder of which is paid by Cascades.

        Costs related to the compensation of Mr. Robert F. Hall are included in the management fee payable by us to Cascades under the management agreement.

Pension Plan

  The Norampac Group Retirement Savings Plan

        All of our executive officers other than Alain Lemaire are eligible to participate in the Norampac Group Retirement Savings Plan. The Norampac Group Retirement Savings Plan for all salaried employees in Canada, which is similar to a defined contribution pension plan, was established to enable employees to accumulate capital for retirement. We contribute 2.25% of an employee's base salary. We also contribute a certain percentage, ranging from 0% to 3%, depending on our profitability in the prior fiscal year. In 2002, our contribution based on our profitability was 2% of an employee's base salary. If an employee makes additional contributions, we match 100% of those contributions up to 1.0%, 3.0% or 4.0% of the employee's base salary, depending on that employee's years of service of one year, five years or fifteen years, respectively. The aggregate amount set aside or accrued by us under the plan for our executive officers was approximately $87,000.

        For our employees hired before 1995, including the executive officers other than Alain Lemaire, upon their retirement between the ages 57 and 64, a retirement allowance is payable based on years of service and the employee's base salary the year before retirement. Because the retirement allowance formula is based on an employee's date of hire, the following table shows approximate retirement allowance:

Years of service/Earnings	15 years ($)	20 years ($)	25 years ($)	30 years ($)	35 years ($)
$100,000	30,000	40,000	50,000	60,000	70,000
$200,000	60,000	80,000	100,000	120,000	140,000
$300,000	90,000	120,000	150,000	180,000	210,000
$400,000	120,000	160,000	200,000	240,000	280,000
$500,000	150,000	200,000	250,000	300,000	350,000

        Pension Plan for Alain Lemaire

        A separate group retirement savings plan has been established solely for Alain Lemaire. The contributions paid are the maximum amount allowed by Canadian income tax legislation, which amounted to $13,500 in 2002.

Short-Term Incentive Plan

        Under our short-term incentive plan, employees, including the executive officers, are eligible to participate in our profit sharing plan. Our profit sharing plan is based on our financial results. This plan allows officers who directly supervise the operations of the different divisions and subsidiaries to participate in the sharing of the profits generated by these divisions and subsidiaries. In addition, under the plan, executive officers working at the corporate level receive a percentage of the profits generated at that level, according to personal performance.

Stock Option Plans

        During 2002, Domtar granted to certain of our executive officers, namely Alain Lemaire, Marc-André Dépin, Élise Pelletier and Richard Garneau, options to purchase, in the aggregate, 43,000 of Domtar common shares pursuant to the rules of its stock option plan. The options have an exercise price of $16.52 and will expire February 4, 2012. During 2002, Cascades also granted to certain of our executive officers, namely Alain Lemaire, Marc-André Dépin, Élise Pelletier, Richard Garneau, Charles Malo, Patrick Lemaire, Jules Bernier and François Guité, options to purchase, in the aggregate, 78,823 of Cascades common shares pursuant to the rules of its stock option plan. The options granted to Alain Lemaire by Cascades are not considered part of his compensation for his services as our President and Chief Executive Officer. The options have an exercise price of $13.24 and will expire February 25, 2012.

Employment Agreements

        With the exception of the management agreement we have entered into with Cascades, we do not generally enter into employment agreements with our senior management. For more information about the Cascades management agreement see "Related Party Transactions and Other Material Contracts—Cascades and Domtar—Management Agreement."

Compensation Committee Interlocks and Insider Participation

        The compensation for our Chief Executive Officer, Alain Lemaire, is determined by our board of directors. The compensation for our other executive officers is determined by our Chief Executive Officer. Alain Lemaire is also President and Chief Executive Officer and a director of Cascades and some of Cascades' executive officers serve on our board of directors.

PRINCIPAL SHAREHOLDERS

        As of December 31, 2002, we had 20,000,200 common shares outstanding. Cascades and Domtar each own 50% of our outstanding common shares. In connection with the merger of the former containerboard, corrugated products and recycling operations of Cascades and Domtar, our shareholders entered into an agreement. This shareholders' agreement requires that the Board of Directors consist of eight directors and ensures that four members of the Board of Directors be representatives nominated by Cascades and four be representatives nominated by Domtar. In addition, Domtar is entitled to propose the candidate to act as the Chairman of the Board, which then must be approved by the Board. A more detailed description of the terms of the shareholders' agreement follows in the next section, "Related Party Transactions and Other Material Contracts—Cascades and Domtar—Shareholders' Agreement."

        The shareholders' agreement also contains a "shot gun" provision, which provides that if one shareholder offers to buy all the shares owned by the other party to the agreement, the party must either accept the offer or purchase all the shares owned by the offering shareholder at the same price and conditions. In addition, under the shareholders' agreement, in the event a shareholder is subject to bankruptcy proceedings or other default on any indebtedness, the non-defaulting party to the agreement is entitled to invoke the "shot gun" provision or sell its shares to a third party. For more information, see "Related Party Transactions and Other Material Contracts."

RELATED PARTY TRANSACTIONS AND OTHER MATERIAL CONTRACTS

Cascades and Domtar

        Shareholders' Agreement.    Concurrently with the consummation of the acquisitions of the Cascades Containerboard Group and the Domtar Packaging Division, we entered into a shareholders' agreement with Cascades and Domtar.

        The shareholders' agreement provides that our Board of Directors consists of eight directors and further requires that each of Cascades and Domtar vote their shares such that four members of the Board of Directors are representatives nominated by Cascades and four are representatives nominated by Domtar. In addition, Domtar is entitled to propose, for approval by the Board of Directors, the candidate to act as Chairman of the Board of Directors. The shareholders' agreement also requires that, subject to applicable statutory and contractual restrictions, including those contained in the indenture governing the notes and in our new revolving credit facility, 20% of our excess available cash flow (as determined in accordance with Canadian GAAP consistently applied, less mandatory debt repayment) be paid as a dividend to Cascades and Domtar, provided that any such dividend would not have a negative impact on our financial situation and the Board of Directors determines that the payment of such dividend would not be imprudent. On July 26, 2001, March 31, 2002 and 2003, we paid dividends of $40 million, $32 million and $28 million respectively. These dividends were paid in equal parts to our two shareholders, Cascades and Domtar.

        The shareholders' agreement further provides that certain of our acts, in addition to those required by law, be approved by the Board of Directors. These decisions include: (i) our strategic orientation; (ii) the evaluation and review of our objectives and goals; (iii) the election of our President and Chief Executive Officer, as well as the compensation and conditions of employment relating thereto; (iv) our general policies with respect to the hiring, evaluation, compensation and development of our management team; (v) certain financial matters, including approval of our annual budget, financial statements, employment of capital, borrowings and certain other financial activities; (vi) our risk management practices and policies; (vii) capital expenditures exceeding $2.5 million and not otherwise provided for in our annual budget; (viii) any transactions outside the normal course of our business where the amount of our related obligations will exceed $2.5 million; (ix) any substantial change in the nature of our business; (x) any acquisition, divestiture, restructuring, or other reorganization financing by us; (xi) certain related party transactions; and (xii) the issuance and sale of any of our capital shares.

        Finally, the shareholders' agreement provides for certain restrictions on the transfer of our shares. Neither Cascades nor Domtar is permitted to transfer (except to an affiliate thereof) any equity interest in us without the prior consent of the other except as follows: (i) a holder of shares may pledge or grant a security interest in such shares to any financial institution; (ii) a holder of shares may sell all, but not less than all, of such holder's shares in a public offering, subject to a right of first refusal in favor of the non-selling holder to purchase either all of such selling holder's shares or up to 30% of such holder's shares, in each case, at a price per share equal to the average of the minimum and maximum prices at which the selling holder proposes to offer such shares to the public; (iii) since December 30, 2000, being the third anniversary of the date of the shareholders' agreement, the holders of the shares may sell all, but not less than all, of such shares, pursuant to a bona fide offer from a third party with whom the selling holder deals at arm's length, subject to a right of first refusal in favor of the non-selling holder to purchase all of such shares at a price per share equal to the price proposed to be paid by such third party; and (iv) either of the holders of the shares has the right, which it may exercise since December 30, 2001, being the fourth anniversary of the date of the shareholders' agreement, to offer to purchase all, but not less than all, of the other holder's shares at a price per share set forth in such offer and the other holder may elect to sell such shares or buy all, but not less than all, of the offering holder's shares, in each case, at such price; provided that, if it is the offeror who purchases the shares, such offeror will be restricted from transferring the shares so purchased for a period of three years following the date of such purchase.

        Management Agreement.    Concurrently with the consummation of the acquisitions of the Cascades Containerboard Group and the Domtar Packaging Division, we entered into a Management Agreement with Cascades pursuant to which Cascades is responsible for overseeing our day-to-day operations. In the course of the performance of its obligations pursuant to the Management Agreement, Cascades presented to the Board of Directors and implemented an organizational and restructuring plan with respect to, among other things, the creation and implementation of our permanent and autonomous organizational structure and the restructuring, reorganizing and rationalizing of our business and our employees.

        As provided in the Management Agreement, Alain Lemaire remains an employee of Cascades and is devoted to our management. In addition, Robert F. Hall, who is an employee of Cascades serves as an interim officer for us, until the earlier of the appointment of his successor or the expiration or termination of the Management Agreement.

        For its services under the Management Agreement, for the years 1997 through 2002, Cascades received a fee, payable quarterly, in an amount equal to 2% of our earnings before depreciation, amortization and income taxes for the preceding calendar quarter. In addition, Cascades was entitled to reimbursement for all out-of-pocket expenses (excluding salaries, benefits or bonuses) reasonably incurred by Cascades related to the services of the interim officer in discharging its obligations under the Management Agreement. For 2002, the management fee paid by us to Cascades under the Management Agreement was $3.6 million. In 2003, the management fee will be reduced to 1% of our earnings before depreciation and amortization and income taxes for the preceding calendar quarter, payable quarterly, plus out-of-pocket expenses.

        Under the Management Agreement, we agreed to indemnify Cascades and its directors, officers, employees and representatives against all claims arising from services performed by Cascades or such directors, officers, employees and representatives thereunder, except in the event of fault or negligence on the part of Cascades or such directors, officers, employees and representatives. The Management Agreement's initial term expired on December 31, 1999 and we decided to renew the agreement in 2000, 2001, 2002 and 2003.

        The Management Agreement may be terminated: (i) by us, in the event Cascades sells all of its equity interest in us; (ii) by mutual consent of Cascades and us; (iii) by the non-defaulting party upon 30 days' prior written notice, or such further period as is reasonably required, if a party fails to perform or fulfill any material obligation under the agreement; (iv) by either party upon certain events of bankruptcy or insolvency of the other party; and (v) if Messrs. Bernard, Laurent and Alain Lemaire or their successors, including the Lemaire Foundation, are no longer effectively able to elect a majority of the board of directors of Cascades.

        Non-Competition Agreements.    Domtar and Cascades have each entered into a non-competition agreement in our favor, restricting each of them, and, in the case of clause (iii), their respective affiliates, from: (i) disclosing any confidential information relating to us or our business; (ii) soliciting our employees during a period of two years following the date of the applicable non-competition agreement; and (iii) competing directly or indirectly, with us in the manufacture, distribution and sale of corrugating medium, linerboard and corrugated boxes in any jurisdiction where such activities may be competitive with us for as long as they are a shareholder and for a period of two years thereafter. The non-competition agreements, however, do not prohibit Cascades or Domtar, as the case may be, from participating in a business which targets the same markets in which we compete, provided it does not produce corrugating medium, linerboard or corrugated boxes. Furthermore, the non-competition agreements allow the purchase by Cascades or Domtar, as the case may be, of another business, operating principally in a different business from us but with operations similar to ours, provided that if gross sales from those operations during the last completed fiscal year of the business exceeded 20% of the gross sales of that business, we will be offered the right to purchase those operations at fair market value. In the event we decline to purchase those operations, Cascades or Domtar, as the case may be, will be required to use its best efforts to sell those operations to a third party on commercially reasonable terms.

        In addition, we have entered into a non-competition agreement in favor of Cascades and Cascades East Angus Inc. that restricts us and our affiliates within North America from, directly or indirectly, engaging or participating in any entity which manufactures kraft paper from virgin or recycled fiber, and converts the same into paper bags used for packaging for as long as Domtar is a shareholder and for a period of two years thereafter. However, we may manufacture kraft paper for paper bags provided that all production therefrom is distributed exclusively through Cascades East Angus Inc.

        Wood Fiber Supply and Management Agreement.    We have entered into a wood fiber supply and management agreement with Domtar pursuant to which Domtar agreed to manage the supply of virgin fiber for the Red Rock mill under three Sustainable Forest Licenses with the Province of Ontario and to supply certain of the other virgin fiber requirements of the Trenton and Red Rock mills. Prices for the virgin fiber supplied by Domtar under the wood fiber supply and management agreement are based on prices negotiated on an arm's length basis with Domtar. The initial term of the wood fiber supply and management agreement is 20 years. This is a renewable agreement, for price only, as the fiber supply is guaranteed in perpetuity by our evergreen agreement with the Province of Ontario. Only the management agreement may be terminated by us or Domtar by written notice no less than two years prior to the then applicable expiration date. The three Sustainable Forest Licenses that we hold have been renewed by the Province of Ontario.

        Gas Supply Agreement.    We entered into an agreement with Domtar Inc. dated June 5, 2002, in which Domtar agreed to provide us with management services relating to the supply of natural gas and heavy oil for our packaging operations. Additionally, during the term of the agreement, Domtar is to act as our agent for natural gas and heavy oil purchase contracts. In the event we close a certain packaging operation, we would still be responsible for our share of obligations arising from the contracts or for the losses incurred from a resale of either natural gas or heavy oil. We have agreed to indemnify Domtar, its employees, directors and administrators against any third party claims arising from the services to be provided under the agreement. Under the agreement, in 2000, 2001 and 2002 we paid Domtar $250,000, $164,000 and $200,000, respectively, for its services to us.

        The initial expiration date of the agreement was December 31, 2002, with the option to renew, by mutual consent at the completion of the term for additional one-year terms. In February 2003, we extended the contract through December 31, 2003 and in September 2003, we renewed the contract through the end of 2004.

        Purchase of Goods.    In the normal course of business, transactions for the purchase of raw materials or finished goods among Cascades, Domtar and us, as well as our respective subsidiaries may occur. We expect that any such transaction would be conducted on market-based terms. See note 17 of our audited consolidated financial statements included elsewhere in this prospectus, for more details on related party transactions.

        Directors and Officers.    All of our directors and some of our subsidiaries' directors are also directors, officers or employees of Cascades and Domtar and are therefore in positions involving possible conflicts of interest. However, our directors and officers and those of our subsidiaries are subject to fiduciary obligations to act in our or our subsidiaries' best interest, as the case may be. In addition, policies adopted by securities regulatory authorities are designed to impose restrictions on significant transactions between related parties by subjecting them to enhanced disclosure, independent valuation and minority approval requirements in prescribed circumstances. Cascades maintains with a third party insurer, for our benefit liability insurance against certain liabilities incurred by such directors and officers in such capacity.

Metro Waste

        We entered into a shareholders' agreement with Cascades Boxboard Inc., Metauro Group Holdings Inc., and Metro Waste, dated December 31, 1998, setting forth the rights and obligations of the shareholders of Metro Waste. The shareholders' agreement provides for access of each shareholder to Metro Waste's financial and other records.

        The board of directors consists of seven directors, two of which are nominated by Cascades Boxboard, two by Metauro, and three by us. Each shareholder must be represented by at least one director at each board meeting. In addition, certain decisions, such as the sale or lease of significant assets, significant acquisitions of assets, certain issuance of debt, the appointment and dismissal of certain officers or the entering into non-arm's-length transactions, require unanimous approval of all directors.

        The shareholders' agreement provides that the shareholders will cause their nominees on the board to cause a declaration of annual dividends of 50% of net cumulative profits, provided that payment of the dividend does not cause Metro Waste's working capital ratio to be less than 1.15 to 1 and such declaration or payment does not result in a default under any agreement executed by Metro Waste. However, shareholders may cause their respective nominees to cause Metro Waste not to declare dividends in order for the amount to be used for Metro Waste's operations and development.

        The shareholders' agreement prohibits the transfer of shares of Metro Waste Paper Recovery Inc. except (a) to affiliated corporations of the transferor, and (b) to a third party that had offered at arm's-length to buy all the shares of one shareholder for cash as long as such shareholder has communicated such offer to the other shareholders, offering them its shares upon the same terms, and the other shareholders have not accepted such offer. Shareholders not having accepted such offer would have a tag-along right. The shareholders' agreement also contains a "shot gun" provision. Under this provision, if any shareholder offers to buy all the shares of Metro Waste from any other shareholder, the offeree must either accept the offer, or in turn offer to purchase, on a pro rata basis in the event all shareholders elect to acquire the shares of the offeror, all the shares of Metro Waste owned by the offeror upon the same terms. In the event that only one shareholder refuses the offer, such shareholder must offer to purchase the shares of the offeror and the shares of the other party that has accepted the offer. In the event of a bankruptcy proceedings or Metauro Group Holdings Inc. ceasing to be controlled by certain individuals, or a transfer in violation of the shareholders' agreement's provisions, or a default under any indebtedness of any party to the shareholders' agreement, the defaulting shareholder shall be deemed to have offered for sale to the other shareholders its shares in Metro Waste and the other shareholders shall have the opportunity to purchase such shares at fair market value.

Boralex

        We entered into a gas supply agreement with Boralex Inc. and Industelec Services S.A., dated June 25, 1999. Our subsidiary, Norampac Avot-Vallée S.A.S., entered into the second amendment to this agreement on March 3, 2003 with Boralex Blendecques S.A.S., as successor to the original signatory, Boralex Inc. The agreement provides that Boralex will sell, and we will purchase, steam produced by Boralex. The term of the agreement runs for 20 years, through February 20, 2022, consisting of two periods. The first period runs from February 21, 2002 to March 31, 2013 and the second period runs from April 1, 2013 to February 22, 2022. The periods are distinguished by the level of steam that we are required to either take or pay for, and the minimum amounts that Boralex is required to provide to us. The amount of steam to be provided is determined according to our needs.

The price of the steam is equal to the amount it would cost us to produce the steam on our own, which is agreed upon by Boralex and us.

        The agreement is renewable at the completion of the term for an additional one-year term. Upon an event of default under the agreement, such as failure to pay a bill after 15 days written notice from Boralex, we must pay Boralex an indemnity fee determined by reference to the date upon which the event of default occurred.

Other Agreement and Arrangements

        We have also entered into various agreements including some of those described above with our shareholders and their subsidiaries, affiliates and joint ventures, as well as Metro Waste for the supply and management of raw materials, including recycled paper, virgin pulp and energy, supply of uncoverted and converted products, the sale and lease of equipment and other agreements in the ordinary course of business. The aggregate amount of sales from us to Cascades and Domtar and their subsidiaries and affiliates was $59.5 million, $57.1 million and $77.7 million in 2000, 2001 and 2002, respectively. The aggregate amount of purchases by us from Cascades and Domtar and their subsidiaries and affiliates was $40.4 million, $45.8 million and $51.5 million in 2000, 2001 and 2002, respectively. In 2002, we purchased $14.4 million, and sold $0.8 million of raw materials to Metro Waste. A number of our officers and directors are also officers and directors of our shareholders and their affiliates, as well as entities in which we have made minority investments.

        As at December 31, 2002, the amount owed by Cascades and Domtar and their subsidiaries and affiliates to us was $10.6 million and the amount owed by us to those entities was $17.7 million.

        As at December 31, 2002, the amount owed by Metro Waste to us was $0.3 million and the amount owed by us to Metro Waste was $0.9 million.

DESCRIPTION OF OTHER INDEBTEDNESS

New Revolving Credit Facility

        On May 28, 2003, as part of the transactions undertaken to refinance substantially all of our existing credit facilities and credit lines, we entered into a new revolving credit facility. Set forth below is a summary of the key terms of the revolving credit facility.

        The new revolving credit facility replaced substantially all of our existing credit facilities and credit lines. The new revolving credit facility provides for borrowings of up to $350 million or its U.S. dollar equivalent with a sublimit in euros. The revolving credit facility has a term of five years. Availability under the new revolving credit facility is governed by a borrowing base based on eligible inventory and accounts receivables plus an additional amount equal to the lesser of $200.0 million and 50% of the market value of our Cabano and Mississauga containerboard mills and our Drummondville, Calgary and Vaughan corrugated products plants, including related assets and fiber supply arrangements relating to the two mills.

        Prior to maturity, funds borrowed under the revolving credit facility may be borrowed, repaid and reborrowed without premium or penalty. Borrowings are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties. In addition to our ability to borrow under this facility, our subsidiaries, Avot-Vallée and Holding US, are able to directly borrow subject to specified sublimits.

        Use of Proceeds.    Proceeds of the revolving credit facility may be used for working capital or general corporate purposes.

        Guarantees.    The obligations are guaranteed by each of our material Canadian and U.S. subsidiaries, which, including the borrowers, we refer to as the credit parties. Subsequently acquired or organized direct or indirect material subsidiaries of us are also required to guarantee the borrowers' obligations.

        Security.    The lenders have been granted a first priority lien upon all current and future accounts receivables and inventory of Norampac Inc., Holding US and the guarantors. The lenders also have been granted a first priority lien on all property, plants and equipment of our Cabano and Mississauga containerboard mills and our Drummondville, Calgary and Vaughan corrugated products plants, and the related fiber supply agreements for the two mills.

        Interest.    Borrowings bear interest at base, prime or various money market instrument rates plus a spread ranging from zero to 175 basis points depending on the type of borrowing and the credit rating of our senior secured debt as determined by Standard & Poor's and Moody's.

        Repayments.    Loans outstanding under the new revolving credit facility are subject to mandatory prepayment only to the extent that the outstanding amount of the loans exceeds the amount of the lesser of the borrowing base or the maximum amount available under the facility, which is initially $350 million, at any time, provided that if the excess is solely a result of exchange rate fluctuations, mandatory prepayments are only required if the percentage of the excess is more than 5%, 100% of net cash proceeds from insurance on our secured fixed assets, subject to the borrowers' right to replace the assets within one year and applicable proceeds with respect to the covenant restricting asset dispositions.

        Voluntary payments of principal amounts outstanding and voluntary reductions of the unutilized portion of the revolving credit facility are permitted at any time, upon the giving of proper notice. However, depository bills and bills of exchange are not able to be prepaid before the applicable maturity date. Additionally, voluntary payments of LIBOR loans before maturity are subject to breakup costs and other losses suffered by the lenders.

        Covenants.    The new revolving credit facility requires us to meet certain financial tests, including a debt to capitalization ratio, which requires our maximum funded debt to capitalization to be 60% in year one, 57.5% in years two and three, 55% in year four and 50% in year five and an interest coverage ratio, which requires our rolling twelve month EBITDA to rolling twelve month interest expense (for the period that EBITDA is calculated) to be no less than 2.5 to 1.0. EBITDA is defined as net income plus interest expense, income taxes, amortization, depletion and depreciation, non-cash compensation expenses for grants of performance shares or stock options to the extent not redeemable for cash and other non-cash items that do not represent an accrual of or reserve for, cash expenditures in any future period. This definition of EBITDA differs from the measure of operating income before depreciation and amortization used elsewhere in this prospectus and from the definition of EBITDA used in "Description of the Notes." In addition, the new revolving credit facility limits our ability to:

  •
  engage in mergers, liquidations and dissolutions;

  •
  incur additional liens;

  •
  make investments in non-credit parties;

  •
  sell assets;

  •
  incur additional debt;

  •
  make distributions other than to the borrowers;

  •
  enter into transactions with affiliates; and

  •
  change our line of business.

        In each case, the limitations are subject to a number of exceptions, qualifications and baskets.

        Events of Default.    The revolving credit facility contains customary events of default, including:

  •
  non-payment of principal, interest or acceptance fees when due;

  •
  non-payment of other amounts after a grace period;

  •
  failure to meet financial ratios;

  •
  failure of any guarantor to execute a valid and enforceable guarantee or security document;

  •
  failure of any representation or warranty to be true in all material respects when made or deemed made;

  •
  commencement of a bankruptcy or similar proceeding by or on behalf of a credit party;

  •
  change of control;

  •
  material adverse change; and

  •
  defaults under other debt instruments, including under the indenture.

Other Indebtedness

        As of June 30, 2003, we had approximately $7.4 million of other indebtedness, including the aggregate principal amount of industrial revenue bonds issued by our subsidiary, Norampac Industries, which are secured by all real property of Norampac Industries' Niagara Falls division, our proportionate share of the debt of Metro Waste and debt at Avot-Vallée. This indebtedness was not refinanced and remains outstanding. The indebtedness bears interest at annual rates ranging from 0% to 6.3% and is scheduled to mature between 2005 and 2017.

DESCRIPTION OF THE NOTES

        You can find the definitions of some of the capitalized terms used in this description under the subheading "—Definitions." In this section, the words "Company" and "we" refer only to Norampac Inc. and not to any of its subsidiaries. All dollar amounts are expressed in Canadian dollars unless otherwise specified or the context otherwise requires.

        We will issue the exchange notes under the same indenture under which the outstanding notes were issued. The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended, and the terms of the exchange notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

        We urge you to read the indenture because it, and not this description, defines your rights as a holder of the exchange notes. A copy of the indenture is available upon request to the Company at the address indicated under "Where You Can Find More Information."

        Except as otherwise indicated, the following description relates to both the outstanding notes and the exchange notes and is meant to be only a summary of the material provision of the indenture. This description does not restate all of the terms of the indenture in their entirety. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes in all material respect, except that:

  •
  the exchange notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer and will not contain provisions relating to an increase in the interest rate that were included in the terms of the outstanding notes in circumstances relating to the timing of the exchange offer; and

  •
  the holders of the exchange notes will not be entitled to all of the rights of the holders of the outstanding notes under the registration rights agreement, which terminates upon the completion of the exchange offer.

        For purposes of this section, references to the notes shall be deemed to refer to the outstanding notes or exchange notes, as applicable.

Principal, Maturity and Interest

        We issued US$250.0 million aggregate principal amount of notes in connection with the refinancing and will issue up to an equal aggregate principal amount of exchange notes in this exchange offer. Subject to compliance with the limitations described under "Certain Covenants—Limitation," we can issue an unlimited amount of additional notes in the future as part of the same series or as an additional series. Any additional notes that we issue in the future will be identical in all respects to the outstanding notes and exchange notes, except that additional notes issued in the future may have different issuance prices and will have different issuance dates. We will issue notes only in fully registered form without coupons, in denominations of US$1,000 and integral multiples of US$1,000.

        The notes will mature on June 1, 2013.

        Interest on the notes will accrue at a rate of 6 3/4% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2003. We will pay interest to those persons who were holders of record on the May 15 or November 15 immediately preceding each interest payment date.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The interest rate on the notes will increase if:

  (1)
  we do not file either:

  (A)
  a registration statement to allow for an exchange offer; or

  (B)
  a resale shelf registration statement for the notes;

  (2)
  the registration statement referred to above is not declared effective on a timely basis; or

  (3)
  certain other conditions are not satisfied.

        Any interest payable as a result of any such increase in interest rate is referred to as "Special Interest." You should refer to the description under the heading "Exchange Offer; Registration Rights" for a more detailed description of the circumstances under which the interest rate will increase.

Ranking

        The notes will be:

  •
  senior unsecured obligations of the Company;

  •
  guaranteed on a senior unsecured basis by the Subsidiary Guarantors;

  •
  effectively subordinated in right of payment to existing and future secured debt, if any, including our and our subsidiaries' obligations under the New Revolving Credit Facility, to the extent of such security and to all existing and future secured debt of the Subsidiary Guarantors;

  •
  effectively subordinated to all debt of our non-guarantor subsidiaries, including trade debt and preferred stock claims;

  •
  equal in ranking ("pari passu") with all existing and future Senior Debt of the Company; and

  •
  senior in right of payment to all future subordinated debt of the Company.

        Any of the situations described above could make it more difficult for the Company to service its debt.

        In addition, the Company only has a stockholder's claim on the assets of its subsidiaries. This stockholder's claim is junior to the claims that creditors of the Company's subsidiaries have against those subsidiaries. Holders of the notes will only be creditors of the Company and of those subsidiaries of the Company that are Subsidiary Guarantors. In the case of subsidiaries of the Company that are not Subsidiary Guarantors, all the existing and future liabilities of those subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the notes. Furthermore, while the Company's Foreign Subsidiaries will not guarantee the notes, certain Foreign Subsidiaries will guarantee any amounts that are borrowed under the New Revolving Credit Facility, and the claims of the lenders under the New Revolving Credit Facility under such guarantees will be effectively senior to the notes.

        As of June 30, 2003, the Company had approximately $420.7 million of Debt outstanding, on a consolidated basis, approximately $80.0 million of which is secured. As of that date, and after taking the same factors into account, the Subsidiary Guarantors had approximately $5.5 million of Debt outstanding, not including the guarantees of the notes or our subsidiaries' obligations under the new revolving credit facility, all of which was secured. The Company's subsidiaries that are not Subsidiary Guarantors had outstanding approximately $25.9 million, of Debt, trade accounts payable and other accrued liabilities, including preferred share claims.

        The Subsidiary Guarantors and the Company's other subsidiaries have other liabilities, including contingent liabilities, that may be significant. The indenture contains limitations on the amount of additional Debt that the Company and the Restricted Subsidiaries may Incur. However, the amounts of such Debt could nevertheless be substantial and may be Incurred either by Subsidiary Guarantors or by the Company's other Subsidiaries.

Subsidiary Guarantees

        The obligations of the Company under the indenture, including the repurchase obligation resulting from a Change of Control, will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by all the existing and any future material Canadian and U.S. Restricted Subsidiaries of the Company.

        If:

  (a)
  the Company sells or otherwise disposes of either:

  (1)
  its ownership interest in a Subsidiary Guarantor, or

  (2)
  all or substantially all the Property of a Subsidiary Guarantor, or

  (b)
  a Subsidiary Guarantor sells or otherwise disposes of either:

  (1)
  its ownership interest in another Subsidiary Guarantor, or

  (2)
  all or substantially all the Property of another Subsidiary Guarantor,

then in any such case, such Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee. In addition, if the Company redesignates a Subsidiary Guarantor as an Unrestricted Subsidiary, which the Company can do under certain circumstances, the redesignated Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee. See "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," "—Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries" and "—Merger, Consolidation and Sale of Property."

Optional Redemption

        The Company may choose to redeem the notes at any time. If it does so, it may redeem all or any portion of the notes, at once or over time, after giving the required notice under the Indenture. To redeem the notes prior to June 1, 2008, the Company must pay a redemption price equal to the greater of:

  (a)
  100% of the principal amount of the notes to be redeemed, and

  (b)
  the sum of the present values of (1) the redemption price of the notes at June 1, 2008 (as set forth below) and (2) the remaining scheduled payments of interest from the redemption date to June 1, 2008, but excluding accrued and unpaid interest and Special Interest, if any, to the redemption date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (determined on the second business day immediately preceding the date of redemption) plus 50 basis points, plus, in either case, accrued and unpaid interest, including Special Interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Any notice to holders of notes of such a redemption will include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, will be set forth in an Officers' Certificate delivered to the Trustee no later than two business days prior to the redemption date (unless clause (b) of the definition of

"Comparable Treasury Price" is applicable, in which case such Officers' Certificate shall be delivered on the redemption date).

        Beginning on June 1, 2008, the Company may redeem all or any portion of the notes, at once or over time, after giving the required notice under the indenture, at the redemption prices set forth below, plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on June 1 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price
2008	103.375%
2009	102.250%
2010	101.125%
2011 and thereafter	100.000%

        In addition, at any time and from time to time, prior to June 1, 2006, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the notes with the proceeds of one or more Qualified Equity Offerings, at a redemption price equal to 106.750% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, thereon, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the notes remains outstanding. Any such redemption shall be made within 90 days of such Qualified Equity Offering upon not less than 30 nor more than 60 days' prior notice.

Sinking Fund

        There will be no mandatory sinking fund payments for the notes.

Additional Amounts

        The indenture provides that payments made by the Company under or with respect to the notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, interest, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any local, provincial or federal authority or agency therein or thereof having power to tax ("Taxes"), unless the Company is required to withhold or deduct Taxes under Canadian law or by the interpretation or administration thereof. If, after the Issue Date, the Company is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the notes, the Company will pay to each holder of notes that are outstanding on the date of the required payment, such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by such holder (including the Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder of the notes (an "Excluded holder"):

  (a)
  with which the Company does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment,

  (b)
  which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere holding of the notes or the receipt of payments thereunder,

  (c)
  which, despite being required by law, failed to comply with a timely request of the Company to provide information concerning such holder's nationality, residence, entitlement to treaty benefits, identity or connection with Canada or any political subdivision or authority thereof, if and to the extent that due and timely compliance with such request would have reduced or eliminated any Taxes as to which Additional Amounts would have otherwise been payable to such holder but for this clause, or

  (d)
  any combination of the above clauses in this proviso.

        The Company will also:

  (a)
  make such withholding or deduction, and

  (b)
  remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

        The Company will furnish, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, to the holders of notes that are outstanding on the date of the required payment copies of tax receipts, if any, evidencing that such payment has been made by the Company. The Company will indemnify and hold harmless each holder of notes that are outstanding on the date of the required payment (other than an Excluded holder) and upon written request reimburse each such holder for the amount of:

  (a)
  any Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the notes,

  (b)
  any liability (including penalties, interest and expense) arising therefrom or with respect thereto, and

  (c)
  any Taxes imposed with respect to any reimbursement under clause (a) or (b) above.

        At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if the Company becomes obligated to pay Additional Amounts with respect to such payment, the Company will deliver to the trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable, and the amounts so payable and will set forth such other information as is necessary to enable the trustee to pay such Additional Amounts to the holders of the notes on the payment date. Whenever in the indenture there is mentioned, in any context:

  (a)
  the payment of principal (and premium, if any),

  (b)
  purchase prices in connection with a repurchase of notes,

  (c)
  interest and Special Interest, if any, or

  (d)
  any other amount payable on or with respect to any of the notes,

such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Redemption For Tax Reasons

        The Company may at any time redeem in whole but not in part the outstanding notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest and Special Interest, if any, to the date of redemption if it has become or would become obligated to pay any Additional Amounts (as defined herein) in respect of the notes as a result of:

  (a)
  any change in or amendment to the laws (or regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or

  (b)
  any change in or amendment to any official position regarding the application or interpretation of such laws or regulations,

which change or amendment is announced or is effective on or after the Issue Date. See "Additional Amounts."

Repurchase at the Option of Holders Upon a Change of Control

        Upon the occurrence of a Change of Control, each holder of notes will have the right to require the Company to repurchase all or any part of such holder's notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control, the Company shall send, by first-class mail, with a copy to the trustee, to each holder of notes, at such holder's address appearing in the Security Register, a notice stating:

  (1)
  that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all notes timely tendered will be accepted for repurchase;

  (2)
  the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

  (3)
  the circumstances and relevant facts regarding the Change of Control; and

  (4)
  the procedures that holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such compliance.

        The Change of Control repurchase feature is a result of negotiations between the Company and the initial purchasers of the notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

        The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, if the Company disposes of less than all its assets by any of the means described above, the obligation of the Company to make a Change of Control Offer and the ability of a holder of notes to require the Company to repurchase its notes pursuant to a Change of Control Offer may be uncertain. In such a case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

        The New Revolving Credit Facility includes provisions prohibiting the Company from purchasing any notes at any time before the notes become due and payable or are otherwise required to be repaid or repurchased under the terms of the indenture. The New Revolving Credit Facility also provides that the occurrence of certain of the events that would constitute a Change of Control constitute a default under the New Revolving Credit Facility and requires that any outstanding debt under that facility be repaid upon the occurrence of certain of the events that would constitute a Change of Control. Other future debt of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repaid upon a Change of Control. Moreover, the obligation of the Company to make a Change of Control Offer and the exercise by holders of notes of their right to require the Company to repurchase such notes pursuant to such offer could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to holders of notes upon a repurchase may be limited by the Company's then existing financial resources. Sufficient funds may not be available when necessary to make any required repurchases. The Company's failure to purchase notes in connection with a Change of Control would result in a default under the indenture. Such a default could, in turn, constitute a default under agreements governing other debt of the Company, including the New Revolving Credit Facility and may constitute a default under future debt as well. The Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of at least a majority in aggregate principal amount of the notes. See "—Amendments and Waivers."

        Covenant Termination.    The indenture provides that the restrictive covenants described below will be applicable to the Company and the Restricted Subsidiaries unless the Company reaches Investment Grade Status. After the Company has reached Investment Grade Status, and notwithstanding that the Company may later cease to have an Investment Grade Rating from either or both of the Rating Agencies, the Company and the Restricted Subsidiaries will be released from their obligations to comply with these restrictive covenants, except for the covenants described under the following headings:

  (a)
  "—Limitation on Liens,"

  (b)
  clause (b) of "—Limitation on Sale and Leaseback Transactions,"

  (c)
  "—Designation of Restricted and Unrestricted Subsidiaries" (other than clause (x) of the third paragraph (and such clause (x) as referred to in the first paragraph thereunder)), and

  (d)
  "—Future Subsidiary Guarantors."

The Company and the Restricted Subsidiaries will also, upon reaching Investment Grade Status, remain obligated to comply with the provisions described under "—Merger, Consolidation and Sale of Property" (other than clause (e) of the first and second paragraphs thereunder).

        Limitation on Debt.    The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either:

  (1)
  such Debt is Debt of the Company or a Subsidiary Guarantor and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00, or

  (2)
  such Debt is Permitted Debt.

        The term "Permitted Debt" is defined to include the following:

  (a)
  (i) Debt of the Company evidenced by the notes offered hereby and the Exchange Notes issued in exchange for such notes and (ii) Debt of the Subsidiary Guarantors evidenced by the Subsidiary Guarantees relating to the notes offered hereby and the Exchange Notes issued in exchange for such notes;

  (b)
  Debt of the Company, a Subsidiary Guarantor or a Foreign Subsidiary that is a Restricted Subsidiary, under the New Revolving Credit Facility or a Qualified Securitization Transaction; provided that, after giving effect to any such Incurrence, the aggregate principal amount of all Debt Incurred pursuant to this clause (b) and then outstanding shall not exceed the greater of (i) $350.0 million, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under the New Revolving Credit Facility, and not subsequently reinvested in Additional Assets or used to purchase notes or Repay other Debt, pursuant to the covenant described under "—Limitation on Asset Sales," and (ii) the sum of (A) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries, (B) 80% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries, and (C) $200.0 million, in each case determined on a consolidated basis as of the most recently ended quarter of the Company for which financial statements of the Company have been provided to the holders of notes;

  (c)
  Debt of the Company or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

  (i)
  the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased, and

  (ii)
  the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed 5% of Consolidated Net Tangible Assets;

  (d)
  Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided that if the Company or any Subsidiary Guarantor is the obligor on any such Debt, then such Debt is expressly subordinated by its terms to the prior payment in full in cash of the notes or the Subsidiary Guarantees, as the case may be; provided further, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

  (e)
  Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes; provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

  (f)
  Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or such Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

  (g)
  Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes;

  (h)
  Debt in connection with one or more standby letters of credit or performance bonds issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

  (i)
  Debt of the Company or a Restricted Subsidiary outstanding on the Issue Date not otherwise described in clauses (a) through (h) above;

  (j)
  Debt of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company); provided that at the time such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of such Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant;

  (k)
  Debt of the Company or a Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Subsidiary of the Company otherwise permitted by and in accordance with the provisions of the indenture;

  (l)
  Debt of the Company or a Restricted Subsidiary evidenced by promissory notes issued to employees, former employees, directors or former directors of the Company or any of its Restricted Subsidiaries in lieu of any cash payment permitted to be made under clause (f) of the second paragraph of the covenant described under "—Limitation of Restricted Payments;" provided, however, that (a) all such Debt must be unsecured and expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes (in the case of the Company) or the related Subsidiary Guarantee (in the case of a Subsidiary Guarantor) and (b) the aggregate principal amount of all such Debt incurred in any calendar year, when added to the aggregate amount of all repurchases made in such calendar year pursuant to clause (f) of the second paragraph of the covenant described under "—Limitation of Restricted Payments," shall not exceed $7.5 million;

  (m)
  Guarantees by the Company or any Restricted Subsidiary of Debt of the Company or any Restricted Subsidiary that the Company or the Restricted Subsidiary making such Guarantee would otherwise be permitted to incur under the indenture;

  (n)
  Debt of the Company or a Restricted Subsidiary arising from the honoring of a check, draft or similar instrument drawn against insufficient funds, provided such Debt is extinguished within five Business Days of the Company or Restricted Subsidiary receiving notice;

  (o)
  Debt consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

  (p)
  Debt of the Company or a Subsidiary Guarantor in an aggregate principal amount outstanding at any one time not to exceed $50.0 million, increasing to $100.0 million following the consummation of a Parent Merger Adjustment; and

  (q)
  Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (c), (i) and (j) above; provided, however, that in the case of any Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary Incurred pursuant to clause (i) of the second paragraph of this covenant, the obligee of such Permitted Refinancing Debt shall be either the Company or a Restricted Subsidiary or if the original obligee of the Debt being Refinanced was the Company or a Subsidiary Guarantor then the obligee of such Permitted Refinancing Debt shall be either the Company or a Subsidiary Guarantor.

        Notwithstanding anything to the contrary contained in this covenant,

  (a)
  the Company shall not, and shall not permit any Subsidiary Guarantor to, Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the notes or the applicable Subsidiary Guarantee, as the case may be, to at least the same extent as such Subordinated Obligations;

  (b)
  the Company shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of the Company or any Subsidiary Guarantor; and

  (c)
  accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt will be deemed not to be an Incurrence of Debt for purposes of this covenant.

        For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (q) above or is entitled to be incurred pursuant to clause (l) of the first paragraph of this covenant, the Company shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Debt in any manner that complies with this covenant.

        For purposes of determining compliance with any Canadian dollar-denominated restriction or amount, the Canadian dollar-equivalent principal amount thereof denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date the Debt or other transaction was incurred or entered into, or first committed, in the case of revolving credit debt; provided that if any Permitted Refinancing Debt is incurred to refinance Debt denominated in a foreign currency, and such refinancing would cause the applicable Canadian dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Canadian dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Debt does not exceed the principal amount of such Debt being refinanced. Notwithstanding any other provision in the indenture, no restriction or amount will be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

        Limitation on Restricted Payments.    The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

  (a)
  a Default or Event of Default shall have occurred and be continuing,

  (b)
  the Company could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "—Limitation on Debt," or

  (c)
  the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value at the time of such Restricted Payment) would exceed an amount equal to the sum of:

    (i)
    50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from January 1, 2003 to the end of the most recent fiscal quarter for which financial statements have been filed with, or furnished to, the Commission (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

    (ii)
    100% of Capital Stock Sale Proceeds, plus

    (iii)
    the sum of:

    (A)
    the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

    (B)
    the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on the Company's consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, excluding, in the case of clause (A) or (B):

    (x)
    any such Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees, and

    (y)
    the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange, plus

    (iv)
    an amount equal to the sum of:

    (A)
    the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments, forgiveness or cancellation of loans or advances or other transfers of Property, in each case to the Company or any Restricted Subsidiary from such Person,

    (B)
    the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person, and

    (C)
    to the extent that any Investment (other than a Permitted Investment) that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (ii) the initial amount of such Investment, plus

    (v)
    $25.0 million.

        Notwithstanding the foregoing limitation, the Company and Restricted Subsidiaries, as applicable, may:

  (a)
  pay dividends or distributions on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends or distributions could have been paid in compliance with the indenture; provided, however, that at the time of such payment of such dividend or distribution, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend or distribution shall be included in the calculation of the amount of Restricted Payments pursuant to clause (c) above;

  (b)
  purchase, repurchase, redeem, legally defease, acquire or retire for value any (i) Capital Stock of the Company, any Restricted Subsidiary or any Permitted Joint Venture, or (ii) Subordinated Obligations, in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees); provided, however, that

  (1)
  such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments pursuant to clause (c) above and

  (2)
  the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(ii) above; and

  (c)
  purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments pursuant to clause (c) above;

  (d)
  the repurchase of equity interests of the Company or any of its Restricted Subsidiaries deemed to occur upon the exercise of stock options upon surrender of equity interests to pay the exercise price of such options; provided, however, that such repurchase shall be excluded in the calculation of the amount of Restricted Payments pursuant to clause (c) above;

  (e)
  repurchase, redeem or retire for value any Capital Stock of the Company or any of its Subsidiaries from current or former employees of the Company or any of its Subsidiaries (or permitted transferees of such current or former employees), pursuant to the terms of agreements (including employment agreements, employee stock options or restricted stock agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that:

  (1)
  the aggregate amount of such repurchases shall not exceed $2.5 million in any calendar year, increasing to $7.5 million in any calendar year following the consummation of a Parent Merger Adjustment and

  (2)
  at the time of such repurchase, no Default or Event of Default shall have occurred and be continuing (or result therefrom);

    provided further, however, that such repurchases shall be included in the calculation of the amount of Restricted Payments pursuant to clause (c) above;

  (f)
  pay dividends or distributions in the ordinary course of business on the Company's outstanding Capital Stock or Preferred Stock or make open market purchases of shares of the Company's outstanding Capital Stock pursuant to stock buyback programs approved by the Board of Directors, in an amount which, when combined with all such dividends, distributions and purchases, does not exceed $20.0 million in the aggregate in any calendar year; provided, however, that at the time of such dividend, distribution or payment,

  (1)
  the Company could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "—Limitation on Debt" after giving pro forma effect to such dividend or distribution; and

  (2)
  no Default or Event of Default shall have occurred and be continuing (or result therefrom);

    provided further, however, that such dividends or distributions shall be excluded in the calculation of the amount of Restricted Payments pursuant to clause (c) above;

  (g)
  to cause Norampac Avot Vallée S.A.S. to pay dividends or distributions, on a pro rata basis, to all holders of its common stock;

  (h)
  convert into grants any loan or loans made on or prior to Issue Date by Agence de l'eau to Norampac Avot-Vallée S.A. and from which Norampac Avot-Vallée S.A.S. is fully and unconditionally released, provided, however, that the principal value of the loan or loans converted does not exceed $2.0 million;

  (i)
  purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "—Limitation on Asset Sales"; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement for value shall be included in the calculation of the amount of Restricted Payments pursuant to clause (c) above;

  (j)
  purchase or redeem any Subordinated Obligations, to the extent required by the terms of such Debt following a Change of Control; provided, however, that the Company has made a Change of Control Offer and has purchased all notes tendered in connection with that Change of Control Offer; provided further, however, that such purchase or redemption shall be included in the calculation of the amount of Restricted Payments pursuant to clause (c) above;

  (k)
  so long as no Event of Default has occurred and is continuing, make Investments in Permitted Joint Ventures; provided that the aggregate amount of such Investments made pursuant to this clause (k) shall not exceed the greater of $100.0 million or 5% of Consolidated Net Tangible Assets; provided further, however, that such Investments shall be excluded from the calculation of the amount of Restricted Payments pursuant to clause (c) above;

  (l)
  so long as no Event of Default has occurred and is continuing, in connection with an Approved Restructuring Transaction, make a one-time Restricted Payment of up to $200.0 million provided that the Company's Leverage Ratio is less than 3.0 to 1.0 after giving effect to such Restricted Payment; provided, however, that such Restricted Payment shall be excluded from the calculation of Restricted Payments pursuant to clause (c) above;

  (m)
  purchase, redeem, acquire or otherwise retire for value any Capital Stock of Avot-Vallée S.A.S., Montcorr Packaging Ltd, Groupe NBG Inc. and Silvachem Inc., in each case, outstanding on the Issue Date (excluding Capital Stock owned by the Company or any of its Restricted Subsidiaries) at a price not to exceed the Fair Market Value thereof; provided, however, that the aggregate amount of such purchases shall not exceed $10.0 million; provided, however, that such purchase shall be excluded from the calculation of the amount of Restricted Payments pursuant to clause (c) above; and

  (n)
  to the extent not otherwise described in clauses (a) through (n) above, make Restricted Payments of up to $10.0 million per fiscal year, provided, however, that such amount shall be excluded in the calculation of the amount of Restricted Payments pursuant to clause (c) above.

        Limitation on Liens.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the notes or the applicable Subsidiary Guarantee will be secured by such Lien equally and ratably with (or, if such other Debt constitutes Subordinated Obligations, prior to) all other Debt of the Company or any Restricted Subsidiary secured by such Lien for so long as such other Debt is secured by such Lien; provided, however, that if the Debt so secured is expressly subordinated to the notes, then the Lien securing such Debt shall be subordinated and junior to the Lien securing the notes or the Subsidiary Guarantees.

        Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries.    The Company shall not:

  (a)
  sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, or

  (b)
  permit any Restricted Subsidiary to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock,

other than, in the case of either (a) or (b):

  (1)
  directors' qualifying shares,

  (2)
  pledges of Capital Stock of Subsidiaries of the Company that constitute Permitted Liens or Liens securing Senior Debt,

  (3)
  to the Company or a Restricted Subsidiary, or

  (4)
  a disposition of outstanding shares of Capital Stock of a Restricted Subsidiary by the Company or a Restricted Subsidiary to another Person; provided, however, that, in the case of this clause (4), such disposition is effected in compliance with the covenant described under "—Limitation on Asset Sales" and, to the extent applicable, "—Limitation on Restricted Payments."

        Limitation on Asset Sales.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

  (a)
  the Company or such Restricted Subsidiary receives consideration, including the relief of liabilities, at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

  (b)
  at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or Temporary Cash Investments; and

  (c)
  the Company delivers an Officers' Certificate to the trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

        Solely for the purposes of clause (b) above of this "Asset Sales" provision, the following will be deemed to be cash:

  (x)
  the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than contingent liabilities or liabilities that are by their terms subordinated to the notes or the applicable Subsidiary Guarantee) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities, and

  (y)
  any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such Purchaser to the extent they are promptly converted or monetized by the Company or such Restricted Subsidiary into cash (to the extent of the cash received).

        The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt):

  (1)
  to Repay (a) Debt of the Company or any Restricted Subsidiary that is secured by the Property subject to such Asset Sale (excluding any Debt owed to the Company or an affiliate of the Company) and/or (b) Debt under the New Revolving Credit Facility; or

  (2)
  to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); or

  (3)
  to make capital expenditures to improve existing assets.

        Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 360 days from the date of the receipt of such Net Available Cash or that is not segregated from the general funds of the Company for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 360-day period and that shall not have been completed or abandoned shall constitute "Excess Proceeds;" provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute "Excess Proceeds" at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable; provided further, however, that the amount of any Net Available Cash that continues to be segregated for investment and that is not actually reinvested within twelve months from the date of the receipt of such Net Available Cash shall also constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, or $25.0 million following the consummation of a Parent Merger Adjustment (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase (the "Asset Sale Offer") the notes which offer shall be in the amount of the Allocable Excess Proceeds (as defined below), on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of notes have been given the opportunity to tender their notes for purchase in accordance with the indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose not otherwise prohibited by the indenture and the amount of Excess Proceeds will be reset to zero.

        The term "Allocable Excess Proceeds" shall mean the product of:

  (a)
  the Excess Proceeds and

  (b)
  a fraction,

  (1)
  the numerator of which is the aggregate principal amount of the notes outstanding on the date of the Asset Sale Offer, and

    (2)
    the denominator of which is the sum of the aggregate principal amount of the notes outstanding on the date of the Asset Sale Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Asset Sale Offer that is pari passu in right of payment with the notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to this covenant and requiring the Company to make an offer to purchase such Debt at substantially the same time as the Asset Sale Offer.

        Within five business days after the Company is obligated to make an Asset Sale Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Asset Sale Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with any repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

  (a)
  pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary,

  (b)
  make any loans or advances to the Company or any other Restricted Subsidiary or

  (c)
  transfer any of its Property to the Company or any other Restricted Subsidiary.

        The foregoing limitations will not apply:

  (1)
  with respect to clauses (a), (b) and (c), to restrictions:

  (A)
  in effect on the Issue Date, including, without limitation, restrictions pursuant to the notes, the indenture governing the notes and the New Revolving Credit Facility or pursuant to a credit agreement or credit agreements which may be entered into after the Issue Date under which one or more Foreign Subsidiaries that are Restricted Subsidiaries can Incur up to $15.0 million of Debt so long as such Debt is Incurred pursuant to clause (b) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Debt" and that are no more restrictive, taken as a whole, than those contained in the New Revolving Credit Facility on the Issue Date or pursuant to any amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing of the agreement containing such restriction; provided that the restrictions contained therein are no more restrictive, taken as a whole, than the restrictions contained in those agreements as in effect on the date of the indenture,

  (B)
  relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company,

    (C)
    that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below; provided such restriction is no less favorable to the holders of notes than those under the agreement evidencing the Debt so Refinanced,

    (D)
    arising in connection with a Qualified Securitization Transaction (including limitations set forth in the governing documents of a Special Purpose Vehicle), or

    (E)
    existing under or by reason of applicable law, and

  (2)
  with respect to clause (c) only, to restrictions:

  (A)
  relating to Debt that is permitted to be Incurred and secured without also securing the notes or the applicable Subsidiary Guarantee pursuant to the covenants described under "—Limitation on Debt" and "—Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt,

  (B)
  encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition,

  (C)
  resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder,

  (D)
  that constitute customary restrictions contained in sale agreements limiting the transfer of Capital Stock or Property pending the closing of such sale,

  (E)
  that constitute customary restrictions contained in joint venture agreements entered into in the ordinary course of business and in good faith and not otherwise prohibited under the indenture, or

  (F)
  existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any Property of the Company or any Restricted Subsidiary not otherwise prohibited by the indenture.

        Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless:

  (a)
  the terms of such Affiliate Transaction are set forth in writing and no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company,

  (b)
  if such Affiliate Transaction involves aggregate payments or value in excess of $10.0 million, increasing to $20.0 million following the consummation of a Parent Merger Adjustment, the Board of Directors (including at least a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a) of this paragraph as evidenced by a Board Resolution promptly delivered to the trustee, and

  (c)
  if such Affiliate Transaction involves aggregate payments or value in excess of $15.0 million, increasing to $50.0 million following the consummation of a Parent Merger Adjustment, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and the Restricted Subsidiaries.

        Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

  (a)
  any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries; provided that if one of the parties to such transaction or series of transactions is a Restricted Subsidiary that is not a Subsidiary Guarantor, no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of such Restricted Subsidiary is owned by a stockholder of the Company that is an Affiliate;

  (b)
  any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments" or any Permitted Investment;

  (c)
  the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of the Restricted Subsidiaries, whether in cash, securities or otherwise, so long as the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

  (d)
  loans and advances to employees made in the ordinary course of business and consistent with the past practices of the Company or such Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $2.5 million, increasing to $7.5 million following the consummation of a Parent Merger Adjustment, in the aggregate at any one time outstanding;

  (e)
  the issuance or sale of any Capital Stock (other than Disqualified Capital Stock) of the Company;

  (f)
  transactions with customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business and consistent with industry practice (including, without limitation, pursuant to agreements in existence on the date of the indenture) and otherwise in compliance with the terms of the indenture, and which are fair to the Company or its Restricted Subsidiaries, as applicable, in the reasonable determination of the Board of Directors and are on terms no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company;

  (g)
  payments or other transactions pursuant to any tax-sharing agreement approved by the Board of Directors and entered into in good faith between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is a part of a consolidated group for tax purposes; provided, that in no event shall the amount of such payments exceed the Company's and its Subsidiaries' share of such tax liability;

  (h)
  any sale, conveyance or other transfer of Receivables and other related assets customarily transferred in a Qualified Securitization Transaction;

  (i)
  director and officer indemnification agreements entered into in good faith and approved by the Board of Directors;

  (j)
  Payments to Cascades or any of its Subsidiaries pursuant to and in accordance with the Management Agreement; and

  (k)
  Payments to Domtar or any of its Subsidiaries pursuant to and in accordance with the Wood Fiber Supply and Management Agreement.

        Limitation on Sale and Leaseback Transactions.    (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

  (1)
  the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale and Leaseback transaction at least equal to the Fair Market Value of the Property subject to such transaction;

  (2)
  the Company or such Restricted Subsidiary would be entitled to Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "—Limitation on Debt;" and

  (3)
  the Sale and Leaseback Transaction is effected in compliance with the covenant described under "—Limitation on Asset Sales."

  (b)
  In the event that section (a) of this covenant no longer applies to the Company and its Restricted Subsidiaries in light of the circumstances described above under "—Covenant Suspension," the Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless

  (1)
  the Company or such Restricted Subsidiary would be entitled to create a Lien on such Property securing such Attributable Debt without also securing the notes or the applicable Subsidiary Guarantee pursuant to the covenant described under "Limitation on Liens;" and

  (2)
  the greater of the net proceeds of the sale or the fair value of such Property is applied within 360 days either to (A) the retirement of Debt of the Company or (B) the purchase of other Property having a value at least equal to the greater of such amounts.

        Designation of Restricted and Unrestricted Subsidiaries.    The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if such designation is permitted under the covenant described under "—Limitation on Restricted Payments" and the Subsidiary to be so designated:

  (a)
  does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary;

  (b)
  has no Debt other than Non-Recourse Debt;

  (c)
  is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

  (d)
  is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Capital Stock or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (e)
  has not Guaranteed or otherwise directly or indirectly provided credit support for any Debt of the Company of any of its Restricted Subsidiaries.

        Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.

        Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary, and neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary). Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary shall, by execution and delivery of a supplemental indenture in form satisfactory to the trustee, be released from any Subsidiary Guarantee previously made by such Restricted Subsidiary.

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

  (x)
  the Company could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "—Limitation on Debt," and

  (y)
  no default or Event of Default shall have occurred and be continuing or would result therefrom.

        Any such designation or redesignation by the Board of Directors will be evidenced to the trustee by filing with the trustee a resolution of the Board of Directors giving effect to such designation or redesignation and an Officers' Certificate that:

  (1)
  certifies that such designation or redesignation complies with the preceding provisions, and

  (2)
  gives the effective date of such designation or redesignation,

such filing with the trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

        Future Subsidiary Guarantors.    The Company shall cause (a) each Person that becomes a Canadian or U.S. Restricted Subsidiary following the Issue Date to execute and deliver to the trustee a Subsidiary Guarantee at the time such Person becomes a Canadian or U.S. Restricted Subsidiary, excluding any Special Purpose Vehicle, and (b) any Foreign Subsidiary that is a Restricted Subsidiary that Guarantees any Debt of the Company or of any Canadian or U.S. Restricted Subsidiary following the Issue Date to execute and deliver to the trustee a Subsidiary Guarantee at the time of such Guarantee; provided, however, that in the case of clause (b), a Foreign Subsidiary will not be required to deliver a Subsidiary Guarantee if and so long as:

  (x)
  the other Debt being Guaranteed by such Foreign Subsidiary is Senior Debt, and

  (y)
  the Guarantee by the Foreign Subsidiary of such other Debt is not "full and unconditional" (as such term is defined in Rule 3-10 of Regulation S-X under the Exchange Act) and providing an unconditional Guarantee of such other Debt or the notes would constitute a fraudulent conveyance, result in adverse tax consequences to the Company or violate applicable local law.

Merger, Consolidation and Sale of Property

        The Company shall not merge, consolidate or amalgamate with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

  (a)
  the Company shall be the Surviving Person in such merger, consolidation or amalgamation, or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the federal laws of Canada or the laws of any province thereof or the laws of the United States of America, any State thereof or the District of Columbia;

  (b)
  the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and accrued and unpaid interest and Special Interest, if any, on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by the Company;

  (c)
  in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

  (d)
  immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

  (e)
  immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Debt"; provided, however, that the Company shall not be obligated to comply with this clause (e) following a Parent Merger Adjustment;

  (f)
  the Company shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, with respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied; and

  (g)
  the Surviving Company shall have delivered to the trustee an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for United States Federal income tax purposes as a result of such transaction or series of transactions and will be subject to United States Federal income tax on the same amounts and at the same times as would be the case if the transaction or series of transactions had not occurred and there will be no additional Canadian withholding taxes and no withholding taxes of any other jurisdiction imposed on any payments made pursuant to the notes.

        The Company shall not permit any Subsidiary Guarantor to merge, consolidate or amalgamate with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

  (a)
  the Surviving Person (if not such Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the federal laws of Canada or the laws of any province thereof or the laws of the United States of America, any State thereof or the District of Columbia;

  (b)
  the Surviving Person (if other than such Subsidiary Guarantor) expressly assumes, by supplemental indenture providing for a Subsidiary Guarantee in form satisfactory to the trustee, executed and delivered to the trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

  (c)
  in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of such Subsidiary Guarantor, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

  (d)
  immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, the Company or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Company or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

  (e)
  immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Debt";

  (f)
  the Company shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and such Subsidiary Guarantee, if any, with respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied; and

  (g)
  the Surviving Company shall have delivered to the trustee an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for United States Federal income tax purposes as a result of such transaction or series of transactions and will be subject to United States Federal income tax on the same amounts and at the same times as would be the case if the transaction or series of transactions had not occurred and there will be no additional Canadian withholding taxes and no withholding taxes of any other jurisdiction imposed on any payments made pursuant to the notes.

        This "Merger, Consolidation or Sale of Assets" covenant will not prohibit any Subsidiary Guarantor from consolidating with, merging into or transferring all or part of its assets to the Company or any other Canadian or U.S. Subsidiary Guarantor (provided that in the case of a consolidation, merger or transfer of all or part of the assets of any Wholly-Owned Subsidiary Guarantor, the other party thereto shall be the Company or a Wholly-Owned Subsidiary Guarantor). In addition, the foregoing provisions (other than clause (d) in the two prior paragraphs) shall not apply to any transactions which constitute an Asset Sale if the Company has complied with the covenant described under "—Certain Covenants—Limitation on Asset Sales."

        The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the indenture (or of the Subsidiary Guarantor under the Subsidiary Guarantee, as the case may be), but the predecessor Company in the case of:

  (a)
  a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company as an entirety or virtually as an entirety), or

  (b)
  a lease,

shall not be released from any of the obligations or covenants under the indenture, including with respect to the payment of the notes.

Payments for Consents

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SEC Reports

        The Company shall provide the trustee and holders of notes, within 15 days after it files with, or furnishes to, the Commission, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or is required to furnish to Commission pursuant to the indenture. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the indenture requires the Company to continue to file with, or furnish to, the Commission and provide the trustee and holders of notes:

  (a)
  within 180 days after the end of each fiscal year (or such shorter period as the Commission may in the future prescribe), annual reports on Form 20-F (or any successor form) containing the information required to be contained therein (or required in such successor form),

  (b)
  within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K (or any successor form) containing substantially the same information as is required to be contained in quarterly financial reports prescribed by applicable Canadian regulatory authorities for Canadian public reporting companies (whether or not the Company is required to file such forms under Canadian law or stock exchange requirements); and

  (c)
  promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 6-K (or any successor form) as are required to be filed by the Commission;

provided, however, that the Company shall not be so obligated to file such reports with the Commission if the Commission does not permit such filings.

Events of Default

        Events of Default in respect of the notes include:

  (1)
  failure to make the payment of any interest (including Additional Amounts) or Special Interest, if any, on the notes when the same becomes due and payable, and such failure continues for a period of 30 days;

  (2)
  failure to make the payment of any principal of, or premium, if any, on, any of the notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

  (3)
  failure to comply with the covenant described under "—Merger, Consolidation and Sale of Property";

  (4)
  failure to make a Change of Control Offer pursuant to the covenant described under "—Repurchase at the Option of the Holders Upon a Change of Control";

  (5)
  failure to make an Asset Sale Offer pursuant to the covenant described under "—Limitation on Asset Sales," and such failure continues for 30 days after written notice is given to the Company as provided below;

  (6)
  failure to comply with any other covenant or agreement in the notes or in the indenture (other than a failure that is the subject of the foregoing clause (1), (2), (3), (4) or (5)) and such failure continues for 60 days after written notice is given to the Company as provided below;

  (7)
  a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $25.0 million, increasing to $40.0 million following the consummation of a Parent Merger Adjustment, or its foreign currency equivalent at the time (the "cross acceleration provisions") and such acceleration has not been rescinded or annulled within ten Business Days after the date of such acceleration;

  (8)
  any judgment or judgments for the payment of money in an aggregate amount in excess of $20.0 million, increasing to $40.0 million following the consummation of a Parent Merger Adjustment (or its foreign currency equivalent at the time), that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied (including acknowledged to be the exclusive liability of a third-party insurer) or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions");

  (9)
  certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions"); and

  (10)
  any Subsidiary Guarantee of one or more Subsidiary Guarantors, which by themselves or taken together would constitute a Significant Subsidiary, ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee or the indenture) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee (the "guarantee provisions").

        A Default under clause (5) or (6) is not an Event of Default until the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

        The Company shall promptly deliver to the trustee written notice in the form of an Officers' Certificate of any event that with the giving of notice or the lapse of time or both would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

        If an Event of Default with respect to the notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare to be immediately due and payable the principal amount of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest and Special Interest, if any, have been cured or waived as provided in the indenture.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the trustee indemnity reasonably satisfactory to the trustee. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

        No holder of notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

  (a)
  such holder has previously given to the trustee written notice of a continuing Event of Default,

  (b)
  the registered holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and offered indemnity reasonably satisfactory to the trustee to institute such proceeding as trustee, and

  (c)
  the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

        However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest and Special Interest, if any, on, such note on or after the respective due dates expressed in such note.

Amendments and Waivers

        Subject to certain exceptions, the indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium, interest or Special Interest, if any, and certain covenants and provisions of the indenture which cannot be amended without the consent of each holder of an outstanding note as described in the next sentence) with the consent of the registered holders of at least a majority in aggregate principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note, no amendment may, among other things,

  (1)
  reduce the amount of notes whose holders must consent to an amendment or waiver,

  (2)
  reduce the rate of or extend the time for payment of interest and Special Interest, if any, on any note,

  (3)
  reduce the principal of or extend the Stated Maturity of any note,

  (4)
  make any note payable in money other than that stated in the note,

  (5)
  impair the right of any holder of the notes to receive payment of principal of, premium, if any, and interest and Special Interest, if any, on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes or any Subsidiary Guarantee,

  (6)
  subordinate the notes or any Subsidiary Guarantee to any other obligation of the Company or the applicable Subsidiary Guarantor,

  (7)
  reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed, as described under "—Optional Redemption" or "—Additional Amounts" above;

  (8)
  reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the notes must be repurchased pursuant to such Change of Control Offer,

  (9)
  at any time after the Company is obligated to make a Asset Sale Offer with the Excess Proceeds from Asset Sales, change the time at which such Asset Sale Offer must be made or at which the notes must be repurchased pursuant thereto,

  (10)
  make any change to the indenture or the notes that would result in the Company or any Subsidiary Guarantor being required to make any withholding or deduction from payments made under or with respect to the notes (including payments made pursuant to any Subsidiary Guarantee),

  (11)
  make any change in any Subsidiary Guarantee that would adversely affect the rights of holders to receive payments under the Subsidiary Guarantee, other than any release of a Subsidiary Guarantor in accordance with the provisions of the indenture,

  (12)
  make any change in the amendment provisions which require the consent of each holder or in the waiver provisions, or

  (13)
  make any change in the provisions of the indenture described under "—Additional Amounts" that adversely affects the rights of any holder or amend the terms of the notes or the indenture in a way that would result in the loss to any holder of an exemption from any of the Taxes described thereunder.

        Without the consent of any holder of the notes, the Company and the trustee may amend the indenture to:

  (1)
  cure any ambiguity, omission, defect or inconsistency,

  (2)
  provide for the assumption by a Surviving Person of the obligations of the Company under the indenture; provided that the Company delivers to the trustee:

  (A)
  an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such assumption by a successor corporation and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such assumption had not occurred, and

  (B)
  an Opinion of Counsel in Canada to the effect that holders of the notes will not recognize income, gain or loss for Canadian tax purposes as a result of such assumption by a successor corporation and will be subject to Canadian taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such assumption had not occurred;

  (3)
  provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code),

  (4)
  add additional Subsidiary Guarantees with respect to the notes or to release Subsidiary Guarantors from Subsidiary Guarantees as provided or permitted by the terms of the indenture,

  (5)
  make any change that would provide additional rights or benefits to the holders of the notes or that does not adversely affect the rights of the holders of the notes,

  (6)
  provide for the issuance of additional notes in accordance with the indenture, and

  (7)
  comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act of 1939, as amended, or other applicable trust indenture legislation.

        The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Company is required to mail to each registered holder of the notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

        The Company at any time may terminate all its obligations and the obligations of the Subsidiary Guarantors under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes, to maintain a registrar and paying agent in respect of the notes and to pay Additional Amounts, if any. The Company at any time may terminate:

  (1)
  its obligations under the covenants described under "—Repurchase at the Option of Holders Upon a Change of Control" and "—Certain Covenants,"

  (2)
  the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the guarantee provisions described under "—Events of Default" above, and

  (3)
  the limitations contained in clause (e) in the first paragraph of, and in the second paragraph of, "—Merger, Consolidation and Sale of Property" above (collectively, "covenant defeasance").

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

        If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (5), (6) (with respect to the covenants described under "—Certain Covenants"), (7), (8), (9) (with respect only to Significant Subsidiaries) or (10) under "—Events of Default" above or because of the failure of the Company to comply with clauses (e) and (f) under the first paragraph of, or with the second paragraph of, "—Merger, Consolidation and Sale of Property" above. If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee.

        The legal defeasance option or the covenant defeasance option may be exercised only if:

  (a)
  the Company irrevocably deposits in trust with the trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest and Special Interest, if any, on the notes to maturity or redemption, as the case may be;

  (b)
  the Company delivers to the trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest and Special Interest, if any, when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and accrued and unpaid interest and Special Interest, if any, when due on all the notes to maturity or redemption, as the case may be;

  (c)
  123 days pass after the deposit is made and during the 123-day period no Default described in clause (9) under "—Events of Default" occurs with respect to the Company or any other Person making such deposit which is continuing at the end of the period;

  (d)
  no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

  (e)
  such deposit does not constitute a default under any other agreement or instrument binding on the Company;

  (f)
  the Company delivers to the trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

  (g)
  in the case of the legal defeasance option, the Company delivers to the trustee an Opinion of Counsel stating that:

  (1)
  the Company has received from the Internal Revenue Service a ruling, or

  (2)
  since the date of the indenture there has been a change in any applicable Federal income tax law,

    to the effect, in either case, that, and based thereon, such Opinion of Counsel shall confirm that, holders of the notes will not recognize income, gain or loss for U.S. Federal income tax or Canadian Federal, provincial or territorial income tax purposes as a result of such legal defeasance and will be subject to U.S. Federal income tax or Canadian Federal, provincial or territorial income tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

  (h)
  in the case of the covenant defeasance option, the Company delivers to the trustee an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for U.S. Federal income tax or Canadian Federal, provincial or territorial income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax or Canadian Federal, provincial or territorial income tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

  (i)
  the Company delivers to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the indenture.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

  (1)
  either:

  (a)
  all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

  (b)
  all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (2)
  the Company has paid all other sums payable under the Indenture by the Company; and

  (3)
  the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Governing Law

        The indenture and the notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

Enforceability of Judgments

        The Company and the Subsidiary Guarantors have been informed by their Canadian counsel, Fraser Milner Casgrain LLP, that the laws of the Provinces of Québec and Ontario permit an action to be brought before a court of competent jurisdiction in the Provinces of Québec and Ontario (a "Canadian Court") to recognize and enforce a final and conclusive judgment in personam against the judgment debtor of any Federal or state court located in the Borough of Manhattan in The City of New York (a "New York Court") that is not impeachable as void or voidable under the laws of the

State of New York ("New York Law") for a sum certain if: (i) the New York Court rendering such judgment had jurisdiction over the judgment debtor, as recognized by a Canadian Court (and submission by the Company and the Subsidiary Guarantors in the indenture to the non-exclusive jurisdiction of the New York Court will be sufficient for that purpose); (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice in contravention of the fundamental principles of procedure and the decision and the enforcement thereof would not be (A) inconsistent with public policy as the term is understood under the laws of the Province of Ontario or (B) manifestly inconsistent with public order as understood in international relations, as the term is understood under the laws of the Province of Québec; (iii) in the Province of Québec, such judgment is not subject to ordinary remedies and is final and enforceable in the State of New York; (iv) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue (unless, in the case of the Province of Québec, there is reciprocity), expropriatory or penal laws; (v) the action to enforce such judgment is commenced within applicable limitation periods; (vi) in the Province of Québec, the decision has not been rendered by default unless the plaintiff proves that the act of procedure initiating the proceedings was duly served on the defaulting party in accordance with New York Law and a court of competent jurisdiction in the Province of Québec may refuse recognition or enforcement of the judgment if the defendant proves that, owing to the circumstances, it was unable to learn the act of procedure or it was not given sufficient time to offer its defense. In any such action brought before a court of competent jurisdiction in the Province of Québec, the defendant will only be permitted to argue that the conditions set out above were not met.

        In addition, under the Currency Act (Canada), a Canadian Court may only render judgment for a sum of money in Canadian currency, and in enforcing a foreign judgment for a sum of money in a foreign currency, a Canadian Court will render its decision in the Canadian currency equivalent of such foreign currency.

        In the Province of Québec, a Canadian Court may decline to hear an action to enforce a judgment if it considers that the courts of another jurisdiction are in a better position to decide the dispute. It may also refrain from ruling if another action between the same parties, based on the same facts and having the same object, is pending before a foreign authority, provided that such action can result in a decision with may be recognized in the Province of Québec, or if such a decision has already been rendered by a foreign authority.

        In the opinion of such counsel, a Canadian Court would not avoid enforcement of judgments of a New York Court respecting the indenture or the notes on the basis of public order, as that term is understood in international relations and under the laws of the Province of Québec, or on the basis of public policy, as that term is understood under the laws of the Province of Ontario, in each case, the federal laws of Canada applicable therein.

The Trustee

        The Bank of Nova Scotia Trust Company of New York is the trustee under the indenture.

        Except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

        "Additional Assets" means:

  (a)
  any Property (other than cash, Temporary Cash Investments, securities and Capital Stock) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

  (b)
  Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or a Subsidiary of the Company; or

  (c)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (b) and (c), such Restricted Subsidiary is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means:

  (a)
  any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

  (b)
  any other Person who is a director or officer of:

  (1)
  such specified Person,

  (2)
  any Subsidiary of such specified Person, or

  (3)
  any Person described in clause (a) above.

For the purposes of this definition, "control," when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenant described under "—Certain Covenants—Limitation on Transactions with Affiliates" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "Approved Restructuring Transaction" means any transaction pursuant to which the Company becomes a wholly-owned Subsidiary of either Cascades Inc. or Domtar Inc. (or any successor thereto);

        "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of

  (a)
  any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), or

  (b)
  any other Property of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clause (a) or (b) above,

  (1)
  any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary,

  (2)
  any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "—Certain Covenants—Limitation on Restricted Payments,"

  (3)
  any disposition effected in compliance with the first paragraph of the covenant described under "—Merger, Consolidation and Sale of Property,"

  (4)
  any disposition or series of related dispositions of Property with an aggregate Fair Market Value and for net proceeds of less than $10.0 million,

  (5)
  sales, transfers or other distributions of Property, including Capital Stock of Restricted Subsidiaries, for consideration at least equal to the Fair Market Value of the Property sold or disposed of, but only if the consideration received consists of Capital Stock of a Person that becomes a Restricted Subsidiary engaged in, or Property (other than cash, except to the extent used as a bona fide means of equalizing the value of the Property involved in the swap transaction) of a nature or type that are used in, a business having Property of a nature or type, or engaged in a business similar or related to the nature or type of the Property, or businesses of, the Company and its Restricted Subsidiaries existing on the date of such sale or other disposition,

  (6)
  the creation of any Permitted Lien,

  (7)
  any disposition of surplus, discontinued or worn-out equipment or other immaterial assets no longer used in the on going business of the Company and its Restricted Subsidiaries,

  (8)
  any surrender or waiver of contract rights or release of contract or tort claims,

  (9)
  any sale of Temporary Cash Investments,

  (10)
  any sale of receivables pursuant to a Qualified Securitization Transaction, and

  (11)
  any sale, transfer or other disposition of Property received as a result of a foreclosure of any secured investment or any other transfer of a secured investment in default.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination,

  (a)
  if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligations," and

  (b)
  in all other instances, the greater of:

  (1)
  the Fair Market Value of the Property subject to such Sale and Leaseback Transaction, and

  (2)
  the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

        "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

  (a)
  the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

  (b)
  the sum of all such payments.

        "Board of Directors" means the board of directors of the Company.

        "Business Day" means each day which is not a Saturday, Sunday or a day on which commercial banks are authorized or required to close in New York City or Montreal.

        "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "—Certain Covenants—Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

        "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

        "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Change of Control" means the occurrence of any of the following events:

  (a)
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing) of persons, including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than the Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; or

  (b)
  the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the Property of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such Property as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary or one or more Permitted Holders) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

  (1)
  the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the Surviving Person, and

  (2)
  the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the Surviving Person immediately after such transaction and in substantially the same proportion as before the transaction; or

  (c)
  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

  (d)
  the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commission" means the U.S. Securities and Exchange Commission.

        "Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

        "Comparable Treasury Issue" means the United States treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

        "Comparable Treasury Price" means, with respect to any redemption date:

  (a)
  the average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated "H.15(519)" (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," or

  (b)
  if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

        "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

  (a)
  all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries, and

  (b)
  all current maturities of long-term Debt.

        "Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of:

  (a)
  the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters for which financial statements are publicly available prior to such determination date to

  (b)
  Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

  (1)
  if

  (A)
  since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

  (B)
  the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt,

        Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period; provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated on a pro forma basis as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

  (2)
  if

  (A)
  since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

  (B)
  the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment or acquisition, or

  (C)
  since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, then EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.

        If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries,

  (a)
  interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

  (b)
  amortization of debt discount and debt issuance cost, including commitment fees,

  (c)
  capitalized interest,

  (d)
  non-cash interest expense,

  (e)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

  (f)
  net costs associated with Hedging Obligations (including amortization of fees),

  (g)
  Disqualified Stock Dividends to the extent made to Persons other than the Company or a Restricted Subsidiary,

  (h)
  Preferred Stock Dividends to the extent made to Persons other than the Company or a Restricted Subsidiary,

  (i)
  interest Incurred in connection with Investments in discontinued operations,

  (j)
  interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary, and

  (k)
  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

  (a)
  any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

  (1)
  subject to the exclusion contained in clause (d) below, the equity of the Company and its consolidated Restricted Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below), and

  (2)
  the equity of the Company and its consolidated Restricted Subsidiaries in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

  (b)
  for purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, any net income (loss) of any Person acquired by the Company or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition,

  (c)
  any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that:

  (1)
  subject to the exclusion contained in clause (d) below, the equity of the Company and its consolidated Restricted Subsidiaries in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), and

  (2)
  the equity of the Company and its consolidated Restricted Subsidiaries in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

  (d)
  any gain (but not loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business (provided that sales or other dispositions of assets in connection with any Qualified Securitization Transaction shall be deemed to be in the ordinary course),

  (e)
  any extraordinary gain or loss,

  (f)
  the cumulative effect of a change in accounting principles,

  (g)
  any gain or loss arising from foreign currency fluctuations on foreign currency denominated Debt, and

  (h)
  any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock).

        Notwithstanding the foregoing, for purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of Property from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(iv) thereof.

        "Consolidated Net Tangible Assets" means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

  (a)
  the excess of cost over fair market value of assets or businesses acquired;

  (b)
  any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

  (c)
  unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

  (d)
  minority interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;

  (e)
  treasury stock;

  (f)
  cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

  (g)
  Investments in and assets of Unrestricted Subsidiaries.

        "Consolidated Net Worth" means the total of the amounts shown on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter of the

Company for which financial statements are publicly available prior to the taking of any action for the purpose of which the determination is being made, as:

  (a)
  the par or stated value of all outstanding Capital Stock of the Company, plus

  (b)
  paid-in capital or capital surplus relating to such Capital Stock, plus

  (c)
  any retained earnings or earned surplus, less:

  (1)
  any accumulated deficit, and

  (2)
  any amounts attributable to Disqualified Stock.

        "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt" means, with respect to any Person on any date of determination (without duplication):

  (a)
  the principal of and premium (if any) in respect of:

  (1)
  debt of such Person for money borrowed, and

  (2)
  debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

  (b)
  all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

  (c)
  all obligations of such Person representing the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

  (d)
  all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

  (e)
  the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

  (f)
  all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

  (g)
  all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property and the amount of the obligation so secured; and

  (h)
  to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

  (1)
  zero if such Hedging Obligation has been Incurred pursuant to clause (e), (f) or (g) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Debt," or

  (2)
  the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

        Notwithstanding the foregoing, Debt shall not include (a) any endorsements for collection or deposits in the ordinary course of business, (b) any realization of a Permitted Lien, and (c) Debt that has been defeased or satisfied in accordance with the terms of the documents governing such Indebtedness. With respect to any Debt denominated in a foreign currency, for purposes of determining compliance with any Canadian-dollar denominated restriction on the Incurrence of such Debt under the covenant described under "—Limitation on Debt," the amount of such Debt shall be calculated based on the currency exchange rate in effect at the end of the fiscal quarter for which financial statements are publicly available.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

  (a)
  matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

  (b)
  is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

  (c)
  is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), 180 days after the Stated Maturity of the notes.

        "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

        "EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

  (a)
  the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

  (1)
  the provision for taxes based on income or profits or utilized in computing net loss,

  (2)
  Consolidated Interest Expense,

  (3)
  depreciation,

  (4)
  amortization of intangibles, and

  (5)
  any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus

  (b)
  all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

        Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

        "Event of Default" has the meaning set forth under "—Events of Default."

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Exchange Notes" means the notes issued as evidence of the same continuing Debt of the Company under, and in exchange for, the notes as described under "Exchange Offer; Registration Rights."

        "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

  (a)
  if such Property has a Fair Market Value equal to or less than $10.0 million, by any Officer of the Company, or

  (b)
  if such Property has a Fair Market Value in excess of $10.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the trustee.

        "Foreign Subsidiary" means any Subsidiary which is not organized under the laws of Canada or any province thereof, or the United States of America or any State thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles in Canada, consistently applied, which are in effect from time to time.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (a)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

  (b)
  entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include:

  (1)
  endorsements for collection or deposit in the ordinary course of business, or

  (2)
  a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (a) or (b) of the definition of "Permitted Investment."

        The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

        "Income Tax Act" means the Income Tax Act (Canada).

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "—Certain Covenants—Limitation on Debt," amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

        "Independent Financial Advisor" means an investment banking firm of national standing or any third-party appraiser of national standing in Canada or the United States, provided that such firm or appraiser is not an Affiliate of the Company.

        "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

        "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under "—Certain Covenants—Limitation on Restricted Payments" and "—Designation of Restricted and Unrestricted Subsidiaries" and the definitions of "Restricted Payment" and "Unrestricted Subsidiary," the term "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to:

  (a)
  the Company's "Investment" in such Subsidiary at the time of such redesignation, less

  (b)
  the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

        In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

        "Investment Grade Status" shall be deemed to have been reached on the date that the notes have an Investment Grade Rating from both Rating Agencies.

        "Issue Date" means the date on which the notes are initially issued.

        "Leverage Ratio" means as of any date of determination, the ratio of (x) the aggregate principal amount of Debt on such date of determination to (y) the EBITDA of the Company during the four fiscal quarters ending prior to the date of determination of the Leverage Ratio for which financial statements are available. "EBITDA" shall be calculated on a pro forma basis in a similar manner as "EBITDA" is calculated on a pro forma basis for purposes of the "Consolidated Interest Coverage Ratio.

        "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

        "Management Agreement" means the Management Agreement, dated as of December 30, 1997 between the Company and Cascades Inc., as in effect on the Issue Date.

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

  (a)
  all legal, title, accounting and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,

  (b)
  all payments made on or in respect of any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

  (c)
  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale,

  (d)
  the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale, including pension and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, and

  (e)
  payments of unassumed liabilities (not constituting Debt) relating to the assets sold at the time of, or within 30 days after, the date of such sale.

        "New Revolving Credit Facility" means the Debt represented by:

  (a)
  one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit, including, without limitation, the Credit Agreement, dated as of the date of the indenture, among the Company, certain of its Subsidiaries, the lenders party thereto and Canadian Imperial Bank of Commerce, as Administrative Agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), as the same may be amended, supplemented or otherwise modified from time to time, including amendments, supplements or modifications relating to the addition or elimination of Subsidiaries of the Company as borrowers, guarantors or other credit parties thereunder; and

  (b)
  any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original Administrative Agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original New Revolving Credit Facility or one or more other credit or other agreements or notes or other securities issued pursuant to indentures).

        "Non-Recourse Debt" means Debt:

  (a)
  as to which neither the Company nor any Restricted Subsidiary (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender;

  (b)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any Debt (other than the notes) of the Company or any Restricted Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (c)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any Restricted Subsidiary.

        "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Company.

        "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the trustee.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the trustee. The counsel may be an employee of or counsel to the Company.

        "Parent Merger Adjustment" means any consolidation or merger of the Company with or into Cascades Inc. or Domtar Inc. pursuant to which the Surviving Person formed by such merger or consolidation does not have an Investment Grade Rating from both of the Rating Agencies.

        "Permitted Holders" means Cascades Inc. or Domtar Inc. and any of their respective wholly owned Subsidiaries.

        "Permitted Investment" means any Investment by the Company or a Restricted Subsidiary in:

  (a)
  the Company or any Restricted Subsidiary (including any non-wholly owned Restricted Subsidiary) or any Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided that the primary business of such Person is a Related Business;

  (b)
  any Person if as a result of such Investment such Person (i) becomes a Restricted Subsidiary that is a Subsidiary Guarantor or (ii) is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary that is a Subsidiary Guarantor; provided that such Person's primary business is a Related Business;

  (c)
  Temporary Cash Investments;

  (d)
  receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

  (e)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (f)
  loans and advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $5.0 million at any one time outstanding;

  (g)
  stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments, including as the result of any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a trade creditor or customer;

  (h)
  any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "—Certain Covenants—Limitation on Asset Sales" or a transaction not constituting an Asset Sale by reason of the $10.0 million threshold contained in clause (4) of the second paragraph in the definition of "Asset Sale";

  (i)
  lease, utility and other similar deposits in the ordinary course of business;

  (j)
  any assets or Capital Stock of any Person made out of the net cash proceeds of the substantially concurrent sale of Capital Stock of the Company (other than Disqualified Stock) or the consideration for which consists solely of Capital Stock (other than Disqualified Stock) of the Company; provided that the issuance of such Capital Stock shall be excluded in the calculation set forth in clause (c)(ii) of "—Certain Covenants—Limitation on Restricted Payments";

  (k)
  Hedging Obligations entered into for bona fide hedging purposes and not for speculation and otherwise permitted by the indenture;

  (l)
  any assets acquired as a result of a foreclosure by the Company or such Restricted Subsidiary with respect to any secured Permitted Investment or other transfer of title with respect to any secured Permitted Investment in default;

  (m)
  purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases or intellectual property, in any case, in the ordinary course of business and otherwise in accordance with the indenture;

  (n)
  other Investments made for Fair Market Value that do not exceed $20.0 million, increasing to $35.0 million following the consummation of a Parent Merger Adjustment, in the aggregate outstanding at any one time.

        "Permitted Joint Venture" means any Person which is not a Subsidiary and is, directly or indirectly, through its subsidiaries or otherwise, engaged principally in a Related Business, and the Capital Stock of which is owned by the Company or its Restricted Subsidiaries, on the one hand, and one or more Persons other than the Company or any Affiliate of the Company, on the other hand.

        "Permitted Liens" means:

  (a)
  Liens in favor of the Company or any Subsidiary Guarantor;

  (b)
  Liens to secure Debt permitted to be Incurred under clause (b) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Debt;"

  (c)
  Liens to secure Debt permitted to be Incurred under clause (c) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Debt"; provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

  (d)
  Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

  (e)
  Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

  (f)
  Liens in favor of customs and revenue authorities arising in the ordinary course of business and as a matter of law to secure payment of customs duties;

  (g)
  Liens arising as a result of litigation or legal proceedings that are currently being contested in good faith by appropriate and diligent action, including any Lien arising as a result of any judgment rendered against the Company or its Subsidiaries;

  (h)
  Liens granted in connection with a Qualified Securitization Transaction;

  (i)
  Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

  (j)
  Liens on Property (together with general intangibles and proceeds relating to such property) at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

  (k)
  Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

  (l)
  pledges or deposits by the Company or any Restricted Subsidiary under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

  (m)
  utility easements, building restrictions, rights-of-ways, irregularities of title and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

  (n)
  Liens to secure Hedging Obligations made in the ordinary course of business and not for the purpose of speculation to the extent otherwise permitted by the indenture;

  (o)
  Liens existing on the Issue Date not otherwise described in clauses (a) through (n) above;

  (p)
  Liens granted to secure the notes pursuant to the covenant described under "—Limitation on Liens";

  (q)
  Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (c), (j), (k) or (o) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

  (1)
  the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (c), (j), (k) or (o) above, as the case may be, at the time the original Lien became a Permitted Lien under the indenture, and

  (2)
  an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such Refinancing; and

  (r)
  Liens not otherwise permitted by clauses (a) through (q) above encumbering Property having an aggregate Fair Market Value not in excess of 5% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior to the date any such Lien shall be Incurred.

        "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

  (a)
  such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

  (1)
  the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

  (2)
  an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

  (b)
  the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

  (c)
  the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and

  (d)
  the new Debt shall be subordinate to the Notes at least to the same extent and in the same manner as the Debt being Refinanced,

provided, however, that Permitted Refinancing Debt shall not include:

  (x)
  Debt of a Subsidiary that is not a Subsidiary Guarantor that Refinances Debt of the Company or a Subsidiary Guarantor, or

  (y)
  Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

        "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

        "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

        "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.

        "Purchase Money Debt" means Debt:

  (a)
  consisting of the deferred purchase price of Property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and

  (b)
  Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of such Property, including additions and improvements thereto (whether through the direct purchase of assets or through the acquisition of at least a majority of the Voting Stock of any Person owning such assets);

provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Company or such Restricted Subsidiary.

        "Qualified Equity Offering" means a primary offering of common stock of the Company in the United States of at least $25.0 million, increasing to $50.0 million following the consummation of the Parent Merger Adjustment, to Persons who are not Affiliates of the Company.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary in connection with or reasonably related to a transaction or series of transactions in which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to (1) a Special Purpose Vehicle or (2) any other Person, or may grant a security interest in, any equipment and related assets (including contract rights) or Receivables or interests therein secured by goods or services financed thereby (whether such Receivables are then existing or arising in the future) of the Company or any Restricted Subsidiary, and any assets relating thereto including, without limitation, all security or ownership interests in goods or services financed thereby, the proceeds of such Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets, as any agreement governing any such transactions may be renewed, refinanced, amended, restated or modified from time to time.

        "Rating Agencies" means Moody's and S&P.

        "Receivables" means any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the financing by the Company or any Restricted Subsidiary of goods or services, and monies due thereunder, security or ownership interests in the goods and services financed thereby, records relating thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto, proceeds from claims on insurance policies related thereto, any other proceeds related thereto, and other related rights.

        "Reference Treasury Dealer" means Deutsche Bank Securities Inc. and its successors; provided, however, that if it shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

        "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Related Business" means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

        "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenant described under "—Certain Covenants—Limitation on Asset Sales" and the definition of "Consolidated Interest Coverage Ratio," Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

        "Restricted Payment" means:

  (a)
  any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company, and except for pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders;

  (b)
  the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock);

  (c)
  the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

  (d)
  any Investment (other than Permitted Investments) in any Person.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Senior Debt" of the Company means:

  (a)
  all obligations consisting of the principal, premium, if any, and accrued and unpaid interest and Special Interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding), in respect of: (1) Debt of the Company for borrowed money, and (2) Debt of the Company evidenced by notes, debentures, bonds or other similar instruments permitted under the indenture for the payment of which the Company is responsible or liable;

  (b)
  all Capital Lease Obligations of the Company and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Company;

  (c)
  all obligations of the Company

  (1)
  for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

  (2)
  under Hedging Obligations, or

  (3)
  issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under the indenture; and

  (d)
  all obligations of other Persons of the type referred to in clauses (a), (b) and (c) for the payment of which the Company is responsible or liable as Guarantor;

provided, however, that Senior Debt shall not include:

  (A)
  Debt of the Company that is by its terms subordinate in right of payment to the notes;

  (B)
  any Debt Incurred in violation of the provisions of the indenture;

  (C)
  accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

  (D)
  any liability for federal, state, provincial, local or other taxes owed or owing by the Company;

  (E)
  any obligation of the Company to any Subsidiary; or

  (F)
  any obligations with respect to any Capital Stock of the Company.

        "Senior Debt" of any Subsidiary Guarantor has a correlative meaning.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Special Interest" means the additional interest, if any, to be paid on the notes as described under "—Exchange Offer; Registration Rights."

        "Special Purpose Vehicle" means a bankruptcy-remote entity or trust or other special purpose entity which is formed by the Company, any Subsidiary of the Company or any other Person for the purpose of, and engages in no material business other than in connection with a Qualified Securitization Transaction or other similar transactions of Receivables or other similar or related assets.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subordinated Obligation" means any Debt of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes or the applicable Subsidiary Guarantee pursuant to a written agreement to that effect.

        "Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock or other interests (including partnership interests) is at the time owned or controlled, directly or indirectly, by:

  (a)
  such Person,

  (b)
  such Person and one or more Subsidiaries of such Person, or

  (c)
  one or more Subsidiaries of such Person.

        "Subsidiary Guarantee" means a Guarantee on the terms set forth in the indenture by a Subsidiary Guarantor of the Company's obligations with respect to the notes.

        "Subsidiary Guarantor" means each Canadian and U.S. Restricted Subsidiary in existence on the Issue Date and any other Person that becomes a Subsidiary Guarantor pursuant to the covenant described under "—Certain Covenant—Future Subsidiary Guarantors" or who otherwise executes and delivers a supplemental indenture to the trustee providing for a Subsidiary Guarantee.

        "Surviving Person" means the surviving Person formed by a merger, consolidation or amalgamation and, for purposes of the covenant described under "—Merger, Consolidation and Sale of Property," a

Person to whom all or substantially all of the Property of the Company or a Subsidiary Guarantor is sold, transferred, assigned, leased, conveyed or otherwise disposed.

        "Temporary Cash Investments" means:

  (a)
  Investments in U.S. and Canadian Government Obligations, in each case maturing within 365 days of the date of acquisition thereof;

  (b)
  Investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued or guaranteed by a bank or trust company organized under the laws of the United States of America or Canada or any state or province, as the case may be, or the District of Columbia or any U.S. or Canadian branch of a foreign bank having, at the date of acquisition thereof, combined capital, surplus and undivided profits aggregating in excess of US$250.0 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

  (c)
  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

  (1)
  a bank meeting the qualifications described in clause (b) above, or

  (2)
  any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

  (d)
  Investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) or, with respect to commercial paper issued in Canada by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of Canada, having a rating at the time as of which any Investment therein is made of "R-1" (or higher) according to Dominion Bond Rating Service Limited;

  (e)
  direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America, any province of Canada or any foreign country recognized by the United States or any political subdivision of any such state, province or foreign country, as the case may be (including any agency or instrumentality thereof), for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer's option, provided that:

  (1)
  the long-term debt of such state, province or country is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), and

  (2)
  such obligations mature within one year of the date of acquisition thereof; and

  (f)
  Investments in money market funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Unrestricted Subsidiary" means:

  (a)
  any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries" and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

  (b)
  any Subsidiary of an Unrestricted Subsidiary.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Restricted Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Restricted Subsidiaries.

        "Wood Fiber Supply and Management Agreement" means the Wood Fiber Supply and Management Agreement, dated as of December 30, 1997 between the Company and Domtar, as in effect on the Issue Date.

REGISTRATION RIGHTS FOR OUTSTANDING NOTES

        Under the registration rights agreement, we are required to:

  •
  by July 28, 2003, file a registration statement relating to the exchange offer with the Securities and Exchange Commission;

  •
  by October 27, 2003, use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act; and

  •
  keep the exchange offer open for not less than 30 business days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders of the outstanding notes.

        Under existing interpretations of the Securities and Exchange Commission contained in several no-action letters to third parties, the exchange notes and the related guarantees will be freely transferable by holders thereof, other than our affiliates, after the exchange offer without further registration under the Securities Act; provided, however, that each holder that wishes to exchange its notes for exchange notes will be required to represent (i) that any exchange notes to be received by it will be acquired in the ordinary course of its business, (ii) that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution within the meaning of Securities Act of the exchange notes in violation of the Securities Act, (iii) that it is not our "affiliate," as defined in Rule 405 promulgated under Securities Act, (iv) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes and (v) if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such exchange notes. We will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by a participating broker-dealers and other per-sons, if any, with similar prospectus delivery requirements for use in connection with any resale of exchange notes.

        If (i) because of any change in law or in currently prevailing interpretations of the staff of the Securities and Exchange Commission, we are not permitted to effect an exchange offer, (ii) the exchange offer is not consummated within 180 days of the issue date or (iii) in certain circumstances, certain holders of unregistered exchange notes so request, or (iv) in the case of any holder that participates in the exchange offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws, other than due solely to the status of such holder as our affiliate or within the meaning of the Securities Act, then in each case, we will (x) promptly deliver to the holders and the trustee written notice thereof and (y) at our sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the notes, (b) use our reasonable best efforts to keep effective the shelf registration statement until the earlier of two years after the issue date or such time as all of the applicable notes have been sold thereunder. We will, in the event that a shelf registration statement is filed, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder that sells notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a solder, including certain indemnification rights and obligations.

        If we fail to meet the targets listed above, then additional interest will become payable in respect of the notes as follows:

        (i) if (A) neither the registration statement nor the shelf registration statement is filed with the Securities and Exchange Commission on or prior to 60 days after the issue date or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and the shelf registration statement is not filed on or prior to the date required by the registration rights agreement, then commencing on the day after either required filing date, additional interest will accrue on the principal amount of the notes at a rate of 0.50% per annum for the first 90 days immediately following each filing date, increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

        (ii) if (A) neither the registration statement nor a shelf registration statement is declared effective by the Securities and Exchange Commission on or prior to 150 days after the issue date or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and the shelf registration statement is not declared effective by the Securities and exchange commission on or prior to the 60th day following the date such shelf registration statement was filed, then, commencing on the day after either the required effective date, additional interest will accrue on the principal amount of the notes at a rate of 0.50% per annum for the first 90 days immediately following such date, increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

        (iii) if (A) we have not exchanged exchange notes for all notes validly tendered in accordance with the terms of the exchange offer on or prior to the 180th day after the date on which the notes were issued or (B) if applicable, the shelf registration statement has been declared effective and the shelf registration statement ceases to be effective at any time prior to the second anniversary of the issue date (other than after such time as all notes covered by the shelf registration statement have been sold), then additional interest will accrue on the principal amount of the notes at a rate of 0.50% per annum for the first 90 days commencing on (x) the 180th day after the date which the notes were issued, in the case of (A) above, or (y) the day such shelf registration statement ceases to be effective, in the case of (B) above, increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

provided, however, that the additional interest rate on the notes may not accrue under more than one of the foregoing clauses (i)—(iii) at any one time and at no time may the aggregate amount of additional interest accruing exceed in the aggregate 1.0% per annum; provided, further, however, that (1) upon the filing of the registration statement or a shelf registration statement (in the case of clause (i) above), (2) upon the effectiveness of the registration statement or a shelf registration statement (in the case of clause (ii) above), or (3) upon the exchange of exchange notes for all notes tendered (in the case of clause (iii) (A) above), or upon the effectiveness of the shelf registration statement which had ceased to remain effective (in the case of clause (iii) (B) above), additional interest on the notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

        Any amounts of additional interest due pursuant to clause (i), (ii) or (iii) above will be payable in cash on the same original interest payment dates as the notes.

BOOK-ENTRY; DELIVERY AND FORM

        We issued the outstanding notes in the form of global securities. The exchange notes will be initially issued in the form of global securities, registered in the name of The Depository Trust Company or its nominee.

The Global Notes

        We expect that pursuant to procedures established by DTC (i) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the notes.

        Payments of the principal of, premium (if any), interest (including additional interest) on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest, including additional interest) on the global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated securities, which it will distribute to its participants and which will be legended as set forth under the heading "Transfer Restrictions."

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither us nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        Certificated securities shall be issued in exchange for beneficial interests in the global notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 90 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with these resales. In addition, until January 26, 2004, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from these broker-dealers and/or the purchasers of exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any of these resales of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 90 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

IMPORTANT U.S. AND CANADIAN TAX CONSIDERATIONS

United States

        The following discussion sets forth certain material U.S. federal income tax considerations relating to the exchange offer and to the purchase, ownership and disposition of the notes. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury regulations, published rulings, administrative pronouncements and court decisions, all as of the date of this prospectus and all of which are subject to change or differing interpretations at any time and in some circumstances with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to a prospective investor in light of the investor's particular circumstances, or to certain types of investors subject to special treatment under U.S. federal income tax laws (such as financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, brokers, dealers, persons holding notes as part of a straddle or a hedging transaction, or persons whose functional currency (as defined in section 985 of the Code) is not the U.S. dollar). In addition, this discussion does not consider the effect of any non-U.S. laws or U.S. state or local income tax laws; it does not discuss in any detail U.S. tax considerations other than income tax (e.g., estate or gift tax) considerations. The following discussion assumes that the notes are held as capital assets after purchase from the initial purchasers at the notes' initial offering price. Further, the following assumes that the notes are properly characterized as debt for U.S. federal income tax purposes.

        The following discussion does not purport to be legal advice to prospective investors generally or to any particular prospective investor. Each prospective investor of the notes is advised to consult its own tax advisors concerning the application of U.S. federal income tax laws to its particular situation.

        As used herein, the term "U.S. Holder" means a beneficial owner of a note that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for purposes of the Code) created or organized in or under the laws of the United States or of any state thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust the administration of which is subject to the primary supervision of a U.S. court and with respect to which one or more U.S. persons (within the meaning of section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, as well as certain other trusts that have elected to be treated as U.S. persons under the Code; or (v) any other person whose worldwide income or gain is otherwise subject to U.S. federal income tax on a net basis. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder or a partnership.

        If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such partner is advised to consult its tax advisor as to the tax consequences of the exchange offer and of the purchase, ownership and disposition of the notes.

  Tax Consequences of the Exchange Offer

        Under current law, the exchange of notes for exchange notes pursuant to the registered exchange offer will not be treated as an "exchange" for federal income tax purposes. Accordingly, holders will not recognize taxable gain or loss upon the receipt of exchange notes in exchange for notes in the exchange offer, the holding period for an exchange note received in the exchange offer will include the holding period of the note surrendered in exchange therefor, and the adjusted tax basis of an exchange note immediately after the exchange will be the same as the adjusted tax basis of the note surrendered in exchange therefor.

        We are obligated to pay special interest on the notes under certain circumstances described under "Registration Rights for Outstanding Notes." Although the matter is not free from doubt, such special interest should be taxable as interest under the rules described below in the event that special interest is paid. It is possible, however, that the Internal Revenue Service ("IRS") may take a different position with respect to this treatment of such special interest. Holders are advised to consult their own tax advisors about payments of such special interest.

  U.S. Holders

  Taxation of Interest

        Stated Interest.    Generally, the amount of any stated interest payments on a note will be treated as "qualified stated interest" for U.S. federal income tax purposes and will be taxable to a U.S. Holder as ordinary interest income in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. Any additional amounts owing on the notes (due to a change in Canadian withholding tax laws or in satisfaction of your registration rights) that are accrued or received by a U.S. Holder should be treated as additional interest income for U.S. federal income tax purposes.

        We may redeem some or all of the notes prior to maturity at certain times or on the occurrence of certain specified events, as described in the "Description of the Notes." Under applicable U.S. Treasury regulations, because the occurrence of any of these events is a "remote" or "incidental" contingency, or because under our redemption option the yield on the notes would not be reduced if we exercised our option, we believe that the possibility of early redemption will not cause the notes to be treated as "contingent payment debt instruments" subject to special rules under U.S. Treasury regulations. A U.S. Holder desiring to take a contrary position with respect to notes that it holds must make certain disclosures on its income tax return in accordance with U.S. Treasury regulations.

  Disposition of a Note

        Upon the sale, exchange (other than pursuant to the exchange offer), redemption or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement (other than amounts representing accrued interest, which will be taxable as such, but including any redemption premium paid by us) and such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal such U.S. Holder's initial investment in such note decreased by the amount of any payments that are not deemed qualified stated interest payments. Such gain or loss realized by a U.S. Holder generally will be treated as U.S.-source gain or loss, and will be long-term capital gain or loss if the note was held for more than one year at the time of disposition.

  Foreign Tax Credit

        In general, interest income on the notes will be foreign-source income for U.S. foreign tax credit purposes. If we are required to pay additional amounts on the notes due to a change in Canadian withholding tax laws and non-U.S. income taxes are withheld from payments to a U.S. Holder on the notes, the U.S. Holder may be eligible, subject to a number of limitations, for a foreign tax credit against its U.S. federal income tax liability for taxes withheld on the notes. Alternatively, such non-U.S. income taxes may generally be deducted by a U.S. Holder in computing its taxable income for U.S. federal income tax purposes.

  Non-U.S. Holders

        Subject to the discussion of backup withholding, below, interest on the notes is currently exempt from U.S. federal income taxes, including withholding taxes, if paid to a Non-U.S. Holder unless the Non-U.S. Holder is an individual or corporation that has an office or other fixed place of business in the United States to which the interest is attributable, or the interest is derived in the active conduct of a banking, financing or similar business within the United States or is received by a corporation the principal business of which is trading in stocks or securities for its own account, and certain other conditions exist.

        In addition, (a) subject to the discussion of backup withholding below, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized on the sale or exchange of a note, provided that such gain is not effectively connected with the conduct of a U.S. trade or business by the holder and, in the case of a Non-U.S. Holder who is an individual, such holder is not present in the United States for a total of 183 days or more during the tax year in which such gain is realized and certain other conditions are met, and (b) the notes will generally be deemed to be situated outside the United States for purposes of the U.S. federal estate tax and will not be includible in the gross estate for purposes of such tax in the case of a non-resident of the United States who is not a citizen of the United States at the time of death.

  Backup Withholding

        Backup withholding of U.S. federal income tax may apply to payments made by us or on our behalf in respect of the notes to registered holders that are not exempt recipients and that fail to provide certain identifying information (such as the registered holder's taxpayer identification number) in the required manner. Generally, corporations, certain other entities and non-U.S. persons are exempt from backup withholding, provided that they may be required to certify their exempt status. In addition, upon the sale or redemption of a note to (or through) certain U.S. or U.S.-related brokers, the broker must withhold backup withholding tax from the purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information.

        In general, a Non-U.S. Holder may avoid backup withholding of U.S. federal income tax by certifying under penalties of perjury, on an IRS Form W-8BEN or substitute form, that the holder is not a U.S. person. Special certification rules apply to financial institutions holding notes on behalf of beneficial owners, and to offshore accounts maintained through certain non-U.S. intermediaries.

        Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's U.S. federal income tax liability, provided the required information is furnished to the IRS.

Canada Tax Consideration for U.S. Holders

        The following description of Canadian federal income tax considerations is of a general nature only and should not be construed as advice to any particular owner of notes. Purchasers are advised to consult with their tax advisors with respect to their particular tax position. This description does not apply to holders of notes or exchange notes who are non-resident insurers carrying on an insurance business in Canada and elsewhere.

        Under the federal laws of Canada in effect on the date of this prospectus as interpreted in published statements of the current administrative practices of Canada Customs and Revenue Agency, we are not required to withhold tax from interest paid on the principal of the notes offered hereby or exchange notes, or from any premium or principal paid on such notes, to any non-resident of Canada with whom we deal at arm's length within the meaning of the Canadian Income Tax Act. Under such laws, no other taxes on income (including taxable capital gains) are payable in respect of the holding, redemption or disposition of such notes by owners who are neither resident nor deemed to be resident in Canada for purposes of such Act and who do not use or hold and are not deemed to use or hold such notes in carrying on business in Canada for the purposes of such Act.

LEGAL MATTERS

        Jones Day, New York, New York, will pass upon certain legal matters under U.S. federal, New York, Delaware and Texas law for us regarding the exchange notes. Goulston & Storrs, PC, Boston, Massachusetts, will pass upon certain legal matters under Massachusetts law for us regarding the exchange notes. Fraser Milner Casgrain LLP, Montreal, Quebec, will pass upon certain legal matters under Canadian law for us regarding the exchange notes. Stewart McKelvey Stirling Scales will pass upon certain legal matters under Newfoundland and Labrador laws for us regarding the exchange notes. Robert F. Hall, our Vice President, Legal Affairs and Corporate Secretary is a former partner of Fraser Milner Casgrain LLP.

EXPERTS

        Our consolidated financial statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included in this prospectus have been so included in reliance on the audit report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are a corporation existing under the laws of Canada. Most of our directors and officers, and certain of the experts named herein, are not residents of the United States, and a substantial portion of our assets are located outside the United States. We have appointed an agent for service of process in the United States but it may be difficult for holders of notes to effect service within the United States upon our directors, officers and experts, or to realize against them upon judgments of courts of the United States predicated on civil liabilities under U.S. federal securities laws. We have been advised by our Canadian counsel, Fraser Milner Casgrain LLP, that a judgment of a U.S. court predicated solely upon civil liability under such laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We have also been advised by such counsel that an action could be brought in the first instance in a court of competent jurisdiction in Canada on the basis of civil liability predicated solely upon U.S. federal securities laws if such Canadian court is satisfied that the United States is the lex loci delicti (that is, the place of the wrong) for such claim, subject to such court's inherent discretion to decline to hear such an action where it is not the convenient forum or where concurrent proceedings are being brought elsewhere.

WHERE YOU CAN FIND MORE INFORMATION

        Although we were not subject to Section 15(d) of the Exchange Act by virtue of the automatic suspension provisions of that section, we filed or furnished reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the U.S. Securities and Exchange Commission, as applicable to a foreign private issuer who is subject to those requirements during the period for which our 2008 notes were registered. Following the effectiveness of the registration statement of which this prospectus is a part, we will become subject to the information requirements of the Exchange Act pursuant to Section 15(d). As a foreign private issuer, however, we will be exempt from the proxy requirements of Section 14 of the Exchange Act and from the short-swing profit recovery rules of Section 16 of the Exchange Act. The reports and other information filed by us can be inspected at, and subject to the payment of any required fees, copies may be obtained from, the public reference facilities maintained by the U.S. Securities and Exchange Commission.

        The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. As a foreign private issuer, we did not use the EDGAR system until October 2002. However, filings made with the U.S. Securities and Exchange Commission since that date are available over the internet at the U.S. Securities and Exchange Commission's website. You can also find information on the website maintained through the System for Electronic Document Analysis and Retrieval (the SEDAR system) at http://www.sedar.com.

        We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any of the documents that we have filed with the U.S. Securities and Exchange Commission or Canadian provincial securities regulators or otherwise referred to in this prospectus, other than the exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents, or referred to in this prospectus. Requests should be directed to:

  Norampac Inc.
  752 Sherbrooke Street West
  Montreal, Quebec
  Canada H3A 1G1
  Attention: Robert F. Hall

        Our website is located at http://www.norampac.com. However, the information on our website is not part of this prospectus.

Independent Auditors' Report

To the Board of Directors
Norampac Inc.

We have audited the accompanying consolidated balance sheets of Norampac Inc. as at December 31, 2002 and 2001 and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.

/s/  PRICEWATERHOUSECOOPERS LLP

Chartered Accountants

Montreal, Canada
January 17, 2003 (May 15, 2003 for notes 23 and 24)

 Comments by Independent Auditors for U.S. Readers on Canada-U.S. Reporting Difference

        In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the company's financial statements, such as the changes described in Note 3 to the consolidated financial statements. Our report to the Board of Directors dated January 17, 2003 (May 15, 2003 for notes 23 and 24) is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors' report when the changes are properly accounted for and adequately disclosed in the financial statements.

/s/  PRICEWATERHOUSECOOPERS LLP

Chartered Accountants

Montreal, Canada
January 17, 2003 (May 15, 2003 for notes 23 and 24)

Norampac Inc.

Consolidated Balance Sheets

As at December 31
(in thousands of Canadian dollars, unless otherwise noted)

	Note		2002	2001 (Restated- note 3a)
Assets
Current assets
Cash and cash equivalents			25,747	12,146
Accounts receivable and prepaid expenses	17		184,824	183,156
Inventories	5		130,591	122,348

			341,162	317,650
Property, plant and equipment	6		925,881	913,658
Goodwill	7		202,589	168,161
Other assets	8		25,845	35,585

			1,495,477	1,435,054

Liabilities and Shareholders' Equity
Current liabilities
Excess of outstanding cheques over bank balances			9,861	19,929
Trade accounts payable and accrued liabilities	17		166,402	161,109
Income and other taxes payable			9,783	18,844
Current portion of long-term debt	9		40,417	1,529

			226,463	201,411
Long-term debt	9		357,611	374,853
Future income taxes	12		142,959	133,800
Other liabilities	10		36,836	33,507
Commitments and contingencies	15
Shareholders' Equity
Capital stock	13	(a)	560,000	560,000
Contributed Surplus	13	(b)	136	—
Retained earnings			163,591	127,045
Cumulative translation adjustments	20		7,881	4,438

			731,608	691,483

			1,495,477	1,435,054

The accompanying notes are an integral part of the financial statements.

Norampac Inc.

Consolidated Statements of Earnings

Years ended December 31
(in thousands of Canadian dollars, unless otherwise noted)

	Note	2002	2001 (Restated- note 3(a))	2000 (Restated- note 3(a))
Sales		1,315,122	1,188,981	1,154,029
Cost of delivery		99,559	87,942	81,625

Net sales		1,215,563	1,101,039	1,072,404
Cost of goods sold and expenses
Cost of goods sold		854,745	753,951	707,888
Selling and administrative expenses		149,193	124,272	114,301
Depreciation and amortization		73,038	71,101	63,907

		1,076,976	949,324	886,096

Operating income		138,587	151,715	186,308
Financial expenses	11	36,817	45,833	44,427

		101,770	105,882	141,881
Income tax expense	12	33,513	37,063	52,449

		68,257	68,819	89,432
Share of income of equity-accounted investments		289	780	2,125

Net income for the year		68,546	69,599	91,557

The accompanying notes are an integral part of the financial statements.

Norampac Inc.

Consolidated Statements of Retained Earnings

Years ended December 31
(in thousands of Canadian dollars, unless otherwise noted)

	Note		2002	2001 (Restated- note 3(a))	2000 (Restated- note 3(a) and (c))
Balance, beginning of year, as previously reported			144,735	103,210	31,694
Cumulative effect of a change in an accounting policy — Foreign currency translation	3	(a)	(17,690)	(5,764)	2,206

Balance, beginning of year, restated			127,045	97,446	33,900
Cumulative effect of a change in an accounting policy — Employee future benefits	3	(c)	—	—	(28,011)
Net income for the year			68,546	69,599	91,557
Dividend paid during the year			(32,000)	(40,000)	—

Balance, end of year			163,591	127,045	97,446

The accompanying notes are an integral part of the financial statements.

Norampac Inc.

Consolidated Statements of Cash Flows

Years ended December 31
(in thousands of Canadian dollars, unless otherwise noted)

	Note		2002	2001 (Restated- note 3(a))	2000 (Restated- note 3(a))
Cash flows from:
Operating activities
Net income for the year			68,546	69,599	91,557
Adjustments for:
Depreciation and amortization			73,038	71,101	63,907
Future income taxes	12		5,302	8,642	44,447
Loss (gain) on disposal of property, plant and equipment			1,699	939	(300)
Unrealized exchange loss (gain) on long-term debt	3	(a)	(520)	13,861	8,535
Share of income of equity-accounted investments			(289)	(780)	(2,125)
Other			3,265	63	1,984

Cash flow from operating activities			151,041	163,425	208,005
Change in non-cash working capital components	19	(a)	(3,996)	13,779	20,125

			147,045	177,204	228,130

Financing activities
Change in revolving bank credit facility			18,818	(2,001)	(58,255)
Increase in long-term debt			889	—	549
Repayments of long-term debt			(1,575)	(344)	(1,844)
Change in excess of outstanding cheques over bank balances			(10,068)	19,237	(22,612)
Dividend paid			(32,000)	(40,000)	—

			(23,936)	(23,108)	(82,162)

Investing activities
Business acquisitions, net of cash and cash equivalents acquired	4		(54,382)	(93,328)	(20,425)
Additions to property, plant and equipment, net			(56,800)	(82,619)	(86,740)
Other assets, net			1,462	(4,026)	(875)

			(109,720)	(179,973)	(108,040)

Change in cash and cash equivalents during the year			13,389	(25,877)	37,928
Translation adjustments with respect to cash and cash equivalents			212	(35)	130
Cash and cash equivalents, beginning of year			12,146	38,058	—

Cash and cash equivalents, end of year			25,747	12,146	38,058

For other supplemental information refer to note 19 b)

The accompanying notes are an integral part of the financial statements.

Norampac Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2002, 2001 and 2000
(in thousands of Canadian dollars, unless otherwise noted)

1.    Incorporation of the Company

        Norampac Inc. is a joint venture 50% owned each by Cascades Inc. and Domtar Inc. Norampac Inc. was formed by Cascades Inc. to acquire most of the assets and liabilities of Cascades Inc.'s containerboard and corrugated packaging businesses. 3441989 Canada Inc. was formed by Domtar Inc. in order to acquire most of the assets and liabilities of Domtar Inc.'s containerboard and corrugated packaging businesses. On December 30, 1997, Norampac Inc. and 3441989 Canada Inc. were amalgamated under the Canada Business Corporations Act and have continued their operations under the corporate name of Norampac Inc. The contributed assets and liabilities were recorded at their fair market value at the amalgamation date.

        The Company commenced operations on January 1, 1998.

2.    Significant accounting policies

        The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles which, in the case of the Company, differ in certain respects from U.S. generally accepted accounting principles, as explained in Note 22.

Basis of consolidation

        The consolidated financial statements include the accounts of the Company and its subsidiaries. The Company's interest in a joint venture is accounted for using the proportionate consolidation method. Investments in companies subject to significant influence are accounted for using the equity method. Other investments are recorded at cost, except where a permanent decline in value occurs, in which case they are reduced to their estimated net realizable value.

Use of estimates

        The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the balance sheet date as well as the reported amounts of revenue and expense items for the year. Actual results could differ from those estimates.

Cash and cash equivalents

        Cash and cash equivalents are comprised of cash on hand and investments in money market instruments with original maturities not exceeding three months.

Inventories

        Inventories of finished goods are valued at the lower of average production cost and net realizable value and include the cost of raw materials, direct labour and manufacturing overhead expenses. Inventories of raw materials and supplies are valued at the lower of cost and replacement value. The cost of raw materials and supplies is determined using the average cost method and first-in, first-out method, respectively.

Property, plant and equipment and depreciation

        Property, plant and equipment are stated at cost and include interest incurred during the construction period of certain assets. Depreciation is calculated on a straight-line basis according to the useful life of each class of assets at annual rates ranging from 2.5% to 5% for buildings, from 5% to 10% for machinery and equipment, and from 15% to 20% for automotive equipment.

Grants and investment tax credits

        Grants and investment tax credits are accounted for using the cost reduction method and are included in income as a reduction of depreciation using the same rates as those used to depreciate the related property, plant and equipment.

Goodwill

        Effective January 1, 2002, goodwill is not amortized but instead, the Company performs an annual goodwill impairment test to determine if any goodwill is impaired. The Company has adopted the discounted future cash flow method as its goodwill impairment methodology test. This methodology compares discounted future cash flows with the carrying value of the respective business units.

        Until the implementation of the new recommendation of the CICA on January 1, 2002, as described in note 3(a), goodwill related to business combinations initiated or completed prior to July 1, 2001 was amortized on a straight-line basis over a period of 25 years. Goodwill related to business combinations initiated or completed after June 30, 2001 was not amortized. At each balance sheet date the Company assessed whether there was a permanent impairment in the value of goodwill. This was accomplished by determining whether projected undiscounted future cash flows exceeded the net carrying value of goodwill as at the assessment date.

Deferred financing costs

        Long-term debt issue expenses are amortized on a straight-line basis over the expected repayment term of the related debt.

Environmental costs

        Environmental costs, including site restoration costs, are expensed or capitalized depending upon their future economic benefit. Expenditures incurred to prevent future environmental contamination are capitalized in property, plant and equipment and amortized on a straight-line basis at annual rates ranging from 3% to 10%. Expenditures that relate to an existing condition caused by past operations and do not contribute to current or future revenue generation are expensed. A provision for environmental costs is recorded when it is likely that a liability has been incurred and the costs can be reasonably estimated.

Revenue recognition

        Sales and cost of goods sold are recognized in accordance with the delivery terms and when the significant risks and benefits of ownership are transferred.

Income taxes

        The Company uses the liability method to account for income taxes. Under this method, future income taxes are determined based on the difference between the carrying amount and the tax basis of assets and liabilities, using enacted or substantively enacted tax rates at the balance sheet date. Future tax assets arising from losses carried forward and temporary differences are recognized when it is more likely than not that the assets will be realized.

Foreign currency translation

  •
  Foreign currency transactions

                                      Transactions denominated in foreign currencies are recorded at the rate of exchange prevailing at the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated into the local currency at the rate of exchange in effect at the balance sheet date. Unrealized gains or losses on translation of monetary assets and liabilities are included in income for the year except for gains and losses related to the portion of the long-term debt designated as a hedge of the Company's net investment of its self-sustaining operations which are offset against the cumulative translation adjustments in Shareholders' Equity.

  •
  Foreign operations

                                      The Company's foreign operations are defined as self-sustaining. The assets and liabilities of these operations are translated into Canadian dollars at the rate of exchange in effect at the balance sheet date. Revenues and expenses are translated at the average exchange rate for the year. Translation gains or losses are recorded in the cumulative translation adjustments account.

Employee future benefits

        The Company maintains defined benefit pension plans in Canada that are generally contributory. In Canada, the plans provide retirement benefits based mainly upon the length of service and, in certain cases, upon the final average earnings of the employee.

        The Company also provides other employee benefits to its active and retired employees, such as group life insurance, health care and dental plans and certain post-employment benefits.

        Employee future benefit costs are determined with the assistance of independent actuaries.

        For the Company-sponsored defined benefit pension plans and the other benefits earned by employees for services rendered during the year, the expense is determined using the projected benefit method pro rated on services and is based on management's best estimates with respect to the future rate of return of plan assets, interest rates, salary reviews and health and dental care costs.

        For defined benefit pension plans, the future rate of return of plan assets is based on the expected long-term rate of return of plan assets and the market value of the plan assets.

        Past service costs arising from amendments to defined benefit pension plans are amortized over the average remaining service period of active employees.

        For defined benefit pension plans, actuarial gains or losses exceeding 10% of the greater of (a) the accrued benefit obligation at the beginning of the year, or (b) the fair market value of plan assets at the beginning of the year, are amortized over the average remaining service period of active employees.

        The Company also contributes to several defined contribution plans in Canada and to certain of its employees' 401(K) plan in the United States. The pension expense for these plans is equal to the Company's contribution.

Financial instruments

        Derivative financial instruments are utilized by the Company in the management of its foreign currency, commodity and interest rate exposures. Except for the interest rate derivatives, the company's policy is not to utilize derivative financial instruments for trading or speculative purposes.

        The Company's policy is to designate each derivative financial instrument as a hedge of specifically identified assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also assesses, whether the derivatives that are used in hedging transactions are effective in offsetting changes in fair values or cash flows of hedged items.

Foreign exchange forward contracts

        The Company has negotiated foreign exchange forward contracts to cover anticipated future sales in U.S. dollars in order to reduce the potential adverse effects of an increase in the Canadian dollar exchange rate. Unrealized gains or losses on foreign exchange forward contracts used to hedge anticipated future sales are deferred and accounted in net sales when such future sales are realized.

Commodity swap contracts

  Raw Materials

        The Company has entered into swap contracts with counterparties whereby it sets the price on notional quantities of old corrugated containers and electricity in order to reduce the potential effects of an increase in the cost of its raw materials and production costs. These contracts will be settled in cash. Resulting gains and losses are recognized when realized and recorded in cost of sales.

  Finished goods

        The Company has entered into swap contracts with counterparties whereby it sets the price on notional quantities of unbleached 42-lb kraft linerboard and 26-lb semi-chem medium in order to reduce the potential effects of a decrease in the selling prices of its finished goods. These contracts will be settled in cash. Resulting gains and losses are recognized when realized and recorded in net sales.

Interest rate swap agreements

        The Company is holding these derivative financial instruments for speculative purposes. The interest rate swap agreements involve the periodic exchange of payments without the exchange of the notional principal amount upon which the payments are based, and are recorded as an adjustment to interest expense. The change in fair values of these agreements are recorded in selling and administration expense.

Fair value

        The Company has estimated the fair market value of its financial instruments based on current interest rates, market value and current pricing of financial instruments with similar terms. Unless otherwise disclosed herein, the carrying value of these financial instruments, especially those with current maturities such as cash and cash equivalents, accounts receivable, excess of outstanding cheques over bank balances, and trade accounts payable and accrued liabilities, approximates their fair value.

New accounting standards not yet applied

Hedging Relationships

        In November 2001, the CICA issued Accounting Guideline 13 (AcG 13), "Hedging Relationships". Subsequently, the AcSB postponed the application of the AcG 13 to fiscal years beginning on or after July 1, 2003.

        AcG 13, addresses the identification, designation documentation and effectiveness of hedging relationships for the purposes of applying hedge accounting. In addition, it deals with the discontinuance of hedge accounting and establishes conditions for applying hedge accounting.

        Under the new guideline, the Company is required to document its hedging relationships and explicitly demonstrate that the hedges are sufficiently effective in order to continue accrual accounting for hedging derivatives. Otherwise, the derivative instrument will need to be marked-to-market through the current year's income statement. The impact of adopting this new guideline is not yet determinable.

Long-Lived Assets

        In 2002, the CICA issued Section 3475 "Disposal of Long-Lived Assets and Discontinued Operations", which applies to disposal activities initiated on or after May 1, 2003. This new Section establishes standards for the recognition, measurement, presentation and disclosure of the disposal of long-lived assets. It also establishes standards for the presentation and disclosure of discontinued operations.

        The CICA also issued Section 3063, "Impairment of Long-lived Assets" which will be effective for fiscal years beginning on or after April 1, 2003. This section establishes standards for the recognition, measurement and disclosure of the impairment of long-lived assets.

        Sections 3475 and 3063 are not materially different from SFAS 144 which was applied by the Company on January 1, 2002 as described in note 22.

Guarantees

        The Guideline AcG 14, "Disclosure of Guarantees", require entities to disclose key information about certain types of guarantee contract that require payments contingent on specified types of future events. Disclosures include the nature of the guarantee, how it arose, the events or circumstances that would trigger performance under the guarantee, the maximum potential future payments under the guarantee, the carrying amount of the related liability, and information about recourse or collateral. This Guideline will be effective for fiscal years beginning on or after January 1, 2003.

3.    Changes in accounting policies

a) 2002

Goodwill and Other Intangible Assets

        Effective January 2002, the Company adopted the requirements of CICA handbook section 3062 "Goodwill and Other Intangible Assets". Section 3062 requires the use of a non-amortization approach to account for purchased goodwill and indefinite-lived intangibles. Under the non-amortization approach, goodwill and indefinite-lived intangibles are not amortized, but instead reviewed annually for impairment and written down and charged to earnings only in the periods in which the recorded value of goodwill and indefinite-lived intangibles exceeds their fair value. The adoption of Section 3062 requires the Company to use the non-amortization approach for goodwill related to business combinations initiated prior to July 1, 2001. The Company has adopted the discounted future cash flow method as its new goodwill impairment methodology and has determined that as at January 1, 2002, there is no goodwill impairment.

Foreign Currency Translation

        On November 2001, the CICA amended section 1650 "Foreign Currency Translation" to eliminate the deferral and amortization method for unrealized gains and losses on non-current monetary assets and liabilities, thereby eliminating a GAAP difference between Canadian and U.S. GAAP. The new recommendations were effective for fiscal year 2002 and were applied retroactively with restatement.

Designation of a Hedge

        Effective January 1, 2002, the Company designated a portion of the long-term debt as a hedge of the net investment of its self-sustaining operations. Consequently, since January 1, 2002, any unrealized gains or losses on the designated portion of the long-term debt is recorded in cumulative translation adjustments.

Stock-based Compensation

        On January 1, 2002, the Company adopted the new recommendations of CICA 3870, "Stock-Based Compensation and Other Stock-Based Payments", regarding stock-based compensation. Under this new standard, stock options granted after January 1, 2002 by the Company's shareholders' to the Company's employees are to be recorded under the fair value method, which consist of recording expenses to income until these stock options are vested. In accordance with the transitional provisions, this new recommendation applies to options granted after January 1, 2002.

b) 2001

        In July 2001, the CICA issued Handbook Section 1581 "Business Combinations". Section 1581 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. This section also broadens the criteria for recording intangible assets separately from goodwill.

c) 2000

        On January 1st, 2000, the Company adopted the new accounting recommendations of CICA 3461, "Employee Future Benefits", concerning accounting for employee future benefits. More specifically, the standard provides guidance on accounting for pension, post-retirement and post-employment benefit costs. These recommendations have been applied retroactively without restatement. The cumulative effect of the application of the new accounting recommendations totaled $43 million ($28 million, net of taxes) and has been recorded against the 2000 opening retained earnings.

4.    Business acquisitions

2002 Acquisitions

        On January 2, 2002, the Company transferred the assets of its Paper Recovery Division assets, which were acquired on April 12, 2001 from Crown Packaging Ltd., to Metro Waste Paper Recovery Inc. ("Metro Waste") in exchange for an additional 18.5% interest in the common shares of Metro Waste. The Company's participation in Metro Waste increased from 27.5% to 46%.

        On January 21, 2002, the Company acquired all the issued and outstanding shares of Star Container Corp. ("Leominster") a corrugated products converting plant located in Leominster, Massachusett, near Boston, USA, for a total consideration of approximately $50,489 (US$ 31,310).

        During the 2002 year, the Company finalized the purchase price allocation of Star Corrugated Box Co. for $1,524. Also Metro Waste, a joint venture, acquired the assets of two recycling businesses for a total consideration of $5,150 (the Company's proportionate share being $2,369). The two transactions aggregated to $3,893 and is shown as "Other" in the table below.

        The above transactions have been accounted for using the purchase method and the accounts and results of operations have been included into the consolidated financial statements since their respective acquisition date. The allocation of the purchase price for the above acquisitions is as follows:

	Metro Waste(1)	Leominster	Other	Total
Net assets acquired (liabilities assumed):
Working capital	1,700	5,140	1,837	8,677
Property, plant and equipment	8,642	18,771	1,568	28,981
Other assets	—	139	60	199
Goodwill (not tax deductible)	3,551	30,021	431	34,003
Future Income taxes	—	(3,582)	(3)	(3,585)
Other long term liabilities	(365)	—	—	(365)

Purchase Price	13,528	50,489	3,893	67,910

Less:
Transfer of assets in exchange of non monetary assets	13,528	—	—	13,528

Cash paid net of cash and cash equivalents acquired	—	50,489	3,893	54,382

(1)
Effective January 2, 2002, the Company's interest in Metro Waste is accounted for using the proportionate consolidation method. For the year ending December 31, 2002 the Company's consolidated net earnings includes $1,780 (2001 – $530) of net earnings from Metro Waste.

2001 Acquisitions

        On April 2, 2001, the company acquired from Crown Packaging Ltd. and 428959 B.C. Ltd (formerly Crown Packaging Holdings Ltd.) all the assets of a containerboard mill and eight paper recovery plants ("Burnaby") located in British Columbia, Alberta and Manitoba for a total cash consideration of $48,818.

        On November 12, 2001, the company acquired all the issued and outstanding shares of Star Corrugated Box Co. ("Star") a corrugated products converting plant located in Queensborough, New York, for a total consideration of $47,296 (US$ 29,701).

        Also, during the 2001 year, the Company acquired from Magnifoam Technology Inc. all the assets of its Polyfab division, located in Ontario, Canada and from Norseman Allforam Inc. all the assets of its Mexico division, Norseman, S.A. de C.V. ("Other"). Both acquisitions are specialized in protective packaging. Total aggregate cash consideration for these acquisitions was $434.

        The above acquisitions have been accounted for using the purchase method and the accounts and results of operations of these entities have been included into the consolidated financial statements since their respective acquisition date.

        The allocation of the purchase price for the 2001 acquisitions is as follows:

	Burnaby	Star(1)	Other	Total
Net assets acquired (liabilities assumed):
Working capital	4,137	8,712	(287)	12,562
Property, plant and equipment	46,779	36,617	566	83,962
Other assets	—	193	155	348
Goodwill (not tax deductible)	—	9,212	—	9,212
Future Income taxes	—	(5,604)	—	(5,604)
Other liabilities	(2,098)	(1,834)	—	(3,932)

Purchase Price	48,818	47,296	434	96,548

Less:
Balance of purchase price payable	—	2,932	—	2,932
Cash and cash equivalents acquired	—	288	—	288

Cash paid net of cash and cash equivalents acquired	48,818	44,076	434	93,328

(1)
The purchase price for Star has been finalized in 2002 for $1,524 and is reflected in "Other" in the 2002 table. The total purchase price of Star including the 2002 adjustments was $45,600. In addition, the Company may pay additional consideration upon the achievement of specific profitability objectives by Star. The achievement of these objectives would result in an increase in the purchase price of Star and would increase the goodwill recorded on the acquisition. The maximum contingent consideration is US$ 3 million. As at December 31, 2002 no contingent amount was payable.

2000 Acquisitions

        On October 1st, 2000, the Company acquired all the assets of Armor-Box Corporation, a United States corrugated container converting plant, for a cash consideration of $20,425. The acquisition has been accounted for using the purchase method and the accounts and results of operations have been included into the consolidated financial statements since the acquisition date. Details of the acquisition at the effective date are as follows:

Net assets acquired:
Working capital	1,208
Property, plant and equipment	14,373
Goodwill (tax deductible)	4,844

Purchase Price	20,425

Cash paid net of cash and cash equivalents acquired	20,425

5.    Inventories

As at December 31

	2002	2001
Containerboard
Raw materials	8,689	11,233
Finished goods	22,209	18,627
Supplies and spare parts	38,531	36,298
Corrugated products
Raw materials	32,265	28,525
Finished goods	18,259	19,568
Supplies and spare parts	10,638	8,097

	130,591	122,348

6.    Property, plant and equipment

As at December 31, 2002

	Cost	Accumulated depreciation	Net book Value
Land	39,989	—	39,989
Buildings	168,328	30,050	138,278
Machinery and equipment	953,688	269,411	684,277
Machinery and equipment under capital lease	15,188	607	14,581
Automotive equipment	13,584	6,654	6,930
Other	43,167	1,341	41,826

	1,233,944	308,063	925,881

As at December 31, 2001

	Cost	Accumulated depreciation	Net book value
Land	38,408	—	38,408
Buildings	158,842	21,804	137,038
Machinery and equipment	895,888	203,937	691,951
Machinery and equipment under capital lease (1)	12,997	—	12,997
Automotive equipment	12,204	5,505	6,699
Other	27,351	786	26,565

	1,145,690	232,032	913,658

(1)
Asset commenced operations in 2002.

        As at December 31, 2002, other property, plant and equipment included, among others, machinery and equipment in the process of installation, assets under construction and deposits on purchase of assets, having a net book value of $35,748 (2001 – $18,535), $1,731 (2001 – $256) and $1,070 (2001 – $2,986) respectively.

7.    Goodwill

        The changes in the carrying amount of goodwill are as follows:

	Note	Containerboard	Corrugated Products	Total
Balance at December 31, 2000		94,625	71,510	166,135
Goodwill acquired during the year	4	4,606	4,606	9,212
Amortization of goodwill during the year		(4,273)	(3,205)	(7,478)
Foreign currency translation adjustments and other		146	146	292

Balance at December 31, 2001		95,104	73,057	168,161
Goodwill acquired during the year	4	19,068	14,935	34,003
Foreign currency translation adjustments and other		791	(366)	425

Balance at December 31, 2002		114,963	87,626	202,589

        The following table presents a reconciliation of the reported net earnings to adjusted net earnings as required by the transitional provisions of the new recommendations of the CICA regarding goodwill, as described in note 3(a).

	2002	2001 (Restated- note 3(a))	2000 (Restated- note 3(a))
Reported net income for the year	68,546	69,599	91,557
Add back: Goodwill Amortization, net of tax	—	7,221	7,073

Adjusted net income	68,546	76,820	98,630

8.    Other assets

As at December 31

	Note	2002	2001 (Restated- note 3(a))
Accrued benefit asset	14(a)	13,690	11,460
Deferred financing costs		5,319	6,608
Investments accounted for under the equity method		3,628	11,676
Other investments		869	2,133
Other deferred charges		2,339	3,708

		25,845	35,585

        As at December 31, 2002, accumulated amortization of deferred financing costs and other deferred charges was $6,365 (2001 – $5,076) and $2,077 (2001 – $884), respectively.

9.    Long-term debt

        Long-term debt includes the following:

	Note	2002	2001
US$150,000 Notes bearing interest semi-annually at a fixed rate of 9.50%, maturing in 2008	9(a)	236,940	238,890
Notes bearing interest semi-annually at a fixed rate of 9.375%, maturing in 2008	9(a)	100,000	100,000
Reducing revolving credit facility	9(b)	12,671	12,540
Drawdown of € 7,650 (2001 – € 8,840) bearing interest at a floating rate of 3.75% (2001 – 3.81%)
Revolving credit facility	9(b)	25,836	3,448
Drawdown of Cdn $20,000, US$781, € 2,778 (2001 – € 2,431), bearing interest at a floating rate varying from 3.46% to 4.25% (2001 – 4.38%)
US$4,219 Municipal debenture (2001 – US$4,431) bearing interest at a fixed rate of 3.0%, maturing in 2017		6,664	7,056
Capital Lease obligation € 8,402 (2001 – € 9,162)		13,918	12,997
Loans of € 906 (2001 – € 1,023), non-interest-bearing, maturing in 2010		1,500	1,451
Other		499	—

		398,028	376,382
Less: Current portion		40,417	1,529

		357,611	374,853

(a)
The unsecured senior notes issued in 1998 are redeemable in whole or in part at the Company's option under certain conditions and subject to payment of a redemption premium.

(b)
The Company has authorized credit facilities totaling $228,750 (2001 – $228,750) that are comprised of a reducing revolving credit facility for an authorized amount of $78,750 (2001 – $78,750) and a revolving credit facility for an authorized amount of $150,000 (2001 – $150,000) maturing on December 22, 2003. In 2002, the terms of the reducing revolving credit facilities were modified to end the annual reduction of $35,000 and $43,470 in 2002 and 2003 respectively. Total reduction as at December 31, 2001 and 2000 were $35,000 and $50,982 respectively.

  Since June 22, 1998, advances under these credit facilities bear interest at floating rates plus a borrowing margin based on the Company's consolidated leverage ratio, as defined in the credit agreement.

  First movable hypothecs on virtually all accounts receivable and inventories of the Company and immovable hypothecs on property, plant and equipment having a net carrying value of $254,549 (2001 – $253,305) have been given as collateral for the revolving credit facilities.

  As at December 31, 2002, the Company had issued letters of credit under its revolving credit lines for an amount of $8,229 (December 31, 2001 – $4,412).

  The available unused balance under these revolving credit facilities was $182,014 as at December 31, 2002 (2001 - $208,350). In addition, the joint venture has available unused balances under its credit facilities of $4,400 as at December 31, 2002.

  Standby fees are payable on the Company's available unused credit lines at an annual rate that varies according to the Company's leverage ratio.

(c)
The estimated aggregate amount of repayments of long-term debt, excluding capital lease obligations, in each of the next five years is as follows:

Year ending December 31 2003	39,094
2004	893
2005	646
2006	591
2007	603
(d)
As at December 31, 2002, future minimum payments under capital lease obligations are as follows:

Year ending December 31 2003	1,970
2004	1,970
2005	1,585
2006	1,585
2007	1,585
Subsequent years	8,890

17,585
Less: Interest at 5%	3,667

13,918
Less: Current portion	1,323

12,595

10.    Other liabilities

As at December 31

	Note	2002	2001
Other employee benefits	14(c)	30,753	29,329
Accrued benefit liability	14(a)	2,077	2,091
Other		4,006	2,087

		36,836	33,507

11. Financial expenses

	Note	2002	2001 (Restated- note 3(a))	2000 (Restated- note 3(a))
Interest on long-term debt		35,756	33,986	35,410
Interest income on short-term investments		(312)	(2,061)	(1,354)
Other interest expense		603	167	546
Amortization of financing costs		1,290	1,290	1,290
Unrealized exchange loss (gain) on long-term debt	3 (a)	(520)	13,861	8,535
Capitalized interest to property, plant and equipment		—	(1,410)	—

		36,817	45,833	44,427

12.    Income taxes

        The effective income tax rate on income before share of income of equity-accounted investments is detailed as follows:

	2002	2001	2000
Income tax expense based on the Canadian combined federal and provincial basic tax rates	43,740	51,941	66,982
Income tax expense (benefit) arising from the following items:
Amortization of goodwill	—	2,111	2,214
Large corporation tax	1,337	1,215	2,164
Canadian manufacturing and processing tax credit	(6,588)	(8,226)	(10,006)
Deduction for active business income in Quebec	(1,752)	(2,140)	(2,917)
Tax benefit not previously recognized	—	—	(3,565)
Unrecognized benefit from losses of a subsidiary	534	596	—
Difference in tax rates for foreign operations	(4,043)	(2,487)	(1,083)
Future tax reduction resulting from a reduction in tax rates	(169)	(8,451)	(2,075)
Other	454	2,504	735

Income tax expense	33,513	37,063	52,449

        The income tax expense on income before share of income of equity-accounted investments is detailed as follows:

At December 31, 2002

	Canada	Foreign	Total
Income before taxes and share of income of equity-accounted investments	87,247	14,523	101,770
Income tax expense
Current	25,562	2,649	28,211
Future	4,808	663	5,471
Future income tax benefit resulting from a reduction in tax rates	(169)	—	(169)

Future income tax expense	4,639	663	5,302
Total Income tax expense	30,201	3,312	33,513

Net income before share of income of equity-accounted investments	57,046	11,211	68,257

At December 31, 2001 (restated—note 3(a))

	Canada	Foreign	Total
Income before taxes and share of income of equity-accounted investments	89,949	15,933	105,882
Income tax expense
Current	26,540	1,881	28,421
Future	13,046	4,047	17,093
Future income tax benefit resulting from a reduction in tax rates	(8,451)	—	(8,451)

Future income tax expense	4,595	4,047	8,642
Total Income tax expense	31,135	5,928	37,063

Net income before share of income of equity-accounted investments	58,814	10,005	68,819

At December 31, 2000 (restated—note 3(a))

	Canada	Foreign	Total
Income before taxes and share of income of equity-accounted investments	118,864	23,017	141,881
Income tax expense
Current	5,021	2,981	8,002
Future	43,534	2,988	46,522
Future income tax benefit resulting from a reduction in tax rates	(2,075)	—	(2,075)

Future income tax expense	41,459	2,988	44,447
Total Income tax expense	46,480	5,969	52,449

Net income before share of income of equity-accounted investments	72,384	17,048	89,432

        The future income tax expense included the following items:

	2002	2001	2000
Difference between property, plant and equipment amortization for tax purposes and accounting purposes	7,421	11,914	12,471
Accrued liabilities	(275)	114	177
(Benefit) utilization of recognized tax losses	(2,638)	1,191	43,101
Net tax benefit resulting from exchange loss on long-term debt	79	(131)	(114)
Minimum tax credits	(146)	3,022	(5,200)
Other	(1,388)	(388)	1,858
Unrecognized (recognized) tax benefits	2,418	1,371	(5,771)

	5,471	17,093	46,522
Adjustment to future tax liabilities resulting from a reduction in tax rates	(169)	(8,451)	(2,075)

Future income tax expense	5,302	8,642	44,447

        Future income taxes include the following items:

	2002	2001 (restated- note 3(a))
Future tax assets:
Tax benefit arising from losses	-	333
Tax benefit arising from losses of subsidiaries	4,120	1,149
Investment tax credits of subsidiaries	6,006	4,558
Employee future benefits	5,341	5,673
Exchange loss on long-term debt	3,177	3,568
Minimum tax credits	2,324	2,178
Other	3,059	1,861
Valuation allowance	(8,247)	(6,141)

	15,780	13,179
Future tax liabilities:
Property, plant and equipment	(154,137)	(142,549)
Other assets	(2,561)	(3,155)
Other	(2,041)	(1,275)

	(158,739)	(146,979)

Future income taxes	(142,959)	(133,800)

        Reflected above are investment tax credits of $3,939 (2001 - $1,976) and loss carryforwards of approximately $1,130 (2001 – $596) for which no net tax benefit has been recognized. These tax credits and loss may be carried forward from 2003 to 2017.

13.    Capital stock

(a) Common Shares

        Authorized:

        Unlimited number of common shares without par value

	2002	2001
Issued:
20,000,200 common shares	560,000	560,000

(b) Stock-based Compensation

        The shareholders' of the Company grant stock options of their respective shares to certain officers of the Company. The stock options granted are issued and governed according to the terms and conditions as determined by each respective shareholder. The Company will not compensate the respective shareholders' for any stock options granted to its officers and as such the granting of stock options by its shareholders to the officers is treated as a capital contribution. The following Options were outstanding as at December 31, 2002:

Year Granted	Number of Options	Weighted Average exercise Price	Number of Unvested options outstanding	Vesting period
Cascades Inc.
1999	67,495	8.19	—	1999-2002
2001	27,830	6.82	13,915	2001-2004
2002	30,515	13.24	22,886	2002-2005
Domtar Inc.
1999	20,106	9.48	5,027	2000-2003
2000	27,000	16.40	13,500	2001-2004
2001	31,750	12.10	23,813	2002-2005
2002	43,000	16.52	43,000	2003-2006

        As described in note 3(a), effective January 1, 2002, the Company applies the fair value method of accounting for stock-based compensation awards granted to its officers. The fair value is calculated based on the Black-Scholes option-pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Accordingly, $136 has been recognized in expense for the share options plans during 2002. In accordance with the transitional provision, no compensation cost was recognized for options granted prior to January 1, 2002.

14.    Employee future benefits

(a) Defined benefit pension plans

Net plan costs

        The components of net defined benefit pension plan costs are as follows:

	2002	2001
Current service cost	5,729	5,519
Interest on projected benefit obligations	15,231	15,132
Expected return on plan assets	(17,091)	(16,359)
Amortization and net deferral	(99)	33

Net periodic pension plan expense	3,770	4,325

Funding

        The Company's funding policy with respect to defined benefits pension plans is to contribute annually the amount required to provide for benefits earned in the year and to fund past service liabilities over periods not exceeding those permitted by the applicable regulatory authorities. Past service liabilities result primarily from amendments to plan benefits. The funded status of the defined benefit pension plans is as follows:

	2002	2001
Benefit obligation, beginning of year	223,041	212,155
Acquisition of Star	—	4,900
Current service cost	5,729	5,519
Interest on projected benefit obligations	15,231	15,132
Employee contributions	3,890	3,740
Plan modifications	(981)	—
Other	11	—
Actuarial gain	—	(7,966)
Benefits paid	(11,454)	(10,439)

Benefit obligation, end of year	235,467	223,041

Fair value of plan assets, beginning of year	228,174	227,370
Acquisition of Star	—	4,340
Actual return on plan assets	(1,355)	(3,150)
Employer contributions	6,291	6,313
Employee contributions	3,890	3,740
Other	111	—
Benefits paid	(11,454)	(10,439)

Fair value of plan assets, end of year	225,657	228,174

Funded status of the plans, end of year	(9,810)	5,133
Unrecognized actuarial loss	21,980	3,908
Unrecognized past service cost (gain) loss	(557)	328

Net amount recognized	11,613	9,369

        The net amount recognized of $11,613 (2001 – $9,369) is comprised of an accrued benefit asset of $13,690 ($11,460) and an accrued benefit liability of $2,077 (2001 – $2,091).

        Supplemental disclosures with respect to the plans for which accumulated benefits exceed plan assets:

	2002	2001
Projected benefit obligation	6,358	1,865
Accumulated benefit obligation	4,965	482
Fair value of plan assets	3,928	—

        Supplemental disclosures with respect to plans for which plan assets exceed accumulated benefits:

	2002	2001
Projected benefit obligation	229,109	221,176
Accumulated benefit obligation	204,140	196,911
Fair value of plan assets	221,729	228,174

(b) Defined contribution pension plans

        The defined contribution pension plan expense is equal to the contributions made by the Company. This expense totaled $5,195 for 2002 (2001 – $3,451; 2000 – $2,305).

(c) Other employee benefits

        The components of other employee benefit costs are as follows:

	2002	2001
Current service cost	691	502
Interest on projected benefit obligation	2,075	1,822

Net periodic expense related to other employee benefits	2,766	2,324

        Other employee benefit plans are not funded.

        The variation in the other employee benefit obligation is as follows:

	Note	2002	2001
Benefit obligation, beginning of year		30,805	26,594
Acquisition of Burnaby		—	2,098
Current service cost		691	502
Interest on projected benefit obligation		2,075	1,822
Actuarial loss		—	1,476
Benefits paid		(1,342)	(1,687)

Benefit obligation, end of year		32,229	30,805

Funded status of the plans		(32,229)	(30,805)
Unrecognized actuarial loss		1,476	1,476

Net amount recognized	10	(30,753)	(29,329)

        The components of the accrued benefit obligation with respect to other employee benefits are as follows:

	2002	2001
Post-employment	1,611	1,509
Retirement allowances	5,923	5,622
Retired employees	14,666	14,715
Fully eligible active plan members	3,194	2,853
Other active plan members	6,835	6,106

	32,229	30,805

        For valuation purposes, a 7.3% (2001 – 7.5%) annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002; the rate was assumed to decrease gradually to 4.6% in 2010 and to remain at that level thereafter. As at December 31, 2002, a 1% increase in this annual cost trend would have increased the accrued employee benefit obligation by approximately $2,561 (2001 – $2,315), while a 1% decrease in this trend would have decreased the accrued obligation by $2,087 (2001 – $1,891). As at December 31, 2002, a 1% increase in this annual cost trend would have increased the employee benefit expense by $263 (2001 – $84), while a 1% decrease in this trend would have decreased the expense by $230 (2001 – $60).

        The significant actuarial assumptions used in determining the defined benefit pension plan obligation and the other employee benefit obligation are as follows:

	2002	2001
Rate of increase in future compensation	3.5%	3.0% per annum until January 1st 2002, inclusively, and 3.5% thereafter
Discount rate	6.75%	6.75%
Expected long-term rate of return on plan assets	7.5%	7.5%
Average remaining service period of active employees	8 to 14 years	8 to 11 years

15.    Commitments and contingencies

Litigation

        The Company is a party to various legal actions and contingencies arising in the normal course of business. Management believes that the settlement of the actions and claims in which it is involved will not have a material adverse impact on the Company's financial position, the results of its operations or its cash flows.

        The Company's operations and facilities are also subject to extensive federal, provincial and local legislation, regulations and standards relating to environmental protection and occupational health and safety. Management believes that the settlement of the actions and claims in which it is involved will not have a material adverse impact on the Company's financial position, the results of its operations or its cash flows.

Other commitments

        The future minimum payments required under operating leases in future years are as follows:

Year ending December 31, 2003	15,991
2004	12,898
2005	9,944
2006	7,575
2007	6,195
Thereafter	21,417

        As at December 31, 2002, commitments under signed agreements with respect to property, plant and equipment under construction totalled $1,059.

16.    Financial instruments

Foreign exchange risk

        The Company is exposed to foreign exchange risk as a result of its export of goods manufactured in Canada, the United States and France. These risks are partially offset by purchases, debt service and foreign exchange arrangements.

Interest rate risk

        The Company's exposure to interest rate risk is as follows:

Long-term debt
Maturing in 1 year or less: $38,507	Floating rate
Maturing in 1 year or less: $1,793	Fixed interest rate
Maturing in 1 year or less: $117	Non-interest bearing
Maturing in 2 to 5 years: $6,694	Fixed interest rate
Maturing in 2 to 5 years: $780	Non-interest bearing
Maturing in 6 years or more: $349,534	Fixed interest rate
Maturing in 6 years or more: $603	Non-interest bearing

Credit risk

        The Company is exposed to credit risk on the accounts receivable from its customers. In order to reduce this risk, the Company's credit policies include the analysis of the financial position of its customers and a regular review of their credit limits. The Company believes there are no significant concentration of credit risk due to the North American and European distribution of the Company's customers and its procedures for the management of business risks.

        The Company is also exposed to credit risk in the event of non-performance by counterparties to its derivatives financial instrument. The Company minimizes this exposure by entering into contracts with counterparties which are believed to be highly rated and by distributing the transactions among several selected institutions.

Fair value of financial instruments

        The carrying value and the fair value of debt instruments and of the revolving credit facilities are as follows:

	2002		2001
	Carrying Value	Fair Value	Carrying value	Fair value
Senior Notes	336,940	353,119	338,890	346,953
Credit facilities	38,507	38,507	15,988	15,988
Others	22,581	22,581	21,504	21,504

	398,028	414,207	376,382	384,445

Derivative financial instruments

Foreign exchange forward contracts

        As at December 31, the Company had entered into various foreign exchange arrangements as follows:

As at December 31, 2002

Currency	Type	Average rate	Contractual amounts
Foreign exchange forward contracts
0 – 12 months (U.S.$ to Cdn $)	Sell	1.5787	42,200(US$	)
0 – 12 months (U.S.$ to €)	Purchase	1.0301	500(US$	)

As at December 31, 2001

Currency	Type	Average rate	Contractual amounts
Foreign exchange forward contracts
0 – 12 months (U.S.$ to Cdn $)	Sell	1.5192	23,700(US$	)
0 – 12 months (£ to €)	Sell	1.6434		375	(£)
0 – 12 months (U.S.$ to €)	Purchase	1.1162	1,215(US$	)
Currency options purchased
0 – 12 months (U.S.$ to Cdn $)		1.5500	2,400(US$	)
Currency options sold
0 – 12 months (U.S.$ to Cdn $)		1.5500	2,400(US$	)

        Foreign exchange forward contracts are contracts whereby the Company has the obligation to sell/purchase the above contractual amounts at a specific rate. Currency options purchased are contracts whereby the Company has the right, but not the obligation, to sell U.S. dollars at the strike rate if the U.S. dollar trades below that rate. Currency options sold are contracts whereby the Company has the obligation to sell U.S. dollars at the strike rate if the U.S. dollar trades above a specific rate.

        The fair value of derivative financial instruments generally reflects the estimated amounts the Company would have received or paid to settle the contracts at year-end. As at December 31, the fair value of the above-mentioned derivative financial instruments were as follows:

	2002	2001
Foreign exchange forward contracts
Favourable	215	31
Unfavourable	(498)	(1,736)
Currency options purchased
Unfavourable	—	(114)
Currency options sold
Favourable	—	24

Commodity swap contracts

Raw materials

  Electricity

        The Company has entered into swap contracts with counterparties whereby it sets the purchase price on notional quantities of electricity. These contracts will be settled in cash. Resulting gains and losses are recognized when realized and are recorded in cost of goods sold. As at December 31, 2002, the Company had commitments under swap contracts expiring in 2003 through 2007 for 323,260 megawatts (2001 and 2000 – nil). The fair value of these financial instruments as at December 31, 2002 represents an unrealized gain of $1.5 million (2001 and 2000 – nil).

  Old Corrugated Containers

        The Company has entered into swap contracts with counterparties whereby it sets the purchase price on notional quantities of old corrugated containers. These contracts will be settled in cash. Resulting gains and losses are recognized when realized and are recorded in cost of goods sold. As at December 31, 2002, the Company had commitments under swap contracts expiring in 2003 through 2007 for 879,700 tonnes of old corrugated containers (2001 – 32,400; 2000 – 90,000). The fair value of these financial instruments as at December 31, 2002 represents an unrealized loss of $1.5 million (2001 – unrealized loss of $1.2 million; 2000 – unrealized loss of $0.6 million).

Finished goods

  Unbleached 42-lb kraft linerboard

        The Company has entered into swap contracts with counterparties whereby it sets the selling price on notional quantities of unbleached 42-lb kraft linerboard. These contracts will be settled in cash. Resulting gains and losses are recognized when realized and recorded in net sales. As at December 31, 2002, the Company had commitments under swap contracts expiring in 2003 through 2005 for 197,200 tonnes of unbleached 42-lb kraft linerboard (2001 – 319,500; 2000 – 210,700). The fair value of these financial instruments as at December 31, 2002 represents an unrealized loss of $2.0 million (2001 – unrealized gain $10.1 million; 2000 – unrealized loss of $4.4 million).

        The unrealized loss of $2.0 million (2001 – unrealized gain $10.1 million) includes an unrealized gain of $0.4 million (2001-unrealized gain of $5.4 million) with a counterparty which is currently in default on several swap contracts and therefore, may never be realized by the Company.

  26-lb semi-chem medium

        The Company has entered into swap contracts with counterparties whereby it sets the selling price on notional quantities of 26-lb semi-chem medium. These contracts will be settled in cash. Resulting gains and losses are recognized when realized and recorded in net sales. As at December 31, 2002, the Company had commitments under swap contracts expiring in 2003 through 2005 for 29,000 tonnes of 26-lb semi-chem medium (2001 and 2000 – nil). The fair value of these financial instruments as at December 31, 2002 represents an unrealized gain of $0.5 million (2001 and 2000 – nil).

Interest rates swap agreements

        As part of the acquisition of "Star" in 2001 the Company, assumed the interest rate swap agreements between Star Corrugated Box Company and a financial institution. The Company is holding these derivative financial instruments for speculative purposes. As at December 31, 2002, the derivates are recorded in other liabilities at their fair value of $1.8 million (2001 – $0.6 million). Details of the interest rate swap agreements are as follows:

	2002	2001
Pay fixed interest on the notional amount of U.S.$3.5 million (2001 U.S.$3.6 million), maturity 2008
Average fixed rate paid	7.25%	7.25%
Average floating rate received	3.3%	3.78%
Pay fixed interest on the notional amount of U.S.$2.5 million (2001 U.S.$2.5 million), maturity 2012 (1)
Average fixed rate paid	9.47%	—
Average floating rate received	3.34%	—

(1)
Contract commenced on October 21, 2002.

17.    Related party transactions

        During the year, the Company entered into the following related party transactions:

	2002	2001	2000
Joint venture(1)
Purchases of raw materials from joint venture	14,354	—	—
Sale of raw materials to joint venture	774	—	—
Shareholders
Sales of finished goods	18,815	14,379	12,108
Purchases of raw materials and services	31,334	28,665	23,402
Management fees to Cascades Inc.	3,557	3,864	4,363
Other	4,682	6,832	4,058
Shareholders' subsidiaries and affiliates
Sales of finished goods	58,892	42,730	47,369
Purchases of raw materials and services	20,177	17,128	17,016
Other	1,349	1,227	1,210

        These transactions were entered into in the normal course of business and were measured at the exchange amount, which is the consideration agreed to by the related parties.

        The following related party transaction amounts are included in the consolidated balance sheets:

	2002	2001
Accounts receivable
Joint venture (1)	323	—
Shareholders	2,026	1,764
Shareholders' subsidiaries and affiliates	8,537	4,553
Trade accounts payable and accrued liabilities
Joint venture(1)	860	—
Shareholders	14,945	12,160
Shareholders' subsidiaries	2,738	2,173

(1)
Represent the portion of transactions or balances not eliminated upon proportionate consolidation of the joint venture.

18.    Segmented disclosures

        The Company organizes its business, assesses its performance and operates in two reportable segments described as follows:

Containerboard—manufacturing of standard and high performance grades of linerboard and corrugating medium in a wide range of basis weights from a mix of recycled and virgin fiber.

Corrugated products—conversion of containerboard into corrugated containers and other packaging-related products.

        In 2002, other activities consist of operations from Metro Waste Paper Recovery Inc. "Metro Waste". In 2001, other activities consisted of operations from the paper recovery division, which were acquired on April 2, 2001 from Crown Packaging Ltd and transferred to Metro Waste on January 2, 2002 for an additional 18.5% equity participation (see note 4). In 2000, other activities consisted of operations from the recycling brokerage division, which were abandoned in 2000. In addition, other activities also include the operations of the Company's head office.

        The accounting policies of the reportable segments are the same as those described in Note 2 except for consolidated assets, which do not include the allocation of the purchase price to assets acquired at the incorporation date and goodwill. The Company assesses performance based on operating income before depreciation and amortization. Intersegment sales are entered into at the exchange value. Segment assets are those assets that are directly used in segment operations before allocation of the purchase price to the assets acquired at the incorporation date and the allocation of goodwill.

	2002	2001	2000
Gross sales
Containerboard	748,385	747,926	776,425
Corrugated products	976,815	831,819	782,496

Total of reportable segments	1,725,200	1,579,745	1,558,921
Other activities and unallocated amounts	61,022	30,136	438
Intersegment sales	(471,100)	(420,900)	(405,330)

Consolidated gross sales	1,315,122	1,188,981	1,154,029

Operating income before depreciation and amortization
Containerboard	93,820	133,950	154,301
Corrugated products	100,559	75,183	81,345

Total of reportable segments	194,379	209,133	235,646
Other activities and unallocated amounts	17,246	13,683	14,569

Consolidated operating income before depreciation and amortization	211,625	222,816	250,215

Depreciation and amortization	73,038	71,101	63,907

Consolidated operating income	138,587	151,715	186,308

Additions to property, plant and equipment, net
Containerboard	36,160	41,133	38,450
Corrugated products	19,500	52,367	47,470

Total of reportable segments	55,660	93,500	85,920
Other activities and unallocated amounts	1,140	1,459	820

Consolidated additions to property, plant and equipment, net	56,800	94,959	86,740

	2002	2001 (Restated- note 3(a))
Segment assets
Containerboard	575,441	556,856
Corrugated products	458,187	425,685

Total of reportable segments	1,033,628	982,541
Other activities and unallocated amounts	46,379	55,056
Goodwill	202,589	168,161
Allocation of purchase price to assets acquired at the incorporation date	212,881	229,296

Consolidated assets	1,495,477	1,435,054

Geographical data

	2002	2001	2000
Gross sales (a)
Canada
Domestic sales	861,190	770,869	737,417
U.S. sales	113,767	207,605	212,421
Sales outside North America	54,699	63,407	81,344

	1,029,656	1,041,881	1,031,182
United States
Domestic sales	200,842	72,402	50,190
Canadian sales	9,333	6,960	7,989
Mexican sales	4,504	—	—

	214,679	79,362	58,179
France
Domestic sales	27,013	27,916	31,270
EU sales	28,862	31,534	29,409
Sales outside the EU	10,229	6,724	3,989

	66,104	66,174	64,668
Mexico
Domestic sales	4,683	1,564	—

	1,315,122	1,188,981	1,154,029

(a)
Sales are allocated based on the location of external customers.

	2002	2001
Property, plant and equipment and goodwill
Canada	878,332	879,479
United States	189,432	148,298
France	59,545	52,644
Mexico	1,161	1,398

	1,128,470	1,081,819

19.    Cash Flow Supplemental information

(a) Changes in operating working capital

	2002	2001	2000
Decrease (increase) in:
Accounts receivable and prepaid expenses	10,393	35,245	(6,832)
Inventories	(3,629)	(13,210)	(2,610)
Increase (decrease) in:
Trade accounts payable and accrued liabilities	(1,631)	(28,082)	29,567
Income and other taxes payable	(9,129)	19,826	—

	(3,996)	13,779	20,125

(b) Other supplemental information

	Note	2002	2001	2000
Cash and cash equivalents paid for:
Interest		36,262	33,289	34,683
Income taxes		40,880	7,812	8,160
Non cash investing and financing activities
Transfer of asset in exchange of non monetary assets	4	13,528	—	—
Capital lease		—	13,037	—
Conversion of debt to property, plant and equipment grant		—	(697)	—

20.    Cumulative translation adjustments

	2002	2001	2000
Balance beginning of year	4,438	(1,387)	(1,158)
Effect of changes in exchange rates during the year:
On the net investment in self-sustaining foreign subsidiaries	4,873	5,825	(229)
On certain Long-term debt denominated in foreign currencies designated as a hedge of the net investment in self-sustaining foreign subsidiaries	(1,430)	—	—

Balance at end of year	7,881	4,438	(1,387)

21.    Interest in joint venture

        The following amounts represent the Company's proportionate interest in its Metro Waste joint venture:

2002
Assets
Current assets	10,444
Long-term assets	13,578
Liabilities
Current liabilities	6,025
Long-term liabilities	659
Earnings
Net Sales	58,547
Operating income	3,324
Financial expenses	58
Net income for the year	1,780
Cash Flows
Cash flows provided from operating activities	3,631
Cash flows used for financing activities	(157)
Cash flows used for investing activities	(3,698)

22.    United States generally accepted accounting principles

        The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") which, in the case of the Company, conform, in all material respects, to United States generally accepted accounting principles ("U.S. GAAP"), except for the items mentioned below.

Change in Accounting Policy under U.S. GAAP

New accounting policies under U.S. GAAP

2002

Goodwill and Other Intangible Assets

        On January 1, 2002, the Company applied SFAS 142 "Goodwill and Other Intangible Assets". This standard is not materially different from the recently issued accounting standard of the CICA (note 3(a)), except that the amount of annual goodwill amortization under U.S. GAAP was approximately $644.

Accounting for the Impairment or Disposal of Long-Lived Assets

        On January 1, 2002, the Company applied SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS 144 addresses financial accounting impairment or disposal of long-lived assets and requires that one accounting model be used for long-lived assets to be disposed of by sale. The standard also broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. The adoption of this standard did not have any impact on the financial position or results of operations of the Company.

2001

Accounting for derivative instruments and hedging activities

        On January 1st, 2001 for U.S. reporting purposes, the Company adopted FASB Statement 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities". The presentation standards for derivative instruments and hedging activities are described in this standard. Under this standard, all derivative instruments are accounted for at their fair value and recognized based on their anticipated use and their designation as a hedge. The application of this standard as at January 1st, 2001 resulted in a charge of $3.2 million after tax to comprehensive income (note 22(i)).

Adjustments to statement of earnings and balance sheet

(a) Adjustments to statement of earnings

	Note	2002	2001 (Restated- note 3(a))	2000 (Restated- note 3(a))
Net income under Canadian GAAP		68,546	69,599	91,557
Unrealized exchange gains (losses) arising from foreign exchange forward contracts	(1)	1,512	(725)	(2,880)
Unrealized (loss) gain arising from commodity derivative instruments	(2)	(12,481)	11,640	—
Reversal of provision (provision) for derivative instruments currently in default		3,837	(4,200)	—
Depreciation and write-down of property, plant and equipment	(3)	16,415	16,923	9,786
Amortization of goodwill	(3)	—	6,833	6,905
Other employee future benefits	(5)	429	295	474
Pension costs	(5)	(511)	(811)	(587)
Other		1,838	(1,018)	(460)
Tax effect		(3,821)	(12,296)	(2,151)

Net income under U.S. GAAP		75,764	86,240	102,644

(b) Adjustments to balance sheet

As at December 31, 2002

	Note	Under Canadian GAAP	Under U.S. GAAP
Property, plant and equipment	(3)	925,881	713,000
Goodwill	(3)	202,589	57,507
Other assets excluding accrued benefit asset	(2,3)	12,155	9,708
Accrued benefit asset	(5)	13,690	—
Trade accounts payable and accrued liabilities	(1)	(166,402)	(170,047)
Other long-term liabilities	(5,6)	(36,836)	(40,224)
Future income taxes	(7)	(142,959)	(64,697)

As at December 31, 2001

	Note	Under Canadian GAAP (Restated- note 3(a))	Under U.S. GAAP
Property, plant and equipment	(3)	913,658	684,362
Goodwill	(3)	168,161	23,079
Other assets excluding accrued benefit asset	(2,3)	24,125	22,802
Accrued benefit asset	(5)	11,460	—
Trade accounts payable and accrued liabilities	(1)	(161,109)	(162,904)
Other long-term liabilities	(5)	(33,507)	(38,344)
Future income taxes	(7)	(133,800)	(51,224)

(1)
Under Canadian GAAP, unrealized gains or losses on foreign exchange contracts used to hedge anticipated future sales are deferred and accounted in net sales when such future sales are realized. Under U.S. GAAP, the unrealized gains and losses arising from these contracts, which do not meet the requirements for hedge accounting as defined in SFAS 133 "Accounting for Derivative Instruments and Hedging Activities," are charged to income.

(2)
Under Canadian GAAP, gains and losses arising from commodity swap contracts designated as a hedge are charged to income only once the contracts have matured. Under US GAAP, the unrealized gains and losses arising from these contracts, which do not meet the requirements for hedge accounting as defined in SFAS 133 "Accounting for Derivative Instruments and Hedging Activities", are charged to income. However, the net unrealized loss of $3.2 million after tax that existed upon the adoption of SFAS 133 and SFAS 138 has been recorded to comprehensive income and is being transferred to earnings as the contracts mature.

(3)
Under Canadian GAAP, upon the creation of the Company, which is a joint venture, the contributed assets and liabilities were accounted for at the fair market value at the time of the transfer. Under U.S. GAAP, only non-monetary assets were contributed to the joint venture. Therefore, under U.S. GAAP, the assets acquired and liabilities assumed were accounted for at their historical cost. The purpose of the adjustment is to adjust the assets to their depreciated historical cost.

(4)
The following table sets out the major adjustments that would be made to the Company's shareholders' equity in order to conform to U.S. GAAP, including the use of the historical cost basis as described above.

	Note	2002	2001 (Restated- note 3(a))
Shareholders' equity under Canadian GAAP		731,608	691,483
U.S. GAAP adjustments:
Property, plant and equipment	(3)	(212,881)	(229,296)
Goodwill	(3)	(145,082)	(145,082)
Other assets excluding accrued benefit asset	(2,3)	(2,447)	(1,323)
Accrued benefit asset	(5)	(13,690)	(11,460)
Trade accounts payable and accrued liabilities	(1,2)	(3,645)	(1,795)
Other long-term liabilities	(5,6)	(3,388)	(4,837)
Future income taxes	(7)	78,262	82,576

Shareholders' equity under U.S. GAAP		428,737	380,266

(5)
Before the January 1st, 2000, adoption of CICA 3461, "Employee Future Benefits", concerning employee future benefits, the discount rate used in the measurement of pension costs and obligations under U.S. GAAP differed from the one used under Canadian GAAP. In addition, as allowed by Canadian GAAP before January 1st, 2000, the Company recognized post-employment costs and obligations using the cash basis of accounting. Under U.S. GAAP, the Company was required to recognize employee future benefit costs and obligations under the accrual method using actuarial assumptions. Under CICA 3461, the treatment of pension costs is not materially different from the treatment under U.S. GAAP. The remaining adjustments result from the amortization of actuarial gains and losses which arose prior to January 1, 2000.

(6)
Under U.S. GAAP, a minimum pension liability adjustment must be recorded when the accumulated benefit obligation of a plan is greater than the fair value of its assets. The excess of the liability over the intangible asset is recorded in comprehensive income in shareholders' equity.

(7)
The Company has applied the accounting standard of the CICA to recognize income taxes in its opening balance sheet. This accounting standard is not materially different from the standard under U.S. GAAP. Under U.S. GAAP, because of the use of the historical cost for the assets acquired, the effect of applying this accounting standard at the opening balance sheet date would have been shown as an increase in shareholders' equity.

        Future income taxes under U.S. GAAP are as follows:

	2002	2001
Future tax assets:
Tax benefit arising from losses	—	333
Tax benefit arising from losses of subsidiaries	4,120	1,149
Investment tax credits of subsidiaries	6,006	4,558
Exchange loss on long-term debt	3,177	3,568
Pension and other employee benefits	10,700	10,792
Minimum tax credits	2,324	2,178
Other assets	4,013	1,516
Other	3,153	2,464

	33,493	26,558
Valuation allowance	(8,247)	(6,141)

	25,246	20,417
Future tax liabilities:
Property, plant and equipment	(87,398)	(70,366)
Other	(2,545)	(1,275)

	(89,943)	(71,641)

Future income taxes	(64,697)	(51,224)

        The valuation allowance results from the unlikelihood as to the realization of the tax benefit related to the investment tax credits and loss carryforwards of certain subsidiaries of the Company and to the unrealized exchange losses arising from the translation of long-term debt.

Supplementary information

(c) Disclosure of the following items is required under U.S. GAAP:

	2002	2001	2000
Payments under operating leases	15,056	11,484	10,403
	2002	2001
Accounts receivable	167,246	171,845
Allowance for doubtful accounts	(5,087)	(5,950)
Accounts receivable from affiliated companies	10,886	6,317
Other accounts receivable	7,779	7,444
Prepaid expenses	4,000	3,500

	184,824	183,156

Trade accounts payable	91,451	81,656
Accounts payable to affiliated companies	18,543	14,333
Accrued personnel costs	24,274	28,028
Interest payable	13,572	13,452
Accounts payable for capital expenditures	10,877	15,272
Other	7,685	8,368

	166,402	161,109

(d) Cost of Delivery

        Under Canadian GAAP, cost of delivery billed to customers is classified as a deduction from sales in determining the amount of net sales, while under U.S. GAAP, delivery costs billed to customers are classified in revenue and cost of delivery as a component of cost of sales.

(e) Joint Venture

        Under Canadian GAAP, investments in joint ventures are accounted for using the proportionate consolidation method. Under U.S. GAAP, investments in joint ventures are accounted for using the equity method. The different accounting treatment affects only the display and classification of financial statement items and not the net earnings or shareholders' equity. Rules prescribed by the Securities and Exchange Commission of the United States ("SEC") permit the use of the proportionate consolidation method in the reconciliation to U.S. GAAP provided the joint venture is an operating entity and the significant financial operating policies are, by contractual arrangement, jointly controlled by all parties having an equity interest in the joint venture. In addition, the Company discloses in note 21 the major components of its financial statements resulting from the use of the proportionate consolidation method to account for its interest the joint venture.

(f) Guarantees

        The Company has guaranteed the payment of approximately $947 under an operating lease held by a third party. The mangement of the company does not believe that it is likely to be invocated and as such, no liability is recognized in the financial statements.

        For disclosure of letter of credits see note 9.

(g) Pension plans

        The components of net pension plan costs under U.S. GAAP are as follows:

	2002	2001	2000
Current service cost	5,729	5,519	5,306
Interest on projected benefit obligations	15,231	15,132	14,214
Expected return on plan assets	(17,091)	(16,359)	(15,335)
Amortization and net deferral	412	844	620

Net periodic pension plan expense	4,281	5,136	4,805

        The funded status of the plans under U.S. GAAP is as follows:

	2002	2001
Funded status of the plans under Canadian GAAP	(9,810)	5,133
Unrecognized past service cost	4,308	5,640
Other unrecognized items	2,082	(15,927)
Minimum pension liability adjustment	(699)	—

Net amount recognized under U.S. GAAP	(4,119)	(5,154)

(h) Other employee benefits

        The components of other employee benefit cost under U.S. GAAP are as follows:

	2002	2001	2000
Current service cost	691	502	430
Interest on projected benefit obligation	2,075	1,822	1,758
Amortization	(429)	(295)	(474)

Net periodic expense related to other employee benefits	2,337	2,029	1,714

        The funded status of other employee benefit cost under U.S. GAAP are as follows:

	2002	2001
Funded status of the plans under Canadian GAAP	(32,229)	(30,805)
Unrecognized actuarial loss	3,703	3,748
Unrecognized past service gains	(3,572)	(4,046)

Net amount recognized under U.S. GAAP	(32,098)	(31,103)

(i) Consolidated comprehensive income and accumulated other comprehensive income

Consolidated comprehensive income

	2002	2001	2000
Net income under U.S. GAAP	75,764	86,240	102,644
Foreign currency translation on the net investment in self-sustaining foreign subsidiaries	4,873	5,825	(229)
Foreign currency translation on certain Long-term debt denominated in foreign currencies designated as a hedge of the net investment in self-sustaining foreign subsidiaries	(1,430)	—	—
Minimum pension liability adjustment, net of tax	(480)	—	—
Cumulative loss on adopting SFAS 133 and 138, net of tax (see item (2) above)	—	(3,200)	—
Reclass to earnings of cumulative loss on adopting SFAS 133 and 138, net of tax	1,402	1,501	—

Consolidated comprehensive income under U.S. GAAP	80,129	90,366	102,415

Accumulated other comprehensive income

	2002	2001	2000
On the net investment in self-sustaining foreign subsidiaries	9,311	4,438	(1,387)
On certain Long-term debt denominated in foreign currencies designated as a hedge of the net investment in self-sustaining foreign subsidiaries	(1,430)	—	—
Minimum pension liability adjustment, net of tax	(480)	—	—
Cumulative loss on adopting SFAS 133 and138, net of tax	(297)	(1,699)	—

Accumulated other comprehensive income	7,104	2,739	(1,387)

(j) Impact of new accounting standards not yet applied

Accounting for Asset Retirement Obligation

        In June 2001, FASB issued SFAS 143, "Accounting for Asset Retirement Obligation", which will be implemented by the Company on January 1, 2003. This standard requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The impact of adopting this new standard is not expected to have a significant impact on the Company's consolidated balance sheets and consolidated statements of income.

Costs Associated with Exit or Disposal Activities

        In June 2002, FASB issued SFAS no. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The statement changes the measurement and timing of recognition for exits costs, including restructuring charges, and is effective for any such activities initiated after December 31, 2002. The Company has not yet determined the impact of this statement.

Guarantees

        In November 2002, FASB issued FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others", which is effective for guarantees issued or modified after December 31, 2002. However, the disclosure requirements of this interpretation are effective for financial statements issued for the periods ending on or after December 15, 2002 (note 22(f)). FIN 45 elaborates on the disclosure requirements of a company with respect to its obligation under certain guarantees. It also clarifies that a company is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation then undertaken. The impact for the Company of adoption FIN 45 has yet to be determined.

23.    Events subsequent to December 31, 2002

        a) On April 14, 2003, the Company purchased Georgia-Pacific Corporation's converting plant located in Schenectady, New York. The aggregate purchase price, subject to certain adjustments, is approximately $42 million (US$29 million) and is comprised of $20 million (US$14 million) in cash and all of the operating assets of the Company's Dallas-Fort Worth, Texas, plant fair valued at approximately $22 million (US$15 million).

        b) On April 23, 2003, the Company actively engaged in a proposed comprehensive refinancing of substantially all of the Company's long-term debt with the exception of debt of its joint venture. As part of the refinancing, the Company is expecting to complete a private offering of debt securities in an aggregate amount of up to US$250 million and to enter into a new revolving credit facility in an amount of up to $350 million.

        c) On May 7, 2003, the Company purchased the assets of Instabox Saskatchewan Inc. a corrugated products converting plant. The aggregate purchase price, subject to certain adjustments, is approximately $0.7 million.

24.    Supplemental condensed consolidating financial information

        As described in note 23(b), the Company is expecting to complete a private offering of debt securities. The debt securities to be issued are expected to be fully and unconditionally guaranteed on a joint and several basis by the Company's material subsidiaries located in Canada and the United States (the "Guarantor Subsidiaries"). The debt securities will not be guaranteed by the Company's other subsidiaries or by its joint ventures (the "Non-guarantor Subsidiaries"). The following supplemental condensed consolidating financial information sets forth, on an unconsolidated basis, the balance sheets as at December 31, 2002 and 2001 and the statement of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2002 for Norampac Inc. (the "Parent Company"), and on a combined basis for the Guarantor Subsidiaries and the Non-guarantor Subsidiaries. The supplemental condensed consolidating financial information reflects the investments of the Parent Company in the Guarantor Subsidiaries and the Non-guarantor Subsidiaries using the equity method.

  a)
  Condensed consolidating balance sheets

	Balance sheet as at December 31, 2002
	Parent Company $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination adjustments $	Consolidated $
Assets
Current assets
Cash and cash equivalents	2,414	16,283	7,240	(190)	25,747
Accounts receivable and prepaid expenses	156,875	32,063	29,170	(33,284)	184,824
Inventories	97,421	23,350	9,872	(52)	130,591

	256,710	71,696	46,282	(33,526)	341,162
Property, plant and equipment	689,955	135,724	75,248	24,954	925,881
Goodwill	142,235	44,998	—	15,356	202,589
Investments in subsidiaries	310,406	207,540	150,518	(668,464)	—
Other assets	24,796	—	1,424	(375)	25,845

	1,424,102	459,958	273,472	(662,055)	1,495,477

Liabilities and Shareholders' Equity
Excess of outstanding cheques over bank balances	6,753	3,120	225	(237)	9,861
Trade accounts payable and accrued liabilities	123,726	38,826	36,768	(32,918)	166,402
Income and other taxes payable	9,470	120	340	(147)	9,783
Current portion of long-term debt	20,000	1,944	18,899	(426)	40,417

	159,949	44,010	56,232	(33,728)	226,463
Long-term debt	387,440	156,975	14,292	(201,096)	357,611
Future income taxes	111,970	15,916	5,842	9,231	142,959
Other liabilities	33,135	2,815	983	(97)	36,836
Shareholders' Equity
Capital Stock	560,000	212,729	162,034	(374,763)	560,000
Contributed Surplus	136	—	—	—	136
Retained Earnings	163,591	22,830	30,143	(52,973)	163,591
Cumulative translation adjustments	7,881	4,683	3,946	(8,629)	7,881

	731,608	240,242	196,123	(436,365)	731,608

	1,424,102	459,958	273,472	(662,055)	1,495,477

  a)
  Condensed consolidating balance sheets . . . continued

	Balance sheet as at December 31, 2001
	Parent Company $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination adjustments $	Consolidated $
Assets
Current assets
Cash and cash equivalents	2,749	12,166	2,886	(5,655)	12,146
Accounts receivable and prepaid expenses	162,260	37,919	15,785	(32,808)	183,156
Inventories	87,990	27,649	7,666	(957)	122,348

	252,999	77,734	26,337	(39,420)	317,650
Property, plant and equipment	662,033	168,379	55,871	27,375	913,658
Goodwill	142,120	15,880	—	10,161	168,161
Investments in subsidiaries	284,804	175,665	121,635	(582,104)	—
Other assets	33,616	372	783	814	35,585

	1,375,572	438,030	204,626	(583,174)	1,435,054

Liabilities and Shareholders' Equity
Excess of outstanding cheques over bank balances	25,357	—	274	(5,702)	19,929
Trade accounts payable and accrued liabilities	115,324	54,207	23,958	(32,380)	161,109
Income and other taxes payable	19,305	—	—	(461)	18,844
Current portion of long-term debt	—	703	2,152	(1,326)	1,529

	159,986	54,910	26,384	(39,869)	201,411
Long-term debt	389,390	130,409	28,283	(173,229)	374,853
Future income taxes	105,469	12,251	5,232	10,848	133,800
Other liabilities	29,244	3,706	558	(1)	33,507
Shareholders' Equity
Capital Stock	560,000	219,251	127,227	(346,478)	560,000
Retained Earnings	127,045	11,090	15,806	(26,896)	127,045
Cumulative translation adjustments	4,438	6,413	1,136	(7,549)	4,438

	691,483	236,754	144,169	(380,923)	691,483

	1,375,572	438,030	204,626	(583,174)	1,435,054

  b)
  Condensed consolidating statements of retained earnings

	Statement of Retained Earnings Balance sheet as at December 31, 2002
	Parent Company $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination adjustments $	Consolidated $
Balance, beginning of year, as previously reported	144,735	9,054	20,737	(29,791)	144,735
Cumulative effect of a change in an accounting policy—Foreign currency translation	(17,690)	—	—	—	(17,690)

Balance, beginning of year, restated	127,045	9,054	20,737	(29,791)	127,045
Net income for the year	68,546	13,898	9,406	(23,304)	68,546
Dividend paid during the year	(32,000)	(122)	—	122	(32,000)

Balance, end of year	163,591	22,830	30,143	(52,973)	163,591

	Statement of Retained Earnings For the year ended December 31, 2001
	Parent Company $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination adjustments $	Consolidated $
Balance, beginning of year, as previously reported	103,210	15,751	11,808	(27,559)	103,210
Cumulative effect of a change in an accounting policy—
Foreign currency translation	(5,764)	—	—	—	(5,764)

Balance, beginning of year, restated	97,446	15,751	11,808	(27,559)	97,446
Net income for the year	69,599	12,365	3,998	(16,363)	69,599
Dividend paid during the year	(40,000)	(207)	—	207	(40,000)
Capitalization of Retained Earnings	—	(16,819)	—	16,819	—

Balance, end of year	127,045	11,090	15,806	(26,896)	127,045

	Statement of Retained Earnings For the year ended December 31, 2000
	Parent Company $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination adjustments $	Consolidated $
Balance, beginning of year, as previously reported	31,694	(1,831)	9,856	(8,025)	31,694
Cumulative effect of a change in an accounting policy—
Foreign currency translation	2,206	—	—	—	2,206

Balance, beginning of year, restated	33,900	(1,831)	9,856	(8,025)	33,900
Cumulative effect of a change in an accounting policy—
Employee future benefits	(28,011)	—	—	—	(28,011)
Net income for the year	91,557	17,792	1,952	(19,744)	91,557
Dividend paid during the year	—	(210)	—	210	—

Balance, end of year	97,446	15,751	11,808	(27,559)	97,446

  c)
  Condensed consolidating statements of earnings

	Statement of Earnings For the year ended December 31, 2002
	Parent Company $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination adjustments $	Consolidated $
Sales	1,023,830	267,060	132,126	(107,894)	1,315,122
Cost of delivery	(77,677)	(15,618)	(6,264)	—	(99,559)

Net Sales	946,153	251,442	125,862	(107,894)	1,215,563

Cost of goods sold and expenses
Cost of goods sold	661,836	194,048	106,560	(107,699)	854,745
Selling and administration expenses	107,313	32,580	9,796	(496)	149,193
Depreciation and amortization	54,616	10,097	6,416	1,909	73,038

	823,765	236,725	122,772	(106,286)	1,076,976

Operating income	122,388	14,717	3,090	(1,608)	138,587
Financial expenses	38,701	6,173	(8,057)	—	36,817

	83,687	8,544	11,147	(1,608)	101,770
Income tax expense	28,831	3,817	1,741	(876)	33,513

	54,856	4,727	9,406	(732)	68,257
Share of income of equity-accounted investments	13,690	9,171	—	(22,572)	289

Net Income for the year	68,546	13,898	9,406	(23,304)	68,546

  c)
  Condensed consolidating statements of earnings . . . continued

	Statement of Earnings For the year ended December 31, 2001
	Parent Company $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination adjustments $	Consolidated $
Sales	1,015,550	208,343	67,921	(102,833)	1,188,981
Cost of delivery	(72,053)	(12,159)	(3,816)	86	(87,942)

Net Sales	943,497	196,184	64,105	(102,747)	1,101,039

Cost of goods sold and expenses
Cost of goods sold	650,833	153,294	53,159	(103,335)	753,951
Selling and administration expenses	102,764	18,212	4,245	(949)	124,272
Depreciation and amortization	58,516	7,275	3,006	2,304	71,101

	812,113	178,781	60,410	(101,980)	949,324

Operating income	131,384	17,403	3,695	(767)	151,715
Financial expenses	45,987	3,102	(3,252)	(4)	45,833

	85,397	14,301	6,947	(763)	105,882
Income tax expense	29,626	5,797	2,949	(1,309)	37,063

	55,771	8,504	3,998	546	68,819
Share of income of equity-accounted investments	13,828	3,861	—	(16,909)	780

Net Income for the year	69,599	12,365	3,998	(16,363)	69,599

  c)
  Condensed consolidating statements of earnings . . . continued

	Statement of Earnings For the year ended December 31, 2000
	Parent Company $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination adjustments $	Consolidated $
Sales	1,024,051	125,158	64,667	(59,847)	1,154,029
Cost of delivery	(71,997)	(6,118)	(3,510)	—	(81,625)

Net Sales	952,054	119,040	61,157	(59,847)	1,072,404

Cost of goods sold and expenses
Cost of goods sold	633,434	82,368	50,936	(58,850)	707,888
Selling and administration expenses	104,700	6,091	3,550	(40)	114,301
Depreciation and amortization	55,267	3,751	2,502	2,387	63,907

	793,401	92,210	56,988	(56,503)	886,096

Operating income	158,653	26,830	4,169	(3,344)	186,308
Financial expenses	40,071	2,810	1,661	(115)	44,427

	118,582	24,020	2,508	(3,229)	141,881
Income tax expense	46,156	6,272	556	(535)	52,449

	72,426	17,748	1,952	(2,694)	89,432
Share of income of equity-accounted investments	19,131	44	—	(17,050)	2,125

Net Income for the year	91,557	17,792	1,952	(19,744)	91,557

  d)
  Condensed consolidating statements of cash flows

	Statement of Cash Flows Balance sheet as at December 31, 2002
	Parent Company $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination adjustments $	Consolidated $
Cash flow from:
Operating activities
Net income for the year	68,546	13,898	9,406	(23,304)	68,546
Adjustments for:
Depreciation and amortization	54,616	10,097	6,416	1,909	73,038
Future income taxes	5,541	868	(315)	(792)	5,302
Loss (gain) on disposal of property, plant and equipment	220	396	583	500	1,699
Unrealized exchange loss (gain) on long-term debt	(520)	—	—	—	(520)
Share of income of equity-accounted investments	(13,690)	(9,171)	—	22,572	(289)
Other	2,126	1,509	252	(622)	3,265

Cash flow from operating activities	116,839	17,597	16,342	263	151,041
Change in non-cash working capital components	(4,282)	(2,650)	2,082	854	(3,996)

	112,557	14,947	18,424	1,117	147,045

Financing activities
Change in revolving bank credit facility	20,000	1,234	(2,416)	—	18,818
Increase in long-term debt	—	35,189	889	(35,189)	889
Repayments of long-term debt	—	(2,240)	(1,217)	1,882	(1,575)
Additions to contributed capital in subsidiaries	—	39,344	24,289	(63,633)	—
Change in excess of outstanding cheques over bank balances	(17,917)	3,120	(50)	4,779	(10,068)
Dividend paid	(32,000)	(122)	—	122	(32,000)

	(29,917)	76,525	21,495	(92,039)	(23,936)

Investing activities
Business acquisitions, net of cash and cash equivalents acquired	—	(52,013)	(2,369)	—	(54,382)
Increase in Investment in Subsidiaries	(42,080)	(24,181)	(30,124)	96,385	—
Additions to property, plant and equipment, net	(47,359)	(6,179)	(3,264)	2	(56,800)
Other assets, net	1,270	188	4	—	1,462

	(88,169)	(82,185)	(35,753)	96,387	(109,720)

Change in cash and cash equivalents during the year	(5,529)	9,287	4,166	5,465	13,389
Translation adjustments with respect to cash and cash equivalents	—	24	188	—	212
Cash and cash equivalents, beginning of year	7,943	6,972	2,886	(5,655)	12,146

Cash and cash equivalents, end of year	2,414	16,283	7,240	(190)	25,747

  d)
  Condensed consolidating statements of cash flows . . . continued

	Statement of Cash Flows For the year ended December 31, 2001
	Parent Company $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination adjustments $	Consolidated $
Cash flow from:
Operating activities
Net income for the year	69,599	12,365	3,998	(16,363)	69,599
Adjustments for:
Depreciation and amortization	58,516	7,275	3,006	2,304	71,101
Future income taxes	4,014	3,431	2,832	(1,635)	8,642
Loss (gain) on disposal of property, plant and equipment	961	(23)	—	1	939
Unrealized exchange loss (gain) on long-term debt	13,861	—	—	—	13,861
Share of income of equity-accounted investments	(13,828)	(3,861)	—	16,909	(780)
Other	1,174	(253)	(643)	(215)	63

Cash flow from operating activities	134,297	18,934	9,193	1,001	163,425
Change in non-cash working capital components	6,610	8,805	2,470	(4,106)	13,779

	140,907	27,739	11,663	(3,105)	177,204

Financing activities
Change in revolving bank credit facility	—	—	(2,001)	—	(2,001)
Increase in long-term debt	50,500	30,769	—	(81,269)	—
Repayments of long-term debt	—	(7,389)	—	7,045	(344)
Additions to contributed capital in subsidiaries	—	190,849	78,860	(269,709)	—
Change in excess of outstanding cheques over bank balances	25,355	—	(417)	(5,701)	19,237
Dividend paid	(40,000)	(207)	—	207	(40,000)

	35,855	214,022	76,442	(349,427)	(23,108)

Investing activities
Business acquisitions, net of cash and cash equivalents acquired	(433)	(92,895)	—	—	(93,328)
Increase in Investment in Subsidiaries	(134,812)	(79,713)	(80,055)	294,580	—
Intercompany loan to parent	—	(49,525)	—	49,525	—
Additions to property, plant and equipment, net	(70,945)	(10,749)	(4,393)	3,468	(82,619)
Other assets, net	(2,335)	(89)	(906)	(696)	(4,026)

	(208,525)	(232,971)	(85,354)	346,877	(179,973)

Change in cash and cash equivalents during the year	(31,763)	8,790	2,751	(5,655)	(25,877)
Translation adjustments with respect to cash and cash equivalents	—	164	(199)	—	(35)
Cash and cash equivalents, beginning of year	34,512	3,212	334	—	38,058

Cash and cash equivalents, end of year	2,749	12,166	2,886	(5,655)	12,146

  d)
  Condensed consolidating statements of cash flows . . . continued

	Statement of Cash Flows For the year ended December 31, 2000
	Parent Company $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination adjustments $	Consolidated $
Cash flow from:
Operating activities
Net income for the year	91,557	17,792	1,952	(19,744)	91,557
Adjustments for:
Depreciation and amortization	55,267	3,751	2,502	2,387	63,907
Future income taxes	41,553	3,071	546	(723)	44,447
Loss (gain) on disposal of property, plant and equipment	(88)	—	(212)	—	(300)
Unrealized exchange loss (gain) on long-term debt	8,535	—	—	—	8,535
Share of income of equity-accounted investments	(19,131)	(44)	—	17,050	(2,125)
Other	1,707	3	(192)	466	1,984

Cash flow from operating activities	179,400	24,573	4,596	(564)	208,005
Change in non-cash working capital components	16,798	(1,424)	407	4,344	20,125

	196,198	23,149	5,003	3,780	228,130

Financing activities
Change in revolving bank credit facility	(29,465)	(27,414)	(2,254)	878	(58,255)
Increase in long-term debt	—	38,061	549	(38,061)	549
Repayments of long-term debt	(363)	(4,447)	(513)	3,479	(1,844)
Additions to contributed capital in subsidiaries	—	38,305	37,762	(76,067)	—
Change in excess of outstanding cheques over bank balances	(21,145)	(1,693)	692	(466)	(22,612)
Dividend paid	—	(210)	—	210	—

	(50,973)	42,602	36,236	(110,027)	(82,162)

Investing activities
Business acquisitions, net of cash and cash equivalents acquired	—	(20,425)	—	—	(20,425)
Increase in Investment in Subsidiaries	(34,375)	(38,305)	(37,505)	(110,185)	—
Additions to property, plant and equipment, net	(75,864)	(4,881)	(2,768)	(3,227)	(86,740)
Other assets, net	(474)	(101)	—	(300)	(875)

	(110,713)	(63,712)	(40,273)	106,658	(108,040)

Change in cash and cash equivalents during the year	34,512	2,039	966	411	37,928
Translation adjustments with respect to cash and cash equivalents	—	121	9	—	130
Cash and cash equivalents, beginning of year	—	1,052	(641)	(411)	—

Cash and cash equivalents, end of year	34,512	3,212	334	—	38,058

        As disclosed in note 22, the consolidated financial statements of the Company have been prepared in accordance with Canadian GAAP. The supplemental condensed consolidating financial information have also been prepared in accordance with Canadian GAAP which differs in certain respects from US GAAP. There are no material differences as they relate to the Guarantor Subsidiaries.

Norampac Inc.

Unaudited Consolidated Balance Sheets

(in thousands of Canadian dollars)

	As at June 30, 2003	As at December 31, 2002
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	17,332	25,747
Accounts receivable and prepaid expenses	206,927	184,824
Inventories	134,227	130,591

	358,486	341,162
Property, plant and equipment	893,912	925,881
Goodwill	198,461	202,589
Other assets	29,807	25,845

	1,480,666	1,495,477

Liabilities and shareholders' equity
Current liabilities
Excess of outstanding cheques over bank balances	16,551	9,861
Trade accounts payable and accrued liabilities	151,928	166,402
Income and other taxes payable	2,491	9,783
Current portion of long-term debt	944	40,417

	171,914	226,463
Long-term debt	419,798	357,611
Future income taxes	141,403	142,959
Other liabilities	37,032	36,836
Shareholders' equity
Capital stock	560,000	560,000
Contributed Surplus	136	136
Retained earnings	148,747	163,591
Cumulative translation adjustments	1,636	7,881

	710,519	731,608

	1,480,666	1,495,477

The accompanying notes are an integral part of the financial statements.

Norampac Inc.

Unaudited Consolidated Statements of Earnings

(in thousands of Canadian dollars)

	For the six month period ended June 30,
	2003	2002
Sales	643,510	647,596
Cost of delivery	51,164	48,381

Net sales	592,346	599,215
Cost of goods sold and expenses
Cost of goods sold	438,241	423,966
Selling and administrative expenses	73,517	72,877
Depreciation and amortization	36,734	35,380

	548,492	532,223

Operating income	43,854	66,992
Financial expenses
Interests	18,256	17,676
Amortization of financing costs	719	645
Exchange gain on long term debt	(10,927)	(3,695)

	8,048	14,626

	35,806	52,366
Unusual items	19,854	—
	15,952	52,366
Income tax expense	2,796	16,049

Net income for the period	13,156	36,317

The accompanying notes are an integral part of the financial statements.

Norampac Inc.

Unaudited Consolidated Statements of Retained Earnings

(in thousands of Canadian dollars)

	For the six month period ended June 30,
	2003	2002
Balance, at beginning of period	163,591	127,045
Net income for the period	13,156	36,317
Dividend paid during the period	(28,000)	(32,000)

Balance, at end of period	148,747	131,362

The accompanying notes are an integral part of the financial statements.

Norampac Inc.

Unaudited Consolidated Statements of Cash Flows

(in thousands of Canadian dollars)

	For the six month period ended June 30,
	2003	2002
Cash flows from:
Operating activities
Net income for the period	13,156	36,317
Adjustments for:
Depreciation and amortization	36,734	35,380
Future income taxes	(3,027)	3,193
Loss on disposal of property, plant & equipment	346	1,049
Exchange gain on long term debt	(10,927)	(3,695)
Other	404	1,864
Unusual Items	19,854	—
Cash flow from operating activities	56,540	74,108
Changes in non-cash working capital components	(46,760)	(36,076)

	9,780	38,032

Financing activities
Change in revolving bank credit facility	36,468	69,714
Increase in long-term debt	213	889
Issuance of Senior Notes	346,650	—
Repayments of long-term debt	(308,413)	(299)
Costs related to refinancing of long term debt(4)	(8,808)	—
Premium paid on redemption of unsecured senior notes	(14,345)	—
Change in excess of outstanding cheques over bank balances	6,690	(557)
Dividend paid	(28,000)	(32,000)

	30,455	37,747

Investing activities
Additions to property, plant and equipment, net	(23,611)	(19,796)
Business acquisitions, net of cash and cash equivalents	(21,101)	(53,201)
Other assets, net	(1,508)	27

	(46,220)	(72,970)

Change in cash and cash equivalents during the period	(5,985)	2,809
Translation adjustment with respect to cash and cash equivalents	(2,430)	(312)
Cash and cash equivalents at beginning of period	25,747	12,146

Cash and cash equivalents at end of period	17,332	14,643

Supplemental information
Cash and cash equivalents paid for:
Interest	28,684	17,653
Income taxes	10,854	31,808

The accompanying notes are an integral part of the financial statements.

Norampac Inc.

Unaudited Segmented Information

(in thousands of Canadian dollars)

	For the six month period ended June 30,
	2003	2002
Sales
Containerboard	358,270	364,570
Corrugated products	484,835	482,874

Total for reportable segments	843,105	847,444
Other activities and unallocated amounts	30,816	23,302
Intersegment sales	(230,411)	(223,150)

Consolidated Sales	643,510	647,596

Operating income before depreciation and amortization
Containerboard	17,720	45,817
Corrugated products	48,879	50,448

Total for reportable segments	66,599	96,265
Other activities and unallocated amounts	13,989	6,107

Consolidated operating income before depreciation and amortization	80,588	102,372
Depreciation and amortization	36,734	35,380

Consolidated operating income	43,854	66,992

Additions to property, plant and equipment, net
Containerboard	14,231	12,314
Corrugated products	9,504	6,040

Total for reportable segments	23,735	18,354
Other activities and unallocated amounts	(124)	1,442

Consolidated additions to property, plant and equipment, net	23,611	19,796

Shipments
Containerboard third party (in short tonnes)	321,003	343,585
Containerboard intersegment (in short tonnes)	399,334	377,613
Corrugated products (in thousands of square feet)	6,574,416	6,332,365

Norampac Inc.

Notes to Unaudited Interim Consolidated Financial Statements in Accordance with Canadian GAAP

(in thousands of Canadian dollars)

1.    Basis of Presentation

        The accompanying unaudited interim consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles and contain all adjustments necessary to present fairly Norampac Inc.'s (the Company) financial position as at June 30, 2003 and December 31, 2002 as well as its results of operations and its cash flow for the six month period ended June 30, 2003 and 2002.

        The interim consolidated financial statements and notes should be read in conjunction with the Company's most recent annual consolidated financial statements.

        These interim consolidated financial statements follow the same accounting policies as the most recent annual consolidated financial statements except for the change described in note 2.

2.    Change in Accounting Policies

Guarantees

        In February 2003, the CICA issued guideline AcG 14, "Disclosure of Guarantees," which requires entities to disclose key information about certain types of guarantee contracts that require payments contingent on specified types of future events. Disclosures include the nature of the guarantee, how it arose, the events or circumstances that would trigger performance under the guarantee, the maximum potential future payments under the guarantee, the carrying amount of the related liability, and information about recourse or collateral. In accordance with the transitional provision of this accounting guideline, the Company adopted the recommendations as at January 1, 2003.

3.    Business Acquisitions

        On April 14, 2003, the company purchased Georgia-Pacific's corrugated products converting plant located in Schenectady, New York ("Schenectady"). The aggregate purchase price, subject to certain adjustments, is approximately $30.9 million (US$21.2 million) and is comprised of $20.4 million (US$14 million) in cash and all of the operating assets of the Company's Dallas-Fort Worth, Texas, plant valued at approximately $10.5 million (US$7.2 million).

        On May 7, 2003, the company purchased the assets of Instabox Saskatchewan Inc. ("Instabox"), a corrugated products converting plant located in Saskatoon, Saskatchewan. The aggregate purchase price, is approximately $0.7 million.

	Schenectady(1)	Instabox	Total
Net assets acquired (liabilities assumed):
Working capital	6,563	168	6,731
Propery, plant and equipment	22,197	505	22,702
Other assets	—	—	—
Goodwill, deductible for tax	2,169	—	2,169
Future income taxes	—	—	—
Other long term liabilities	—	—	—

Purchase Price	30,929	673	31,602

Less:
Fair market value of assets exchanged	10,501	—	10,501

Cash paid net of cash and cash equivalents acquired	20,428	673	21,101

(1)
The purchase price allocation for Schenectady has not yet been finalized and is based on the Company's best estimate. Accordingly, the fair values of assets acquired and liabilities assumed could differ from the amounts presented in these interim consolidated financial statements.

4.    Long-term Debt

        On May 28, 2003, the company completed a series of financial transactions to substantially refinance all of its existing credit facilities, except those of its joint venture. The company secured a new five-year revolving credit facility of $350 million. The new revolving credit facility is secured by all of the inventory and accounts receivable of Norampac Inc. and its North American subsidiaries and by property, plant and equipment of two of its containerboard mills and three of its converting facilities.

        In addition, the company issued new Senior unsecured Notes for an aggregate amount of US$250 million. The notes bear a 6.75% coupon and will mature in 2013.

        The aggregate proceeds of these two transactions were used to repay the existing credit facilities for an amount of approximately $67.0 million at the time of the refinancing and were used to redeem both the 9.5% US$150 million and the 9.375% $100 million notes due in 2008.

5.    Unusual Items

        During the quarter the Company had unusual expenses of $19.9 million. The expenses included a $14.4 million call premium paid to redeem both the 9.5% US$150 million notes and 9.375% $100 million notes, a write-off of related financing costs for an amount of $4.7 million and a $0.8 million foreign exchange loss as a result of the refinancing.

6.    Supplemental condensed consolidating financial information

        As described in note 4, the Company completed a private offering of debt securities on May 28, 2003. The debt securities issued are fully and unconditionally guaranteed on a joint and several basis by the Company's material subsidiaries located in Canada and the United States (the "Guarantor Subsidiaries"). The debt securities are not guaranteed by the Company's other subsidiaries or by its joint ventures (the "Non-guarantor Subsidiaries"). The following supplemental condensed consolidating financial information sets forth, on an unconsolidated basis, the balance sheets as at June 30, 2003 and December 31, 2002 and the statement of earnings, retained earnings and cash flows for each of the periods ended June 30, 2003 and 2002 for Norampac Inc. (the "Parent Company"), and on a combined basis for the Guarantor Subsidiaries and the Non-guarantor Subsidiaries. The supplemental condensed consolidating financial information reflects the investments of the Parent Company in the Guarantor Subsidiaries and the Non-guarantor Subsidiaries using the equity method.

  a)
  Condensed consolidating balance sheets

	Balance sheet as at June 30, 2003
	Parent Company $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination adjustments $	Consolidated $
Assets
Current assets
Cash and cash equivalents	2,758	5,913	8,913	(252)	17,332
Accounts receivables and prepaid expenses	175,061	34,370	25,355	(27,859)	206,927
Inventories	105,599	21,060	8,997	(1,429)	134,227

	283,418	61,343	43,265	(29,540)	358,486
Property, plant and equipment	679,148	132,388	58,475	23,901	893,912
Goodwill	142,120	40,918	—	15,423	198,461
Investments in subsidiaries	302,944	137,651	129,126	(569,721)	—
Other assets	29,748	43,484	1,287	(44,712)	29,807

	1,437,378	415,784	232,153	(604,649)	1,480,666

Liabilities and Shareholders' Equity
Excess of outstanding cheques over bank balances	14,035	—	194	2,322	16,551
Trade accounts payable and accrued liabilities	110,684	54,112	28,001	(40,869)	151,928
Income and other taxes payable	4,279	17	(86)	(1,719)	2,491
Current portion of long-term debt	—	320	624	—	944

	128,998	54,449	28,733	(40,266)	171,914
Long-term debt	452,195	134,690	22,304	(189,391)	419,798
Future income taxes	112,037	12,808	5,127	11,431	141,403
Other liabilities	33,629	2,423	996	(16)	37,032
Shareholders' Equity
Capital Stock	560,000	211,674	162,041	(373,715)	560,000
Contributed Surplus	136	—	—	—	136
Retained Earnings	148,747	27,681	32,482	(60,163)	148,747
Cumulative translation adjustements	1,636	(27,941)	(19,530)	47,471	1,636

	710,519	211,414	174,993	(386,407)	710,519

	1,437,378	415,784	232,153	(604,649)	1,480,666

  a)
  Condensed consolidating balance sheets... continued

	Balance sheet as at December 31, 2002
	Parent Company $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination adjustments $	Consolidated $
Assets
Current assets
Cash and cash equivalents	2,414	16,283	7,240	(190)	25,747
Accounts receivable and prepaid expenses	156,875	32,063	29,170	(33,284)	184,824
Inventories	97,421	23,350	9,872	(52)	130,591

	256,710	71,696	46,282	(33,526)	341,162
Property, plant and equipment	689,955	135,724	75,248	24,954	925,881
Goodwill	142,235	44,998	—	15,356	202,589
Investments in subsidiaries	310,406	207,540	150,518	(668,464)	—
Other assets	24,796	—	1,424	(375)	25,845

	1,424,102	459,958	273,472	(662,055)	1,495,477

Liabilities and Shareholders' Equity
Excess of outstanding cheques over bank balances	6,753	3,120	225	(237)	9,861
Trade accounts payable and accrued liabilities	123,726	38,826	36,768	(32,918)	166,402
Income and other taxes payable	9,470	120	340	(147)	9,783
Current portion of long-term debt	20,000	1,944	18,899	(426)	40,417

	159,949	44,010	56,232	(33,728)	226,463
Long-term debt	387,440	156,975	14,292	(201,096)	357,611
Future income taxes	111,970	15,916	5,842	9,231	142,959
Other liabilities	33,135	2,815	983	(97)	36,836
Shareholders' Equity
Capital Stock	560,000	212,729	162,034	(374,763)	560,000
Contributed Surplus	136	—	—	—	136
Retained Earnings	163,591	22,830	30,143	(52,973)	163,591
Cumulative translation adjustments	7,881	4,683	3,946	(8,629)	7,881

	731,608	240,242	196,123	(436,365)	731,608

	1,424,102	459,958	273,472	(662,055)	1,495,477

  b)
  Condensed consolidating statements of retained earnings

	Statement of Retained Earnings For the six-month period ended June 30, 2003
	Parent Company $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination adjustments $	Consolidated $
Balance, beginning of period	163,591	22,830	30,143	(52,973)	163,591
Net income for the period	13,156	4,851	2,339	(7,190)	13,156
Dividend paid during the period	(28,000)	—	—	—	(28,000)

Balance, end of period	148,747	27,681	32,482	(60,163)	148,747

	Statement of Retained Earnings For the six-month period ended June 30, 2002
	Parent Company $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination adjustments $	Consolidated $
Balance, beginning of period, as previously reported	144,735	9,054	20,737	(29,791)	144,735
Cumulative effect of a change in an accounting policy —
Foreign currency translation	(17,690)	—	—	—	(17,690)

Balance, beginning of period, restated	127,045	9,054	20,737	(29,791)	127,045
Net income for the period	36,317	7,540	2,787	(10,327)	36,317
Dividend paid during the period	(32,000)	(122)	—	122	(32,000)

Balance, end of period	131,362	16,472	23,524	(39,996)	131,362

  c)
  Condensed consolidating statements of earnings

	Statement of Earnings For the six-month period ended June 30, 2003
	Parent Company $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination adjustments $	Consolidated $
Sales	506,064	126,717	71,294	(60,565)	643,510
Cost of delivery	(39,755)	(8,041)	(3,368)	—	(51,164)

Net Sales	466,309	118,676	67,926	(60,565)	592,346

Cost of goods sold and expenses
Cost of goods sold	342,608	95,099	59,141	(58,607)	438,241
Selling and administration expenses	52,764	14,972	5,732	49	73,517
Depreciation and amortization	27,663	4,892	3,123	1,056	36,734

	423,035	114,963	67,996	(57,502)	548,492

Operating income	43,274	3,713	(70)	(3,063)	43,854
Financial expenses	1,822	1,912	(2,817)	7,131	8,048

	41,452	1,801	2,747	(10,194)	35,806
Unusal Item	19,854	—	—	—	19,854

	21,598	1,801	2,747	(10,194)	15,952
Income tax expense	2,649	109	408	(370)	2,796

	18,949	1,692	2,339	(9,824)	13,156

Share of income of equity-accounted investments	(5,793)	3,159	—	2,634	—

Net Income for the period	13,156	4,851	2,339	(7,190)	13,156

  c)
  Condensed consolidating statements of earnings... continued

	Statement of Earnings For the six-month period ended June 30, 2002
	Parent Company $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination adjustments $	Consolidated $
Sales	515,373	119,281	56,551	(43,609)	647,596
Cost of delivery	(37,864)	(7,041)	(3,476)	—	(48,381)

Net Sales	477,509	112,240	53,075	(43,609)	599,215

Cost of goods sold and expenses
Cost of goods sold	333,940	85,343	45,536	(40,853)	423,966
Selling and administration expenses	54,355	14,401	4,121	—	72,877
Depreciation and amortization	26,862	4,800	2,586	1,132	35,380

	415,157	104,544	52,243	(39,721)	532,223

Operating income	62,352	7,696	832	(3,888)	66,992
Financial expenses	13,677	1,448	(2,400)	1,901	14,626

	48,675	6,248	3,232	(5,789)	52,366
Income tax expense	14,014	1,798	445	(208)	16,049

	34,661	4,450	2,787	(5,581)	36,317
Share of income of equity-accounted investments	1,656	3,090	—	(4,746)	—

Net Income for the period	36,317	7,540	2,787	(10,327)	36,317

  d)
  Condensed consolidating statements of cash flows

	Statement of Cash Flows For the six-month period ended June 30, 2003
	Parent Company $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination adjustments $	Consolidated $
Cash flow from:
Operating activities
Net income for the period	13,156	4,851	2,339	(7,190)	13,156
Adjustments for:
Depreciation and amortization	27,663	4,892	3,123	1,056	36,734
Future income taxes	(2,043)	(213)	(366)	(405)	(3,027)
Loss (gain) on disposal of property, plant and equipment	353	—	(7)	—	346
Exchange gain on long-term debt	(18,058)	—	—	7,131	(10,927)
Share of income of equity-accounted investments	5,793	(3,159)	—	(2,634)	—
Other	312	(1,100)	689	503	404
Unusal items	19,854	—	—	—	19,854

Cash flow from operating activities	47,030	5,271	5,778	(1,539)	56,540
Change in non-cash working capital components	(50,288)	(611)	904	2,013	(46,760)

	(3,258)	5,882	6,682	474	9,780

Financing activities
Change in revolving bank credit facility	50,000	(1,234)	(12,298)	—	36,468
Increase in long-term debt	—	—	213	—	213
Issuance of Senior Notes	346,650	10,735	12,301	(23,036)	346,650
Repayments of long-term debt	(307,990)	(165)	(258)	—	(308,413)
Costs related to refinancing of long-term debt	(8,808)	—	—	—	(8,808)
Premium paid on redeption of unsecured senior notes	(14,345)	—	—	—	(14,345)
Change in excess of outstanding cheques over bank balances	7,282	—	(31)	(561)	6,690
Dividend paid	(28,000)	—	—	—	(28,000)

	44,789	9,336	(73)	(23,597)	30,455

Investing activities
Business acquisitions, net of cash and cash equivalents acquired	(673)	(20,428)	—	—	(21,101)
Increase in Investment in Subsidaries	(22,489)	—	—	22,489	—
Additions to property, plant and equipment, net	(16,517)	(3,362)	(3,732)	—	(23,611)
Other assets, net	(1,508)	—	—	—	(1,508)

	(41,187)	(23,790)	(3,732)	22,489	(46,220)

Change in cash and cash equivalents during the period	344	(8,572)	2,877	(634)	(5,985)
Translation adjustments with respect to cash and cash equivalents	—	(1,798)	(1,204)	572	(2,430)
Cash and cash equivalents, beginning of period	2,414	16,283	7,240	(190)	25,747

Cash and cash equivalents, end of period	2,758	5,913	8,913	(252)	17,332

  d)
  Condensed consolidating statements of cash flows... continued

	Statement of Cash Flows For the six-month period ended June 30, 2002
	Parent Company $	Guarantor Subsidiaries $	Non-guarantor Subsidiaries $	Elimination adjustments $	Consolidated $
Cash flow from:
Operating activities
Net income for the period	36,317	7,540	2,787	(10,327)	36,317
Adjustments for:
Depreciation and amortization	26,862	4,800	2,586	1,132	35,380
Future income taxes	2,305	929	190	(231)	3,193
Loss (gain) on disposal of property, plant and equipment	650	399	—	—	1,049
Exchange gain on long-term debt	(5,597)	—	—	1,902	(3,695)
Share of income of equity-accounted investments	(1,656)	(3,090)	—	4,746	—
Other	1,481	461	40	(118)	1,864

Cash flow from operating activities	60,362	11,039	5,603	(2,896)	74,108
Change in non-cash working capital components	(33,753)	(4,543)	(453)	2,673	(36,076)

	26,609	6,496	5,150	(223)	38,032

Financing activities
Change in revolving bank credit facility	70,000	—	(286)	—	69,714
Increase in long-term debt	—	26,925	889	(26,925)	889
Repayments of long-term debt	—	(182)	(117)	—	(299)
Addition to contributed capital of subsidiaries	—	44,105	24,289	(68,394)	—
Change in excess of outstanding cheques over bank balances	(8,570)	—	(274)	8,287	(557)
Dividend paid	(32,000)	(122)	—	122	(32,000)

	29,430	70,726	24,501	(86,910)	37,747

Investing activities
Business acquisitions, net of cash and cash equivalents acquired	—	(51,966)	(1,235)	—	(53,201)
Increase in Investment in Subsidaries	(44,093)	(24,181)	(26,810)	95,084	—
Additions to property, plant and equipment, net	(15,712)	(2,389)	(1,695)	—	(19,796)
Other assets, net	196	74	28	(271)	27

	(59,609)	(78,462)	(29,712)	94,813	(72,970)

Change in cash and cash equivalents during the period	(3,570)	(1,240)	(61)	7,680	2,809
Translation adjustments with respect to cash and cash equivalents	—	(198)	(114)	—	(312)
Cash and cash equivalents, beginning of period	7,943	6,972	2,886	(5,655)	12,146

Cash and cash equivalents, end of period	4,373	5,534	2,711	2,025	14,643

 Independent Auditors' Report on Financial Statement Schedule

To the Board of Directors of
Norampac Inc.

Our audits of the consolidated financial statements referred to in our report dated January 17, 2003 (May 15, 2003 for notes 23 and 24) appearing on page F-2 of this prospectus also included an audit of the financial statement schedule appearing on page F-72 of this prospectus. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/S/ PRICEWATERHOUSECOOPERS LLP

Montreal, Canada
January 17, 2003

 Norampac Inc.

Schedule II—Valuation and Qualifying Accounts and Reserves

 (In thousands of Canadian dollars, unless otherwise noted)

2002
Description	Balance— Beginning of period	Additions charged to expenses	Deductions	Balance—End of period
Allowance for doubtful accounts	5,950	1,703	(2,566)	5,087
Valuation allowance for tax purposes(1)	6,141	2,106	—	8,247
2001
Description	Balance— Beginning of period	Additions charged to expenses	Deductions	Balance—End of period
Allowance for doubtful accounts	4,878	4,185	(3,113)	5,950
Valuation allowance for tax purposes(1)	2,788	3,353	—	6,141

(1)
The increase in the valuation allowance for tax purposes is detailed as follows:

	2002	2001
Unrecognized tax benefit arising from current losses of subsidiaries	534	596
Unrecognized tax benefit arising from investment tax credits	1,963	644
Change in unrecognized tax benefit arising from exchange loss on long-term debt	(391)	2,113

	2,106	3,353

Norampac Inc.

Offer to exchange our 6 3/4% Senior Notes due 2013,
which have been registered under the Securities Act,
for our outstanding 6 3/4% Senior Notes due 2013

PROSPECTUS

September 26, 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Norampac Inc.

Applicable Laws of Canada

        Section 124 of the Canada Business Corporations Act provides that a corporation may indemnify a present or former director or officer of the corporation, or another individual who acts or acted at the corporation's request as a director or officer of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, provided that the individual acted honestly and in good faith with a view to the best interests of the corporation or the other entity, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval.

        An individual who fulfills the above conditions is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of a civil, criminal, administrative, investigative or other proceeding to which he is subject because of his association with the corporation or other entity if he was not judged by the court or other competent authority to have committed any fault or omitted to do anything that he ought to have done. The corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above; however, the individual shall repay the moneys if the above conditions are not fulfilled.

By-Laws

        Norampac Inc.'s by-laws provide that Norampac Inc. shall indemnify its directors or officers, its former directors or officers, or any person who acts or acted at its request as a director or officer of another company of which Norampac Inc. is or was a shareholder or creditor, and their heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made a party by reason of their position, if (a) they acted honestly and in good faith with a view to the best interests of Norampac Inc.; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful.

        Under Norampac Inc.'s by-laws, Norampac Inc. may procure insurance for the benefit of these persons against any liability incurred by them in their capacity as a director or officer of Norampac Inc. or of another company where they act or acted in that capacity at Norampac Inc.'s request, except where the liability relates to his failure to act honestly and in good faith with a view to Norampac Inc. or that other company, as the case may be.

Newfoundland Containers Limited

Applicable Laws of Newfoundland and Labrador

        Section 205 of the Newfoundland and Labrador Corporations Act provides that a corporation may indemnify a present or former director or officer of the corporation, or an individual who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, as well as that person's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding to which the individual is made a party because of being or having been a director or officer, provided that the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval.

        An individual who fulfills the above conditions is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of a civil, criminal or administrative action or proceeding to which he is made a party because of being or having been a director or officer of the corporation or body corporate, where the person seeking indemnity was substantially successful on the merits in his defense of the action or proceeding, qualifies in accordance with the standards set out above, and is fairly and reasonably entitled to indemnity.

        The Corporations Act permits a corporation to purchase and maintain insurance for the benefit of these persons against liability incurred by them in their capacity as director or officer of the corporation or of another body corporation where they act in that capacity at the corporation's request, except where the liability relates to their failure to act honestly and in good faith with a view to the best interests of the corporation or the body corporate, as the case may be.

By-Laws

        Newfoundland Containers' by-laws provides Newfoundland Containers shall indemnify its directors or officers, its former directors or officers, or any person who acts or acted at its request as a director or officer of another company of which Newfoundland Containers is or was a shareholder or creditor, and their heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having been a director of Newfoundland Containers or another company of which Newfoundland Containers is or was a shareholder or creditor, if (a) they acted honestly and in good faith with a view to the best interests of Newfoundland Containers.; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful. Newfoundland Containers shall also indemnify these persons in such other circumstances as the Newfoundland and Labrador Corporations Act or law permits or requires. Nothing in the by-laws limits the right of any person entitled to indemnity to claim indemnity apart from the provisions contained in the by-laws.

        Under Newfoundland Containers' by-laws, Newfoundland Containers may procure liability insurance for the benefit of these persons to the extent permitted by the Newfoundland and Labrador Corporations Act and as the board of directors may from time to time determine.

Norampac Dallas-Fort Worth LP

Applicable Laws of Texas

        Sections 2.02-1(B) and (F) of the Texas Business Corporation Act provide that a corporation may indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director or officer only if it is determined that the person conducted himself or herself in good faith, reasonably believed that the conduct in his or her official capacity was in, or in all other cases, not opposed to, the best interests of the corporation and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. Such determination is to be made by a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the proceeding. If such a quorum cannot be obtained, the determination is to be made by majority vote of a committee of the board of directors, by special legal counsel selected by the board of directors or a committee of the board of directors, or by the shareholders in a vote that excludes the shares held by named directors.

        Section 2.02-1(E) of the Texas Business Corporation Act provides that if the person is found liable to the corporation or is found liable on the basis that a personal benefit was improperly received, the indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (2) shall not be made if the person is found liable for willful or intentional misconduct in performance of his or her duty to the corporation.

        Section 2.02-1(H) of the Texas Business Corporation Act provides that a corporation shall indemnify an officer or director for the reasonable expenses incurred if the person has been wholly successful on the merits or otherwise in the defense of the proceeding.

        Section 2.02-1(J) of the Texas Business Corporation Act permits a court to order the indemnification that it determines is proper and equitable, but if the person is found liable to the corporation or is found liable on the basis that a personal benefit was improperly received, the indemnification is limited to the reasonable expenses actually incurred.

Agreement of Limited Partnership

        Norampac Dallas-Fort Worth LP's Agreement of Limited Partnership provides that it shall indemnify, save harmless and pay all judgments and claims against the General Partner or any officers or directors of the General partner relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the General Partner, officer or director in connection with the business of Norampac Dallas-Fort Worth LP, including attorneys' fees incurred by the General Partner, officer or director in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, as permitted by law.

        Further, the Agreement of Limited Partnership provides that it shall indemnify and hold harmless, to the maximum extent permitted by law, each Partner from and against any and all liabilities, costs and expenses imposed upon or incurred by any Partner (whether or not indemnified against by any other party) arising from and after August 1, 2001 directly or indirectly out of the violation or alleged violation by Norampac Dallas-Fort Worth LP or any third party of any environmental laws with regard to the past, present, or future ownership, operation, use, or occupying of any property or asset of Norampac Dallas-Fort Worth LP.

        Under the Agreement of Limited Partnership, in an action by any Partner against a General Partner, Norampac Dallas-Fort Worth LP shall indemnify, save harmless and pay all expenses of the General Partner, including attorneys' fees, incurred in the defense of such action, if the General Partner is successful in such action.

        The Agreement of Limited Partnership does not provide for indemnification for any liability for fraud, bad faith, willful misconduct or gross negligence.

Norampac Finance US Inc.; Norampac Holding US Inc.

Applicable Laws of Delaware

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

By-Laws

        Each company's by-laws provide that they shall indemnify their directors, officers, agents and employees in the manner and to the full extent provided in the General Corporation Law of the State of Delaware. Such indemnification may be in addition to any other rights to which any person seeking indemnification may be entitled under any agreement, vote of stockholders or directors, any provision of the by-laws or otherwise. The directors, officers, employees and agents of each company are required to be fully protected individually in making or refusing to make any payment or in taking or refusing to take any other action under the by-laws in reliance upon the advice of counsel.

Norampac Industries Inc.

Applicable Laws of New York

        Section 722(a) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation, including an action by or on the right of any other corporation or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, because he was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

        Section 722(c) of the New York Business corporation Law provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for another corporation, or other enterprise not opposed to the best interests of the corporation. The corporation may not, however, indemnify an officer or director pursuant to Section 722(c) in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application that, the person is fairly and reasonably entitled to an indemnity for such portion of the settlement and expenses as the court deems proper.

        Section 723 of the New York Business Corporation Law provides that an officer or director who has been successful on the merits or otherwise in the defense of a civil or criminal action of the character set forth in Section 722 is entitled to indemnification as permitted in such section.

        Section 724 of the New York Business Corporation Law permits a court to award the indemnification required by Section 722.

Norampac Leominster Inc.

Applicable Laws of Massachusetts

        Massachusetts General Laws Chapter 156B, Section 67, provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and persons who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the corporation's articles of organization, a by-law adopted by the stockholders, or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

        Section 67 also provides that a corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

By-Laws

        Norampac Leominster Inc.'s by-laws do not provide for indemnification of its officers or directors.

Norampac New York City Inc.; Norampac Schenectady Inc.

Applicable Laws of New York

        See the discussion of applicable provisions of New York state law above under Norampac Industries Inc.

By-Laws

        Each company's by-laws provide that each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or his testator or intestate (a) is or was a director or officer of each company or (b) is or was a director or officer of each company, who serves or served, in any capacity, at any other enterprise at the request of each company (an "indemnitee"), shall be indemnified and held harmless by each company against all expense, liability and loss, including without limitation ERISA excise taxes or penalties, judgments, fines, penalties, amounts paid in settlement (provided the board of directors has given prior consent to such settlement, which consent shall not be unreasonably withheld by it) and reasonable expenses, including attorneys' fees, suffered or incurred by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs and fiduciaries; provided, however, that no indemnification may be made to or on behalf of any director or officer if his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or otherwise disposed of, or if he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Each company will only indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the board of directors.

        Under each company's by-laws, each company may procure insurance for the benefit of these persons against any liability incurred by them in their capacity as a director or officer of each company or of another company where they act or acted in that capacity at each company's request to the extent authorized by the board of directors.

Norampac Texas GP Inc.

Applicable Laws of Texas

        See the discussion of applicable provisions of Texas law above under Norampac Dallas-Fort Worth LP.

By-Laws

        Norampac Texas GP Inc.'s by-laws provide that they shall indemnify their officers and directors against all expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding, in which they are made a party by reason of them being or having been a director or an officer, except in relation to the matters as to which they are adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of their duty as a director or officer. The indemnification granted by the by-laws shall be deemed exclusive of any other rights to which a director or officer may be entitled under any by-law, agreement, vote of shareholders, or at law, or in equity or otherwise.

1426835 Ontario Inc.

Applicable Laws of Ontario

        Section 136 of the Ontario Business Corporations Act provides that a corporation may indemnify a present or former director or officer of the corporation, or a person who acts or acted at the corporation's request as a director or officer of another legal entity of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate, if (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval.

        A person who fulfills the above conditions is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal, administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity was substantially successful on the merits in his or her defense of the action or proceeding.

By-Laws

        1426835 Ontario Inc.'s by-laws provide that 1426835 Ontario Inc shall indemnify its officers and directors, its former directors or officers, or any person who acts or acted at its request as a director or officer of another company of which 1426835 Ontario Inc. is or was a shareholder or creditor, and their heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made a party by reason of their position, if (a) they acted honestly and in good faith with a view to the best interests of 1426835 Ontario Inc.; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful.

        Under 1426835 Ontario Inc.'s by-laws, 1426835 Ontario Inc. may procure insurance for the benefit of these persons against any liability incurred by them in their capacity as a director or officer of 1426835 Ontario Inc.

3815251 Canada Inc.; 3815269 Canada Inc.

Applicable Laws of Canada

        See the discussion of applicable provisions of Canadian federal law above under Norampac Inc.

By-Laws

        Each company's by-laws provide that it shall compensate its directors, its officers or its representatives in respect of all costs or expenses reasonably incurred by them in connection with the defense of an action, of a suit, of an application, of a proceeding of a civil, of a criminal or of an administrative nature or of any other legal proceeding to which one or more of them were parties by reason of their duties or of their office, whether this action, suit, application or legal proceeding was commenced by or on behalf of each company or by a third party. Reasonable costs or expenses shall include, in particular, all damages or fines arising from the actions, the acts or deeds done by the directors, officers or representatives in the discharge of their duties as well as all amounts paid to settle an action or to satisfy a judgment. The right to compensation exists only to the extent that (i) the directors, officers or representatives were substantially successful on the merits in their defense of the action, suit, application or legal proceeding, that they acted prudently, diligently, honestly and faithfully in the best interests of each company, (ii) they did not place themselves in a position of conflict of interest between their personal interest and that of the company, and (iii), in the case of an action, suit, application or a proceeding of a criminal or of an administrative nature leading to the imposition of a fine, to the extent that they had reasonable grounds for believing that their conduct was lawful or to the extent that they were acquitted or freed. The company is also required to assume these liabilities in respect of any person who acts or acted at its request as a director, officer or representative of another legal entity of which the company is or was a shareholder or a creditor and the indemnity inures to the benefit of the heirs, legatees, liquidators or testamentary executors, transferees, mandataries or agents, legal representatives, successors, assigns or rightful claimants of the indemnified directors, officers and representatives.

        Under each company's by-laws, the company may purchase and maintain insurance for the benefit of its directors, officers, representatives, and their predecessors as well as of their heirs, legatees, liquidators or testamentary executors, transferees, mandataries or agents, legal representatives, successors, assigns or rightful claimants covering any liability incurred by them by reason of their acting or having acted as a director, officer or representative of the company or, at the request of the company, another legal entity of which the company is or was a shareholder or a creditor. However, this insurance may not cover liability arising from the failure of the insured to act prudently, diligently, honestly and faithfully in the best interests of the company, or liability arising from a fault or gross negligence or from a personal offense severable from the discharge of their duties or the liability arising from the fact that the insured may have placed themselves in a position of conflict of interest between their personal interest and that of the company.

Item 21. Exhibits.

Exhibit Number	Description of Exhibit (and document from which incorporated by reference, if applicable)
3.1	Certificate of Amalgamation of Norampac Inc. filed with the Director General, Corporations Directorate of Industry Canada on December 30, 1997 (together with amendments thereto)
3.2	By-laws of Norampac Inc., as amended
3.3
Certificate of Incorporation of Newfoundland Containers Limited filed with Registrar of Joint Stock Companies for Province of Newfoundland and Labrador on March 22, 1976 (together with amendments thereto)
3.4	By-laws of Newfoundland Containers Limited, as amended
3.5	Certificate of Limited Partnership of Norampac Dallas-Fort Worth LP filed with the Texas Secretary of State on July 30, 2001 (together with amendments thereto)
3.6	Agreement of Limited Partnership of Norampac Dallas-Fort Worth LP, as amended
3.7	Certificate of Incorporation of Norampac Finance US Inc. filed with the Delaware Secretary of State on June 29, 2001 (together with amendments thereto)
3.8	By-laws of Norampac Finance US Inc., as amended
3.9	Certificate of Incorporation of Norampac Holding US Inc. filed with the Delaware Secretary of State on May 9, 2001 (together with amendments thereto)
3.10	By-laws of Norampac Holding US Inc.
3.11	Certificate of Incorporation of Norampac Industries Inc. filed with the New York Secretary of State on August 14, 1987 (together with amendments thereto)
3.12	By-laws of Norampac Industries Inc., as amended
3.13	Articles of Organization of Norampac Leominster Inc. filed with the Massachusetts Secretary of State on May 8, 1961 (together with amendments thereto)
3.14	By-laws of Norampac Leominster Inc., as amended
3.15	Certificate of Incorporation of Norampac New York City Inc. filed with the New York Secretary of State on February 15, 1918 (together with amendments thereto)
3.16	By-laws of Norampac New York City Inc., as amended
3.17	Certificate of Incorporation of Norampac Schenectady Inc. filed with the New York Secretary of State on April 9, 2003 (together with amendments thereto)
3.18	By-laws of Norampac Schenectady Inc., as amended
3.19	Articles of Incorporation of Norampac Texas GP Inc. filed with the Texas Secretary of State on July 23, 2001 (together with amendments thereto)
3.20	By-laws of Norampac Texas GP Inc., as amended

3.21	Articles of Incorporation of 1426835 Ontario Inc. filed with the Director of the Ontario Ministry of Consumer and Commercial Relations on June 28, 2000 (together with amendments thereto)
3.22	By-laws of 1426835 Ontario Inc., as amended
3.23	Certificate of Incorporation of 3815251 Canada Inc. filed with the Director General, Corporations Directorate of Industry Canada on October 1, 2000.
3.24	By-laws of 3815251 Canada Inc., as amended
3.25	Certificate of Incorporation of 3815269 Canada Inc. filed with the Director General, Corporations Directorate of Industry Canada on October 1, 2000.
3.26	By-laws of 3815269 Canada Inc., as amended
4.1*
Indenture, dated as of May 28, 2003 between Norampac Inc., the subsidiary guarantors and The Nova Scotia Trust Company of New York, as trustee (incorporated by reference to Amendment No. 1 to the Registration Statement on Forms F-4 and S-4 (Reg. No. 333-105024) filed by Cascades Inc. on July 18, 2003)
4.2*	Registration Rights Agreement dated as of May 28, 2003 between Norampac Inc., the subsidiary guarantors, Deutsche Bank Securities and CIBC World Markets
4.3*	Form of Initial Notes (included in Exhibit 4.1)
4.4*	Form of Exchange Notes (including in Exhibit 4.1)
5.1	Legal Opinion of Jones Day
5.2	Legal Opinion of Fraser Milner Casgrain LLP
5.3	Legal Opinion of Goulston & Storrs, PC
5.4	Legal Opinion of Stewart McKelvey Stirling Scales
10.1*
Credit Agreement, dated as of May 28, 2003 among Norampac Inc., Norampac Holding US Inc., Norampac Avot Vallée S.A., Canadian Imperial Bank of Commerce, as agent, the financial institutions named therein, as lenders, Canadian Imperial Bank of Commerce, as lead arranger and bookrunner, National Bank of Canada and The Bank of Nova Scotia, as co-arrangers and co-syndication agents, and Deutsche Bank AG, as co-arranger and documentation agent (incorporated by reference to Amendment No. 1 to the Registration Statement on Forms F-4 and S-4 (Reg. No. 333-105024) filed by Cascades Inc. on July 18, 2003)
10.2*
Shareholders' Agreement, dated as of December 30, 1997 among Cascades Inc., Domtar Inc. and Norampac Inc. (incorporated by reference to the Registration Statement on Form F-4 (Reg. No. 333-8550) filed by Norampac on June 12, 1998)
10.3*
Management Agreement, dated as of December 30, 1997 between Norampac Inc. and Cascades Inc. (incorporated by reference to the Registration Statement on Form F-4 (Reg. No. 333-8550) filed by Norampac on June 12, 1998)

10.4*
Non-Competition Agreement, dated as of December 30, 1997 among Cascades Inc., Domtar Inc. and Norampac Inc. (incorporated by reference to the Registration Statement on Form F-4 (Reg. No. 333-8550) filed by Norampac on June 12, 1998)
10.5*
Non-Competition Agreement, dated as of December 30, 1997 among Cascades Inc., Cascades East Angus Inc. and Norampac Inc. (incorporated by reference to the Registration Statement on Form F-4 (Reg. No. 333-8550) filed by Norampac on June 12, 1998)
10.6*
Wood Fiber Supply and Management Agreement, dated as of December 30, 1997 between Domtar Inc. and Norampac Inc. (incorporated by reference to the Registration Statement on Form F-4 (Reg. No. 333-8550) filed by Norampac on June 12, 1998)
10.7	Natural Gas Supply Management Agreement, dated as of June 5, 2002 between Domtar Inc. and Norampac Inc. (English summary of French document)
12.1	Statement re. Computation of Ratios
21.1*	Subsidiaries of Norampac Inc.
23.1	Consent of Independent Accountants
23.2	Consent of Jones Day (included in Exhibit 5.1)
23.3	Consent of Fraser Milner Casgrain LLP (included in Exhibit 5.2)
23.4	Consent of Goulston & Storrs, PC (included in Exhibit 5.3)
23.5	Consent of Stewart McKelvey Stirling Scales (included in Exhibit 5.4)
24.1*	Powers of Attorney
25.1*	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1
99.1*	Form of Letter of Transmittal
99.2*	Form of Notice of Guaranteed Delivery
99.3*	Form of Letter to DTC Participants
99.4*	Form of Letter to Clients
99.5*	Form of Instructions to Book-Entry Transfer Participants

*
Previously filed

All other exhibits are filed herewith.

Item 22. Undertakings.

        The undersigned registrants hereby undertake:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, Norampac Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kingsey Falls, Québec, Canada, on September 23, 2003.

NORAMPAC INC.
By:	* Robert F. Hall Vice President, Legal Affairs and Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on September 23, 2003.

Signature	Title
*
Alain Lemaire	President, Chief Executive Officer and Director (Principal Executive Officer)
*
Charles Smith	Chief Financial Officer (Principal Financial and Accounting Officer)
*
Raymond Royer	Director
*
Paul R. Bannerman	Director
*
Christian Dubé	Director
*
George Kobrynsky	Director
*
Bernard Lemaire	Director
*
Laurent Lemaire	Director
*
Gilles Pharand	Director
*By:	/s/ ROBERT F. HALL Robert F. Hall Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

SIGNATURES

        Pursuant to the requirements of the Securities Act, Newfoundland Containers Limited, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kingsey Falls, Québec, Canada, on September 23, 2003.

NEWFOUNDLAND CONTAINERS LIMITED
By:	* Robert F. Hall Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on September 23, 2003.

Signature	Title

* Marc-André Dépin	President and Director (Principal Executive, Financial and Accounting Officer)
* Jean-Robert Nadeau	Director
* Alain Lemaire	Director
*By:	/s/ ROBERT F. HALL Robert F. Hall Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

SIGNATURES

        Pursuant to the requirements of the Securities Act, Norampac Dallas-Fort Worth LP has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kingsey Falls, Québec, Canada, on September 23, 2003.

NORAMPAC DALLAS-FORT WORTH LP
By:	NORAMPAC TEXAS GP INC., its General Partner
* Robert F. Hall Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on September 23, 2003.

Signature	Title

* Alain Lemaire	President and Director of Norampac Texas GP Inc., its General Partner (Principal Executive Officer)
* Charles Smith	Treasurer of Norampac Texas GP Inc, its General Partner (Principal Financial and Accounting Officer)
* Robert F. Hall	Director of Norampac Texas GP Inc., its General Partner
*By:	/s/ ROBERT F. HALL Robert F. Hall Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

SIGNATURES

        Pursuant to the requirements of the Securities Act, Norampac Finance US Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kingsey Falls, Québec, Canada, on September 23, 2003.

NORAMPAC FINANCE US INC.
By:	* Robert F. Hall Assistant Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on September 23, 2003.

Signature	Title

* Alain Lemaire	President and Director (Principal Executive Officer)
* Charles Smith	Chief Financial Officer (Principal Financial and Accounting Officer)
* Robert F. Hall	Director
* Sal Sciarrino	Director
* Paul M. Areson	Director
*By:	/s/ ROBERT F. HALL Robert F. Hall Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

SIGNATURES

        Pursuant to the requirements of the Securities Act, Norampac Holding US Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kingsey Falls, Québec, Canada, on September 23, 2003.

NORAMPAC HOLDING US INC.
By:	* Robert F. Hall Assistant Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on September 23, 2003.

Signature	Title

* Alain Lemaire	President and Director (Principal Executive Officer)
* Charles Smith	Chief Financial Officer (Principal Financial and Accounting Officer)
* Robert F. Hall	Director
* Sal Sciarrino	Director
* Paul M. Areson	Director
*By:	/s/ ROBERT F. HALL Robert F. Hall Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

SIGNATURES

        Pursuant to the requirements of the Securities Act, Norampac Industries Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kingsey Falls, Québec, Canada, on September 23, 2003.

NORAMPAC INDUSTRIES INC.
By:	* Robert F. Hall Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on September 23, 2003.

Signature	Title

* Patrick Lemaire	President and Director (Principal Executive Officer)
* Sal Sciarrino	Treasurer (Principal Financial and Accounting Officer)
* Alain Lemaire	Director
* Robert F. Hall	Director
*By:	/s/ ROBERT F. HALL Robert F. Hall Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

SIGNATURES

        Pursuant to the requirements of the Securities Act, Norampac Leominster Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kingsey Falls, Québec, Canada, on September 23, 2003.

NORAMPAC LEOMINSTER INC.
By:	* Robert F. Hall Clerk

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on September 23, 2003.

Signature	Title

* Alain Lemaire	President and Director (Principal Executive Officer)
* Charles Smith	Treasurer (Principal Financial and Accounting Officer)
* Marc-André Dépin	Director
*By:	/s/ ROBERT F. HALL Robert F. Hall Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

SIGNATURES

        Pursuant to the requirements of the Securities Act, Norampac New York City Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kingsey Falls, Québec, Canada, on September 23, 2003.

NORAMPAC NEW YORK CITY INC.
By:	* Robert F. Hall Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on September 23, 2003.

Signature	Title
* Alain Lemaire	President and Director (Principal Executive Officer)
* Charles Smith	Treasurer (Principal Financial and Accounting Officer)
* Marc-André Dépin	Director
*By:	/s/ ROBERT F. HALL Robert F. Hall Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

SIGNATURES

        Pursuant to the requirements of the Securities Act, Norampac Schenectady Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kingsey Falls, Québec, Canada, on September 23, 2003.

NORAMPAC SCHENECTADY INC.
By:	* Robert F. Hall Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on September 23, 2003.

Signature	Title

* Alain Lemaire	President and Director (Principal Executive Officer)
* Charles Smith	Treasurer (Principal Financial and Accounting Officer)
* Marc André Dépin	Director
* Sal Sciarrino	Director
* Paul M. Areson	Director
*By:	/s/ ROBERT F. HALL Robert F. Hall Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

SIGNATURES

        Pursuant to the requirements of the Securities Act, Norampac Texas GP Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kingsey Falls, Québec, Canada, on September 23, 2003.

NORAMPAC TEXAS GP INC.
By:	* Robert F. Hall Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on September 23, 2003.

Signature	Title

* Alain Lemaire	President and Director (Principal Executive Officer)
* Charles Smith	Treasurer (Principal Financial and Accounting Officer
* Robert F. Hall	Director
*By:	/s/ ROBERT F. HALL Robert F. Hall Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

SIGNATURES

        Pursuant to the requirements of the Securities Act, 1426835 Ontario Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kingsey Falls, Québec, Canada, on September 23, 2003.

1426835 ONTARIO INC.
By:	* Robert F. Hall Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on September 23, 2003.

Signature	Title

* Marc-André Dépin	President and Director (Principal Executive, Financial and Accounting Officer)
* Alain Lemaire	Director
*By:	/s/ ROBERT F. HALL Robert F. Hall Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

SIGNATURES

        Pursuant to the requirements of the Securities Act, 3815251 Canada Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kingsey Falls, Québec, Canada, on September 23, 2003.

3815251 CANADA INC.
By:	* Robert F. Hall Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on September 23, 2003.

Signature	Title

* Alain Lemaire	President and Director (Principal Executive Officer)
* Charles Smith	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* Robert F. Hall	Director
*By:	/s/ ROBERT F. HALL Robert F. Hall Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

SIGNATURES

        Pursuant to the requirements of the Securities Act, 3815269 Canada Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kingsey Falls, Québec, Canada, on September 23, 2003.

3815269 CANADA INC.
By:	* Robert F. Hall Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on September 23, 2003.

Signature	Title

* Alain Lemaire	President and Director (Principal Executive Officer)
* Charles Smith	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* Robert F. Hall	Director
*By:	/s/ ROBERT F. HALL Robert F. Hall Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

SIGNATURES

        Pursuant to the requirements of the Securities Act, Norampac Holding US Inc. certifies that it is the duly authorized United States representative of each registrant not incorporated in the the United States and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kingsey Falls, Québec, Canada, on September 23, 2003.

NORAMPAC HOLDING US INC. (Authorized Representative in the United States)
By:	/s/ ROBERT F. HALL Robert F. Hall Assistant Secretary

LIST OF EXHIBITS

Exhibit Number	Description of Exhibit (and document from which incorporated by reference, if applicable)
3.1	Certificate of Amalgamation of Norampac Inc. filed with the Director General, Corporations Directorate of Industry Canada on December 30, 1997 (together with amendments thereto)
3.2	By-laws of Norampac Inc., as amended
3.3
Certificate of Incorporation of Newfoundland Containers Limited filed with Registrar of Joint Stock Companies for Province of Newfoundland and Labrador on March 22, 1976 (together with amendments thereto)
3.4	By-laws of Newfoundland Containers Limited, as amended
3.5	Certificate of Limited Partnership of Norampac Dallas-Fort Worth LP filed with the Texas Secretary of State on July 30, 2001 (together with amendments thereto)
3.6	Agreement of Limited Partnership of Norampac Dallas-Fort Worth LP, as amended
3.7	Certificate of Incorporation of Norampac Finance US Inc. filed with the Delaware Secretary of State on June 29, 2001 (together with amendments thereto)
3.8	By-laws of Norampac Finance US Inc., as amended
3.9	Certificate of Incorporation of Norampac Holding US Inc. filed with the Delaware Secretary of State on May 9, 2001 (together with amendments thereto)
3.10	By-laws of Norampac Holding US Inc.
3.11	Certificate of Incorporation of Norampac Industries Inc. filed with the New York Secretary of State on August 14, 1987 (together with amendments thereto)
3.12	By-laws of Norampac Industries Inc., as amended
3.13	Articles of Organization of Norampac Leominster Inc. filed with the Massachusetts Secretary of State on May 8, 1961 (together with amendments thereto)
3.14	By-laws of Norampac Leominster Inc., as amended
3.15	Certificate of Incorporation of Norampac New York City Inc. filed with the New York Secretary of State on February 15, 1918 (together with amendments thereto)
3.16	By-laws of Norampac New York City Inc., as amended
3.17	Certificate of Incorporation of Norampac Schenectady Inc. filed with the New York Secretary of State on April 9, 2003 (together with amendments thereto)
3.18	By-laws of Norampac Schenectady Inc., as amended
3.19	Articles of Incorporation of Norampac Texas GP Inc. filed with the Texas Secretary of State on July 23, 2001 (together with amendments thereto)
3.20	By-laws of Norampac Texas GP Inc., as amended
3.21	Articles of Incorporation of 1426835 Ontario Inc. filed with the Director of the Ontario Ministry of Consumer and Commercial Relations on June 28, 2000 (together with amendments thereto)
3.22	By-laws of 1426835 Ontario Inc., as amended

3.23	Certificate of Incorporation of 3815251 Canada Inc. filed with the Director General, Corporations Directorate of Industry Canada on October 1, 2000.
3.24	By-laws of 3815251 Canada Inc., as amended
3.25	Certificate of Incorporation of 3815269 Canada Inc. filed with the Director General, Corporations Directorate of Industry Canada on October 1, 2000.
3.26	By-laws of 3815269 Canada Inc., as amended
5.1	Legal Opinion of Jones Day
5.2	Legal Opinion of Fraser Milner Casgrain LLP
5.3	Legal Opinion of Goulston & Storrs, PC
5.4	Legal Opinion of Stewart McKelvey Stirling Scales
10.7	Natural Gas Supply Management Agreement, dated as of June 5, 2002 between Domtar Inc. and Norampac Inc. (English summary of French document)
12.1	Statement re. Computation of Ratios
23.1	Consent of Independent Accountants

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TABLE OF ADDITIONAL REGISTRANTS
Resales of the Exchange Notes
TABLE OF CONTENTS
MARKET AND INDUSTRY DATA AND FORECASTS
NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
The Exchange Offer
The Exchange Notes
Summary Historical and Pro Forma Financial Information
RISK FACTORS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
EXCHANGE RATE DATA AND EXCHANGE CONTROLS
SELECTED HISTORICAL FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Long-term Debt Outstanding as of December 31, 2002 (in thousands of Canadian dollars)
BUSINESS
MANAGEMENT
PRINCIPAL SHAREHOLDERS
RELATED PARTY TRANSACTIONS AND OTHER MATERIAL CONTRACTS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE NOTES
REGISTRATION RIGHTS FOR OUTSTANDING NOTES
BOOK-ENTRY; DELIVERY AND FORM
PLAN OF DISTRIBUTION
IMPORTANT U.S. AND CANADIAN TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
ENFORCEABILITY OF CIVIL LIABILITIES
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Independent Auditors' Report
Comments by Independent Auditors for U.S. Readers on Canada-U.S. Reporting Difference
Norampac Inc. Consolidated Balance Sheets As at December 31 (in thousands of Canadian dollars, unless otherwise noted)
Norampac Inc. Consolidated Statements of Earnings Years ended December 31 (in thousands of Canadian dollars, unless otherwise noted)
Norampac Inc. Consolidated Statements of Retained Earnings Years ended December 31 (in thousands of Canadian dollars, unless otherwise noted)
Norampac Inc. Consolidated Statements of Cash Flows Years ended December 31 (in thousands of Canadian dollars, unless otherwise noted)
Norampac Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2002, 2001 and 2000 (in thousands of Canadian dollars, unless otherwise noted)
Norampac Inc. Unaudited Consolidated Balance Sheets (in thousands of Canadian dollars)
Norampac Inc. Unaudited Consolidated Statements of Earnings (in thousands of Canadian dollars)
Norampac Inc. Unaudited Consolidated Statements of Retained Earnings (in thousands of Canadian dollars)
Norampac Inc. Unaudited Consolidated Statements of Cash Flows (in thousands of Canadian dollars)
Norampac Inc. Unaudited Segmented Information (in thousands of Canadian dollars)
Norampac Inc. Notes to Unaudited Interim Consolidated Financial Statements in Accordance with Canadian GAAP (in thousands of Canadian dollars)
Independent Auditors' Report on Financial Statement Schedule
Norampac Inc. Schedule II—Valuation and Qualifying Accounts and Reserves (In thousands of Canadian dollars, unless otherwise noted)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
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LIST OF EXHIBITS